As filed with the Securities and Exchange Commission on November 17, 2008

Registration No. 333-151842

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
FORM S-4

GREEN CHINA RESOURCES, INC.
and
SHINE MEDIA ACQUISITION CORP.
(Exact Name of Each Registrant as Specified in its Charter)

British Virgin Islands (Green China) Delaware (Shine Media)	0700	Not Applicable
(State or other jurisdiction of Identification or organization	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

29 Level, Central Plaza
381 Huai Hai Zhong Road, Shanghai 200020, China
(86) 21 6391 6188
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

Mr. David Y. Chen
29 Level, Central Plaza
381 Huai Hai Zhong Road, Shanghai 200020, China
(86) 21 6391 6188
(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

Copies to:

Andrew D. Hudders, Esq.
Golenbock Eiseman Assor Bell & Peskoe, LLP
437 Madison Avenue
New York, New York 10022
Telephone: (212) 907-7349
Fax: (212) 754-0330

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock	8,758,333 Shares	$6.52	$57,104,331.00	$2,244.20

Common Stock Purchase Warrants(3)	14,066,666 Warrants	(2)	(2)	(2)

Shares of Common Stock underlying the Warrants(3)	14,066,666 Shares	$5.00	$70,333,330.00	$2,764.10

Representative's Unit Purchase Option ("UPO")(3)	1	(2)	(2)	(2)

Shares of Common Stock issuable on exercise of the Representative's UPO	360,000 Shares	$6.25	$2,250,000.00	$88.43

Warrants issuable on exercise of the Representative's UPO(3)	720,000 Warrants	(2)	(2)	(2)

Shares of Common Stock underlying Warrants under UPO	720,000 Shares	$5.00	$3,6000,000	$141.48

Previously Paid				$6,048.92
Total Fee				$5.238.21
Total Due				$0

(1)	Based on the market price on June 18, 2008 of the common stock or the exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(g)(1).

(2)	No fee pursuant to Rule 457(g).

(3)
There are also being registered such indeterminable additional securities as may be issued pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions under the provisions contained in the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 22, 2008

TO ALL THE STOCKHOLDERS OF SHINE MEDIA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Shine Media Acquisition Corp. ("Shine Media"), a Delaware corporation, will be held 10:00 a.m. New York time, on December 22, 2008, at the offices of Golenbock Eiseman Assor Bell & Peskoe, LLP, 437 Madison Avenue, 40th Floor, New York, New York, for the following purposes:

•
To consider and vote upon a proposal to adopt the securities purchase agreement, dated as of May 8, 2008, among Shine Media, Green China Resources, Inc., the wholly owned subsidiary of Shine Media formed under the laws of the British Virgin Islands, China Greenscape Co., Ltd. (“China Greenscape”), and the holders of all the common stock of China Greenscape ("Selling Stockholders"), and the transactions contemplated thereby;

•
To consider and vote upon the merger of Shine Media with and into its wholly owned subsidiary, Green China Resources, for the purposes of reincorporation and redomestication of Shine Media into the British Virgin Islands (the "redomestication merger"); and

•	To consider and vote upon a proposal to adopt the Shine Media 2008 Performance Equity Plan.

The board of directors of Shine Media has fixed the close of business on November 26, 2008 as the date for which Shine Media stockholders are entitled to receive notice of, and to vote at, the Shine Media special meeting. Only the holders of record of Shine Media common stock on that date are entitled to have their votes counted at the Shine Media special meeting. Shine Media will not transact any other business at the special meeting, except for business properly brought before the special meeting.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Shine Media common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the securities purchase agreement and the redomestication merger. Only an affirmative vote against the proposal to approve the securities purchase agreement will permit a stockholder to pursue its conversion rights. A non-vote is not sufficient to permit conversion rights to be exercised.

The board of directors of Shine Media unanimously recommends that you vote " FOR " the approval of the securities purchase agreement, the redomestication merger and the stock option plan. A proxy card that is returned without an indication of how to vote on a particular matter will be voted "FOR" each such proposal.

By Order of the Board of Directors,

Richard L. Chang, Non-Executive Chairman of the Board

December 1, 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

SHINE MEDIA ACQUISITION CORP.

PROSPECTUS FOR UP TO 23,904,999 COMMON SHARES,
14,786,666 WARRANTS TO ACQUIRE COMMON SHARES
AND ONE REPRESENTATIVE UNIT PURCHASE OPTION

The board of directors of Shine Media Acquisition Corp., a Delaware corporation ("Shine Media") and its wholly owned subsidiary, Green China Resources, Inc., a company formed under the laws of the British Virgin Islands ("Green China Resources"), have unanimously approved the acquisition of the shares of China Greenscape Co., Ltd., organized under the laws of the British Virgin Islands (“China Greenscape”), which holds all the equity interests of an operating subsidiary, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”), a company incorporated in China on July 19, 2002. The acquisition is pursuant to a securities purchase agreement among Shine Media, China Greenscape and all the holders of China Greenscape ordinary shares (the "Selling Stockholders") and all the holders of the China Greenscape Classes A and C Preferred stock, dated May 8, 2008 and amended August 22, 2008, pursuant to which Shine Media will purchase all the outstanding equity of China Greenscape. By their ascribing to the purchase agreement, all the Selling Stockholders and holders of the Classes A and C Preferred stock have consented to the transaction. The board of directors of Shine Media also has unanimously approved the reincorporation of Shine Media from the State of Delaware to the British Virgin Islands, through a redomestication merger with and into its wholly owned subsidiary, Green China Resources.

In the redomestication merger, Green China Resources will issue its securities in exchange for the outstanding securities of Shine Media. This prospectus covers an aggregate of 23,904,999 common shares, 14,786,666 warrants to acquire common shares and one representative unit purchase option. The aforementioned shares include 8,758,333 common shares issuable in exchange for the issued and outstanding shares of common stock of Shine Media (of which 603,750 will be contributed to the capital of Shine Media upon consummation of the acquisition of China Greenscape), 14,066,666 common shares that may be issued on exercise of currently outstanding warrants, 360,000 common shares that may be issued on exercise of the representative's unit purchase option, and 720,000 common shares that may be issued on exercise of warrants that may be issued on exercise of the representative's unit purchase option and 720,000 common shares underlying those warrants. The aforementioned warrants include 14,066,666 warrants currently outstanding and 720,000 warrants that may be issued on exercise of the underwriter’s unit purchase option. The underwriter's unit purchase option was issued in connection with the December 2006 initial public offering by Shine Media. Green China Resources will assume by operation of law the warrant and unit purchase option securities of Shine Media without change to its terms, other than substitution of Green China Resources common shares for Shine Media common stock.

Shine Media was organized to serve as a vehicle for the acquisition of a company operating in the People's Republic of China ("China" or "PRC").

Shine Media's common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols SHND:OB, SHNDW:OB and SHNDU:OB, respectively. The units of Shine Media will cease to trade upon the redomestication merger.

This proxy statement/prospectus provides you with detailed information about the acquisition of China Greenscape and redomestication merger with Green China Resources and the special meeting of stockholders of Shine Media. You are encouraged to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors beginning on page _____.

The acquisition of China Greenscape and redomestication merger will be completed upon approval of at least a majority of the shares of common stock of Shine Media outstanding present in person or by proxy and entitled to vote at the special meeting on December 22, 2008.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 1, 2008, and is first being mailed to the Shine Media stockholders on or about December 1, 2008.

TABLE OF CONTENTS
Questions and Answers About the Meeting	5
Enforceability of Civil Liabilities Against Foreign Persons	12
Summary	13
Selected Historical Financial Information of China Greenscape and JSZF	24
Selected Historical Financial Information of Shine Media	25
Comparative Per Share Data	27
Market Price Information	28
Risk Factors	29
Forward-Looking Statements	41
The Shine Media Special Meeting	42
Consideration of the Securities Purchase Transaction	46
The Securities Purchase Agreement	75
Shine Media Redomestication Merger	80
Shine Media 2008 Performance Equity Plan	92
Information About China Greenscape Limited	100
Management's Discussion and Analysis of Financial Condition and Results of Operations of China Greenscape and JSZF	119
Information About Shine Media	139
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Shine Media	143
Unaudited Pro Forma Condensed Consolidated Financial Statements	147
Directors and Management	156
Certain Relationships and Related Transactions	162
Beneficial Ownership of Securities	165
Price Range of Securities and Dividends	167
Shares Eligible for Future Sale	169
Description of the Combined Company Securities Following the Stock Purchase	170
Stockholder Proposals	174
Legal Matters	174
Experts	174
Financial Statements of Green China Resources	175
Delivery of Documents to Stockholders	175
Where You Can Find More Information	175
Index to Financial Statements of China Greenscape and JSZF	F-1
Index to Financial Statements of Shine Media	F-79
ANNEXES
A	—	Securities Purchase Agreement, dated as of May 8, 2008 and as amended August 22, 2008 and as of November 7, 2008
B	—	Green China Resources, Inc. Amended and Restated Memorandum of Association
C	—	Green China Resources, Inc. Amended and Restated Articles of Association
D	—	Shine Media Acquisition Corp. 2008 Performance Equity Plan
E	—	Green China Resources, Inc. Code of Ethics
F	—	Section 262 of the Delaware General Business Law
G	—	Opinion of JMP Securities LLC to Shine Media Acquisition Corp.

This proxy statement/prospectus incorporates important business and financial information about Shine Media that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to :

Investor Relations
c/o Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China 200020
(86) 21 6391 6188

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is December 15, 2008.

Under the law of the British Virgin Islands, Green China Resources is authorized to issue "ordinary shares" and holders of ordinary shares are "members." References to ordinary shares and members have been translated herein to stockholders, and, from time to time for simplicity, common stock, which are terms more familiar to United States persons who Shine Media believes are the majority of its stockholders.

The consolidated financial statements of China Greenscape and JSZF are prepared in United States dollars in accordance with United States generally accepted accounting principles. Notwithstanding the foregoing, Greenscape’s operational subsidiary JSZF conducts 100% of its business in the PRC, the currency of which is the Renminbi. Therefore, certain monetary amounts discussed in this proxy statement/prospectus are disclosed in Renminbi. For convenience, and unless noted otherwise, the Renminbi amounts have been converted throughout the text of the proxy statement/prospectus into United States dollars at the rate of 7.015 Renminbi to 1 United States dollar. This exchange rate was the average exchange rate for the six month ended June 30, 2008 quoted by Federal Reserve Bank of New York. Until recently, the Renminbi was a controlled currency and traded at a fixed exchange rate maintained by the PRC. The Chinese government has altered its policy toward the rate of exchange of the Renminbi versus the US dollar. The Renminbi is no longer fixed to the value of the U.S. dollar and has been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the appreciation of the Renminbi against the US dollar. Since the operational business of Greenscape is presently 100 percent in China, the change in exchange rates has had no effect on its business, but has resulted in an increase in after-tax earnings when stated in dollar terms, and in the future, the company's earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is Shine Media proposing the stock purchase of China Greenscape?	A.
Originally the business acquisition focus of Shine Media was to find a target business operating within the media and advertising industry in the PRC. This original business focus was set forth in the prospectus for the initial public offering by Shine Media. After investigation of the companies that were available during 2007, the year following its initial public offering, the board of directors of Shine Media concluded that there were limited acquisition opportunities in the media and advertising industry at valuations that the board assessed as appropriate. Therefore, to find potential better value for its shareholders in its acquisition goal, Shine Media expanded its search into other industries in the PRC. The board of directors of Shine Media determined that the company is permitted to pursue an acquisition in an industry beyond that of media and advertising, despite the statements in the prospectus for the initial public offering, because there is no legal limitation on its business activities in its certificate of incorporation or Delaware law, and the prospectus for the initial public offering expressed an intention to seek a target in such industry but itself did not express a limitation. The board of directors of Shine Media, in the exercise of its fiduciary duty to the shareholders, determined that it is more important to locate an acquisition opportunity that provides good shareholder value rather than to continue a business industry focus that the board of directors came to understand offered a lesser investment opportunity. Moreover, because the shareholders of Shine Media have the opportunity to vote against approval of the overall transaction, to exercise their conversion rights or to exercise their appraisal rights, if they are in disagreement with the board of director decision to expand the business acquisition focus of the company in pursuit of the stock purchase transaction, the board of directors determined that there is adequate investor protection afforded to shareholders in light of its change of business focus. (See “Consideration of the Stock Purchase Transaction - Background of the Stock Purchase” for additional discussion of the decision to change the business focus.)

After the consummation of the proposed stock purchase and redomestication merger, the operating company of Green China Resources will be JSZF which is located in China. JSZF is a commercial horticulture, nursery and landscape gardening company located in Jiangsu, China, which sources, cultivates, grows and sells a broad assortment of high-quality trees, plants and shrubs to supply the growing needs of the expanding urban greenery market in China. The typical JSZF customers include public infrastructure authorities, property developers, and landscaping service providers. The public infrastructure projects include highways, green belts, parks and urban greenery projects. Shine Media believes that JSZF has the infrastructure in place, a substantial backlog of orders and well formulated business plan, with a corporate track record to be able to expand its business, increase its customer base, and develop new plant products and services. As a result, Shine Media believes that a business combination with China Greenscape will provide Shine Media stockholders with an opportunity to participate in a company with significant growth potential.

Q.	What is the structure of the acquisition of China Greenscape?	A.
Shine Media first will merger with and into Green China Resources in which the outstanding securities of Shine Media will be exchanged for those of Green China Resources, on a one for one basis. Then Green China Resources will acquire by share exchange, all the outstanding common shares and Classes A and C Preferred stock of China Greenscape from the holders thereof. After the redomestication merger and the acquisition of China Greenscape, Green China Resources will be the public holding company of China Greenscape as its first tier subsidiary and of JSZF as its second tier operating subsidiary in the PRC.

Q.	What is the consideration being paid for China Greenscape and its subsidiary JSZF?	A.
The consideration to be paid for all the common and preferred equity of China Greenscape will be:

(i)         27,324,570 shares of common stock, which had a closing market value of $5.62 per share on May 8, 2008, the signing date of the acquisition agreement, with a then market value of $153,564,083, and

(ii)        the assumption of all the outstanding short and long term debt of China Greenscape, which as of June 30, 2008, aggregated approximately US$62,690,940 of China Greenscape.

Therefore, the total consideration being paid for China Greenscape is approximately $216,255,023.

In addition, Selling Stockholders of the common equity of China Greenscape may receive additional earn-out consideration of up to 13,184,000 shares based on the after tax net profits of the post-acquisition company, fully consolidated as follows: 2008 - $27,000,000; 2009 - $37,000,000; 2010 - $48,000,000; 2011 - $60,000; and 2012 - $75,000,000. In each year if the target is achieved, then the Selling Stockholders will be issued on a pro rata basis an aggregate of 2,636,800 shares, on an “all-or-none basis,” meaning that if the target amount is not achieved in full in the particular year, no shares will be issued for that year.

For purposes of satisfying the 80% test, which requires that the value of China Greenscape needs to be in excess of 80% of the value of the net assets of Shine Media at the time of consummation of the transaction, the board of directors determined that for that test the value of China Greenscape was approximately $192.8 million which exceeds 80% of the estimated amount to be in the trust account at closing. This amount was determined through the transaction equity value and the precedent transaction analyses, which are discussed in the section under “Board Consideration and Approval of Transaction. Additionally, the value of the stock being issued by Shine Media in the transaction determined as of the signing date is in excess of 80% of the estimated amount to be in the trust account at closing.

As of the record date of the special meeting, the market value of a share of common stock of Shine Media was $_____.

Q.	Why is Shine Media proposing the redomestication merger?	A.
Shine Media is proposing the reincorporation of itself into a company formed under the laws of the British Virgin Islands to align its income tax liabilities with the location of its business activities. Management believes that the redomestication merger will result in a reduction of the income tax liabilities of the overall company because currently the income tax rates in the United States are greater than the tax rate imposed on JSZF and China Greenscape. Additionally, by redomesticating outside of the United States, the resulting company will not be subject to United States tax on dividends paid by one company to another within a holding company structure. By not being subject to United States taxes, the company believes it will have greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of JSZF expands and develops. By becoming a non-United States company, it is believed that the successor company to Shine Media, Green China Resources, will be taxed by the jurisdictions in which its business and assets are located and undertaken, and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.

Q.	Why is Shine Media proposing the stock option plan?	A.	Shine Media is proposing the stock option plan to enable the company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.

Q.	What is being voted on?	A.	There are three proposals that you are being asked to vote on.

The first proposal is to approve and adopt the securities purchase agreement, dated May 8, 2008, as amended August 22, 2008 and as of November 7, 2008, and the transactions contemplated thereby. This is referred to this proposal as the “stock purchase proposal.”

The second proposal is to approve the merger of Shine Media with and into Green China Resources for purposes of redomestication to the British Virgin Island. This is referred to this proposal as the “redomestication merger proposal.”

The third proposal is to adopt Shine Media's 2008 Performance Equity Plan. This is referred to this proposal as the “stock option plan proposal.”

No vote of the holders of Shine Media's warrants is necessary to adopt any of the proposals, and Shine Media is not asking the warrant holders to vote on any of proposals.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.
The approval of the stock purchase proposal will require the affirmative vote of a majority of the outstanding shares of Shine Media's common stock. If the holders of more than 1,379,999 shares of common stock issued in Shine Media's initial public offering, actually vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. Shine Media will not consummate the transaction described in the stock purchase proposal unless the redomestication merger is also approved. Similarly, the redomestication merger will not be consummated if the stock purchase proposal is not approved. The approval of the stock option plan proposal is not a condition to the consummation of the stock purchase or redomestication merger proposals.

Q.	What vote is required in order to adopt the redomestication merger?	A.	The affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock is required to approve the redomestication merger proposal.

Q.	What vote is required in order to adopt the stock option plan?	A.
The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.	Does the Shine Media board recommend voting in favor of the securities purchase agreement and related transactions, the redomestication merger and the stock option plan.	A.
After careful consideration to the terms and conditions of the securities purchase agreement, the plan of redomestication, the securities purchase agreement, and the requirements of the certificate of incorporation of Shine Media and the statements in its prospectus dated December 20, 2006, for the initial public offering, the board of directors of Shine Media has determined that the securities purchase agreement and its merger with Green China Resources through the redomestication merger and the stock option plan each are in the best interests of the Shine Media stockholders. Further, the board of directors of Shine Media has determined that the securities purchase agreement and the acquisition of Green China Resources satisfies all the requirements of the certificate of incorporation of Shine Media and the statements in its prospectus dated December 20, 2006, for the initial public offering. Therefore, the Shine Media board recommends that the stockholders vote for each of the proposals being put before the stockholders.

Q.	How do the Shine Media insiders intend to vote their shares?	A.
All of the persons who purchased their shares prior to the initial public offering, representing 1,858,333 shares or 21% of the issued and outstanding shares of Shine Media, have agreed to vote the shares held by them on the stock purchase proposal and redomestication merger proposal in accordance with the vote of the majority of the shares of common stock issued in the initial public offering. Of the foregoing number of shares, 1,394,000 shares or 15.9 % of the issued and outstanding shares of Shine Media are held by current management, and they have indicated that they also will vote in favor of the stock option plan proposal.

Q.	What will I receive in the redomestication merger?	A.
Shine Media security holders will receive an equal number of common shares of Green China Resources in exchange for their Shine Media common stock, and Green China Resources will assume the outstanding Shine Media warrants and representative’s unit purchase option, the terms and conditions of which will not change, except that on exercise, they will receive the common shares of Green China Resources.

Q.	How will the redomestication merger be accomplished?	A.
Shine Media will merge with and into Green China Resources. Green China Resources was incorporated as a British Virgin Islands company on March 20, 2008, and is the wholly owned subsidiary of Shine Media. In the redomestication merger, each currently issued outstanding share of common stock of Shine Media will automatically convert into a common share of Green China Resources. This procedure will result in you becoming a stockholder in Green China Resources.

Q.	Will the Shine Media stockholders be taxed as a result of the redomestication merger?	A.
Generally for United States federal income tax purposes, stockholders who are United States holders will not recognize any gain or loss, as a result of the redomestication merger. You are urged to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.

Q.	Will Shine Media be taxed on the redomestication merger?	A.
Management believes that Shine Media will not incur any material amount of federal income or withholding tax as a result of the redomestication merger. An evaluation will be made to establish whether Shine Media has any intangible assets which will be transferred to Green China Resources in connection with the redomestication merger. If there are any such intangible assets, it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay.

Q.	How much of the surviving company will existing Shine Media stockholders own?	A.
 The Selling Stockholders of China Greenscape will receive up to 20,020,000 shares of common stock and the holders of the Classes A and C Preferred stock will receive 7,304,570 shares of common stock of Green China Resources in the transaction. On the basis that all the foregoing shares are issued, the current equity owners of China Greenscape will have 77.1% of the issued and outstanding shares of common stock of Green China Resources, and the current holders of common stock of Shine Media will own 22.9 % of Green China Resources. The foregoing percentage for the current holders of Shine Media will be reduced upon the issuance of any of the 13,184,000 shares payable as contingent consideration to the Selling Stockholders, which may be earned until 2012. The foregoing percentages do not take into account any exercises of conversion or appraisal rights, exercise of outstanding warrants or conversion of outstanding debt into equity.

Q.	How much dilution will I experience?	A.
Currently there are 8,758,333 shares of common stock outstanding of Shine Media. In the acquisition of China Greenscape, there will be issued 27,324,570 shares to the Selling Stockholders and the holders of the Classes A and C Preferred Stock, and 603,750 shares which are being held by the initial stockholders of Shine Media will be retired as a contribution to capital on the consummation of the stock purchase agreement. As a result the current stockholders will own approximately 22.9% of the company after the acquisition representing a reduction of 77.1% from their current 100% ownership of the company. To the extent that the 13,184,000 earn-out shares are issued to the Selling Stockholders between 2009 and 2013 and outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company. If all the earn-out shares are issued, aggregating 13,184,000 shares, and no other shares are issued (including no shares underlying the underwriter’s unit purchase option and the warrants), there will be a total of 40,508570 shares issued in connection with the acquisition, resulting in 48,663,153 shares being issued and outstanding representing 83.2%, of the outstanding shares and the original stockholders of Shine Media will own 16.8% of the outstanding shares.

Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be "Green China Resources, Inc."

Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in Shine Media's initial public offering, and you decide to affirmatively vote against the stock purchase proposal, then you may demand that Shine Media convert these shares actually voted against the proposal into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Shine Media's initial public offering are held. This is sometimes referred to as your rights to vote against the stock purchase proposal and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.

Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must affirmatively vote against the stock purchase proposal and at the same time demand that Shine Media convert your shares into cash. A broker non-vote and abstention are not the equivalent of an affirmative vote against the stock purchase proposal. You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing and mailing to Shine Media. You may phone Shine Media for instructions on how to remedy an improperly executed demand for conversion at any time until the stockholder meeting. If, notwithstanding your negative vote, the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, through the record date, subject to any tax obligations in respect of the income of Shine Media.

Currently, it is estimated that you will be entitled to convert each share of common stock of Shine Media that you hold into approximately $5.84. The market price for a share of common stock as of November 26, 2008, the record date was $_____, which is less than the amount per share that a converting stockholder would receive or the amount we will pay to repurchase shares from a limited number of stockholders.

If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase transaction, and you then tender your stock certificate to the transfer agent for the company, as soon as possible after the consummation of the acquisition is closed. If the stock purchase transaction is not completed, then your shares cannot be converted to cash. The exercise of conversion rights as to shares of common stock will have no effect on any of the warrants you may hold.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.
Upon consummation of the stock purchase:

(1) the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account on that date, less taxes due on the income of Shine Media; and (2) and the balance of the funds, less expenses of the trust account, taxes due on the interest earned on the trust account, taxes due for the redomestication of Shine Media, the loans made to Shine Media by the officers and directors, and the transaction costs incurred by Shine Media, will be paid to and retained by Green China Resources for the operating capital of China Greenscape and JSZF subsequent to the closing of the business combination. Shine Media estimates that, assuming no stockholders exercises its conversion rights or appraisal rights, there will be approximately $40.3 million in the trust account at closing, of which approximately $39.0 million will be available to China Greenscape for working capital. If the maximum number of stockholders exercise their conversion rights (1,379,999 shares) at the price of $5.84, which is the estimated value of the trust account on the second day before the projected closing, if the transaction is approved and there are no repurchases of common stock by the Shine Media, then the trust account at closing will have available for distribution to the company for working capital will be approximately $32,250,000.

Q.	Who will manage the combined company?	A.
The combined company will be managed by the current management of China Greenscape and JSZF. Mr. Zhenghong Zhu, who is currently the chief executive officer of China Greenscape, will become the chief executive officer and a director of Green China Resources. Ms. Shirley Lee, who is currently the chief financial officer of China Greenscape, will become the acting chief financial officer of Green China Resources. Mr. Yousheng Zhan, who is currently the chief Technical Officer of China Greenscape will become the Chief Technical Officer of Green China Resources. Mr. Richard Chang, who is currently a director of Shine, will become a director of Green China Resources. Mr. David Y. Chen, who is currently the chief executive officer and a director of Shine, will also become a director of Green China Resources. Mr. Lu Keping, who was the founder of JSZF, will become a director of Green China Resources.

Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the Shine Media stockholders have appraisal rights under Delaware corporate law.

Q.	How do I exercise my appraisal rights?	A.
You must not vote in favor of the redomestication merger proposal, and then you must mail or deliver a written demand for appraisal to Shine Media/Green China Resources. You may vote against, abstain or leave blank your vote on the redomestication merger proposal. You will need to identify yourself and the number of shares for which appraisal is sought. You may have your broker do this for you. After completion of the redomestication merger, you, or another stockholder must petition the Delaware courts to start the appraisal process. The company may also initiate such a court process, but does not intend to do so. You may change your mind after seeking appraisal and elect to take the Green China Resources shares offered in the redomestication merger. You and the company may also negotiate an amount to be paid for each share for which appraisal rights are sought. If you elect to take the appraisal amount, you will surrender your shares being appraised.

Q.	What happens if the stock purchase is not consummated?	A.
Shine Media has until December 27, 2008, to consummate a business combination. If it is not able to consummate the securities purchase agreement, it will have to liquidate because it will not be able to complete a different transaction. In any liquidation, the funds held in the trust account, plus any interest earned thereon and subject to deduction for taxes due, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of common stock of Shine Media, excluding the Shine Media initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	It is currently anticipated that the stock purchase will be completed promptly following the Shine Media special meeting.

Q.	If I am not going to attend the Shine Media special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the Shine Media special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the stock purchase proposal, but will not have the effect of converting your shares into a pro rata portion of the trust account. To be able to exercise your conversion rights, you must affirmatively vote against the stock purchase proposal. An abstention or failure to vote also will have the effect of voting against the redomestication merger, but will have no effect on the approval of the stock option plan.

Q.	What do I do if I want to change my vote?	A.
Send a later-dated, signed proxy card to Shine Media's secretary prior to the date of the special meeting or attend the special meeting in person and vote. If you hold your shares through a broker, you will have to direct your broker to do this for you. You also may revoke your proxy by sending a notice of revocation to Shine Media's secretary at the address of Shine Media's corporate headquarters.

Q.	If my shares are held in "street name" by my broker, will my broker vote my shares for me?	A.
No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. To exercise the conversion rights, your broker must be directed to affirmatively vote against the stock purchase proposal on your behalf.

Q.	Do I need to turn in my old certificates after the redomestication merger?	A.
No. If you hold your securities in Shine Media in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Green China Resources. Your current certificates will represent your rights in Green China Resources. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to Green China Resources after the consummation of the acquisition.

Q.	Who can help answer my questions?	A.
If you have questions about the stock purchase, you may write or call Shine Media Acquisition Corp., 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China. The phone number is (86) 21 6391 6188 (which number is in China, which is 12 hours ahead of New York time). Shine Media has engaged Morrow &Co., LLC as our proxy solicitation agent, and you may contact them at (203) 658-9400.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Green China Resources is incorporated under the laws of the British Virgin Islands and the operating subsidiary, if the business combination is completed, is incorporated under the laws of the PRC, and it operates only in the PRC. Substantially all of the assets of Green China Resources and its subsidiary will be located in the PRC and the majority of its officers and directors and the experts named in this proxy statement/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, re-litigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions against Green China Resources originating in the United States.

It will be difficult for investors to enforce a judgment against Green China Resources or its subsidiaries or its assets outside of the United States if obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this proxy statement/prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the United States securities laws of any state of the United States.

The difficulty of enforcing a United States court judgment in the PRC, where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the Green China Resources action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the laws of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People's Court of China that has jurisdiction for recognition and enforcement of judgments.

There is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of Green China Resources, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and whether PRC courts would enforce, in original actions, judgments against Green China Resources, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against Green China Resources or its subsidiaries or its directors and officers and experts named in this proxy statement/prospectus only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See "Where You Can Find More Information."

The Companies

Shine Media

Shine Media is a blank check company organized under the laws of the State of Delaware on June 24, 2005. It was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China. The original intention was to seek an acquisition opportunity within the media and advertising industry in China. Because of the absence of opportunities that met the criteria of the board of directors, Shine Media broadened its search for an appropriate business acquisition opportunity in other industries. Because the certificate of incorporation does not require it to seek a business combination within any specific industry, management determined it is permitted under its terms to expand the search to industries outside the media and advertising industries and ultimately to conclude an acquisition in some other industry.

On December 20 and December 27, 2006, Shine Media consummated a private placement and initial public offering of 133,333 units and 6,000,000 units, respectively. Each unit consisted of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $800,000 and $36,000,000 respectively. The net proceeds to the company from the offering and the private placement were $33,617,500. Of this amount, $600,000 was released to the company to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses. The remaining balance of $33,017,500 was deposited into a trust account. On January 25, 2007, the underwriters exercised their over-allotment option for 900,000 units generating an additional $5,211,000 in net proceeds which were deposited into the trust account. The underwriters agreed to defer payment of approximately $1,035,000 of the discounts and commissions on the public sale of the securities, which equals 2.5% of the gross proceeds, which amount will be paid only on consummation of a business combination.

Prior to the initial public offering, Shine Media issued certain of its pre-initial public offering stockholders (hereafter, our stockholders prior to the initial public offering, including all of the officers and directors of the company defined as “Pre-IPO Stockholders”) options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of the outstanding shares (excluding the shares purchased in the private placement) after the offering in the event the underwriters exercised the over-allotment option. These options were exercised at $.017 per share on January 25, 2007, in connection with the sale of the securities under the over-allotment option, and the company issued 225,000 shares of common stock to its Pre-IPO Stockholders.

From its initial public offering on December 27, 2006 and up to and including June 30, 2008, Shine Media has paid a total of approximately $1,035,683 in expenses, and as a result has current liabilities of approximately $188,836 (excluding deferred interest underwriting compensation of $1,035,000, and provision for taxes of $758,966). The most significant expenses incurred to that date include approximately $305,892 in legal and accounting fees, $167,091 in travel expenses, $10,000 in monthly office expenses payable to Shine Media Group aggregating $180,000, and premiums for general and officer and director insurance of approximately $105,000. The accrued liabilities will be paid by the combined company after the business combination from the capital it will obtain from the funds previously placed in the trust account. Other than its initial public offering and the pursuit of a business combination, Shine Media has not engaged in any business to date. If Shine Media does not consummate a business combination by December 27, 2008, then, pursuant to its fourth restated certificate of incorporation, Shine Media's officers must take all actions necessary to dissolve and liquidate Shine Media.

The mailing address of Shine Media's principal executive office is Shine Media Acquisition Corp., 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China, and its telephone number is (86) 21 6391 6188 in the PRC, which is 12 hours ahead of New York time.

China Greenscape

China Greenscape, through its subsidiary, is an urban green resources company in the PRC. It develops, cultivates, and distributes trees, plants and flowers to supply the growing greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. Management of China Greenscape believes that the company is well positioned to expand its operations to provide a variety of related value-added services, such as plant selection, landscape designing and after planting servicing, to its customers currently on a regional and in the future a national basis.

With its operational scale, history of successfully completing large-scale projects and a large backlog, China Greenscape may be considered one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in China in the next 5 to 10 years. China Greenscape had a backlog of $257 million at December 31, 2008 and of $232 million at June 30, 2008. For the year ended December 31, 2007, and six months ended June 30, 2008, China Greenscape had revenues of $33.3 million and $15.0 million, respectively, and for the same periods China Greenscape had net income of $16.8 million and $8.9 million, respectively.

The scale of its operations is significantly larger than those of most other parties engaged in the greenery business in China. Its growing area is approximately 3,100 acres with over 8 million trees and plants in inventory. Most other market participants have land resources that average about 10 to 20 acres with only a few hundred to a few thousand trees and plants in inventory. In addition to sheer size, China Greenscape offers over 200 plant varieties, which is much greater than many commercial growers are able to offer, as many of them tend to concentrate their efforts on a very few types of trees or shrubs.

As a result of this scale, China Greenscape is able to attract customers with larger and more diverse tree and plant requirements. These types of purchase orders are typically performed over a period of 3-5 years. The extended time frame for these large projects gives the company the opportunity to manage its inventory to match the known needs of customers. China Greenscape believes that this becomes a cycle of positive reinforcement: the substantial initial capital enables the company to attract large purchase orders, which in turn have generated profits that give the company the ability to do even more large purchase orders. These large orders further enhance profitability as a result of the opportunities that they provide for inventory and capital requirement planning.

The validity of that model is supported by the fact that China Greenscape has obtained, completed and is in the process of performing a number of large-scale projects. These include the “Nanjing Qinglongshan Park”, “Jiangyin Qishan” and “Binjiang Jingjiang New City Development” projects.

•   The “Nanjing Qinglongshan Park” project, involving 1330 acres, is located in Nanjing, Jiangsu province. It was one of the “best living forest park” projects launched by the Nanjing government in 2004. The company signed the purchase order with Nanjing Qinglongshan Ecology and Forestry Development Co., Ltd. in that year and provided approximately 124,000 greening products (ornamental trees, shrubs and flowers) under the purchase order. The order took two years to complete, and the total revenues generated were over $27.78 million, all of which were recognized in 2004 and 2005.

•   In 2006, the company signed a purchase order with Jiangyin Shunfeng Ecology and Forestry Development Co., Ltd. to be the exclusive greening products provider for the “Jiangyin Qishan Park.” This park covers over 1,000 acres and is located in Jiangyin, Jiangsu province. The company provided more than 860,000 greening products for this project in 2006, generating revenues of $13.9 million.

•   Binjiang Jingjiang New City development project is one of the on-going large-scale projects. The first phase of this new city development covers over 19.8 square kilometers. In 2007 the company entered into a purchase order worth $71 million with the city developer, Binjiang New City Investment and Development Co., Ltd., to act as the greening products provider. The order is to be performed over five years, from 2007 to 2011, as each successive phase of the project is developed. By the end of June 30, 2008, the company had provided over 1.5 million greening products under the purchase order, with $11.4 million generated in revenues.

China Greenscape intends to continue this focus on catering to city governments and large developers that typically need hundreds of thousands or even millions of trees and other flora over the life of a project. It has 3,100 acres under cultivation, and the large purchase orders are typically performed over multiple years and have an average value of about $15 million. This scale differs from many other participants in the highly fragmented PRC urban green resource supply market that have only a few acres of land and can supply only a few hundred trees and plants per project. There are some other large suppliers, but they generally don’t have access to the broad variety of plants that we can offer. This ability to provide “one stop shopping” simplifies the contracting process for customers, another reason that the large operational scale of China Greenscape makes it attractive to them.

China Greenscape competes on the strength of its reputation, its large scale of operations, proven track record for service and timely delivery of healthy products, and its strong relationships with government and developer customers and potential customers. Management of China Greenscape believes that the company will continue its growth based on the following strategies:

•   Providing integrated green solutions - China Greenscape consults with city infrastructure authorities during their initial urban planning stages, and it assists in the design and planning stages of their city planning programs. It also serves as a single-source provider to service the needs of an entire urban project or development and assures the replace the health of the greenery planted in any particular project for a period of at least one year.

•   Emphasis on innovative technologies - China Greenscape’s research and development team focuses on cultivation techniques to breed low-cost plant and tree species and on implementing multi-level and layered planting technologies to maximize the use of its land while ensuring the health of its inventory.

•   Leverage of brand and reputation - Since China Greenscape has a strong track record of service quality, as demonstrated by successfully completion of a number of large projects, management believes that its brand recognition is already substantial in the Yangtze River delta region and is increasing elsewhere in China.

•   Geographic expansion in China - It is the objective of management to maintain a leading position in the geographic regions that China Greenscape currently serves by being a single source of greenery that provides high-quality service to its customers. Its large supply resources, large land capacity for growing trees and plants, research and development capabilities, and experienced management are the exception in this highly fragmented market mainly comprised of small “mom and pop” operations. Management intends to increase the geographical reach within eastern and central China to address the growing demand for greenery throughout the nation.

China Greenscape believes that it is positioned to not only capitalize on the significant urban demand for greenery, but with its tree resources and knowledge, it believes that it will have the opportunity to expand into the forest products industry in the future. The company plans to acquire substantial amounts of acreage over the next several years by option and acquisition of lease and other rights, with an objective of locating and acquiring as much as 800,000 acres of forest land. A part of its long term business plan is to become one of the larger forest product companies in China. A forest products division could participate in that industry in many different ways, including as a timber supplier or as a lumber company to more directly supply product to the growing wood consuming industries, such as construction, furniture and paper industries. Management believes that expansion into the wider forest products industry is a natural extension and complement to the current business of China Greenscape which is largely focused on tree production.

The Business Combination

The securities purchase agreement provides for Shine Media, through Green China Resources, to acquire all the equity interests of China Greenscape, and its wholly owned and controlled subsidiary JSZF.

China Greenscape (formerly named Lingersake Co. Ltd.) was incorporated in the British Virgin Islands on February 5, 2007, for the purpose of acquiring all the equity interests of JSZF as a subsidiary. JSZF was incorporated in China on July 19, 2002. On June 10, 2007, Greenscape entered into an agreement to purchase 100% of the equity interest in JSZF from five Chinese domestic companies, Jiangsu Sunshine Group Co., Ltd., Jiangyin Sunshine Investment Co., Ltd., Jiangyin Hengfeng Investment Co., Ltd., Jiangyin Jinye Investment Co., Ltd. and Jiangyin Saite Technology Co., Ltd. The ownership percentage acquired from each was 65%, 10%, 10%, 10% and 5%, respectively. Between June 11 and 27, 2007, JSZF obtained the several required approvals from the PRC government and became a wholly owned subsidiary in China Greenscape and was authorized as a Foreign Investment Enterprise. The change of ownership was registered with the appropriate government authorities on June 27, 2007.

The purchase consideration paid by China Greenscape for JSZF was based on JSZF’s net asset value at May 31, 2007, of approximately $10,433,918. In the transaction, there was the assumption of a total debt of approximately $37,900,570, comprising short term debt of approximately $6,534,581 and long term debt of approximately $31,365,989. The total enterprise value was approximately $48,334,488. The purchase price was paid by Greenscape to the shareholders in three installments, $3,949,707 on July 3, 2007, $6,482,411 on July 6, 2007, and $1,800 on July 11, 2007.

After acquiring JSZF China Greenscape raised two rounds of equity financing. The first was in August 2007, in which China Greenscape received proceeds of approximately $20.0 million from a private investment made by Chardan China Investments, LLC, in exchange for the Series A Preferred stock. The second one was in January 2008, in which China Greenscape received proceeds of approximately $11.16 million from a second private placement in exchange for Series C Preferred stock. The proceeds from the two equity financings were used by JSZF principally acquired four million tree seedlings from Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation (“Guofeng”) growing on over 2,300 acres in De’an, China in August 2007, and acquired additional tree inventory from Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation (“Chengfeng”) in January 2008. As at May 31, 2007, JSZF had five months revenues of approximately $12,833,461 and net income of $7,107,338. As at June 30, 2008, China Greenscape had six months revenues of approximately $23,649,074 and net income of approximately $13,125,112. The increase in equity funding, the acquisition of inventory which would increase in value as it grew and the increase in revenues and net income, were factors that increased the value of China Greenscape during the period 2007 to the current date.

China Greenscape is principally owned by Ms. Ng Sau Lai, the chairperson of the board of directors, through a BVI corporation, Lucminton Co., Ltd of which she is the sole director and officer, and five other stockholders. China Greenscape also has 13 investor stockholders which hold all the China Greenscape Series A and Series C Preferred stock. The address of China Greenscape and JSZF is at Sunshine Science & Technology Building, Xinqiao Town, Jiangyin City, Jiangsu 214426, Peoples Republic of China.

At the closing of the securities purchase agreement, Shine Media will merge with and into Green China Resources. Pursuant to the redomestication merger, all of the Shine Media common stock held by Shine Media's stockholders will be converted into common shares of Green China Resources and the outstanding warrants and representatives unit options of Shine Media will be assumed by Green China Resources. Immediately after the redomestication merger, Green China Resources will acquire all of the issued and outstanding common stock and preferred stock of China Greenscape, gaining control of JSZF as the operating subsidiary.

Pre-transaction

Post-Transaction

Consideration

The consideration being paid for the acquisition of China Greenscape, has a value of $216,255,023. The components of the consideration are set forth below.

(a)
The stock consideration for the acquisition of all the ordinary shares of the Selling Shareholders and holders of the Classes A and C Preferred stock of China Greenscape will consist of 27,324,570 common shares to be issued to the stockholders of China Greenscape.

(b)
As part of the transaction, Green China Resources will effectively assume all the outstanding short and long term debt of China Greenscape, which as of June 30, 2008, aggregated approximately US$62,690,940 of China Greenscape, because none of it is being repaid in the transaction.

(c)
The Selling Stockholders of the common equity of China Greenscape may receive additional stock earn-out consideration based on the after tax net profit of the post-acquisition company, fully consolidated. The total of the earn out shares that may be earned for the entire five year period is 13,184,000. Based on the net profit target amounts below, each year if the target is achieved, then the Selling Stockholders will be issued on a pro rata basis an aggregate of 2,636,800 additional common shares. The earn out is on an “all-or-none basis,” meaning that if the target amount is not achieved in full in the particular year, no shares will be issued for that year. The net profit target is calculated according to generally accepted accounting principles consistently applied in the United States. The after tax net profit targets are as follows:

Year ending December 31,	Net Profit
2008	$27,000,000
2009	$37,000,000
2010	$48,000,000
2011	$60,000,000
2012	$75,000,000

The stock purchase will be consummated promptly after the Shine Media special meeting, provided that:

•	Shine Media's stockholders have approved the securities purchase agreement and the redomestication merger proposals;

•	holders of less than 20% of the shares of common stock issued in Shine Media's initial public offering vote against the stock purchase proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the securities purchase agreement have been satisfied or waived.

The Securities Purchase Agreement

The securities purchase agreement to which all the Selling Shareholders and the holders of the Classes A and C Preferred stock are bound is included as an annex to this proxy statement/prospectus. You are encouraged to read the securities purchase agreement. It is the legal document that governs the stock purchase and the other transactions contemplated by the securities purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The completion of the securities purchase agreement is subject to a number of conditions and requirements. These include the following:

•	the requirement that all the former equity holders of China Greenscape enter into lock up agreements;

•	the requirement that all of the initial stockholders of Shine Media contribute to the capital of Shine Media an aggregate of 603,750 shares of common stock;

•	the requirement that certain identified management persons have employment agreements at the time of closing;

•	the requirement that there be in place a stock option plan for the company;

•	the board of directors of Green China Resources will be such number and persons as determined among the Selling Stockholders, Shine Media and Chardan China Investments Ltd;

•	the representations and warranties in the stock purchase agreement, as amended, would be true and correct at the closing, unless amended or waived; and

•
the conditions to closing would be met by all the parties to the stock purchase agreement, which include such things as the Shine Media stockholders, at a meeting called for these purposes, adopting and approving (i) the securities purchase agreement for the acquisition of the common stock of China Greenscape by share exchange and (ii) the redomestication merger, and (B) the satisfaction of the various requirements of the Shine Media certificate of incorporation, such as the 80% test and the limits on conversion of the outstanding common stock into the pro rata portion of the trust account.

The Shine Media Stock Option Plan

The stock option plan reserves 5,500,000 shares of Shine Media common stock for issuance in accordance with the plan's terms. The stock option plan will enable the company to offer its employees, officers, directors and consultants an opportunity to acquire a proprietary interest in the company. The awards will include restricted stock and options, among other forms of awards. Upon the redomestication merger, the plan will become that of Green China Resources, and will be administered by the board of directors of Green China Resources using the common stock of Green China Resources instead of Shine Media common stock.

The stock option plan is included as an annex to this proxy statement/prospectus. You are encouraged you to read the stock option plan in its entirety.

Special Meeting of Shine Media's Stockholders

Date, time and place.    The special meeting of the stockholders of Shine Media will be held at 10:00 a.m., New York time, on December 22, 2008, at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP, 40th Floor, 437 Madison Avenue, New York City, New York to approve the stock purchase, the redomestication merger, and the stock option plan proposals.

Approval of China Greenscape and the Stockholders of China Greenscape

China Greenscape and its holders of ordinary shares and Classes A and C Preferred stock have approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the securities purchase agreement and related joinder agreements. No other approval of the transaction is required by China Greenscape or any of its stockholders.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Shine Media common stock at the close of business on November 26, 2008, the record date, which is the record date for the special meeting. You will have one vote for each share of Shine Media common stock you owned at the close of business on the record date. Shine Media warrants do not have voting rights. On the record date, there were 8,758,333 outstanding shares of Shine Media common stock.

Vote Required to Approve the Proposals

The approval of the securities purchase agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock on the record date.

The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock on the record date.

The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

The stock purchase will not be consummated unless the redomestication merger proposal is approved, and the redomestication merger will not be consummated unless the stock purchase proposal is approved. The approval of the stock option plan is not a condition to consummation of either the stock purchase or the redomestication merger proposals.

Conversion Rights

Pursuant to Shine Media's certificate of incorporation, a holder of shares of Shine Media's common stock issued in its initial public offering, if the stockholder affirmatively votes against the securities purchase agreement and related transactions, may demand that Shine Media convert such shares into cash. A broker non-vote and abstention are not the equivalent of an affirmative vote against the stock purchase proposal. This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal. If so demanded, Shine Media will convert each share of common stock into a pro rata portion of the trust account as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company after the closing. If the stock purchase is not completed, then these shares will not be converted into cash at that time.

If you elect conversion you will need to deliver your old certificate to Green China Resources after the consummation of the acquisition in order to receive payment. The stockholders of Shine Media electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account on that date, less taxes due on the income of Shine Media. In calculating the amount due for the converting stockholders, there will be no deduction for such things as the expenses of the trust account, taxes due for the redomestication of Shine Media, the loans made to Shine Media by the officers and directors, and the transaction costs incurred by Shine Media.

The stock purchase will not be consummated if the holders of 20% or more of common stock issued in Shine Media's initial public offering (1,379,999 shares or more) exercise their conversion rights.

Appraisal Rights

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of Shine Media in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described in detail elsewhere in this proxy statement, see pages _______ to ____ and Annex F.

Repurchase Of Shares

Shine Media may repurchase from no more than 10 of its public stockholders in privately negotiated transactions up to 5,137,000 shares of the 6,900,000 shares of common stock held by Shine Media’s public stockholders, representing 80% of those shares. The board of directors of Shine Media has determined that due to the recent downturn in the United States and world stock markets and the credit crisis developing throughout the world, certain of its institutional clients which have invested in public companies similar to Shine Media, that were formed to affect a business combination, have generally indicated an interest in exercising their conversion rights once the option is available so that they have greater amounts of liquid capital available. This decision was reached in conjunction of advise from Mr. Kerry Propper, the company Executive Vice President of Mergers and acquisitions. This decision was not taken because of any stockholder threatening the company with plans to convert their shares of common stock or any stockholder seeking to have the company repurchase their shares. By repurchasing our shares from a limited number of stockholders, Shine Media is providing such stockholders the right to sell such shares without exercising their conversion rights. The repurchases will be made in individually negotiated transactions. Shine Media is not making a general offer to repurchase the shares held by our stockholders. The repurchases would be structured in a manner that would provide for settlement of repurchases on December 22, 2008, immediately after the closing of the acquisition, however, such repurchases will be conditioned upon the approval and completion of the transaction with China Greenscape. The funds for the repurchases will come from a loan in the aggregate principal amount of up to $30,000,000, for which the company is currently negotiating with several third parties. It is expected that the loan will bear interest at 5% per annum and will be due on demand. We will not repurchase shares for an aggregate repurchase price in excess of approximately $30,000,000. Shine Media will borrow that amount corresponding with the funds necessary for the actual number of shares we repurchase, with the principal amount of the loan not in any event exceeding $30,000,000. At this time, Shine Media has not entered into any agreements with any stockholders with respect to the repurchase of its shares. The per share price would be no more than the per share amount held in trust for payment to the holders of our common stock who vote against the transaction with China Greenscape and request conversion of their shares. The estimated amount to be in the Trust Account as of December 22, 2008, available to the holders of shares sold in the initial public offering was approximately $5.84 per share. The market price for a share of common stock as of November 26, 2008 was $__________, which is less than the amount stockholders exercising their conversion rights will receive or the amount we pay in connection with repurchases of common stock. In addition, the market price of Shine Media’s common stock may continue to fluctuate. Shine Media intends to retire any shares repurchased in this fashion, reducing the number of its outstanding shares.

The allocation of funds following the completion of the business combination for the repayment of such loan will reduce the amounts otherwise available for working capital or capital expenditures, thereby negatively impacting Shine Media’s ability to otherwise grow and develop its business and acquire inventory and growing land or pursuing other expansionary plans.

At the time of Shine Media’s initial public offering, Shine Media had not considered any such repurchase, and accordingly, Shine Media did not discuss such plans or the possible impact on stockholders in its registration statement relating to its initial public offering. If Shine Media does not elect to repurchase shares from its public stockholders, it is possible that any of such stockholders could choose to exercise their conversion rights. If this were the case, there would be more public shareholders electing to convert their shares. If the holders of 20% or more shares of common stock issued in Shine Media’s initial public offering (1,379,999 shares) vote against the transaction with China Greenscape and demand conversion of their shares, Shine Media will not be able to consummate the transaction with China Greenscape. By giving such stockholders the right to sell their shares to us without exercising their conversion rights, their shares are not included in calculating the 20% redemption threshold, therefore making it easier for us to consummate the transaction. If these parties were to exercise their conversion rights, it would increase the number of converting stockholders, possibly over the 20% threshold, thereby preventing the completion of the transaction.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Stock Ownership

On the record date, directors and executive officers of Shine Media and their affiliates and the other Pre-IPO stockholders beneficially owned and were entitled to vote 1,858,333 shares of Shine Media's common stock, representing about 21.21% of the issued and outstanding common stock of Shine Media. In connection with its initial public offering, Shine Media entered into agreements with each of the Pre-IPO stockholders, pursuant to which each Pre-IPO stockholder agreed to vote his or its Shine Media common stock on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering.

Shine Media's Board of Directors' Recommendation

The board of directors of Shine Media unanimously approved and decided to recommend to the stockholders of Shine Media to approve the securities purchase agreement proposal, the redomestication merger proposal and the stock option plan proposal, and unanimously recommends that you vote or instruct your vote to be cast " FOR " the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

Interests of Shine Media Directors and Officers in the Stock Purchase

When you consider the recommendation of Shine Media's board of directors that you vote in favor of adoption of the stock purchase proposal, you should keep in mind that a number of the directors and executives of Shine Media have interests in the securities purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•   If the securities purchase agreement is not approved and Shine Media fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, Shine Media would be required to liquidate. In such event, the shares of common stock held by Shine Media's directors and officers would be worthless because Shine Media's directors and officers are not entitled to receive any of the liquidation proceeds and any warrants they hold will expire worthless;

•   Shine Media's executives and directors own a total 1,394,000 shares of Shine Media common stock that have a total market value of $_______ based on Shine Media's share price of $____ as of November 26, 2008, the record date. Of this number of shares, 487,900 are subject to cancellation upon consummation of the stock purchase agreement. They also own an aggregate of 283,420 common stock purchase warrants that have a total market value of $______ based on the Shine Media warrant price of $____ as of November 26, 2008, the record date. They paid a total of $______ for the common stock and $ _____ for the warrants, representing a per share price of ____ and a per warrant price of $____. Because Shine Media's directors and executives are contractually prohibited from selling their shares prior to one year after the business combination, during which time the value of the shares may increase or decrease, it is impossible to determine what financial impact the securities purchase agreement and acquisition will have on Shine Media's directors and executives;

• The transactions contemplated by the securities purchase agreement provide that Richard Chang and David Y. Chen, current directors of Shine Media will continue as directors of Green China Resources;

• Each of David Y. Chen, Richard Chang, Robert Hersov, Jean Chalopin and Kerry Propper have lent to the Shine Media $20,000, for an aggregate of $100,000 to pay for current expenses, which if the transaction is successfully consummated will be repaid from the trust account held by Shine Media and if Shine Media is liquidated the notes will not be due and payable;

•   If Shine Media is liquidated without having consummated a business combination, each of David Y. Chen and Hock S. Ong will be personally liable to pay the debts and obligations of Shine Media to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account, which at this date aggregate approximately $500,000 and it is possible that they may not be able to satisfy those obligations; and

•    Mr. Kerry Propper, the executive vice president of mergers and acquisitions of Shine Media, owns 300,000 of our common stock with a value of $____ as of the record date, November 26, 2008. Chardan Capital Markets, LLC, a registered broker dealer and NASD member, of which Mr. Propper is a principal, acted as the placement agent for China Greenscape in connection with its sale of the Class C Preferred stock which closed on January 18, 2008. For the services Chardan Capital Markets was paid a cash commission of $980,678. Chardan Capital Markets was introduced to China Greenscape by Chardan China Investments LLC, a investment entity operated by Dr. Richard Propper, the father of Mr. Kerry Propper. The introduction was made during the summer of 2007 about the time that the Chardan China Investments made its investment in the Class A Preferred stock of China Greenscape. Later, China Greenscape engaged Chardan Capital Markets on November 23, 2007, to help it raise additional capital equity. Chardan China Investments was initially made aware of JSZF when it received an unsolicited business plan for the company on February 27, 2007, after which Chardan China Investments investigated JSZF and decided to invest in its parent, China Greenscape, $20,000,000 for the purchase of 400,000 shares of the Class A Preferred stock. In the exchange of the Class A Preferred stock, Chardan China Investments will receive 5,200,000 shares of common stock. Shine Media was made aware of the possibility of acquiring China Greenscape on January 29, 2008, by Mr. Kerry Propper. Mr. Kerry Propper has no economic interest in the Series A Preferred stock investment held by Chardan China Investments LLC.

Comparison of Stockholders Rights

In connection with the consummation of the securities purchase agreement, Shine Media has formed a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of “Green China Resources, Inc.” Shine Media will, if the stock purchase proposal and redomestication merger proposal are approved, merge with Green China Resources, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. Shine Media's common stock will be converted into common stock of Green China Resources. The rights of Shine Media stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included on pages 94 to 101 of this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Stock Purchase

Shine Media has obtained an opinion from Golenbock Eiseman Assor Bell & Peskoe, LLP, its counsel, which indicates that the redomestication merger will qualify as a reorganization for United States income tax purposes. No gain or loss for federal income tax purposes should be recognized by the stockholders of Shine Media on the exchange of the Shine Media common stock for the stock of Green China Resources if such exchange is carried out on the terms and subject to the conditions set forth in the Merger Agreement. Stockholders of Shine Media are encouraged to consult their own tax advisors, because the tax consequences may vary for different stockholders depending on their personal circumstances.

Under the U.S. Tax Code of 1986 as amended (the “Code”) and the Treasury Regulation promulgated thereunder, Shine Media will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger.

Shine Media believes that it will not incur any material amount of federal tax as a result of the redomestication merger. It is expected that Shine Media will not recognize any gain or loss as a result of the stock purchase or redomestication merger with Green China Resources. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay based on the value of its assets at the time of the merger.

Accounting Treatment

For accounting purposes, this transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former stockholders of China Greenscape will acquire majority of the outstanding shares of the combined company. The historical financial statements will be those of China Greenscape.

Regulatory Matters

The stock purchase and the transactions contemplated by the securities purchase agreement are not subject to any United States federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act or regulation under the laws of the PRC, except for United States securities law and corporate filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands.

Board Solicitation

Your proxy is being solicited by the board of directors of Shine Media on each of the three proposals being presented to the stockholders at the special meeting.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHINA GREENSCAPE AND JSZF

China Greenscape was organized in February 2007 and acquired 100% of the equity interest of JSZF in June 2007. Since inception, China Greenscape has had no material operations other than its ownership interest in JSZF. As China Greenscape’s historical financial results were insignificant and reflective of JSZF’s operating results, we have derived historical information for China Greenscape as of and for each of the years ended December 31, 2005, 2006, 2007 from the audited financial statements of JSZF. We derived historical information for China Greenscape as of the six months ended June 30, 2008 from China Greenscape’s consolidated financial statements. The selected historical data for the year ended December 31, 2004 is based on JSZF’s audited financial statements that are not included with this filing. The selected historical data for the year ended December 31, 2003 is based on JSZF’s unaudited financial statements.  China Greenscape’s consolidated financial statements are unaudited but prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

The selected financial data is only a summary and should be read in conjunction with China Greenscape and JSZF’s historical financial statements and related notes contained elsewhere herein and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of China Greenscape and JSZF”.

Statement of Income Data	Six months Ended June 30,	Years Ended December 31,
	2008	2007	2006	2005	2004	2003
	(Unaudited)					(Unaudited)
	(In Thousands, except share amounts and earnings and dividends per share )
Revenues	$23,649	$33,257	$28,773	$18,900	$12,911	$66
Operating income	14,107	17,153	13,233	10,321	5,926	(165)
Other income	87	37	380	9	110	1
Net Income	13,125	16,768	13,181	10,179	6,007	(164)
Common Shares	13,000,000	13,000,000	13,000,000	13,000,000	13,000,000	13,000,000
Earnings (loss) per share	1.01	1.29	1.01	0.78	0.46	(0.01)
Cash Dividend declared per share	-	0.02	-	-	-	-

Common shares included above reflect the outstanding common shares of China Greenscape. Earnings (loss) per share is presented as if the common shares of Greenscape were outstanding during all periods presented.

Balance Sheet Data	Six Months Ended June 30, 2008	2007	2006	2005	2004	2003
	(Unaudited)					(Unaudited)
	(In Thousands)
Current Assets	$135,705	$89,438	$55,495	$40,028	$19,928	$4,718
Total Assets	139,812	93,043	58,968	42,830	22,173	6,121
Current Liabilities	37,540	19,711	15,962	14,239	4,360	4,729
Long Term Liabilities	34,990	32,901	-	-	-	304
Total Liabilities	72,530	52,612	15,962	14,239	4,360	5,033
Convertible Preferred Shares	30,129	-	-	-	-	-
Owner's Equity	37,152	40,432	43,006	28,590	17,813	1,088

SELECTED HISTORICAL FINANCIAL INFORMATION OF SHINE MEDIA

The selected financial data of Shine Media is only a summary and should be read in conjunction with historical financial statements and related notes contained elsewhere herein and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Shine Media.

Shine Media Historical Financial Information

Income Data:
	Nine Months Ended Sep 30, 2008 (Unaudited)	Nine Months Ended Sep 30, 2007 (Unaudited)	Year Ended December 31, 2007	Year Ended December 31, 2006	For Period June 24, 2005 (inception) to Sep 30, 2008
Operating cost	(1,344,956)	(342,977)	(496,527)	(143,845)	(1,988,783)
Interest income/Expense	602,272	1,413,019	1,743,516	6,939	2,341,288
Income (loss) before tax	(742,684)	(1,070,042)	(1,237,989)	(136,906)	352,505
Net income (loss)	(742,684)	662,553	648,254	(136,906)	(237,230)
Net income (loss) per share	(0.08)	0.08	0.07	(0.09)

Balance Sheet Data:	Sep 30, 2008 (Unaudited)	December 31, 2007	December 31, 2006
Total assets (including cash in trust account)	40,448,863	40,936,091	34,704,636
Total current liabilities	2,038,850	1,717,592	1,233,607
Common stock subject to possible redemption	8,048,702	8,062,294	6,600,198
Stockholders’ equity	30,361,311	31,155,575	26,870,831

Summary Pro Forma Financial Information

Presented below is selected unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

There is a possibility that Shine Media may repurchase from no more than 10 of our public stockholders in privately negotiated transactions up to 5,137,000 million shares of the 6,900,000 shares of common stock held by our public stockholders in order to provide those stockholders the right to sell their shares without exercising their conversion rights. The following pro-forma combined financial information does not take into account any of these potential repurchases.

Pro Forma Condensed Combined Statements of Operations Data
(in thousands)

Nine months ended September 30, 2008

Revenues	$32,615
Income (loss) from operations	$18,050
Net income(loss)	$17,172
Net income(loss) per share – basic, assuming no redemption of shares	$0.48
Net income(loss) per share – diluted, assuming no redemption of shares	0.35
Shares used in computation of basic net income per share, assuming no redemption of shares	$35,479
Shares used in computation of diluted net income per share, assuming no redemption of shares	49,546
Net income(loss) per share – basic, assuming redemption of 19.99% of shares	$0.50
Net income(loss) per share – diluted, assuming redemption of 19.99% of shares	0.36
Shares used in computation of basic net income per share, assuming redemption of 19.99% of shares	$34,100
Shares used in computation of diluted net income per share, assuming redemption of 19.99% of shares	48,167

Pro Forma Condensed Combined Balance Sheet Data
(in thousands)

Assuming No Redemption of shares
At September 30, 2008
	Cash	Total assets	Long-term debt	Stockholders’ equity

Maximum approval (1)	34,858	183,742	35,347	104,598
Full repurchase of equity (2)			30,000	(30,000)
Reduce on dividend due to repurchase of equity (3)	5,137	5,137		5,137

Potential ending balance on full repurchase and Maximum Approval	39,995	188,879	65,347	79,735

Assuming Redemption of 19.99% of shares
At September 30, 2008
	Cash	Total assets	Long-term debt	Stockholders’ equity

Minimum approval (1)(4)	28,188	177,072	35,347	97,928
Full repurchase of equity (2)			30,000	(30,000)
Reduce on dividend due to repurchase of equity (3)	5,137	5,137		5,137

Potential ending balance on full repurchase and Minimum Approval	33,325	182,209	65,347	73,065

(1)	Balances as of September 30, 2008 as represented on Unaudited Pro-Forma Combined Financial Statements.

(2)	Repurchase of equity assumes the full repurchase of 5,137,000 shares or $30 million that will be financed with long term debt as stated above.
(3)	Cash dividend of $1 per share is reduced due to repurchase of 5,137,000 shares.
(4)	Assumes that 1,379,310 shares of Shine Media common stock were converted into their pro rata portion of the trust account.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of China Greenscape and Shine Media and unaudited pro forma combined per share ownership information of China Greenscape and Shine Media after giving effect to the securities purchase proposal and the redomestication merger between the Shine Media and Green China Resources, assuming a maximum level and a minimum level of approval of the securities purchase by Shine Media stockholders who exercise their conversion right. In this transaction, China Greenscape will be treated as the accounting acquirer. The transaction between Shine Media and China Greenscape will be accounted for as a recapitalization of Shine Media. The transaction between JSZF and China Greenscape will be accounted for as a purchase of JSZF by China Greenscape under the purchase method of accounting. However, Greenscape was organized in February 2007 and acquired 100% of the equity interest of JSZF (Predecessor) in June 2007. Since inception, Greenscape has had no material operations other than its ownership interest in JSZF. As Greenscape’s historical financial results were insignificant and inflective of JSZF’s operating results, the consolidated financial statements as of and for each of the years ended December 31, 2005, 2006, 2007 represent the “Predecessor” entity.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of JSZF, China Greenscape and Shine Media and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from financial statements as of and for the years ended December 31, 2007.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of JSZF, China Greenscape, Green China Resources or Shine Media would have been had the companies been combined or to project the Green China Resources and Shine Media results of operations that may be achieved after the stock purchase.

	Shine Media		China Greenscape		Combined Company

	(in thousands)

Number of shares of common stock outstanding upon consummation of the merger-basic:
Assuming no conversions (1)	8,154	(4)	27,325	(4)	35,479
	23%		77%		100%
Assuming redemption of 19.99% of shares (2)	6,775		27,325		34,100
	20%		80%		100%
Earnings (loss) per share - historical on weighted average basis
Year ended December 31, 2005 (basic and diluted)	$(0.00	)(3)	$0.41	(5)	-
Year ended December 31, 2006 (basic and diluted)	$(0.09)		$0.54	(5)	-
Year ended December 31, 2007(basic)	$0.07		$0.68	(5)	-
Year ended December 31, 2007(diluted)	$0.03		$0.68	(5)	-
Nine months ended September 30, 2008(basic)	$(0.08)		$0.66		-
Nine months ended September 30, 2008 (diluted)	$(0.08)		$0.66		-
Earnings (loss) per share - pro forma on weighted average basis
Year ended December 31, 2005 (basic and diluted)
Assuming no conversions					$0.39
Assuming redemption of 19.99% of shares					$0.41
Year ended December 31, 2006 (basic and diluted)
Assuming no conversions					$0.50
Assuming redemption of 19.99% of shares					$0.53
Year ended December 31, 2007(basic)
Assuming no conversions					$0.52(6)
Assuming redemption of 19.99% of shares					$0.55(6)
Year ended December 31, 2007(diluted)
Assuming no conversions					$0.37(6)
Assuming redemption of 19.99% of shares					$0.39(6)
Nine months ended September 30, 2008(basic)
Assuming no conversions					$0.48
Assuming redemption of 19.99% of shares					$0.50
Nine months ended September 30, 2008(diluted)
Assuming no conversions					$0.35
Assuming redemption of 19.99% of shares					$0.36

Cash dividends declared per share:
Year ended December 31, 2005 (basic and diluted)	-		-		-
Year ended December 31, 2006 (basic and diluted)	-		-		-
Year ended December 31, 2007(basic)
Assuming no conversions	$-		$0.41		0.31
Assuming redemption of 19.99% of shares	$-		$0.41		0.32
Year ended December 31, 2007(diluted)
Assuming no conversions	$-		$0.41		0.22
Assuming redemption of 19.99% of shares	$-		$0.41		0.22
Nine months ended September 30, 2008(basic and diluted)	$-		$-		-
Book value per share - historical on weighted average basis
Year ended December 31, 2005 (basic and diluted)	$0.01		$1.16
Year ended December 31, 2006 (basic and diluted)	$17.15		$1.75
Year ended December 31, 2007(basic)	$3.59		$1.64
Year ended December 31, 2007(diluted)	$1.39		$1.64
Nine months ended September 30, 2008(basic)	$3.44		$2.66
Nine months ended September 30, 2008(diluted)	$1.32		$2.66

Book value per share - pro forma on weighted average basis
Year ended December 31, 2005 (basic and diluted)
Assuming no conversions					$1.10
Assuming redemption of 19.99% of shares					$1.16
Year ended December 31, 2006 (basic and diluted)
Assuming no conversions					$2.67
Assuming redemption of 19.99% of shares					$2.82
Year ended December 31, 2007(basic)
Assuming no conversions					$2.39
Assuming redemption of 19.99% of shares					$2.24
Year ended December 31, 2007(diluted)
Assuming no conversions					$1.70
Assuming redemption of 19.99% of shares					$1.57
Nine months ended September 30, 2008(basic)
Assuming no conversions					$2.95(7)
Assuming redemption of 19.99% of shares and maximum dividend					$2.87(7)
Nine months ended September 30, 2008(diluted)
Assuming no conversions					$2.11(7)
Assuming redemption of 19.99% of shares and maximum dividend					$2.03(7)

(1)	Assumes that no Shine stockholders seek conversion of their Shine stock into pro rata shares of the trust account.

(2)	Assumes that 1,379,310 shares of Shine common stock were converted into their pro rata share of the trust account.

(3)	Operations of Shine Media are for the period from June 24, 2005 (Inception) to December 31, 2005.
(4)	Number of shares used to calculate earnings per share, dividend per share and book value per share were historical figures for each period respectively.
(5)

The historical earnings for Greenscape as of and for each of the years ended December 31, 2005, 2006, 2007 were derived from the audited financial statements of JSZF for comparison purpose relying on Predecessor entity.

(6)
The Pro-forma combined earnings per share data presented here were prepared assuming that full year operation results of JSZF were included for comparison purpose, as such differ from unaudited pro-forma condensed combined financial information which were prepared utilizing Greenscape financial information.

(7)
The potential repurchase from no more than 10 of our public stockholders in privately negotiated transactions up to 5,137,000 shares of the 6,900,000 shares of common stock held by our public stockholders is not reflected in the pro-forma entries above. The proforma statements do not reflect these potential adjustments from the share repurchase.

MARKET PRICE INFORMATION

Shine Media's common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols, SHND:OB, SHNDW:OB and SHNDU:OB, respectively. Shine Media's units commenced public trading on December 20, 2006, and its common stock and warrants commenced public trading on February 26, 2007 and February 23, 2007 respectively. The closing price for each share of common stock, warrant and unit of Shine Media on Monday, May 7, 2008, the last trading day before announcement of the execution of the securities purchase agreement, as amended, was $ 5.59, $ 0.80 and $7.10, respectively.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Shine Media common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
December 20, 2006 through December 31, 2006	-	-	-	-	$6.15	$6.05

2007 First Quarter	$5.47	$5.25	$0.50	$0.40	$6.60	$6.00
2007 Second Quarter	$5.44	$5.28	$0.70	$0.40	$6.80	$6.18
2007 Third Quarter	$5.50	$5.36	$0.68	$0.42	$6.83	$6.20
2007 Fourth Quarter	$5.75	$5.40	$0.82	$0.47	$7.25	$6.30

2008 First Quarter	$5.70	$5.45	$0.98	$0.45	$7.60	$6.44
2008 Second Quarter	$5.75	$5.55	$0.92	$0.35	$7.40	$6.25
2008 Third Quarter	$5.87	$5.67	$0.70	$0.30	$6.70	$6.00

On November 26, 2008,the record date, the closing prices of the common stock, units and warrants of Shine Media were $_____, $_____ and $_____, respectively. The price of the common stock is less than the estimated $5.84 as of December 22, 2008, that may be obtained upon conversion of the common stock by a stockholder voting no on the acquisition proposal and seeking conversion rights.

Holders

As of November 26, 2008, there was ___ holder of record of the units, ___ holders of record of the common stock and ____ holder of record of the warrants. Shine Media believes the beneficial holders of the units, common stock and warrants to be in excess of __________ persons each.

It is anticipated that the number of holders of Green China Resources common stock after the redomestication merger will be about the same as the number of holders of Shine Media common stock. Immediately thereafter the number of holders will be increased by 18 persons by the issuance of shares in the acquisition of China Greenscape.

Dividends

Shine Media has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

Green China Resources, the wholly owned subsidiary of Shine Media, anticipates paying a single cash dividend in the aggregate amount of $1.00 per share immediately after the consummation of the acquisition of China Greenscape. The initial shareholders of Shine Media and the former equity holders of China Greenscape have agreed not to accept payment of such dividends of their shares of stock.

After the initial cash dividend described above, Green China Resources does not anticipate paying any further dividends, but plans to hold its funds for reinvestment in the operations of the company. The declaration and payment of any dividend is subject to the discretion of the board of directors and will be dependent upon earnings, financial condition, cash requirements and availability, restrictions in loan agreements, the provisions of applicable law affecting the payment of dividends to shareholders and other factors. The board of directors may review and amend its dividend policy from time to time in light of its plans for future growth and other factors.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal.

A decrease in the urbanization rate or contraction of the Chinese economy may lead to a decreased spending on public urban and property development, which could impact the opportunity to obtain large scale contracts and could reduce contract size resulting in reduced revenues for China Greenscape.

Property development companies and cities in China are the principal sources of revenues for China Greenscape. The revenues to date have been mostly from large scale contracts. The company’s overall business plan and its operations, to date, have benefited from the rapid expansion of China’s cities and increased urbanization, which has created demand for urban greenery in property developments and urban city scapes. The Chinese economy may not be able to sustain the past rate of growth in the future, and any reduction in the rate of China’s urbanization or a shrinking of China’s urban development could adversely affect China Greenscape’s ability to secure contracts and therefore reduce revenues.

If the PRC Government modifies to reduce its government objective to provide certain levels of urban green space, the company’s business and financial growth may be diminished.

Since 2002, the central government of the PRC has mandated the establishment and maintenance of 10 sq. meters of “green open space per capita and a minimum of 25% of green coverage in new and existing cities throughout China by 2010. The mandate is to be implemented by the local, provincial and central governments, which are required to implement plans for green spaces within both private and public urban developments and provide funding for those projects that are public in scope. China Greenscape’s sales and overall growth currently are dependant by this government objective. Any change in central, provincial and local government policies to implement the objective, either because of budgetary constraints or approach or commitment, currently would have serious adverse consequences China Greenscape’s ability to secure large projects which have historically comprised the majority of its revenues and provide its substantial margins.

If government policy and tax incentives applicable to China Greenscape are reduced or eliminated, the green resource industry may contract or become less profitable causing an increase China Greenscape’s margins and reduction in profits.

The current growth of the green resource industry relies considerably on government policy and the availability of government economic incentives, such as financial aid to local governments and tax benefits to green resource companies. The company is currently exempt from income tax for the sales of trees and shrubs. The sale of flowers is subject to a 12.5% income tax commencing after January 1, 2008, which is a reduced rate from the normal income tax rate, however, on April 21, 2008, the company was awarded “Dragon Head Enterprise” status that entitles it to a zero tax rate on all its income. The “Dragon Head Enterprise” status is renewable every two years, which the company believes it will be able to obtain in future years. Even though company management does not expect any changes in the near future regarding the greening incentives and the tax law, the PRC government may decide, at any given time, to reduce or eliminate these incentives. Such reduction or elimination will most likely have a negative impact on the company’s costs of operations with an adverse effect on margins and profits.

China Greenscape’s revenues depend on long-term purchase commitments from its customers; therefore, the failure to pay or complete these commitments would have a negative effect on revenues and ability to operate.

China Greenscape’s revenues are principally derived from large value purchase orders, falling in the range of approximately $15 to $55 million. Most of the purchase commitments are for long term developmental projects by urban governments and authorities, property developers and landscaping companies. These purchase arrangements often take two to three years before a purchase order is signed and several years to implement. However, customers may change or delay or terminate orders for products for any number of reasons. Should this occur, the time needed to replace these purchase orders with others would mean a substantial loss in revenues. In addition, it would mean an increased holding time of its plant inventory which plants reach peak growth in terms of profit margin at about two years after which the growth in profit margin declines relative to the maturity of the plant. The increased costs of leases, plant maintenance and decreased margin when these plants are finally sold later, would further diminish margins.

China Greenscape currently depends on large, longer term purchase orders from a few clients at any one time, therefore the company is vulnerable to a small number of orders and if any of these are terminated or substantially reduced in size, the revenues and earnings of the company will suffer.

China Greenscape has a relatively small number of purchase orders representing the majority of its revenues at any one time. Three customers accounted for approximately 40% of its revenue in 2007. Three customers accounted for approximately 71% of its revenue in 2006. One customer accounted for 96% of its revenue in 2005. The failure to replace any one or more of these purchase orders with new ones of a similar size could have a substantial negative effect on our future revenues and earnings. In order for the current business model to continue to succeed and the business to grow, China Greenscape needs to secure purchase orders with new, substantial customers on a regular basis. China Greenscape may not be successful in securing these types of new customer orders, and therefore its revenues and profits may be reduced, and its inventory costs increased.

China Greenscape has a substantial amount of revenue under long term purchase orders, which investors must carefully evaluate as an indication of the financial condition of the company.

China Greenscape has a substantial amount of order backlog for the next five years, estimated at about $250 million. Many of the purchase orders for its services and trees and plants are contracted for up to two years before implementation of the agreement, and it may take one to four years to fully perform on an order because of the size of the job and the seasonality of the business. China Greenscape views backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in its business. It gives the company an indication of the ultimate amount and potential profitability of sales and acts as an indicator of future earnings. It also enables the company to estimate inventory and staffing needs, establish sourcing requirements, and otherwise efficiently manage acquisition and use of its trees and plants in inventory and being grown and use of its financial resources. There is no assurance, however, that the amount of backlog will not be reduced as a result of purchase orders being cancelled or the scope of services or the contract price being lessened. There is also no assurance that the company will be able to continue to contract for its services well in advance of its performance dates or that it will continue to contract for longer term purchase orders, either of which may reduce the amount of backlog. Investors are cautioned that changes in backlog may have other implications. For example, a rising backlog may indicate that a company is experiencing either increased sales or production problems; a falling backlog may indicate the company's sales are falling or that it is increasing production efficiency. Therefore, it is important to evaluate backlog in light of the financial statements of and other data about the company, and its various revenue recognition policies.

China Greenscape needs a large amount of inventory at any one time to be able to satisfy its purchase orders which requires substantial capital and results in fluctuating uses of capital and cash flow. If capital is not available or cash flow impaired, the company may not have the ability to perform its obligations with a resulting loss of revenue and customers.

The business model of China Greenscape is focused on large developer and public purchase orders which require large amounts of trees and plants. To perform these purchase orders, the company has to build up inventory to demonstrate its ability to perform and to deliver on a timely fashion. The company needs substantial amounts of capital to acquire inventory, support its costs during the period it continues to nurture the trees and plants, and then delivery, before being paid on the purchase orders. The company may not always be able to obtain this capital when needed, which would hinder its ability to perform its obligations.

Moreover, because of the seasonality of its business operations and the long term nature of the purchase orders requiring inventory build up substantially well before payment, the use of capital from retained earnings, borrowings or other sources, and cash flow of the company, has been and will continue to fluctuate significantly as China Greenscape will manage its cash resources, borrow and repay loans, pay for inventory and effect collections on its purchase orders. The level of fluctuation may be perceived by investors as detrimental, and if the company is unable to manage its capital requirements efficiently and prudently, it may suffer losses.

China Greenscape has substantial amounts of outstanding indebtedness, which if it is unable to repay when due, may cause substantial impairment of the company’s ability to operate.

China Greenscape borrows a substantial amount of its capital requirements from local banks and has long term unsecured loans from previous shareholders. At June 30, 2008, China Greenscape had short and long term debt of approximately US$62,690,440. If the company does not have the ability to roll over the loans or repay them, at acceptable rates, it may be in default or have to pay higher borrowing costs and may experience an impairment in its ability to continue to operate at current levels or grow its business.

China Greenscape’s primary business of growing and supplying plants and trees makes the company particularly vulnerable to weather and other natural disasters. The loss of inventory, which cannot be insured, would impair its ability to perform its obligations and be a direct loss to its assets.

China Greenscape grows and supplies trees and plants. To maximize its margins, the company must allow their products to grow for a period of time, in many instances for at least 18 months. Any “Acts of God”, which could include, for example, unseasonable weather, flooding, drought, and fire, could destroy large portions of its inventory which would make JSZF unable to perform on its obligations or need to replace inventory at higher cost thereby increasing costs or diminishing revenues.   Catastrophe insurance for Acts of God and similar occurrences is not available in China for the nursery products. To the extent it does not have any insurance, the company will be responsible for the loss thereby reducing its assets. It would also impair its ability to perform its obligations resulting in a loss of customers and revenue.

Difficulties in obtaining suitable land for tree-growing may increase production costs causing a reduction in margins and make availability of the company’s tree and plant products more difficult which could impair its ability to perform its obligations.

With the increasing urbanization in China, it is becoming more expensive and difficult to obtain large parcels of arable land which are suitable for tree and plant growing. In its initiatives to protect food crop supplies, the PRC government has introduced more measures and regulations to prevent using agricultural land for non-food production uses. Obtaining suitable land cost-effectively will continue to be a operational challenge in the greenery and forest related industries. If it is not able to obtain the land required for its planned operations and supporting inventory, the company may have to rely on external sources which may increase costs and reduce margins, or it may not be in a position to support or even perform the kinds and number of client purchase orders that it currently has.

The majority percentage of trees and plants that China Greenscape sells are procured from third party growers, which if not obtained would prevent it from being able to complete its customer purchase orders resulting damages to its financial condition and reputation.

China Greenscape currently acquires the majority percentage of its inventory of trees and plants from third parties, either directly from growers or through agents that it employs. Consequently, the company has all the issues of being dependent on third parties for its supplies, including quality control, continuity and reliability of supply and timeliness of delivery. If the company is unable to acquire the required inventory to be able to perform its obligations because it relies on third party supply, then China Greenscape may be in breach and suffer damages for non-performance of its customer obligations, loss of revenues and damage to its reputation.

The long term business plan of China Greenscape includes entering the forestry and forestry products industry which will require substantial amounts of capital, acquisition of land and forest areas and deploy substantial amounts of the resources and management’s time and attention, which if the company does not have, will restrict or prevent its expansionary plans.

To date, China Greenscape has conducted nearly all of its business for urban projects, property developers and landscaping entities. It has participated in the sale of forestry products only insofar as land that the company has leased has produced forestry products from clearing the tracts for planting. China Greenscape in the long term intends to expand its activities into the forestry and forestry products arena. Entry into this market will involve large amounts of capital to acquire land, forests and plant and equipment, and the planned expansion will require meaningful amounts of management time and attention to successfully accomplish the diversification. The expansion will take a long time to come to fruition, depending in part on the ability of the company to locate the forests and obtain forestry rights. Moreover, the company will have to establish a commercial presence in the forestry industry. There is no assurance that China Greenscape will be able to obtain the capital and other resources for this expansion or to implement it in such a way as to become profitable. Therefore, the diversification objective may be restricted or unavailable. If funds are spent for diversification, the failure to complete implementation of its expansion plans may result in extraordinary loss on expenditures with no result.

China Greenscape may not be able to retain, recruit or train adequate management personnel, and the increased competition for qualified personnel in China could result in an increase in wages that China Greenscape may not be able to offer in order to stay competitive or even be able to locate, hire and retain such persons.

China Greenscape's success, in part, depends on its ability to locate, hire and retain the services of its executive management personnel, who have been and continue to be important to its growth and expansion. China Greenscape needs to attract persons to a smaller national center in competition with areas such as Shanghai and Beijing. The executive team plays a crucial role in the marketing and concluding of sales of the products and services. For success in our industry, the management must have substantial support from and relationships with local and regional governments and developers who are central to the development of large urban projects. Executive employment packages must remain attractive to retain these personnel. The company also requires trained graduates of varying levels and an experienced and a flexible work force of semi-skilled persons. With the current rate of economic growth in China, competition for qualified personnel at skilled and semi-skilled levels are and will continue to be substantial. The inability to hire and retain the necessary personnel may result in difficulties in implementing is business plan, generating sales and performing it obligations.

If United States stockholders seek to sue the officers and directors of China Greenscape, they may bear the risk of not being able to obtain jurisdiction over the parties and assets located in the PRC.

Because all of our officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against the company and/or the officers and directors by stockholders in the United States. It also is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws. Furthermore, because substantially all of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, the company has been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Being a foreign private issuer after the transaction will exempt Green China Resources from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the redomestication merger the company will become a foreign private issuer. Being a foreign private issuer will exempt the company from certain Securities and Exchange Commission requirements that provide shareholders the protection of information that must be made available to shareholders of United States public companies, including:

• The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or Current Reports on Form 8-K;

• The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

• Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

• The sections of the Exchange Act requiring insiders to file public reports of their ordinary share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States. For example, the company will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, but rather the company will be permitted to prepare and deliver proxy solicitation materials to our shareholder in accordance with: (i) British Virgin Islands law, which contains no specific proxy laws, ruled or regulations, and (ii) the relevant provisions of our memorandum and articles of association, and, as required, file such materials with the SEC after mailing. Although we anticipate that any proxy materials will contain many of the same disclosures as proxy materials prepared in conformance with the U.S. proxy rules, investors are cautioned that such materials will not have been reviewed by the SEC and may not have all of the material disclosures required under U.S. proxy rules. As another example, we will be required to file an annual report within six months after the end of our fiscal year, rather than three months or less which is the requirement for public companies organized in the United States. Additionally, we will not be required to provide interim financial information on a quarterly basis, but only when it is required in our home country or we otherwise make it available. Therefore, the access to financial information about the company may be less quick and regular then for a public company organized in the United States.

As a result of the redomestication merger, the Shine Media stockholders have appraisal rights, the exercise of which would reduce the amount of cash assets available to the surviving corporation for working capital which may restrict its ability to fund day to day costs or implement expansionary objectives.

The Shine Media stockholders have appraisal rights under Delaware law in connection with the redomestication merger. If exercised, these persons are entitled to a cash payment after the redomestication merger for the fair value of their shares of Shine Media, without increase or decrease for the anticipated value of the merger or subsequent acquisition. Any payment will reduce the cash assets of the surviving company which may limit its ability to implement its business plan, including any expansionary objectives.

In the redomestication transaction, the company will become a British Virgin Islands company and, because the rights of stockholders under British Virgin Islands law differ from those under United States law, you may have fewer protections as a stockholder.

Following the redomestication merger, the corporate affairs will be governed by our Memorandum and Articles of Association, the BVI Business Companies Act 2004 (as amended) of the British Virgin Islands and the common law of the British Virgin Islands. The rights of stockholders to take action against the directors, actions by minority stockholders and the fiduciary responsibility of the directors under British Virgin Islands law are to a large extent governed by the business Companies Act and common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our stockholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate stockholder derivative actions, thereby depriving stockholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a stockholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of stockholders of a British Virgin Islands company being more limited than those of stockholders of a company organized in the United States. Accordingly, stockholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of United States securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if stockholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provides moderate protection for minority stockholders, so minority stockholders have only limited recourse if dissatisfied with the conduct of the affairs of China Greenscape.

The Business Companies Act of 2004 (as amended) of the British Virgin Islands has introduced a series of remedies available to members. Where a company incorporated under the companies act conducts some activity which breaches the act or the memorandum and articles of association of the company, the BVI court can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members' remedies have also been incorporated into the companies act. When a shareholder considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the court for an order on such conduct.

Any shareholder may apply to court for the appointment of a liquidator for the company, and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The companies act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following actions: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the companies act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company's memorandum and articles of association.

The China Greenscape may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a privately held company in the PRC and BVI, China Greenscape and JSZF have not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. The company may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, the company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the PRC does not continue its policy of economic reforms, it could result in a reduction in the demand for the products and services provided by China Greenscape resulting in a loss of revenues.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas. In recent years, however, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. The business of China Greenscape has benefited greatly from that new outlook. Although management believes that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by government entities. Additionally, governments continue to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. Many observers believe that the PRC’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in international trade with China. However, the PRC has not yet fully complied with all of obligations that it must meet prior to being admitted as a full member of the WTO, including fully opening its markets to goods from other countries, currency exchange requirements and other measures designed to ease the current trade imbalance that China has with many of its trading partners. If the scheduled actions to rectify these problems are not completed, trade relations between China and some of its trading partners may be strained. While all of JSZF’s business currently is conducted solely within China, this may have a negative impact on China’s economy generally, which would adversely affect its business.

The PRC government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held by China Greenscape in JSZF.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to JSZF’s detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect JSZF’s business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Foreign exchange regulations in the PRC may affect JSZF’s ability to pay dividends in foreign currency or conduct other foreign exchange business thereby limiting the attractiveness of the company as an investment.

Renminbi, or RMB, is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC, if any, or to make dividends or other payments in United States dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as JSZF) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede JSZF’s business activities or result in a loss in the attractiveness of the company as an investment.

A reinstitution of repatriation restrictions and reporting may limit the ability to pay dividends, expand business and reduce the attractiveness of investing in Chinese business opportunities.

PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange (SAFE). SAFE regulations required extensive documentation and reporting, some of which is burdensome and slows payments. If there is a reinstitution of repatriation restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own because PRC law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with PRC accounting standards and regulations. In accordance with PRC law, companies must appropriate 10% and 5% of net income each year as "statutory surplus reserve" and "statutory public welfare reserve," respectively. The net income of a company for purposes of this calculation is derived in accordance with PRC GAAP. These appropriations may not be distributed as dividends. Therefore, it is possible that the PRC tax authorities may require changes in the income of the company that may limit its ability to pay dividends and other distributions to stockholders. These rules and possible changes could restrict a company in the PRC from repatriating funds to Green China Resources, and ultimately the public stockholders, as dividends.

Any devaluation of the currency of the PRC could negatively impact the future Green China Resources results of operations as reported in United States dollars.

Upon consummation of the acquisition by Green China Resources, the operations of the company will be located exclusively in the PRC. If the exchange rate of the Renminbi is effected by lowering its value as against the US dollar, Green China Resources reported profitability when stated in US dollars will decrease. Green China Resources do not intend to engage in any currency hedging transactions because the combined company's business is conducted in the PRC, and it will have few obligations denominated in currencies other than the Renminbi.

If certain exemptions within the PRC regarding withholding taxes are removed, JSZF may be required to deduct Chinese corporate withholding taxes from any dividends that are paid to Green China Resources stockholders which will reduce the return on investment.

Under current PRC tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect to dividends paid to stockholders outside the PRC. If the foregoing exemption is eliminated, in the future Green China Resources may be required to withhold such taxes which will reduce its revenues and the amount of retained earnings that may be distributed to the stockholders.

There is a risk that we will be classified as a passive foreign investment company, or ‘‘PFIC,’’ which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

We will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are a PFIC for any taxable year during which a U.S. Holder (as such term is defined below in “Material U.S. Federal Income Tax Considerations of the Redomestication Merger”) held its common shares, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of our assets and income, it is not anticipated that we will be treated as a PFIC. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year, and accordingly there can be no assurance as to our status as a PFIC for the current taxable year or any future taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see ‘‘Material U.S. Federal Income Tax Considerations of the Redomestication Merger- Passive Foreign Investment Company Rules.”

There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could result in significantly greater U.S. federal income tax liability to us.

Section 7874(b) (‘‘Section 7874(b)’’) of the Internal Revenue Code of 1986, as amended, (the ‘‘Code’’) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if (among other things) shareholders of the acquired corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication Merger, then we would be subject to U.S. federal income tax on our worldwide taxable income following the Redomestication Merger and business combination as if we were a U.S. domestic corporation. Although it is not expected that Section 7874(b) will apply to treat us as a domestic corporation for U.S. federal income tax purposes, this result is not entirely free from doubt. As a result, shareholders are urged to consult their own tax advisors on this issue. The balance of this discussion (including the discussion below in “Material U.S. Federal Income Tax Considerations of the Redomestication Merger”) assumes that we will be treated as a foreign corporation for U.S. federal income tax purposes.

The issuing of the 27,324,570 shares in for the equity of the China Greenscape will have a dilutive effect on the ownership of the current investors in Shine Media and may have an adverse impact on the market value of the shares.

In the acquisition of the equity of China Greenscape, there will be issued a total of 27,324,570 shares of common stock, representing approximately 77.1% of the outstanding shares after the acquisition of China Greenscape. There may be issued up to an additional 13,184,000 additional shares on the earn-out provisions being met. Therefore, there will be substantial amounts of shares issued for the acquisition of China Greenscape. These issuances will result in numerical dilution of the current shares held by the Shine Media stockholders who at the closing will hold approximately 22.9% of the issued and outstanding shares, and will likely have a dilutive effect on the market value if there is any perception that the China Greenscape was not fairly valued in the acquisition. The above amounts do not take into account any shares converted by the stockholders of the initial public shares issued by Shine Media or repurchases of such shares. To the extent that there are conversions and repurchases, the percentage held by the former owners of China Greenscape will increase. Therefore, investors will experience a numerical dilution and may experience a loss of value in their current share holdings.

There may not be an active, liquid trading market for our common stock, and the trading price for our common stock may fluctuate significantly.

Our common stock is currently traded on the Over the Counter Bulletin Board. Although it is the intention to seek a listing of the securities of Green China Resources on The Nasdaq Stock Market, there is no assurance that an application will be made or if made it will be approved. Therefore, the securities of the company may continue to be traded on the Over the Counter Bulletin Board which may not be a very liquid market and result in a limited ability to trade the common stock and result in a reduction of the price that can be obtained for shares being sold.

The outstanding warrants may be exercised and as a result the underlying shares would become eligible for future resale in the public market which would result in dilution and might have an adverse effect on the market price of the common stock.

Outstanding warrants to purchase an aggregate of 14,066,666 shares of common stock issued in connection with the Shine Media initial public offering and a unit purchase option to acquire up to an aggregate of 1,080,000 shares of common stock will become exercisable after the consummation of the stock purchase. If they are exercised, then a substantial number of additional shares of Green China Resources common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and the company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the company has agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the company cannot assure you that the company will be able to do so, and if the company does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and it will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Any investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and the company will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable (following our completion of a business combination), the company expects to either become listed on a national securities exchange, which would provide an exemption from registration in every state, or it will have to register the warrants in every state (or seek another exemption from registration in such states). Accordingly, the company believes holders in every state will be able to exercise their warrants as long as the prospectus relating to the common stock issuable upon exercise of the warrants is current. However, the company cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

The few former holders of the ordinary shares of China Greenscape will own approximately 56.4% of the common stock of Green China Resources, and therefore, they may take or prevent certain types of corporate actions to the detriment of other stockholders.

Immediately after the consummation of the stock purchase transaction, without accounting for any shares that may be converted or repurchased by Shine Media, the former holders of China Greenscape ordinary shares will own approximately 56.47% of the outstanding common stock of Green China Resources, and one of such former holders, Lucminton Co., Ltd., a company controlled by Ms. Ng Sau Lai, will hold 43.1% of the outstanding common stock. Accordingly, this one stockholder may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

If certain after tax net profit targets are achieved by Green China Resources after the combination, the Selling Stockholders will be entitled to receive up to 13,184,000 additional shares of the combined company as contingent acquisition consideration which would result in dilution and might have an adverse effect on the market price of the common stock.

Under the securities purchase agreement, the Selling Stockholders are entitled to receive up to an additional 13,184,000 shares of common stock if certain after tax net profit targets are achieved. There is no obligation to register the stock after issuance. However, after being held for the appropriate periods, the common stock will be eligible for resale under Rule 144. If the additional stock is earned, it will significantly increase the number of shares of common stock then outstanding. The issuance of this additional stock will have a numerical dilutive effect on the stock already outstanding and may cause a reduction in the value of the common stock in the public market resulting in a market dilution to the then investors.

Because the Selling Stockholders have contingent incentive consideration dependant on future operations, they may have a interest in directing the affairs of the combined company different from that of the stockholders which may effect the market value of the company or limit the ability of shareholders to realize value from their investment.

Because the Selling Stockholders, as a group, will own the majority of the shares after the combination, they will be able to influence the business options of Green China Resources and whether or not the financial objectives of Green China Resources and JSZF are met. This may result in the issuance of the additional 13,184,000 contingent shares. Therefore, there may be a conflict of interest as much as an incentive, in the operational management of the combined company which may be contrary to the interests of stockholders. Consequently, the market value of the company and market price of the stock may be adversely affected, and thereby limiting the ability of shareholders to realize on the investment.

Shine Media directors and executive officers have interests in approval of the securities purchase agreement that are different from the investors because, if the securities purchase agreement is not approved, then their securities become worthless and several of them become liable for outstanding expenses of the company.

In considering the recommendation of the board of directors of Shine Media to vote for the proposal to adopt the securities purchase agreement, investors should be aware that certain members of the Shine Media board and management are parties to agreements or arrangements that provide them with interests that differ from, or are in addition to, those of Shine Media stockholders generally. Firstly, if the stock purchase is not approved, the common stock and warrants the board and management hold will become worthless. Secondly, if the stock purchase is not approved, Shine Media will have to terminate operations and liquidate. In that event, several of the board members and management will be liable for expenses incurred by the company for the proposed transaction but not reimbursable from the trust account. Thirdly, since the directors and management persons only paid an aggregate of $28,750 (or $0.0166 per share) for 1,725,000 of the shares they hold, they stand to substantially benefit if the securities purchase agreement is approved. For example, as of the record date, the shares had a per share market value of $____ which is less than the conversion amount of $5.84. These persons also hold an aggregate of 266,666 warrants that were purchased for the same price as the initial investors. Because of these factors, the directors and management will be inclined to aggressively achieve adoption of the securities purchase agreement.

If the transaction with Green China Resources is terminated Shine Media will not have the time in which to complete a new transaction and will have to liquidate, in which case certain management persons will be liable for the outstanding obligations of Shine Media. Consequently, such persons have an economic motive to achieve approval of the stock purchase which is different than that of the investor stockholders.

The interests of the Shine Media officers and directors are different than those of the public stockholders in seeking the completion of the acquisition of China Greenscape because of their responsibility of the financial obligations of the company in the event of a liquidation. If the securities purchase agreement is terminated, under certain circumstances Messrs. David Y. Chen and Hock S. Ong, two of our officers and directors, will be jointly and severally liable for the monetary obligations of Shine Media not satisfied by the funds available outside the trust account. Currently, it is estimated that there are expenses of approximately $600,000 that will not be satisfied by the funds in trust account, excluding estimated liquidation expenses of $75,000. Shine Media believes that the two persons have sufficient net worth to satisfy any obligations for which they may be liable. In spite of these agreements, it is possible that vendors will present claims, and a court may find them unenforceable. Therefore, the amount of liability of these persons would increase. The company, when it contracts with vendors also obtains agreements that the vendors will not seek recovery from the funds held in trust. In the event of liquidation, Shine Media would be responsible for seeking enforcement of the reimbursement agreements and obtaining payment by Messrs Chen and Ong. Shine Media may also have to seek legal redress if the individuals assert that they are not obligated or cannot pay such cost. There can be no assurance that the company will be able to obtain the full amount to which it is entitled.

Because the business of China Greenscape is not one in which any of the board members and management persons of Shine Media have direct experience, they may have been at a disadvantage in negotiating the terms of the acquisition agreements and evaluating the business.

The individual members of the board do not have any direct experience in the horticultural, nursery and landscaping business. Therefore, they may have been at a disadvantage in their ability to negotiate the terms of the securities purchase agreement and related transaction and evaluate the business. Therefore, investors may not have obtained the best price possible for the purchase of China Greenscape. Nonetheless, the board members and management have many years of operating businesses in many industries and in functioning as investors and investment bankers in connection with mergers and acquisitions and strategic investments. Therefore, the board believes that these fundamental skills were of significant help in assessing the business of China Greenscape.

Up to approximately 100% percent of the shares sold in Shine Media’s may be converted and repurchased, on a combined basis.

A number of shares of up to one share less than 20% of the common stock issued in Shine Media’s initial public offering (1,379,999 shares) may exercise their conversion rights in connection with the acquisition of China Greenscape. In addition, Shine Media may repurchase up to 5,137,000 additional shares of common stock from no more than 10 of our public stockholders. Accordingly, on a combined basis, up to 6,900,000 shares of common stock issued in Shine Media’s initial public offering, representing all of them, could be converted or repurchased for a total aggregate capital commitment of approximately $38,059,194, which would reduce the available working capital by such amount. Consummation of the acquisition of China Greenscape is contingent upon approval of a majority of Shine Media’s outstanding public common stock. Because the maximum number of shares that can be converted and repurchased could collectively reflect all of the shares sold in Shine Media’s initial public offering, the acquisition could effectively be approved by a majority of the holders of Shine Media’s common stock (in addition to the insiders who agreed to vote in accordance with the majority of the public) regardless if more than 20% of the public stockholders elect to convert and participate in repurchases, on a combined basis.

Use of funds for repurchase of shares could put a significant limitation on cash available for other purposes after the acquisition.

If Shine Media repurchases a maximum of 5,137,000 of its shares, the cash available following the business combination will be reduced by approximately $30,000,000 million. Assuming the maximum number of stockholders exercise their redemption rights and the maximum number of shares are repurchased by Shine Media, this would result in no cash on hand. The only cash on hand would be that currently held by China Greenscape. Any reduction in available cash following the business combination may limit Shine Media’s availability to engage in certain activities, including, but not limited to, additional acquisitions.

Shine Media may face potential liability under the securities laws if one or more shareholders challenge the repurchase program.

Because Shine Media did not disclose the repurchase program in its initial public offering, one or more shareholders may challenge the repurchase program. If such challenge is successful, Shine Media faces potential liability under the securities laws. That cause of action may be founded in a 10b-5 claim for mis-statement or state law claims bounded in breach of contract or fraud. Any of these events may result in substantial expense to the company or may impair its ability to fund its operations.

The expansion of business focus from media and advertising to include other industries may cause shareholders of Shine Media to vote against the proposed stock purchase and redomestication merger proposals, and thereafter they may exercise their conversion or appraisal rights or to seek other legal relief on the basis that the proposed acquisition of China Greenscape is in an industry different than originally stated in the prospectus for the initial public offering.

Because of the expansion of the business focus to go beyond the media and advertising industry in the PRC, shareholders who do not agree with that change may exercise their right to vote against approval of the overall transaction, or they may also choose to exercise their conversion or appraisal rights. Even if the proposed transaction is approved, shareholders may exercise their conversion or appraisal rights as afforded by the certificate of incorporation of Shine Media or Delaware law which could reduce the working capital available to the post transaction company or prevent the consummation of the acquisition. Certain investors in the initial public offering who continue to hold their shares may also believe that they have a cause of action against the company for the expansion of the business focus and may fashion a form of legal redress which ultimately results in the payment of monetary damages. That cause of action may be founded in a 10b-5 claim for mis-statement or state law claims bounded in breach of contract or fraud. Any of these events may result in substantial expense to the company or may impair its ability to fund its operations.

Shine Media may have a contingent liability arising out of public filings that were made prior to the filing and effectiveness of the registration statement of which this prospectus /proxy statement is a part.

The filing of the current report by Shine Media on May 13, 2008, may constitute a prospectus that was not designated as such, and therefore it did not meet the requirements of the Securities Act of 1933. If the availability of the current report constitutes a violation of the Securities Act of 1933, persons that acquire our common stock in this offering may have the right, for a period of one year from the date of their purchase of the shares, to obtain recovery of the consideration paid in connection with their purchase, or, if they had sold the shares, seek recovery for damages they suffer. The magnitude of the liability, if any, is impossible to quantify, and will depend, in part, upon whether or not the statements in the current report were inaccurate, the number of shares transacted and the trading prices of our shares. If there is any liability, we intend to contest the matter as appropriate.

As a result of various actions taken by Shine Media in connection with its disclosure and business of selecting a target, Shine Media may be liable to the shareholders for violations of the Federal securities laws and for other legal theories of damage which if pursued and lost would have an adverse impact on the company.

Because of the change in the business focus of the company from media and advertising to the China Green resource industry which was not disclosed in its initial prospectus, because of not disclosing the share repurchase program in its initial prospectus, and because of statements that may constitute a prospectus that were not designated as such, the company may be liable for violations of the Federal securities laws and for other theories of legal damage. These would include violations of the Securities Act of 1933, the Securities Exchange Act of 1934, Rule 10b-5, omission of material statements and making of material mis-statements, breach of contract, fraud, fraud in the inducement, fraud on the market and similar claims. The claims may seek damages such as a return of the investment funds of the plaintiffs, loss of value of the investment, interest, disgorgement of profits and other ill gotten gains, damages for lost opportunity and consequential damages. If any claims are pursued, Shine Media will have to expend a considerable amount of personnel and financial resources in defending any such action and may be found to be liable for considerable amounts of damages. Such amounts cannot be estimated at this time, but any expenses and damage awards would be expected to have an adverse impact on the company’s resources and may restrict the working capital of the company.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

•	Discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other "forward-looking" information.
Management believes it is important to communicate our expectations to the Shine Media stockholders. However, there may be events in the future that management is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described about Shine Media or about China Greenscape in its forward-looking statements, including among other things:

•	the number and percentage of Shine Media stockholders voting against the stock purchase proposal;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	continued government incentive and tax policies that encourage the core business;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which JSZF is engaged;

•	ability to market and enter into new customer agreements;

•	management of operational growth and inventories;

•	the level of competition from other providers of greenery products;

•	the time to expand into diversifying businesses;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Shine Media, Green China Resources, China Greenscape and JSZF or any person acting on either party's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Shine Media undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the securities purchase agreement you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement/prospectus could have a material adverse effect on Shine Media, Green China Resources, China Greenscape and JSZF or the combined company.

THE SHINE MEDIA SPECIAL MEETING

Shine Media Special Meeting

The board is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by it for use at the special meeting in connection with the proposed stock purchase, redomestication merger and stock option plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting at 10:00 a.m., EST, on December 22, 2008 at the offices of Golenbock Eiseman Assor Bell & Peskoe, LLP, 40th Floor, 437 Madison Avenue, New York City, New York, to vote on the proposals to approve the securities purchase agreement, the redomestication merger and stock option plan.

Purpose of the Special Meeting

At the special meeting, you are being asked to:

•	approve the securities purchase proposal;

•	approve the redomestication merger proposal; and

•	approve the stock option proposal.

The Shine Media board of directors:

•	has unanimously determined that the securities purchase proposal, the redomestication merger proposal and the stock plan proposal are in the best interests of Shine Media and its stockholders;

•	has unanimously approved the securities purchase proposal, the redomestication merger proposal and the stock option proposal;

•	unanimously recommends that Shine Media common stockholders vote "FOR" the proposal to adopt the securities purchase agreement:

•	unanimously recommends that Shine Media common stockholders vote "FOR" the proposal to redomesticate to the British Virgin Islands; and

•	unanimously recommends that Shine Media common stockholders vote "FOR" the proposal to adopt the stock option plan.

Record Date; Who is Entitled to Vote

The "record date" for the special meeting is November 26, 2008. Record holders of Shine Media common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 8,758,333 outstanding shares of Shine Media common stock (of which 603,750 will be contributed to the capital of Shine Media upon consummation of the stock purchase agreement).

Each share of Shine Media common stock is entitled to one vote per share at the special meeting. Pursuant to agreements with Shine Media, any shares of Shine Media common stock held by the stockholders of Shine before the initial public offering have agreed to vote all the shares over which they have the right to vote in accordance with the majority of the votes cast by the holders of shares sold in the initial public offering at the special meeting on the stock purchase proposal. Shine Media's issued and outstanding warrants do not have any voting rights, and record holders of Shine Media warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of Shine Media common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Shine Media common stock that you own.

There are two ways to vote your shares of Shine Media common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Shine Media board "FOR" the adoption of the securities purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

•
You can attend the special meeting and vote in person. At the meeting, you will be provided a ballot. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee to give you the authority to vote the shares held in "street name". That is the only way the company can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of Shine Media common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the securities purchase proposal and the redomestication merger proposal. Only an affirmative vote against the securities purchase proposal will permit a stockholder to demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Shine Media's initial public offering are held. For a stockholder to be able to exercise its demand for appraisal rights under Delaware law, it must not vote for the redomestication proposal.

Who Can Answer Your Questions About Voting Your Shares

Shine Media has engaged Morrow &Co., LLC as our proxy solicitation agent, and you may contact them at (203) 658-9400.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the securities purchase proposal, the redomestication merger proposal and the stock option proposal. Under Shine Media's by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify company’s secretary, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to Shine Media but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes"). If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposals to approve the securities purchase, the redomestication merger or the stock option plan.

The approval of the securities purchase and redomestication merger proposals will require the affirmative vote of the holders of a majority of the Shine Media common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal. For consummation of the securities purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

The approval of the stock option proposal will require the affirmative vote of a majority of the Shine Media common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal, therefore, they have the same effect as a vote against the proposal, and broker non-votes are not deemed entitled to vote on the proposal, therefore, they will have no effect on the vote on the proposal.

Conversion Rights

Any stockholder of Shine Media holding shares of common stock issued in Shine Media's initial public offering who affirmatively votes against the stock purchase proposal may, at the same time, demand that Shine Media convert his shares into a pro rata portion of the trust account as of the record date. If demand is made and the stock purchase is consummated, Shine Media will convert these shares into a pro rata portion of the amount held in the trust account, which would include $0.15 per share attributable to the deferred portion of the underwriters’ compensation and any interest earned on the trust account (less interest that has been or may be released to us to fund working capital and net of taxes payable), as of two business days prior to the proposed consummation of the business combination, if the business combination is approved and completed. In calculating the amount due to the converting stockholders, there will be no deduction for such things as the expenses of the trust account, taxes due for the redomestication of Shine Media, and the transaction costs incurred by Shine Media. You may demand conversion only in writing by either checking the box on the proxy card or sending by mail a letter to Shine Media. Demanding conversion of shares of common stock will have no effect on any warrants you may hold. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in "street name" that are voted against the merger may exercise their conversion rights. Your broker will assist you in that instance. You will need to send your stock certificate representing the shares voted against the stock purchase proposal to the combined company after the merger, if it occurs.

The closing price of Shine Media's common stock on November 26, 2008 (the record date) was $___. Based on an anticipated closing of December 22, 2008, the per-share, pro-rata cash held in the trust account available to stockholders seeking conversion is estimated to be $5.84. Prior to exercising conversion rights, Shine Media stockholders should verify the market price of Shine Media's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the holders of more than 1,379,999 shares of common stock that were issued in Shine Media's initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, Shine Media will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company after the closing of the acquisition.

Repurchase Of Shares

Shine Media may repurchase from no more than 10 of its public stockholders in privately negotiated transactions up to 5,137,000 shares of the 6,900,000 shares of common stock held by Shine Media’s public stockholders, representing 80% of those shares. The board of directors of Shine Media has determined that due to the recent downturn in the United States and world stock markets and the credit crisis developing throughout the world, certain of its institutional clients which have invested in public companies similar to Shine Media, that were formed to affect a business combination, have generally indicated an interest in exercising their conversion rights once the option is available so that they have greater amounts of liquid capital available. This decision was reached in conjunction of advise from Mr. Kerry Propper, the company Executive Vice President of Mergers and Acquisitions. This decision was not taken because of any stockholder threatening the company with plans to convert their shares of common stock or any stockholder seeking to have the company repurchase their shares. By repurchasing our shares from a limited number of stockholders, Shine Media is providing such stockholders the right to sell such shares without exercising their conversion rights. The repurchases will be made in individually negotiated transactions. Shine Media is not making a general offer to repurchase the shares held by our stockholders. The repurchases would be structured in a manner that would provide for settlement of repurchases on December 22, 2008, immediately after the closing of the acquisition, however, such repurchases will be conditioned upon the approval and completion of the transaction with China Greenscape. The funds for the repurchases will come from a loan in the aggregate principal amount of up to $30,000,000, for which the company is currently negotiating with several third parties. It is expected that the loan will bear interest at 5% per annum and will be due on demand. Shine Media will not repurchase shares for an aggregate repurchase price in excess of approximately $30,000,000. Shine Media will borrow that amount corresponding with the funds necessary for the actual number of shares it repurchases, with the principal amount of the loan not in any event exceeding $30,000,000. At this time, Shine Media has not entered into any agreements with any stockholders with respect to the repurchase of its shares. The per share price would be no more than the per share amount held in trust for payment to the holders of our common stock who vote against the transaction with China Greenscape and request conversion of their shares. The estimated amount in the Trust Account as of December 22, 2008 will be approximately $5.84 per share. The market price for a share of common stock as of November 26, 2008 was $___________, which is less than the amount stockholders exercising their conversion rights will receive or the amount we pay in connection with repurchases of common stock. In addition, the market price of Shine Media’s common stock may continue to fluctuate. Shine Media intends to retire any shares repurchased in this fashion, reducing the number of its outstanding shares.

The allocation of funds following the completion of the business combination for the repayment of such loan will reduce the amounts otherwise available for working capital or capital expenditures, thereby negatively impacting Shine Media’s ability to otherwise grow and develop its business and acquire inventory and growing land or pursuing other expansionary plans.

At the time of Shine Media’s initial public offering, Shine Media had not considered any such repurchase, and accordingly, Shine Media did not discuss such plans or the possible impact on stockholders in its registration statement relating to its initial public offering. If Shine Media does not elect to repurchase shares from its public stockholders, it is possible that any of such stockholders could choose to exercise their conversion rights. If this were the case, there would be more public shareholders electing to convert their shares. If the holders of 20% or more shares of common stock issued in Shine Media’s initial public offering (1,379,999 shares) vote against the transaction with China Greenscape and demand conversion of their shares, Shine Media will not be able to consummate the transaction with China Greenscape. By giving such stockholders the right to sell their shares to us without exercising their conversion rights, their shares are not included in calculating the 20% redemption threshold, therefore making it easier for us to consummate the transaction. If these parties were to exercise their conversion rights, it would increase the number of converting stockholders, possibly over the 20% threshold, thereby preventing the completion of the transaction.

Appraisal Rights

Under Delaware corporate law, the redomestication merger of Shine Media with Green China Resources if completed, will permit the stockholders of Shine Media to be able demand appraisal rights. This right is separate from the conversion rights of the holders of shares of Shine Media common stock issued in the initial public offering. However, because the exercise of the appraisal right and the conversion rights both require a tender of the holder's shares to Shine Media, only one right may be elected in respect of the shares. See pages 92 to 93 and Annex F for more information about appraisal rights.

Solicitation Costs

This solicitation is on behalf of the Shine Media board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Shine Media and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the managing directors and officers of China Greenscape and JSZF will participate with Shine Media to solicit proxies and may do so in person, by telephone or by other electronic means. None of these persons will not be paid for doing this.

Shine Media has hired Morrow & Co., LLC to assist in the proxy solicitation process. Shine Media will pay Morrow & Co., LLC a fee of $35,000, plus disbursements, with an advance on disbursements of $12,500. The total expected amount to be paid is estimated at $47,500. The fee amount will not be due if the stock purchase proposal is not approved. If the stock purchase proposal is approved, the amount due to Morrow & Co., LLC will be paid with non-trust account funds. If the stock purchase proposal is not approved, then the above fee amount is not due and payable.

Shine Media will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Shine Media will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, the Pre-IPO stockholders beneficially owned and were entitled to vote approximately 1,858,333 shares of Shine Media common stock, or approximately 21.21% of the then outstanding shares of Shine Media common stock, which includes all of the shares held by the directors and executive officers of Shine Media and their affiliates and certain advisors to Shine Media and one other entity. Those persons, who were stockholders of Shine Media prior to its initial public offering of securities, have agreed to vote all of their shares on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in Shine Media's initial public offering.

CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION

The following discussion of the principal terms of the securities purchase agreement dated as of May 8, 2008, as amended, among Shine Media, Green China Resources, JSZF, the Selling Stockholders who hold the common stock and the holders of the Classes A and C Preferred stock, is subject to, and is qualified in its entirety by reference to, the securities purchase agreement. A copy of the securities purchase agreement is attached as an annex to this proxy statement/prospectus and is incorporated herein by reference.

General Description of the Securities Purchase

Shine Media established a wholly owned subsidiary, Green China Resources, Inc., under the laws of the British Virgin Islands, and Shine Media will merge with and into Green China Resources. Green China Resources will be the surviving entity, and the separate corporate existence of Shine Media will cease at the effective time of the merger.

Simultaneously with the merger, Green China Resources will purchase the issued and outstanding stock of China Greenscape from the its common stockholders (Lucminton Co., Ltd, Kelell Inc., Coway Asia Pacific Limited, Max Sea Group Limited, Liping He and Tiffany He, the Selling Shareholders) and from the holders of all the Classes A and C Preferred stock.

Background of the Stock Purchase

The terms of the securities purchase agreement are the result of arm's-length negotiations between representatives of Shine Media, on the one hand, and China Greenscape and JSZF, on the other hand. The following is a brief discussion of the background of these negotiations and the considerations in relation to the stock purchase and related transactions.

On December 27, 2006, Shine Media completed its initial public offering in which it raised US$36,000,000, of which US$33,017,500 was deposited into a trust account. On January 25, 2007, the over-allotment option granted to the underwriters of the initial public offering was exercised in full, and an additional US$5,211,000 was placed into the trust account. The offering of the units in the initial public offering by Shine Media was completed on December 21, 2006, and the subsequent exercise of the over-allotment option by the underwriter was solely to cover syndicate short positions.

Once the initial public offering was completed, the management of Shine Media commenced its search for a suitable target enterprise for a business combination. The board held its first meeting for the search process on January 12, 2007, at which management persons also were present. The board discussed the search process and the methods and criteria to be used in finding and assessing suitable target candidates. The board determined that initially, because of the contacts that the board members and management persons had, the company would develop its own list of potential candidates. However, the board did authorize management to contact corporate search and investment banking firms with expertise in the Chinese business market to provide possible targets, as they determined from time to time. The board also established some overall criteria to be used in connection with the search and evaluation process. The following is a summary of the initial criteria:

•
The initial search should be focused within the advertising and media industry, in all its aspects, including national and regional advertising firms for television and print media, outdoor advertising, event marketing, digital out of home advertising, and any other similar business;

•	There should be a focus on companies with major revenue contribution from advertising rather than from creative development to provide for less risk and greater predictability of revenue;

•	The target should be able to demonstrate a significant opportunity for consolidation or future acquisitions;

•	The target should be an entity that could demonstrate that the additional capital contributed by Shine Media would result in business and revenue growth;

•	Annual sales and profit growth should be in the range of 30% (3 years CAGR);

•	The target should have a minimum net profit of US$5,000,000 (LTM) and with a strong indication of its net profit to exceeding US$8,000,000 in 2009.

•	The target should be able to show that there was a strong potential for margin expansion in its business plan;

•	The target should be a market leader, which was to be within the top three in its respective sector;

•	The target should have a proven management team with ability to be the consolidator of their business sector;

•	The target management team should be prepared to assume the responsibilities of being a public reporting and listed company in the United States;

•	The financial statements of the target should be United States GAAP audited accounting ready or prepared;

•	The target should not have any significant tax issues that were currently in its business or as a result of the acquisition; and

•
The target should be able to present a clear legal structure, with a preference given for companies that had already restructured in such a manner that acquisition by Shine Media would not require significant or any reorganization within the Chinese rules and regulations.

The board also believed that another criteria that should be considered was the ability of the target and overall transaction terms to achieve a 30% internal rate of return to the public stockholders of Shine Media with a target earnings per share goal of US$0.50 in either 2009 or 2010.

Management of Shine Media proceeded to develop a list of potential targets to consider. The list was based on the industry knowledge of the board members and management persons and publicly available information. The initial list included more than 100 companies covering businesses in the following sectors: television media buying and selling; traditional print media publishing; radio media sales; advertising agencies; outdoor media and sales for both traditional media and digital; public relations agencies; internet advertising; in-game advertising; and event marketing and ownership. From the initial list, 30 targets were selected for more in-depth analysis and company visits.

Because the initial identification and fact finding generated an amount of industry awareness of Shine Media and its being a public acquisition company, the management during 2007 also received unsolicited contacts, which came from general business brokers and finders and consultants and advisors to potential targets operating in many industries. These persons presented a number of companies outside the defined search specifications, including potential targets in education, internet gaming, entertainment and retail sectors. Most of these targets did not meet the goals of the board, and none of them were actively pursued.

During the period February 2007 to November 2007, members of the board and management met with 68 advertising and media companies. These meetings included preliminary discussions by telephone, site visits and in some instances, general discussions for a possible business combination. Of these contacted companies, 18 potential targets progressed to the stage where more specific discussions were had in contemplation of a business combination, which included preliminary review of the company using the criteria set by the board and some pricing discussions. Of the 18 companies, one company was in traditional print advertising operating in Shanghai; four companies were in the national television advertising services sector, three companies were in the regional television advertising services sector, three companies were in the outdoor advertising services sector, one company was a traditional outdoor advertising company, two companies were in the digital out-of-home advertising services sector, one company was in the event marketing and advertising services sector, two companies were in public relations, and one company was in the entertainment sector.

All of these companies were ultimately rejected. Among the principal reasons for not continuing with a business combination was the valuation and pricing expectations of the selling persons. During 2007, the acquisition market in China and the Shanghai stock market had experienced an increase in valuations, which in turn cause increases in price expectations of sellers. In many instances, the pricing expectations were not supported by the fundamentals of the particular business, and as a result of the high valuation expectation and the business models, these targets did not fit with the financial business model the board was seeking. In most instances it was a combination of factors that caused management of Shine Media to reject a target or break off negotiations, even after lengthy evaluations and some serious negotiations. The problems with the various target companies included many factors. Some of the target companies did not demonstrate the growth and profit margin potential. Some target companies had significant organizational and tax issues that would make a business combination difficult or, possibly, not achievable within the time frame available to Shine Media. Some were reliant on a small number of customers and did not demonstrate the ability to grow beyond that base. Some did not provide the required financial disclosure. Some did not have the proper financial information that would be needed for a complete assessment and for the public disclosure requirements of the business combination approval. Some had alternative opportunities such as directly engaging in their own initial public offering and private financing sources. Some decided to remain private.

Because some of the potential targets were not of a size that would satisfy the criteria of a special purpose acquisition company, such as Shine Media, the management also considered acquisitions of several companies as a single business combination. Such strategy added the complexity of bringing several entities together and assessing the ability of the different target management to work together and amalgamate the companies into a single entity. The management considered several of these situations, and engaged in discussions with some between April 2007 and November 2007, but for many of the reasons expressed above, these were also rejected or did not result in a meeting of the minds.

During the period of February 2007 through early November 2007, members of the board and management had various discussions about the search process and the nature of the target companies. In many instances members of the board, including Messrs Richard Chang, David Y. Chen, and Jean Chalopin participated in the meetings with the target companies. As a result, they experienced first hand the difficulties that Shine Media was having in pursuing the business plan of acquiring a company in the advertising and media industry. These board members and management had a number of informal discussions on the nature of the business sector and the ability of Shine Media to identify and pursue an advantageous acquisition.

On November 23, 2007, Shine Media held a board meeting at which management formally reported on its efforts to identify and proceed with a business combination to date. Management reported that as of the meeting, it has assessed on a serious basis and visited approximately 80 companies, and that it had pursued initial negotiation discussions with 18 companies. None of the evaluated companies and those that it had discussions with turned out to be suitable opportunities. Management reported to the board that the search environment for a target company in the advertising and media industry was difficult during 2007 because of the following principal factors:

•
A number of more likely Chinese advertising and media companies that were ready for public listing had already developed their individual United States initial public offering strategies and had already engaged investment bankers to assist in the process for a late 2007 or early 2008 offering and exchange listing;

•	There was an across the board expectation of high valuations because of the positive market environment for Chinese advertising and media companies and the domestic Chinese stock market;
•
There was a prevalence of accounting and tax issues likely to impede a smooth audit and due diligence process, which also increased the risk of being able to timely complete a business combination with Shine Media; and

•	A large number of companies had financial institutional investors as stockholders who desired an initial public offering or other direct financing, rather than a business combination with a SPAC.

Despite the number and diversity of businesses that Shine Media management considered, it was becoming evident to the board at its November 23, 2007, meeting that a reasonable potential target within the advertising and media industry in China appeared increasingly unlikely. Therefore, the board and management discussed the possibility of expanding the search process outside of the advertising and media industry. In preparation of the meeting, management had sought legal counsel’s assessment of the Shine Media business plan, its certificate of incorporation and the approach of the SEC in such situations, and it was concluded that principally because the certificate of incorporation did not limit the business purpose of Shine Media to any particular industry, it was permissible from a state corporate law point of view to expand the search for a target entity for a business combination outside of this advertising and media sector. The board also considered its contractual obligations in connection with its change of acquisition focus. The board decided to broaden the search, but the board indicated that it would seek stockholder approval of an expansion of the business sector for searches if the ultimate business combination it presented to the stockholders was not within the advertising and media industry.

On December 8, 2007, Mr. David Y. Chen met with the representatives of a retail company focused on the retail apparel market for children. Mr. David Y. Chen explained the structure of Shine Media to the company representative. In turn the representative of the retail company described its business activities and financial results and its need for infusion of capital for future growth. The target suggested to Shine Media that the company was on the edge of potential, explosive growth, due to the nature of the business and the market potential. Additionally, the target supported its outlook on the basis that its industry was highly fragmented and consolidation in the sector was likely occur in the near future.

On December 16, 2007, Shine Media reached a preliminary agreement on the key terms of a transaction with the apparel company, subject to each party’s board approval. As part of the proposed transaction terms, the apparel company indicated that it would require immediate bridge financing to enable it to achieve its financial targets in 2008 and 2009 and because of the anticipated time to complete a business combination with Shine Media. Another issue was the requirement of the apparel company to effect a reorganization that would permit the Shine Media’s acquisition of it. The apparel company also did not have a United States GAAP audit of its financial statements, although its financial accounts were kept to international accounting standards because of the requirements of its foreign joint venture partner.

On December 20, 2007, the Shine Media board met to discuss with its management team the progress and terms discussed with the apparel company. The management team presented to the board the different issues facing the transaction, including the lack of a United States GAAP audit, the need for bridge financing and the requirement to complete a offshore restructuring. This was balanced against the attractiveness of the Chinese retail sector that was benefiting from explosive growth caused by the emergence of Chinese domestic consumption. The board assessed the opportunity, and at this meeting approved the preliminary terms of a business combination subject to detailed due diligence and the completion of an audit of the past two years based on United States GAAP. Shine Media management began a memorandum of understanding for the acquisition terms. Shine Media also began initial accounting and legal due diligence on the apparel company and initiated discussions with potential bridge financiers. The apparel company engaged an accounting firm conversant with United States GAAP on approximately December 21, 2007. During January and February 2008, Shine Media management and the management of the apparel company had numerous discussions on the terms of the business combination, and during February proceeded towards drafting a non-binding memorandum of understanding. Because of the Chinese New Year holidays and the number of subsidiaries within the apparel company, it become increasing clear to the Shine Media management that the apparel company would not be able to complete a business reorganization or its audit in a timely fashion which was required by potential bridge financiers and for Shine Media to be able to complete its stockholder approval process. As a result, the management began to consider alternatives to the apparel company. Management formally terminated discussions for a business combination with the apparel company in March 2008.

During 2007 and the month of January 2008, Mr. David Y. Chen and Mr. Hock S. Ong, members of the Shine Media management, had regular communications with Mr. Kerry Propper, Executive Vice President of mergers and acquisitions of Shine Media, on the progress of the search process and the evaluation of the candidates suitability and qualification for a business combination with Shine Media. Because of Mr. Propper’s involvement in several China focused acquisition companies that had completed or were in the stockholder approval stages, Mr. Propper had a wealth of experience with which to help Shine Media. Mr. Proper’s engagement with Shine Media was to assist in referrals of potential target companies and to provide advice as required. The Shine Media management team often discussed potential targets with Mr. Propper and sought his guidance. Shine Media management also had discussions with Mr. Propper’s China office personnel, particularly Mr. Mark Xue, on potential referrals and introductions of target companies for a business combination.

On January 29, 2008, Mr. Kerry Propper asked Mr. David Y. Chen, if he had heard of China Greenscape, one of the Chardan China Investments, LLC portfolio companies. Chardan China Investments is a company managed by Dr. Richard Propper, Mr. Kerry Propper’s father. Chardan China Investments had received a business summary of JSZF on February 27, 2007, and representatives of Chardan China Investments had an initial meeting with the management of JSZF on March 5, 2007. Chardan China Investments ultimately made an investment in China Greenscape in August 2007, through the purchase of the Class A Preferred stock. Mr. Kerry Propper was made aware of China Greenscape and its subsidiary JSZF after Chardan China Investments because he had acted as private placement agent under an engagement letter dated November 23, 2007, through his company, Chardan Capital Markets LLC, for a financing through the sale of the Class C Preferred stock of China Greenscape that had closed on January 18, 2008. The implied post-money value of China Greenscape at the date of the closing of the sale of the Class C Preferred stock was $142 million.

Mr. Kerry Propper indicated to Mr. Chen that China Greenscape was in the process of raising additional growth capital and was in the early stages of preparing for an overseas listing and initial public offering. Mr. Kerry Propper thought that China Greenscape might be open to discussions with a special purpose acquisition company for a business combination as an alternative to a listing and IPO, and he asked if Shine Media would be open to exploring the opportunity. Mr. Chen requested business materials and financial information on the China Greenscape and shortly thereafter received the package.

Mr. Chen reviewed the materials about China Greenscape with Mr. Hock S. Ong on January 30 and 31, 2008, and they decided to request a meeting with the management of China Greenscape because of the following reasons:

•	The business operated in Chinese government encouraged sector, with crossover into environmental protection and agricultural sectors, with a defined business plan;
•
The size and scale of the company is attractive, having achieved United States GAAP audited net income in 2007 of over US$17,000,000, one of most important factors that Shine Media stockholders would be concerned about regards the potential warrant dilution in Shine Media’s capital structure;

•
Substantial due diligence have been completed by two rounds of venture capital investors so there was ample amounts of documentation and financial information on which Shine Media could evaluate China Greenscape;

•	A substantial amount of foreign based capital had been raised and the company was already seeking additional overseas capital and had begun preparation for being a public company;
•	China Greenscape had financial statements that were auditable and financial management personnel in place;
•	China Greenscape already had an offshore structure completed;
•	The company had an experienced management team that had guided the company since its formation in 2002.

On February 1, 2008, Mr. David Y. Chen and Mr. Hock S. Ong met with Ms. Shirley Lee, the acting Chief Financial Officer of China Greenscape in Shanghai. Mr. Mark Xue was also present at the meeting. During the meeting, Mr. David Y. Chen explained the objective and structure of Shine Media, and Ms. Shirley Lee described the business activities, market opportunities, and financial performance of China Greenscape. At the meeting, Messrs Chen and Ong further learned that the company was looking for substantial amounts of growth capital to meet its business objectives and support its expanding contracting and growing revenue targets, and the company was interested in seeking a public listing in the United States. The Shine Media management also learned that there were two previous rounds of investment in preferred shares of the company aggregating about $31,000,000, and the company was considering a further equity investments. Messrs Chen and Ong expressed strong interest in continuing the discussion of a potential business combination with China Greenscape, and they requested a site visit and meeting with other company executives to be arranged as soon as possible. Ms Lee indicated that she would discuss Shine Media’s interest with China Greenscape’s stockholders and arrange a meeting if the stockholders expressed reciprocal interest.

Subsequently on February 4, 2008, Mr. David Y. Chen, accompanied by Ms. Shirley Lee, traveled to the office of China Greenscape, located in the Jiangyin City, Jiangsu province, some 150 kilometers north of Shanghai. Mr. Chen met Mr. Zhu Zhenghong, the Chief Executive Officer of China Greenscape, and Mr. Wu Yishan, senior advisor to China Greenscape. Mr. Chen toured the facilities of China Greenscape, including its growing areas for its inventory of trees and plants and its greenhouse facilities. These persons discussed the future prospects for the company and its expansion strategy.

Both Shine Media and China Greenscape agreed to begin holding discussions on the valuation and potential payment terms and other terms of a business combination. Mr. Mike Zhang, a partner at Chardan China Investments, LLC, was introduced to the Shine Media team as the person who was to be the business term negotiator on behalf of the preferred stockholders for the discussion of an acquisition plan. During the next few days, from February 4, 2008, to February 18, 2008, Shine Media management had several informal discussions with members of the board of Shine Media about China Greenscape and the investment merits. Messrs David Y. Chen and Mike Zhang held several rounds of discussions on the potential valuation of China Greenscape, during which the agreed that their differences in valuation and transaction terms were getting closer.

On February 18, 2008, Mr. David Y. Chen informed the board that the Shine Media management was continuing to consider potential transactions that had been previously reviewed and that it was moving forward to draft a non-binding memorandum of understanding on the retail apparel company, Shine Media had been presented with an investment opportunity in China Greenscape that the management believed deserved board attention because the initial review of its business prospects and historical financials indicated that it is a business with attractive potential. Messrs Ong and Chen followed up with the memo to the board outlining the merits and investment highlights of China Greenscape and a potential valuation analysis.

During the period February 18, 2008, to February 29, 2008, representatives of Shine Media and China Greenscape, by telephone and email had discussions and correspondence to formalize the deal terms. During this period parties discussed the consideration to be paid for the outstanding common shares of China Greenscape. The result was an oral agreement in principle which confirmed the memorandum of understanding and addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•	the consideration to be paid for China Greenscape and whether or not it would be in cash, shares or a combination, which is reflected in the securities purchase agreement;

•	the terms of the additional consideration to be paid over time based on performance criteria and the nature of the performance criteria;
•	the lockup provisions on the stock component of the consideration;
•	provisions relative to a stock option plan; and
•	the composition of management and the board of directors of the combined company.

On February 25, 2008, Shine Media held a board meeting to review and discuss the China Greenscape business combination. Shine Media management reported to the board of the progress of the valuation discussion and the general terms of the proposed transaction with China Greenscape. The board approved management entering into a more complete non-binding memorandum of understanding with China Greenscape. The board asked the management team to pay particular attention to four issues in addition to those that would normally be negotiated, including the selection of nominees for and number of board seats of China Greenscape, negative controls over China Greenscape, the conditions precedent to the consummation of the transaction, and lock up periods for the shares of stock forming part of the consideration. The board emphasized also that the signing of the definitive securities purchase agreement was to be subject to the completion of financial statements and obtaining a fairness opinion by an investment bank to be determined by management and approved by the board. The board also approved the hiring of outside legal counsel, both firms to be in the United States for the purposes of drafting of acquisition agreements, and the federal securities reporting, including the proxy statement/prospectus, such engagements to be under the supervision of Shine Media’s internal counsel, Ms. Estelle Lau. The board approved the hiring of PRC lawyers for the purposes of issuing any required PRC legal opinion on the company and conducting legal and operational due diligence. With a framework of understanding, the Shine Media management team proceeded to engage lawyers and investment bank as instructed by the board.

On February 28, 2008, Mr. Chen visited China Greenscape headquarters at Jiangyin City to hold discussions with the company regarding valuation and payment terms. Mr. Chen met with Ms. Shirley Lee and Mr. Wu Yishan for detailed discussions on valuation, election of board seats, payment terms and share lock-up terms. Both parties agreed to continue the discussion the next day with the objective of achieving a common understanding on the overall terms of co-operation. These discussions continued those commenced on February 18, 2008, and described above.

On February 29, 2008, Mr. Chen, in continued discussions held face to face with Ms. Shirley Lee and Mr. Wu Yishan, reached preliminary terms with the company for the acquisition of all the outstanding equity of China Greenscape by Shine Media, which included the ordinary shares and several classes of preferred stock. The preliminary terms included the number of shares of Shine Media to be issued and the lock-up periods, earn out shares, the amount of cash payments and its payment condition, allocation of board seats between Shine Media and the company stockholders. At the meeting, Mr. Chen and the China Greenscape representatives initialed a non-binding memorandum of understanding subject to the comments and approval of the board of Shine Media and the preferred stockholders of China Greenscape.

In negotiating the consideration to be offered to the China Greenscape stockholders, including the holders of the Greenscape Classes A and C Preferred stock, Shine Media management relied primarily on the earnings history and projections for China Greenscape. The terms regarding the earn-out consideration related to the holders of the common shares portion of the consideration were designed to take into account the uncertainty of any valuation that relies on expectations of future performance and as an incentive for management to achieve their estimate of the earnings goals of China Greenscape. If China Greenscape meets the earnings expectations, then for the next several fiscal years additional share consideration would be paid based on the net income of China Greenscape. If the stated net income target is missed in any one or more years, all the additional shares for those years will not be earned or paid. China Greenscape management believed this variable component of the consideration helps protect of the interests of its stockholders by reducing the prospects that it would have overpaid for the business.

The consideration offered by Shine Media was for all the common and preferred stock of China Greenscape. The overall consideration amount and components were developed and negotiated by management of Shine Media. The valuations for the two previous rounds of preferred equity financing into China Greenscape were not used to determine the price to be offered by Shine Media for several reasons, including (i) the values of China Greenscape for those investments were based on a different time frame in relation to the overall securities markets and the developmental stage in the operations of China Greenscape, (ii) China Greenscape’s values have been changing rapidly as it has obtained financing and developed its business, and (iii) the preferred stock securities had substantially different rights than the common stock being offered by Shine Media. The amount of capital obtained by China Greenscape from the preferred rounds of financing and its subsequent bank debt, however, was a factor taken into consideration in developing the consideration, particularly because a substantial portion of the proceeds of those financings had been used to purchase inventory which typically increases in value and to obtain additional growing area, both of which are assets with longer term values. Additionally, the consideration elements took into account the following factors; (i) Shine Media would be contributing to the working capital of China Greenscape with a majority of the money currently in the trust account of Shine Media, (ii) Shine Media common stock was trading in the United States securities market, therefore providing an exit strategy for the equity holders of China Greenscape for the stock portion of the consideration, and (iii) the potential for the warrants of Shine Media to be exercised for additional capital. The parties also agreed that because some of the value of China Greenscape was based on its future earnings derived from the purchase orders in progress and backlog that would be executed upon over the next two to three years, some of the consideration had to be based on the future earnings of China Greenscape. The use of an earn-out is common in merger and acquisition transactions, and the Shine Media management believed the use of such a feature was appropriate in setting the timing and amount of consideration for China Greenscape. The consideration also took into account not only the assumed debt, but the debt amount that was negotiated with the holders of the Classes A and C Preferred stock. The fact that the preferred holders received different consideration elements was based on factors such as the amount of capital that they had put into the China Greenscape, the timing of their investment relative to the stage of operational development of China Greenscape, their termination of their preference rights in the transaction, the interest rate on their securities, the percentage of the equity that they owned, and the fact that they would be getting shares with a ready market with registration rights.

From March 3, 2008, through May 7, 2008, the parties negotiated the terms of the securities purchase agreement and the related agreements, an exchange offer for the Classes A and C Preferred stock and forms of legal opinions. During this period, certain of the terms of the initially offered consideration were adjusted. During this period legal and business due diligence continued. Each of the members of the Shine Media management team met with representatives of China Greenscape and JSZF individually, either by phone or in person, during that period to answer any outstanding questions. Finding that the results of the due diligence confirmed Shine Media management’s prior understandings regarding the business of China Greenscape and its attractiveness as a candidate for a business combination, the Shine Media management team, based on its prior authorization by the board of directors, proceeded with the acquisition process and continue to work towards execution of a definitive securities purchase agreement. During this period, numerous revisions of the securities purchase agreement were exchanged, disclosure schedules were exchanged and reviewed, and the related agreements and opinions were negotiated. These negotiations primarily took place by telephone and email, and primarily involved Messrs David Y. Chen and Hock S. Ong, and Ms. Estelle Lau for Shine Media, and legal representatives of Nixon Peabody, and Ms. Shirley Lee and the China Greenscape legal representative, Mr. Dan Beharry.

On March 3, 2008, Ms. Estelle Lau engaged Nixon Peabody to assist Shine Media with the drafting of the definitive securities purchase agreement with China Greenscape. Nixon Peabody immediately began drafting a form of acquisition agreement and related documentation. Promptly thereafter, Nixon Peabody sent by email a first draft of the securities purchase agreement to the representatives of China Greenscape and their advisors.

Shine Media also engaged Golenbock Eiseman Assor Bell & Peskoe LLP on March 3, 2008, for all matters relating to business combination, in particular for the S-4 registration statement and proxy statement documentation required for the transaction.

Also in early March 2008, Mr. Ong sought an investment firm to provide a valuations assessment of China Greenscape and fairness opinion for the transaction. Management had discussions with Merriman Curhan Ford & Co. and JMP Securities LLC, and after several discussions and presentation of some work papers on China Greenscape, it was decided to engage JMP Securities LLC to render an opinion with respect to i) the fairness, from a financial point of view, to Shine Media of the consideration to be paid by Shine Media in a potential acquisition of China Greenscape and ii) that the fair market value of the shares of China Greenscape being acquired is equal to at least 80% of Shine Media’s net tangible assets as of the date of the opinion. The engagement of JMP Securities LLC was formalized on April 17, 2008. JMP Securities LLP was engaged by Shine Media because it is a reputable and recognized investment banking and advisor firm that is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. JMP Securities LLP was not engaged to determine or negotiate the consideration to be paid for China Greenscape and did not participate in such determination or negotiations.

On March 8, 2008, Mr. David Y. Chen engaged Allbright Law Offices, Shanghai, as PRC counsel to complete legal due diligence on the China Greenscape and to assist in providing legal advice on the Chinese laws and regulations. Immediately after its engagement, it contacted the representatives of China Greenscape and JSZF and obtained copies of the company legal records. It also began the independent legal investigation of the publicly available legal records of JSZF.

On March 8, 2008, Shine Media management also engaged I-OnAsia Limited to provide an independent background check on key principals of China Greenscape, including the major stockholder, Chief Executive Officer and Chief Financial Officer.

On March 12, 2008, Messrs David Y. Chen and Hock S. Ong met with Mr. Dan Beharry, a partner of Chardan China Investments, LLC, and independent legal counsel to China Greenscape, to discuss the definitive acquisition agreement to acquire China Greenscape, including the terms of an exchange offer for the Classes A and C Preferred stock.

On March 15, 2008, Messrs David Y. Chen, Hock S. Ong and Richard Chang visited the offices of China Greenscape in Jiangyin City and met with Ms Shirley Lee and Mr. Wu Yishan of China Greenscape and JSZF and Mr. Lu for further discussions about the transaction and perform business due diligence of its operations.

On March 25, 2008, Mr. David Y. Chen met in Jiangyin City, with Ms Shirley Lee and Mr. Wu Yishan, representatives of China Greenscape, to go over various terms of the definitive acquisition agreement, as had been commented on by counsel to China Greenscape, Mr. Dan Beharry. Most of the discussion focused on the conditions precedent to closing.

On April 23, 2008, Allbright law firm provided the preliminary draft of its due diligence report to the management of Shine Media. The report covered the current legal status of the China Greenscape subsidiary, JSZF, within the PRC and its business licenses, the legal history of JSZF and its reorganization to be owned by China Greenscape, a British Virgin Islands company, in 2007, its history of legal capitalization under PRC law, business licenses, company assets, material contracts, tax status, and foreign exchange management, among other things. A final report was delivered by Allbright law firm to the board of Shine Media on April 28, 2008, which covered the same topics and provided the same conclusions.

On April 15, 2008, Mr. David Y. Chen traveled to the offices of China Greenscape to meet with Mr. Wu Yishang for further detailed discussion on the posting closing events. The discussions covered such topics as the process of completing the S4 registration statement, the expected SEC process, and the stockholder vote process.

On April 25, 2008, Mr. David Y. Chen traveled to Hong Kong to meet with Ms Ng Sau Lai, the major stockholder of China Greenscape, as part of the due diligence process and to gain comfort that she approved the business combination with Shine Media and confirm that the management of China Greenscape and Chardan China Investments, LLC has been entrusted with the negotiations process.

On April 28, 2008, the board of directors of Shine Media held a meeting to review the findings by JMP Securities LLC. In addition, by invitation at this meeting were outside legal counsel from Nixon Peabody and Golenbock Eiseman Assor Bell & Peskoe LLP. At the meeting, JMP Securities LLC explained the analyses they had performed, including a comparable companies analysis, a precedent transactions analysis, and a discounted cash flow analysis, and delivered to the board of directors an oral opinion which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated April 28, 2008, the initial consideration (as defined in its written opinion attached as Annex G hereto) to be paid for the acquisition of China Greenscape, excluding any contingent consideration, was fair, from a financial point of view, to Shine Media and that the fair market value of the shares of China Greenscape being acquired in the acquisition was equal to at least 80% of Shine Media’s net tangible assets.

On May 2, 2008, I-OnAsia Limited provided to the Shine Media management the final report on their findings regarding the background checks. The report did not have any unfavorable conclusions or facts about any of the persons and companies researched.

On May 5, 2008, the board held a meeting to vote on the proposed acquisition of China Greenscape by Shine Media. The board reviewed an updated board package, prepared by internal counsel, Ms. Estelle Lau and Mr. Hock S. Ong, containing the final legal and investigative due diligence reports, the Fairness Opinion, an investment memo prepared by management, China Greenscape audited and reviewed financial statements, and the final securities purchase agreement. All the directors of Shine Media were in attendance at the meeting. The board reviewed the board package and after a period of questions and answers about the details of the internal investment memo, due deliberation, the board authorized the officers of Shine Media to sign the definitive securities purchase agreement and authorized the officer of Shine Media to proceed with a Stock Option Plan.

On May 6, 2008, Mr. David Y. Chen met with Mr. Wu Yishan and Mr. Zhu Zhenghong for a final discussion on the securities purchase agreement. Discussions focused on the identification of potential board members and the implementation of a stock option plan, including the number of shares to be available under the plan. Immediately after the meeting, the final securities purchase agreement was prepared and distributed for final review and signature.

On May 8, 2008, Mr. Chen executed and delivered the final securities purchase agreement for Shine Media and Green China Resources and received the counterparts of China Greenscape, JSZF, and the ordinary stockholders of China Greenscape.

With the signing of the securities purchase agreement, on May 9, 2008, Shine Media issued a press release announcing the proposed acquisition of China Greenscape. On May 12, 2008, a Current Report on Form 8-K was filed by Shine Media to provide disclosure and information on the acquisition of China Greenscape including the terms and conditions of the securities purchase agreement.

During the period July 23, 2008, to August 18, 2008, China Greenscape and the holders of the Classes A and C Preferred stock entered into additional negotiations regarding the timing of the acquisition of the preferred stock. Shine Media had opened these negotiations because it was decided that it would be better for Shine Media and Green China Resources it the entire equity of China Greenscape could be acquired at one time and China Greenscape was interested in renegotiating certain of the terms of the $25,000,000 in notes to be issued to the holders of the Classes A and C Preferred stock. After several weeks of negotiations, it was agreed that the holders of the Classes A and C Preferred stock would join in the securities purchase agreement through a joinder agreement executed by each holder individually, the terms of the note portion of their consideration would be modified and they would be granted various registration rights for the common stock underlying their securities. In addition, several of the small holders of the common stock of China Greenscape who were exchanging their shares under the securities purchase agreement were permitted to join in the registration rights agreement granted to the holders of the Classes A and C Preferred stock. The board considered that the participation of the Classes A and C Preferred stock was now a private placement transaction, but believed that by changing the transaction from a post acquisition public offering to a private placement was within the provisions of the federal securities laws and the overall benefit of obtaining the full equity ownership of China Greenscape important for the overall transaction. Shine Media obtained the joinder agreements from all the preferred stock holders and the other China Greenscape parties agreed to the terms of the joinder agreement.

Board Consideration and Approval of Transaction

While no one factor determined the final agreed upon consideration and terms of the securities purchase agreement and acquisition of China Greenscape, Shine Media's board of directors reviewed industry and financial data, the projections provided by China Greenscape, the backlog amounts relating to the purchase orders of JSZF, JMP Securities LLC ’ s opinion dated April 28, 2008, an internally prepared investment memorandum, certain due diligence materials about China Greenscape and JSZF, and the history of financings and debt obligations of China Greenscape, in order to determine that the consideration to be paid for China Greenscape was fair and that the acquisition of China Greenscape was in the best interests of the Shine Media stockholders.

In connection with the changes to the structure of the acquisition and the change in the overall consideration being paid for all the equity of China Greenscape, and taking into consideration the current economic conditions in the world, the Shine Media board of directors reaffirms its determination that the consideration to be paid for China Greenscape was fair and that the acquisition of China Greenscape was in the best interests of the Shine Media stockholders.

Shine Media's Reasons for the Stock Purchase and Recommendation of the Shine Media Board

The Shine Media board of directors concluded that the securities purchase agreement with China Greenscape is in the best interests of Shine Media's stockholders and recommended that the stockholder approve the securities purchase agreement and related proposals.

Various members of the board of directors and management have the skills to evaluate and conduct merger and acquisition opportunities and assess business operations. Such skills as they possess are basic to the evaluation of any business. They have a diverse experience beyond the media and advertising sector. Mr. Richard L. Chang, our non-executive Chairman, has been a managing partner of Georgian Pine Investments, an investment fund primarily focused on emerging growth companies in China. Mr. Richard Chang has had over 12 years of experience in evaluating investments in diverse industries such as technology, healthcare and financial services with several investment funds, some of which funds have focused on companies in China. Mr. Chang was also the head of business development in Asia for Sony Pictures Entertainment and for 2 years, a financial analyst at Lazard Freres & Co. Mr. David Y. Chen, our Chief Executive Officer and President and a director, also has a financial background, having been the chief executive officer of a Fintel Group, a financial services and investment company in China, and holding other senior positions with public and private companies. Mr. David Y. Chen has over fifteen years of business operating experience in several industries, including industrial waste, Chinese providers of vocational education and technical training services, and internet software. Mr. Hock S. Ong, the chief financial officer of Shine Media, has many years of financial officer and related experience and a B.A in economics from Wharton School, University of Pennsylvania. Mr. Ong has over 16 years of investment banking and transactional experience in mergers and acquisitions, China related transactions, and infrastructure projects. Additionally, Messrs. Jean Chalopin and Robert B. Hersov, two of our directors, have had many years of business operations experience in many different enterprises, spanning a number of industries in addition to media, such as film production, book publishing, aviation and fractional jet ownership, sports related games over the internet, and luxury vacation properties and Mr. Hersov was a director of Endeavor Acquisition Corp. which acquired American Apparel, Inc., a United States based casual apparel company. Mr. Hersov, has specific experience in evaluating and assessing the value of companies in the mergers and acquisitions context. Therefore, although none of the foregoing directors and management of Shine Media had specific experience in the evaluation of a nursery and forestry company, they believed that their general evaluative and business operational experience throughout their careers permitted them to make in informed decision in the matter of assessing China Greenscape and JSZF and negotiating the consideration and terms of purchase.

In addition to the general skill set of the directors and Mr. Ong, Mr. Kerry Propper, the Executive Vice President of Mergers and Acquisitions, has experience in evaluating the horticultural, nursery and landscaping industry in China as a result of his acting as the placement agent for the Class C Preferred stock of China Greenscape completed in January 2008.

In addition to the personal capabilities of the directors and management of Shine Media, the board believed it beneficial in its decision process to engage JMP Securities LLP to provide a fairness opinion and independently determine the fair market value of the shares of China Greenscape being acquired. The board of directors asked that China Greenscape be considered on a combined basis, including the approximate value of the funds held by Shine Media that would be available to the combined company after the transaction, but excluding any other operating benefits on a going forward basis. Therefore, a valuation on that basis is achieved by valuing the target on a stand alone basis and then adding the capital contributed by the acquisition company. To arrive at a stand alone valuation, the amount of capital assumed need only be subtracted from the valuation amounts determined on a combined basis. Valuing a company for a fairness opinion on a combined basis is not as common as valuing an acquisition target on a stand alone basis, which is the more standard way of valuing a company. The board of directors considered it appropriate because of the estimated capital requirements of China Greenscape starting in fiscal year 2011 to acquire additional land and inventory to maintain the growth of the company and the fact that Shine Media would be bringing a significant amount of equity capital to the combined company and the transaction consideration for China Greenscape was solely an exchange of securities. Notwithstanding the inclusion of the amount of cash in the trust account in the assessment of China Greenscape, the role of the trust account capital in the overall evaluation of China Greenscape was minimal because the estimated capital requirements of China Greenscape were not believed to be needed for at least two fiscal years, in the next several years China Greenscape may change its capital needs as it executes on contracts, and funding could become available from a number of sources including bank loans, factoring arrangements and new equity sales.

The valuation of the contemplated transaction did not include any value for Green China Resources. The reason no value was ascribed to Green China Resources or the redomestication transaction is because Green China Resources has no value prior to or at closing and is merely one of a number of acquisition vehicles that could have been deployed to effect the acquisition of China Greenscape. The benefits of redomestication are operational benefits, through the reduction of tax obligations to the overall combined company on a going forward basis which were not evaluated in the valuation of the business on an enterprise basis, as described above. In the prospectus for the initial public offering of Shine Media, the company indicated that it would assess the value of the acquisition target to determine whether the aggregate fair market of the interests being acquired equal at least 80% of the net assets of Shine Media at the consummation of the transaction. That and similar statements have been used to indicate that if the acquisition of a company was only for a part of its operations or similar arrangements (such as consignment agreements) as well as buying the whole enterprise, the board of directors would make sure that those parts acquired or the whole business acquired would equal 80% or more of the net assets of Shine Media at the time of consummation of the acquisition. The fact that the valuation of China Greenscape was done on a combined basis is not in contravention of that test because the calculation of the value was merely the addition of the amount of capital being contributed by Shine Media to the combined company which could easily be subtracted.

The Shine Media board of directors considered a wide variety of factors in connection with its evaluation of the stock purchase. These included the strong industry positioning, a capable management team, and the potential to become an industry leader when backed by Shine Media's capital. Additionally, the board of directors reviewed industry and financial data and the opinion of JMP Securities LLC in order to determine that the value of China Greenscape was in excess of 80% of the net assets of Shine Media. The discussion about the opinion herein, indicates that on the basis of a comparable company analysis and a transaction equity value analysis, the initial consideration for China Greenscape carried an implied value of $232.8 million. Since this was on a combined basis, not taking into account any operational benefits or expenses, if one subtracts the capital contributed by Shine Media of approximately $40 million, the value of China Greenscape would be an implied value of $192.8 million. This amount, when compared to 80% of the anticipated net assets of Shine Media which would be solely the trust account amount and is approximately $32 million, exceeds 80% of the anticipated net assets of Shine Media at the time of the consummation of the acquisition. Moreover, the value of the common stock being issued in exchange for the outstanding equity of China Greenscape had a market value of $153.5 million on May 8, 2008, the date on which the initial acquisition agreement was signed, based on a per share amount of $5.62. The market value of the stock consideration in the acquisition exceeds 80% of the anticipated net assets of Shine Media at the time of the consummation of the acquisition.

No one factor considered by the board of directors of Shine Media determined the final agreed upon consideration and terms of the securities purchase agreement and acquisition of China Greenscape, and individual members of the Shine Media board may have given different weight to different factors. In considering the stock purchase, the Shine Media board of directors gave considerable weight to the factors discussed below.

China Greenscape, through JSZF, demonstrated a record of growth and expansion and a potential for future growth on the basis of its income during the last couple of years and a review of the current signed agreements of JSZF for future services. Important criteria to Shine Media's board of directors in identifying an acquisition target was that the company has established business operations, that it was generating current revenues, and that it had what Shine Media believes to be a potential to experience growth in the future. Shine Media's board of directors believes that China Greenscape has a growing customer base and the product sourcing and growing capabilities to continue to satisfy its obligations and attract additional customers. The JSZF commenced business operations in the year 2002, and it has experienced increases in revenue and net profit in the last three full years. Although projections are inherently uncertain, Shine Media's board of directors believed, and continues to believe, the projections for the China Greenscape business were reliable, based in part on the unaudited financial statements for the years 2004 through 2007, the backlog of purchase orders that JSZF currently holds, its expected net income and its overall business practices, the board's examination and review of existing purchase orders and interviews with current customers and those with purchase orders to be performed in the future and financial data done in due diligence, that part of the consideration to be paid would be based upon the target's ability to generate and grow net income as set forth in the securities purchase agreement contingent consideration provisions, and the experienced management and growing market for its services all lent support to the projections. The Shine Media board of directors deemed this a positive factor in its overall decision. The board also believed that the additional capital provided by Shine Media, as a result of the merger, would enhance the ability of China Greenscape to continue to grow its business and permit it to invest in new opportunities in China to meet the needs to the customer base.

The management of Shine Media, at the direction and involvement of members of the board, took specific action to evaluate the backlog purchase orders of JSZF. Each of the contract parties that had an outstanding purchase order with JSZF, whether to be performed or in the process of being fulfilled was individually contacted by one or another of the management of Shine Media. Several of the customers were contacted more than once during the negotiation period. Management did a final round of rechecking and re-interviewing several customers in connection with the final board decision to approve the securities purchase agreement. The contacts included visits to the customers for a face to face interview and/or telephone interviews, visits to a number of the sites on which JSZF was working in fulfillment, and with respect to those purchase orders that were government funded, contacting the government entities to verify funding. The management persons evaluated the order size and location, the period of the term, the nature of the project and JSZF’s ability to fulfill the purchase order, the likelihood that a competitor could attract away the business and cause a order termination, and an assessment of the likelihood of JSZF receiving payment. In respect of the latter element, the management persons confirmed with government contracting parties that the payment authorizations were in place with the government authorities. The management persons also assessed the likelihood of additional purchase orders from current customers, as some of the purchase orders were with parties that were responsible for major infrastructure projects that would be implemented over many years in the future, such as highway construction. These discussions with current customers about potential future opportunities was important in assessing the future growth opportunities for JSZF. The management persons also interviewed the customers about the reasons for selecting JSZF and the performance standards, and received generally favorable responses. Management also assessed the delivery schedules under the purchase orders, and discussed with JSZF the delivery requirements and inventory. Management had extensive discussions and interviewed JSZF personnel on inventory acquisition, growing and delivery.

The management persons also had extensive conversations with Mr. Zhu, the CEO of China Greenscape, about the order pipeline and sales strategy. Discussions were held and evaluation was made of the purchase orders being pursued or in negotiation between JSZF and customers. It was noted that a number of the customers had been or are likely to be repeat customers. As part of this analysis, the existence of competitors and their likelihood of success was discussed and evaluated. Also, the stage of the planning for the project or construction phases were evaluated. Management persons also interviewed the JSZF to assess the internal sales targets in terms of order size, customer location, customer profile and sales methods. The sales coverage area was reviewed and the ability of the company to expand its sales efforts. Finally, the challenges facing the sales force were assessed, which included finding suitable personnel, expanding customer orders, and the need to focus on projects that best suited the capabilities of the company to fulfill purchase orders.

Based on these customer and JSZF personnel interviews and assessments by management, ,Shine Media management assessed the overall quality of the orders forming the backlog, and found them to be sufficiently firm to be able to characterize them as backlog, taking into account the inherent uncertainties of what backlog means in accounting terms. The management of Shine Media also assessed the marketing of JSZF in the context of its review of the backlog and the board of directors of Shine Media determined that the marketing function of JSZF was reasonable to be able to continue to locate customers in the future and to continue to develop backlog. Notwithstanding that assessment, the board of directors of Shine Media believed that the marketing program by JSZF must be expanded so as to continue developing leads and achieving new purchase orders. Therefore, the current backlog was considered a positive, with the caveat that the orders in existence were for only a couple of years into the future and there is a need to develop and expand JSZF marketing.

The customer base of JSZF is mainly comprised of a limited number of government entities and property developers, with the government entities representing the majority of the purchase orders This was considered by the Shine Media board of directors as potentially unfavorable because it puts an undue reliance on a few customers at any one time and on government purchase orders. In addition, because the customers are concentrated in Jiangsu Province and surrounding provinces, the customer base has not become particularly diversified. On the other hand, because many of the customers are government entities, once an order is approved, there is a higher assurance that it will not be cancelled and payment will be received. Also, the likelihood of new additional purchase orders is better with government authorities that are undertaking longer term infrastructure development. Notwithstanding those factors, the board of Shine Media considered that the overall lack of customer base diversification was a risk for China Greenscape. The board recognized that China Greenscape was seeking to expand its marketing presence and develop customers in a wider geographic scope within the whole of Eastern China and that it was focusing significant attention on its marketing and sales approach such that there is the potential over time for the customer base to be expanded. The board believed that, in addition to the capital provided from Shine Media, the ability to continue to expand its sales forces and target a wider customer base could be enhanced. This need to expand its marketing endeavors was seen as a negative factor in the decision analysis of China Greenscape. However, because there was a basic team of marketing persons in place, it was seen as a part of the business that could be readily improved and expanded with additional capital and attention. The Shine Media management also believed that the management of China Greenscape has recognized this need.

Another factor carefully looked at was the manner in which China Greenscape acquired and managed the inventory for its obligations. The board reviewed the agreements that the company has for the acquisition of growing areas and trees and other flora. The board also reviewed the sources and placement of the growing areas and found that the local diversification was beneficial to protect the inventory of trees and plants from localized weather conditions and pests and diseases. The board also reviewed the financing methods used to acquire inventory, including the bank loans and the availability of credit, the use of equity capital and the payment history for inventory sold. The cash flow and availability of capital was examined. The board believed that based on the backlog, the marketing efforts, the past successes in wining new purchase orders and the growing concern for urban environmental improvement, the expenditures on inventory and growing areas was a positive factor about the company and a fundamental for its future growth. Against this however, was the need for substantial amounts of inventory at any one time, the fact that the inventory is perishable and there are substantial capital requirements relating to obtaining and maintaining inventory. Therefore, the inventory issues present both positive and negative aspects, but overall the board of Shine Media believed that the large sized purchase orders requiring substantial investment in inventory was more of a positive factor than a negative factor.

The board of directors also examined the benefits provided by the favored tax situation of JSZF within China. The PRC government does not impose an enterprise tax on the income from growing and selling trees and imposes a reduced enterprise tax of 12.5% on the income from the sale of flowers, the latter which represented a very small portion of the income of China Greenscape. In addition, JSZF was awarded on April 21, 2008 Dragon Head status with affords an income tax holiday of two years (which is renewable), regardless of the other tax benefits. The board considered the benefit of the favored tax status on the business margins of the company and believed it was a positive factor as it greatly enhanced the profit margins. The tax benefit also affirms the favored position of the urban greenery business within the PRC government policies to improve the urban experience of its population and move towards more environmentally conscience decisions, all of which benefit China Greenscape. These factors were weighed against the fact that tax policies and urbanization policies are subject to change. However, given the substance of these policies and the fact that they have been in place for several years, the risk of a change soon was considered more remote and not a significant negative in the decision of the board.

The opportunity of significant and potential growth, along with rapid urbanization of China and the government support for urban greenery, helped convince Shine Media's board of directors that a business combination with China Greenscape would be in the best interests of Shine Media's stockholders. Shine Media's board of directors believes that China Greenscape has the ability to continue growth because of its sales efforts, availability of inventory, access to significant growing areas and its availability of capital. Based on the review of the China Greenscape financial statements and their business model and relationships with government and property development relationships, past success in performing purchase orders, and a respected reputation, the board believes that China Greenscape has a lot of potential. Therefore, the board of Shine Media believed that this was be a positive to its overall decision.

Another important factor influencing Shine Media's board of directors' decision was that China Greenscape represents an opportunity to invest in a growing, dynamic industry, with implications of expanding into the larger forestry and forestry products business. China's huge and growing economy is fostering growth in the desire for improved urban environments. In the future, as the urban population increases and becomes more wealthy, there will be increasing demand that the urban city scape be more healthy and attractive. Therefore, there will be demand for greenery to reduce the severity of the urban environment and there will be demand for parks and other green zones. The board believes that current market presence and effective marketing strategies could result in an expansion of China Greenscape's share of their existing market and enable the company to enter additional markets. Therefore, the board of Shine Media believed that this could be a positive to its overall decision.

Shine Media's board of directors' decision was also favorably influenced by the fact that China Greenscape and JSZF has a seasoned management team with substantial contacts among its principal client base and specialized knowledge of the markets within which it operates and the ability to lead it in a rapidly changing environment. By using its growing revenues to expand its sourcing of inventory and to garner greater market share, as well as develop and provide additional products and services, China Greenscape's management appears to have demonstrated a commitment to a strategy that has given it a good presence in the urban greenery industry in Eastern China. Therefore, the board of Shine Media believed that this could be a positive to its overall decision.

Shine Media's board of directors considered the risk that the current public stockholders of Shine Media would vote against the stock purchase and demand to redeem their shares for cash upon consummation of the stock purchase, thereby depleting the amount of cash available to the combined company following the stock purchase or cause a condition of the securities purchase agreement not to be met. Shine Media's board of directors deemed this risk to be no worse with regard to China Greenscape, than it would be for other target companies and believes that China Greenscape will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account are not available at closing. This factor was also mitigated because the purchase consideration is solely in shares of common stock. Therefore, the board of Shine Media believed that this could be a neutral to its overall decision.

At the beginning of the meeting at which the securities purchase agreement was approved, there was a presentation by JMP Securities LLC, and a review of the supporting materials for its opinion. The members of the board reviewed in detail the different methods of valuation discussed and the assumptions used and the comparison data presented. The board reviewed the financial statements of China Greenscape provided to them by management of China Greenscape. There was provided by management of China Greenscape to the board a general description of the business of China Greenscape, materials reflecting the capital structure of China Greenscape as of the date of the presentation, projected uses of the cash that would be available after the merger and an organizational chart, and an anticipated capital structure which included the combined assets and liabilities of both companies post merger as well as the contribution of the Shine Media shares, cash, and warrants. There was discussion about the customers of China Greenscape and the nature of the backlog. The board was presented with the results of the due diligence investigation of the customers related to the backlog which had been performed by one of the board members and management. The board also reviewed the background and due diligence reviews concerning the business and personnel of China Greenscape and JSZF. The board believed that these searches demonstrated integrity and proper conduct of its business in China. These reports were considered a positive factor in the decision process. There was consideration of the various principal risks facing China Greenscape in its operations as an urban greenery company and operating in the PRC, which factors are reflected elsewhere in this proxy statement/prospectus. Included in this review was an examination of the competitive and other threats that China Greenscape and JSZF face in conducting the business. The materials contained a detailed overview of the products and services currently provided by JSZF. The presentation also described the China Greenscape and JSZF business models. Among the elements in those business models were the marketing methods and plans to continue to grow the business The information described in this part of the presentation supports Shine Media's board of directors' determination that China Greenscape have an experienced and talented management team, capable of continuing the success achieved in the past.

The board of Shine Media reviewed the data provided by JMP Securities LLP about comparable companies in the forestry, plant and tree supply and related fields taking into account their relative market presences and cycle maturity. The board of Shine Media discussed the comparable companies and discussed among themselves and with JMP Securities LLP the comparative valuations and relevance to China Greenscape. JMP Securities LLP indicated that they were unaware of any company that was in the same business as China Greenscape that it could use for comparison, however, because certain aspects of the China Greenscape business included the owning of growing land and since one of its primary products was trees, there was the possibility for some comparison. Therefore, in its decision process, the board of directors of Shine Media was aware that the comparison companies were not in the same exact fields of enterprise as China Greenscape. The board of directors of Shine Media did not make any specific adjustments to the analysis and did not make any specific deductions when considering the comparison. The valuation of China Greenscape was based on various assumptions, including projected sales, assumed margins, projected net income, various costs such as for overhead and capital and capital resources, based on the capital of the company after the acquisition.

In addition to a comparative analysis of companies comparable to China Greenscape, the board of Shine Media also reviewed the potential future value of China Greenscape, post-acquisition, taking into account many factors, including the capital available to China Greenscape after the acquisition, costs of borrowed capital, and factors relevant to income and expenses. The board of Shine Media also evaluated the outstanding stockholder and bank loan debt obligations of China Greenscape which aggregate approximately $53,000,000, and reviewed the terms of the loans, including the maturity dates, the likelihood of refinancing the bank loans and comparable interest rates available in the market. The board of directors noted that approximately $32,900,000 of the outstanding debt were loans by former stockholders of JSZF that do not bear interest and have long maturities. The board of Shine Media believes that this overall analysis is relevant to determine and assess the impact that the acquisition of China Greenscape will have on the current shareholders of Shine Media. Because the projections cover future years in the operations of China Greenscape, the board of directors considered it relevant to assess the benefits and detriments of being a combined, public entity when using the forecasts to evaluate the acquisition. Therefore the forecasts and projections used were not on a the basis of China Greenscape on a stand alone basis. If the forecasts and projections had been on a stand alone basis for China Greenscape, they would have been substantially different because there would be reduced costs associated with the transaction, not being a public company and the general and administrative expenses of an expanded corporate structure, but there would be increases in capital costs for its expansion and a different rate of expansion and growth. On a stand alone basis, the valuation of China Greenscape would have been different, possibly lower. Based on its forecasts and projections as a combined company, however, the board of directors of Shine Media concluded that comparatively speaking, the enterprise value of China Greenscape was favorable.

The board of Shine Media was aware of Yunnan Greenland Biotechnology, a company operating in a similar industry as that of JSZF. The board of Shine Media did not consider the Yunnan Greenland in its industry comparisons for the valuation of China Greenscape because it did not believe there was sufficient financial information about Yunnan Greenland available and the other information was not reliable. The board of Shine Media also believed that the stock prices of Yunnan Greenland are not reflective of a free trading market, and therefore could not be used to perform a comparison valuation. The securities trading information is not reflective because (i) the securities are traded on the Shenzhen Stock Exchange, an internal PRC, local stock exchange which only is available to domestic PRC investors and a number of limited foreign investors who qualify as foreign institutional investors that are subject to quotas, (ii) the shares are quoted in the PRC currency, Renminbi, which is subject to currency exchange controls, and (iii) there are only a limited number of shares of Yunnan Greenland available for trading such that the market is thinly traded. The board of Shine Media also understood that JMP Securities LLP did not use Yunnan Greenland in its valuation analysis. The board of Shine Media was not aware of any other public company that is operating in the same industry as China Greenscape.

Projections Regarding China Greenscape

As part of its overall evaluation of the consideration to be paid for the equity of China Greenscape and whether or not to recommend the approval of the securities purchase agreement and related transactions, Shine Media developed a set of projections for its use and for use by JMP Securities LLP. Management of Shine Media understands that development of projections have significant limitations. Projections are based in part on the assumption that past financial and economic experience and conditions generally will continue into the future, and projections are based on a wide range of assumptions about the future of the business, management ability, efficacy of the products and demand, supplies, tax and other government policies, availability of capital and general economic climate, among other things. Any one or all of the assumptions may not be borne out, thereby causing the projections to be rendered invalid. Moreover, as projections are developed for periods farther in the future, the assumptions become more vulnerable to change, thereby making projections for those years more speculative. Although the projections have inherent limitations, they are commonly used, and management believes that projections have some use in evaluating a business, although their ability to predict the future is limited. Therefore, any projection must be used with caution and the full understanding that they are subject to change.

In developing the projections, management took into consideration many factors. Overall consideration was given to China Greenscape’s market leadership position, track record of purchase order execution capabilities, and overall expected growth of demand for China Greenscape’s products. Consideration was also given to the government policies for the greening of the urban landscape, growth of urban areas, and overall continued growth of the Chinese economy with the rise of an urban middle class and their increasing demand for improved quality of life and living environment. (Please refer to discussion on the industry which appear elsewhere in this proxy statement/prospectus.)

To develop the foregoing projections, management of Shine Media assessed the historical financial results of JSZF and China Greenscape, which appear elsewhere in this proxy statement/prospectus. Although management was aware that historical performance is not predictive of future operating results, management believed it was appropriate to use historical results to form the basis of the financial projections and in particular the gross margin and revenue growth elements. Based on the historical numbers, JSZF and China Greenscape grew by 76% in the two year period from 2005 to 2007, and gross margins ranged from approximately 49% to 61% in the years from 2005 to 2007.

In reviewing the financial performance and business model of JSZF and China Greenscape, the following were considered to be key assumptions:

1.	The amount of the purchase order backlog;
2.	Sales efforts and past and possible future revenue growth;
3.	Estimated financial results and gross margins; and
4.	Income tax exemptions.

Each of the assumptions, however, was put into a perspective based on past results and current evaluation of the business and economy.

Revenue amounts were projected based in part on the current backlog and historical revenues. The amount of backlog and an assessment of the quality of existing purchase orders were carefully evaluated, as this assumption was considered a primary driver of China Greenscape’s business. Management of Shine Media evaluated each of the current purchase orders through interviews and on site visits with the customer parties and with management of China Greenscape, through an assessment of past purchase orders for the same parties, and through an evaluation of the likelihood of performance and payment. Assessment of past completion and payment of purchase orders by China Greenscape was also performed, on the basis that it could be an indicator of future completions and payments. Management of Shine Media also assessed the ability of China Greenscape to have sufficient inventory with which to complete projects. The sales methods and sales force of China Greenscape was also evaluated, as the ability of China Greenscape to identify and continue to attract customers was fundamental to the integrity of the projections. Although many of the current purchase orders were for several years into the projection period, management of Shine Media recognized that there would have to be replacement of performed projects and an increase in the overall number of purchase orders for the China Greenscape model to work. Management of Shine Media also had the purchase orders reviewed by legal counsel to verify their enforceability.

Based on the data supplied by China Greenscape and the assessment by management of Shine Media, it was concluded that it was reasonable to find that the backlog of China Greenscape under current purchase orders was approximately $250 million. From the backlog amounts, and the assessment of the ability to win new orders, the revenue projections were developed. (Please refer to discussion on the backlog which appear elsewhere in this proxy statement/prospectus.)

The cost of good sold amount was primarily comprised of inventory cost. Consideration was made by management of Shine Media of the sourcing of inventory, the practice of holding trees in the China Greenscape growing areas which improves the value of the trees, and the expected margins to be achieved under purchase orders as a result of its growing practices. Additionally, the sourcing of trees from outside suppliers for immediate delivery was also taken into account when assessing the cost of goods sold. This latter fact had the impact of increasing the cost of goods sold in the projections. The fact that China Greenscape had historical sources of trees and was expanding its sources of inventory at beneficial rates within the value of the outstanding backlog orders was a factor used in creating the projections. Although China Greenscape historically has been able to maintain a gross margin of between 50% to 60%, the forecasted gross margins are lower because management of Shine Media believes that as the size and scale of China Greenscape grows it is likely the acquisition cost of inventory will rise. In addition, the cost of capital in relation to being able to acquire and hold inventory was taken into account. Management of Shine Media discussed with China Greenscape management the potential variability of inventory costs and reasons that would cause costs to increase.

Operating expenses are projected to rise for a number of reasons. The general growth of the Chinese economy, overall rising costs within China and inflationary effects were taken into account. General expenses of increased staffing as the company developed its marketing, obtained more orders, and needed more workers at all levels were seen as impacting future costs. The added costs of being a publicly listed company in the United States were taken into account. Other expenses such as additional accounting staff, accounting expenses, director expenses and other professional fees and expenses were assumed.

Currently China Greenscape does not pay any income tax in China as the tax regulations exempt their industry from such income taxes. These policies are expected to remain in place for the foreseeable future as agriculture based industries continue to be encouraged and promoted in China. China Greenscape’s tax exemptions have been reviewed and examined.

On the basis of the above evaluations, understanding the limitations of projections, management developed the below projections.

Year	2008	2009	2010	2011	2012
Income Statement (USD mm)
Revenue	$56.0	$77.3	$102.8	$135.2	$177.6
Less: Cost of Goods Sold	26.9	38.1	52.0	68.5	105.8
Gross Profit	29.1	39.2	50.9	66.7	71.8
Less: Operating Expenses	3.3	4.5	6.1	7.1	9.2
Operating Income	25.8	34.7	44.8	59.1	62.6

Earnings Before Taxes	24.1	32.8	43.5	58.9	62.9
Less: Taxes	0.0	0.0	0.0	0.0	0.0
Net Income	$24.1	$33.3	$43.5	$58.9	$62.9

Gross Margin (%)	51.9%	50.7%	49.5%	49.3%	40.4%
Revenue Growth (%)	68.1%	38.1%	33.0%	31.5%	31.4%

Change in Structure and Consideration

During September and October 2008, in light of the economic melt down of the United States securities market and the increasing likelihood of a severe recession in the United States, management of Shine Media and China Greenscape realized that there would have to be a downward adjustment in the amount of the consideration for the acquisition of China Greenscape and to be able to achieve approval of the transaction from the shareholders of Shine Media. The reason for this was that may investors have been seeking cash from whatever source was available to them, and there has been general pressure on all similar special purpose acquisition companies to liquidate unless the transaction was considered particularly favorable to investors.

During the period of September 1, 2008 to October 4, 2008, Mr. David Chen had telephonic conversations with Mr. Henry Zhu, Ms. Shirley Lee, and the advisor to China Greenscape, Mr. Wu Yi Shan, about the declining state of the stock market and recessionary economy in the United States, the impact of these events on the mergers and acquisition market, and more particularly on special purpose acquisition companies such as China Greenscape. During these discussions, while all parties agreed that the overall value and future prospects of China Greenscape were not adversely affected by what was happening in the United States, there was agreement that a 35% reduction in the consideration to be paid for China Greenscape and the capitalization of the post-transaction company would be required to make the deal more attractive to Shine Media’s investors. The board of directors held a meeting on October 7, 2008, to discuss the general terms of the new consideration for China Greenscape, as well as the repurchase of share and a cash dividend proposals, all of which are discussed in detail below. After discussion of the various points, the board approved the revised consideration described below, the repurchase of shares of Shine Media program of up to $30,000,000 worth of common stock from a limited number of stockholders and associated financing, either by loan or equity infusion, and a dividend by Green China Resources. The board of directors additionally asked the Shine Media management team to seek an increase in the China Greenscape’s future financial targets along with the reduction in China Greenscape share incentive amounts for achieving such financial targets, and iterated certain perimeters for the financial targets.

Mr. David Chen subsequently discussed with Mr. Zhu, Ms. Lee and Mr. Wu, increasing the net income targets amounts for the earn-out on October 10, 2008. The discussions were followed up by several telephone calls among those parties on October 11 and 12, 2008, and culminated in agreement from the China Greenscape representatives to Mr. David Chen’s proposal described below on October 13, 2008, which were within the perimeters established by the board and are described below.

Between the period of October 13, 2008 to October 29, 2008, Mr. David Chen also discussed with China Greenscape the one-time cash dividend payment of $1.00 by Green China Resources payable immediately after the transaction, with waivers to the dividend from all the former China Greenscape equity holders and the holders of pre-initial public offering shares of Shine Media, so that effectively the dividend will be paid to the holders of initial public offering shares of Shine Media stockholders who retain their common stock holding in Shine Media post transaction. The parties all agreed to this one-time cash dividend proposal on October 29, 2008, because it was an additional improvement to the value of the transaction to those public investors.

The revised consideration package for China Greenscape called for (i) a reduction in total shares to be issued to 27,324,570 shares from 37,300,000 shares for all the outstanding common and preferred equity of China Greenscape, (ii) elimination of $25 million in promissory notes that were payable to the preferred holders of China Greenscape, (iii) a reduction in earn-out to 13,184,000 shares from 21,000,000 shares that will be received by Selling Shareholders of China Greenscape during the period 2008 to 2012 if certain after-tax profit targets are exceeded, at the rate of 2,636,800 shares instead of 4,200,000 shares per year, and (iv) an increase the after-tax profit targets related to the earn-out shares as follows:

Year	2008	2009	2010	2011	2012
Original Earn-out Targets	$24,230,000	$33,317,000	$41,129,000	$53,311,000	$65,000,000
Revised Earn-out Targets	$27,000,000	$37,000,000	$48,000,000	$60,000,000	$75,000,000

In addition, as part of the restructuring of the acquisition, the original stockholders of Shine Media agreed to a pro rata contribution to capital of an aggregate of 603,750 shares of common stock upon the successful consummation of the acquisition, representing a 35% reduction of their personal holdings. Also part of the restructuring, the underwriters of the IPO of Shine Media and their related parties agreed to reduce by 35% the amount of deferred cash compensation due from the trust account and reduce the number of units represented by the unit purchase option to 234,000 units, down from 360,000 units. These contributions to capital and reductions were comparable to the reduction in the share consideration being agreed to by the ordinary shareholders of China Greenscape. In all, these reductions were increasing the percent of the post transaction company that the public investors in Shine Media would hold and was improving the overall value of the transaction to those public investors.

The underwriters of the IPO of Shine Media agreed to reduce their deferred compensation and number of unit purchase options at the request of Mr. David Chen, primarily on the basis that the initial shareholders of Shine Media were reducing their number of shares received at the creation of the company and their realization that the securities markets, worldwide credit crunch and recessionary environment of the United States was requiring concessions by all parties involved with Shine Media. Of course, if the deal is successful, then the underwriters would be paid their deferred initial public offering consideration and the unit purchase options would have value, both of which would be lost to the underwriters if the transaction was not approved and Shine Media sought liquidation. Those underwriters are not otherwise advising Shine Media or participating in any of the efforts of Shine Media to seek and obtain shareholder approval of the proposals set forth in the prospectus / proxy statement.

At a meeting of the board of directors on October 7, 2007, in connection with the change in the consideration for the acquisition of China Greenscape and the changes in the capital structure of the post-acquisition company, the board of directors reconsidered the financial data that it had previously developed for its assessment of the acquisition of China Greenscape, the data in the registration statement of which this prospectus / proxy statement is a part, and the terms of the modification to the transaction. Other than an oral presentation of the terms, there were no formal presentations or compilation of documentation considered by the board of directors at the meeting. Based on the foregoing, the board of directors continued to believe that the financial data was accurate about China Greenscape as at the time of its preparation and initial consideration of the transaction in May 2008 and that there have not been any significant impairments to the fundamentals of the business of China Greenscape or the Chinese economy that would reduce the value of China Greenscape. The board of directors of Shine Media considered that, because China Greenscape was indicating continued strong results and it had signed up a new long term contract with Anhui West Lake New City Real Estate Co., Ltd. valued at $22 million in years 2008 to 2012, the board of directors of Shine Media were encouraged in their belief that the fundamentals of China Greenscape continued to be as determined at their meeting of May 5, 2008. Additionally, if the target numbers for the net income of the combined company for the earn out were modified, there would be additional confirmation of the long term prospects for China Greenscape from management. The board of directors of Shine Media determined that the reduction in the overall number of shares to be issued in the acquisition and the elimination of the note previously agreed to be issued to the holders of the Classes A and C Preferred stock were substantial improvements to the overall amount of consideration to be paid for China Greenscape which was in favor of Shine Media and its shareholders. Additionally, the reduction in the initial shareholders’ shares and the number of unit purchase options was also considered favorable to Shine Media and its shareholders. The board of directors also considered the fact that the Chinese economy was still forecasted to have 9% annual growth, the environmental mandate of the central government was unchanged and the business of China Greenscape was largely based on long term contracts, many of which were with governmental authorities as well as large property developers, the long term prospects for China Greenscape continued to appear favorable. Conversely, the board recognized that the repurchase program for common stock and the cash dividend would have a negative impact on the working capital available to China Greenscape after the merger, but that the need for such capital was greater in several years time.

The board of directors of Shine Media also considered the opinion of JMP Securities LLP and determined that because the consideration being paid to acquire China Greenscape was now less than when the opinion was obtained, the fairness of the transaction to its shareholders had not changed and, therefore, a bring-down opinion was determined not necessary. The board of directors of Shine Media also considered the reduction of the deferred underwriting compensation due to the underwriters of the initial public offering from $1,035,000 to $672,750, the contribution to capital of the shares by the insiders and the reduction in the number of unit purchase options, all of which would benefit the post-combination company. Because much of the business of China Greenscape is on the basis of longer term contracts with government authorities and larger property developers in China, that the overall business of JSZF is internal to the PRC and is not affected by the need for foreign sourced materials or commodities or depends on foreign revenues, and that the Chinese economy is still projected to have internal growth this year and next year of approximately 9% (Source: International Monetary Fund, as reported in the Wall Street Journal), that the migration from rural areas to urban areas is still a factor in the Chinese economy which will continue to require focus on the urban environmental conditions, and that management of China Greenscape was willing to increase the targets for the earn-outs, the board of directors of Shine Media determined that it continued to be in the best interests of the stockholders of Shine Media to continue to pursue the acquisition of China Greenscape. At the meeting held on October 7, 2008, the board of directors re-approved the securities purchase agreement with its modifications as discussed herein, and recommended its approval by the stockholders.

The board of directors also reconsidered the value of China Greenscape for purposes of meeting the 80% test. As they had done in May 2008, the board considered the implied values of China Greenscape, and subtracted the anticipated amount of capital that would be contributed by Shine Media. Since the business of China Greenscape was not believed to be changed, the values determined previously were considered to continue to be applicable. Therefore, the value of China Greenscape, in the opinion of the board of directors, continued to be in excess of 80% of the anticipated net assets of Shine Media at the consummation of the transaction.

During the period of October 8, 2008 through November 7, 2008, the attorneys for Shine Media prepared the form of modification agreement to the securities purchase agreement and circulated it for comments. In addition, forms of waivers were prepared for the persons waiving the right to the dividend and forms of agreements for the reduction in the outstanding unit purchase options and share ownership positions were drafted and circulated for final comment and signature.

Satisfaction of 80% Test

It is a requirement that any business acquired by Shine Media have a fair market value equal to at least 80% of its net assets at the time of consummation of the acquisition, which assets include the amount in the trust account. The board was informed that in the opinion of JMP Securities LLP, as of the date of its opinion, the fair market value of the shares of China Greenscape being acquired was equal to at least 80% of the net tangible assets of Shine Media. Therefore, the board of Shine Media determined that the value of China Greenscape, at the consummation of the acquisition, will satisfy the 80% test as applicable to the company under its certificate of incorporation.

In connection with the reduction in the consideration being paid for all the equity of China Greenscape, the board of directors of Shine Media reaffirmed its determination that the value of China Greenscape, at the consummation of the acquisition, will continue to satisfy the 80% test as applicable to the company under its certificate of incorporation.

Use of Capital Funds

Upon consummation of the acquisition and after the securities purchase agreement and payment for any converting shares, the funds held in the trust account will be available as working capital of China Greenscape and its subsidiary, JSZF. There is no specific use of proceeds for this amount, other than the cash dividend to be declared by Green China Resources and for the general working capital for the companies. Therefore, Shine Media is not able to provide any greater disclosure about the use of proceeds, which disclosure may ordinarily be required under the regulations of the Securities and Exchange Commission in a sale of securities for the raising of capital for a company. It is estimated that approximately $39.1 million will be available to China Greenscape from the trust account at the time of consummation of the stock purchase agreement, assuming no conversions or repurchases of Shine Media common stock. After payment of the proposed dividend, assuming no conversions and repurchases of Shine Media common stock, there would be 32.2 million available as working capital.

Interest of Shine Media Directors and Officers in the Stock Purchase

In considering the recommendation of the board of directors of Shine Media to vote for the proposals to approve the securities purchase agreement, the redomestication merger and the stock option plan, you should be aware that certain members of the Shine Media board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of Shine Media stockholders generally. In particular:

•   If the securities purchase agreement is not approved and Shine Media fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, Shine Media would be required to liquidate. In such event, the shares of common stock held by Shine Media's directors and officers would be worthless because Shine Media's directors and officers are not entitled to receive any of the liquidation proceeds and any warrants they hold will expire worthless;

•   Shine Media's executives and directors own a total 1,394,000 shares of Shine Media common stock that have a total market value of $_______ based on Shine Media's share price of $____ as of November 26, 2008, the record date. Of this number of shares, 487,900 are subject to cancellation upon consummation of the stock purchase agreement. They also own an aggregate of 283,420 common stock purchase warrants that have a total market value of $______ based on the Shine Media warrant price of $____ as of November 26, 2008, the record date. They paid a total of $______ for the common stock and $ _____ for the warrants, representing a per share price of ____ and a per warrant price of $____. Because Shine Media's directors and executives are contractually prohibited from selling their shares prior to one year after the business combination, during which time the value of the shares may increase or decrease, it is impossible to determine what financial impact the securities purchase agreement and acquisition will have on Shine Media's directors and executives;

• The transactions contemplated by the securities purchase agreement provide that Richard Chang and David Y. Chen, current directors of Shine Media will continue as directors of Green China Resources;

• Each of David Y. Chen, Richard Chang, Robert Hersov, Jean Chalopin and Kerry Propper have lent to the Shine Media $20,000, for an aggregate of $100,000 to pay for current expenses, which if the transaction is successfully consummated will be repaid from the trust account held by Shine Media, and if Shine Media is liquidated, the amounts will not be due and payable;

•   If Shine Media is liquidated without having consummated a business combination, each of David Y. Chen and Hock S. Ong will be personally liable to pay the debts and obligations of Shine Media to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account, which at this date aggregate approximately $500,000 and it is possible that they may not be able to satisfy those obligations; and

•    Mr. Kerry Propper, the executive vice president of mergers and acquisitions of Shine Media, owns 300,000 of our common stock with a value of $____ as of the record date, November 26, 2008. Chardan Capital Markets, LLC, a registered broker dealer and NASD member, of which Mr. Propper is a principal, acted as the placement agent for China Greenscape in connection with its sale of the Class C Preferred stock which closed on January 18, 2008. For the services Chardan Capital Markets was paid a cash commission of $980,678. Chardan Capital Markets was introduced to China Greenscape by Chardan China Investments LLC, a investment entity operated by Dr. Richard Propper, the father of Mr. Kerry Propper. The introduction was made during the summer of 2007 about the time that the Chardan China Investments made its investment in the Class A Preferred stock of China Greenscape. Later, China Greenscape engaged Chardan Capital Markets on November 23, 2007, to help it raise additional capital equity. Chardan China Investments was initially made aware of JSZF when it received an unsolicited business plan for the company on February 27, 2007, after which Chardan China Investments investigated JSZF and decided to invest in its parent, China Greenscape, $20,000,000 for the purchase of 400,000 shares of the Class A Preferred stock. In the exchange of the Class A Preferred stock, Chardan China Investments will receive 5,200,000 shares of common stock. Shine Media was made aware of the possibility of acquiring China Greenscape on January 29, 2008, by Mr. Kerry Propper. Mr. Kerry Propper has no economic interest in the Series A Preferred stock investment held by Chardan China Investments LLC.

Recommendation of the Shine Media Board

After careful consideration of the transaction, Shine Media's board of directors determined unanimously that each of the stock purchase proposal, the redomestication merger proposal and the stock option proposal is in the best interests of Shine Media and its stockholders. This recommendation was reached at the April 28, 2008, board meeting of the directors of Shine Media and reaffirmed at a meeting of the board of directors held on October 7, 2008. The recommendation is based on the terms of the securities purchase agreement, as modified, and in particular the fact that the consideration is all stock which aligns the interests of the China Greenscape former stockholders and management with those of the Shine Media investors. Also, another important aspect of the consideration is that a portion of the consideration is based on the future performance of the target company. Also, the board of directors received an opinion of JMP Securities LLC dated April 28, 2008, that as of the date of its opinion, the fair market value of the shares of China Greenscape being acquired was equal to at least 80% of the net tangible assets of Shine Media, lent support to the conclusion that the acquisition and its terms was in the best interests of the Shine Media stockholders. That analysis indicated that the price being paid for the target company was in line with the valuations of other comparable companies. Certain other terms of the securities purchase agreement were also considered, including the scope of the representations and warranties and the various covenants. The ancillary agreements, such as the employment arrangements for the continuation of some of the current management in positions with the target company and its subsidiary, was also thought to be beneficial and protective of the current stockholder interests and the lock-up agreements for the Selling Stockholders. Also considered was the fact that the target company was operating and has had a pattern of revenues, and appeared to have the potential for growth in its industry. The board also considered the tax favored position within the PRC enjoyed by JSZF, which results in no income tax due and the beneficial effect it has on the operating margins. The board also considered the redomestication merger in conjunction with the acquisition of the Chinese companies which would provide certain benefits to the company after the merger because it would result in a lower tax rate and elimination of the possibility of additional taxes imposed on United States companies with overseas operations that reduce the availability of funds for operations because of the added United States tax burden. Balanced against this was the fact that the board of directors and management had certain conflicts of interest in the decision process and the risk factors relating to the target companies.

The board of directors of Shine Media also reviewed the statements of the prospectus dated December 20, 2006, for the initial public offering of the company and the terms of the certificate of incorporation, and determined that it satisfied the statements and terms therein.

Shine Media's board of directors has approved and declared advisable the stock purchase proposal, the redomestication merger proposal and the stock option proposal and unanimously recommends that you vote or give instructions to vote "FOR" each of the proposals to adopt the stock purchase proposal, the redomestication merger proposal, the stock option proposal and the election of directors.

The foregoing discussion of the information and factors considered by the Shine Media board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Shine Media board of directors.

Opinion of JMP Securities LLC to the Shine Media Board of Directors

The members of the board of directors (“Board”) of Shine Media engaged JMP Securities LLC (“JMP”) to render its opinion as to (1) the fairness, from a financial point of view, to Shine Media, the initial consideration of $301.4 million (which excludes incentive payments of deferred stock consideration of up to 21.0 million shares of common stock, and is defined as the sum of (A) the common stock consideration of 30.8 million shares and the common stock consideration of 6.5 million shares for the preferred shares multiplied by Shine Media’s stock price of $5.57 as of April 25, 2008; (B) cash consideration of $25.0 million for the preferred shares; and (C) assumed debt of approximately $68.6 million) (the “Initial Consideration”) to be paid in connection with Shine Media’s acquisition of all of the outstanding shares of China Greenscape, heretofore referred to as the “Transaction,” and (2) that the fair market value of the shares being acquired in the Transaction is equal to at least 80% of Shine Media’s net tangible assets.

The Board selected JMP to act as its financial advisor based on JMP’s reputation as a recognized investment banking and advisor firm and because, as part of its investment banking and financial advisory business, JMP is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. JMP is a registered securities broker-dealer and a member of the NASD.

On April 28, 2008, JMP delivered its oral opinion to the Board, subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), (1) the Initial Consideration is fair, from a financial point of view, to Shine Media; and (2) the fair market value of the shares being acquired in the Transaction was equal to at least 80% of Shine Media’s net tangible assets.

JMP’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by JMP, is attached as Annex G to this proxy statement/prospectus. The stockholders of Shine Media are urged to, and should, read the JMP opinion carefully and in its entirety. The opinion of JMP is addressed solely to the Board for benefit and use by the Shine Media, and does not constitute a recommendation to the Board or to you as to how to vote in connection with the Transaction or any other matter. The opinion of JMP does not address our underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for us, or the effects of any other transactions in which Shine Media might engage. JMP does not admit to being an “expert” with respect to this proxy statement/prospectus within the meaning of the Securities Act of 1933. The summary of the JMP opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In connection with the opinion, JMP has reviewed and considered such financial and other matters as JMP has deemed relevant, including, among other things:

(i)	a draft of the securities purchase agreement dated as of April 23, 2008;

(ii)	Shine Media’s public offering prospectus on Form 424(b)(3) filed on December 21, 2006;

(iii)	Shine Media’s annual reports on Form 10K for the years ending December 31, 2006 and 2007;

(iv)	JSZF’s audited financial statements for the years ending December 31, 2004 through 2007;

(v)	China Greenscape’s audited financial statements for the period from February 5, 2007 to December 31, 2007;

(vi)	China Greenscape’s pro forma financial statements for the years ending December 31, 2004 through 2007 as reviewed by the China Greenscape’s independent public accountants;

(vii)	China Greenscape’s financial results, including a balance sheet and income statement, for the quarter ending March 31, 2008;

(viii)	a schedule of China Greenscape’s shares, options and warrants outstanding prepared by the management of China Greenscape as of April 23, 2008;

(ix)	financial projections for China Greenscape prepared by Shine Media and China Greenscape’s management for the years ending December 31, 2008 through 2012;

(x)	public information with respect to certain other companies in lines of business that JMP deemed relevant;

(xi)	the financial terms of certain business combinations involving companies in lines of business that JMP deemed relevant;

(xii)
discussions with certain senior officers and other representatives of Shine Media and China Greenscape relating to the aforementioned and any other matters which JMP deemed relevant to its inquiry, including Shine Media’s opinion regarding the China Greenscape’s tax status; and

(xiii)	Such other information, financial studies, analyses and investigations and financial, economic and market criteria that JMP deemed relevant.

In rendering its opinion, JMP, with the Board’s consent, assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with JMP, including, without limitation, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by JMP. JMP further relied upon the assurances of the management of Shine Media that all such information is complete and accurate in all material respects and that Shine Media was not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect. With respect to financial forecasts, projections and other forward-looking information and data provided to or otherwise discussed with JMP, JMP was advised by the management of Shine Media that such forecasts and other information and data were prepared in good faith on reasonable basis reflecting the best currently available estimates and judgments of the management of Shine Media and China Greenscape as to the future financial performance of China Greenscape, as well as to the strategic implications and operational benefits and integration costs anticipated to result from the Transaction, including the additional capital provided to China Greenscape as a result of the Transaction. China Greenscape’s valuation may be affected if it is required to source other sources of capital. The opinion was based substantially on the financial forecasts, projections and other forward-looking information and data described above and JMP further relied upon the assurance of the management of Shine Media that the business of JSZF (as reflected in its audited financial statements, as provided) is the same business as the business of China Greenscape after the acquisition of JSZF by China Greenscape. JMP expressed no view with respect to such forecasts, projections and other information and data or the assumptions on which they were based, and assumed, with the Board’s consent, that the forecasted financial results will be realized in the amounts and at the times projected. Further, without limiting the foregoing, JMP, with the Board’s consent, assumed, without independent verification, that the historical and projected financial information provided to JMP by Shine Media accurately reflected the historical and projected operations of China Greenscape, and that there was no material change in the assets, financial condition, business or prospects of China Greenscape since the respective dates of the most recent financial statements made available to JMP.

JMP did not make and was not provided with, and was not requested to make or obtain, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of China Greenscape nor did it make any physical inspection of the properties or assets of China Greenscape. In addition, JMP was not requested to make and did not make an independent evaluation or appraisal of China Greenscape, and accordingly expressed no opinion as to the future prospects, plans or viability of China Greenscape.

The following is a brief summary of the analyses performed by JMP in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by JMP but includes all material factors considered by JMP in rendering its opinion. JMP drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the Transaction.

Each analysis performed by JMP is a common methodology utilized in determining valuations. Although other valuation techniques may exist, JMP believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for JMP to arrive at its opinion.

Comparable Company Analysis

JMP reviewed and compared publicly available selected financial data and stock trading prices for sixteen publicly traded companies, chosen by JMP based on their common participation in the timber, paper or forestry industries. The companies selected had market capitalizations between $121.0 million and $13.8 billion with an average market capitalization of $2.2 billion, as compared to China Greenscape’s transaction equity value of $232.8 million (calculated as Shine Media’s share price of $5.57 as of April 25, 2008 times the 37.3 million shares issued as part of the Initial Consideration plus cash consideration of $25.0 million). For the most recent twelve months, the comparable companies selected had revenues of between $51.9 million and $16.3 billion with an average of $1.7 billion, as compared to China Greenscape’s revenue of $33.3 million. JMP excluded companies that participated exclusively in related industries that were deemed not relevant such as land development, paper mills, wood products and horticulture. The comparable companies chosen by JMP included:

Acadian Timber Income Fund	Masisa S.A.
Canfor Corp.	Plum Creek Timber Co. Inc.
Deltic Timber Corp.	Pope Resources LP
Forest Enterprises Australia Ltd.	Potlatch Corp.
Griffin Land & Nurseries Inc.	Rayonier Inc.
Gunns Ltd.	Sino-Forest Corp.
International Forest Products Ltd.	Weyerhaeuser Co.
Jaya Tiasa Holdings Bhd	WTK Holdings Bhd

For China Greenscape and each of these comparable companies, JMP calculated the applicable company’s total enterprise value as of April 25, 2008, calculated as the applicable company’s market capitalization, plus total debt, minus cash and cash equivalents as multiples of that company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the most recent twelve months (“LTM”) and estimated EBITDA for the calendar years 2008 and 2009 (except that for China Greenscape, for which JMP calculated an implied company multiple calculated as (1) Shine Media’s share price of $5.57 as of April 25, 2008 times the 37.3 million shares issued as part of the Initial Consideration, plus (2) the cash consideration of $25.0 million, plus total debt, minus cash and cash equivalents, as a multiple of China Greenscape’s EBITDA for the latest twelve months (“LTM”) and for the estimated EBITDA for the calendar years 2008 and 2009). In addition, JMP calculated the applicable company’s price as of April 25, 2008 as a multiple of its diluted earnings per share (“EPS”) for the LTM period and for the estimated EPS for the calendar years ending 2008 and 2009 (except that for China Greenscape, for which JMP calculated an implied company multiple calculated as the sum of (1) Shine Media’s share price of $5.57 as of April 25, 2008 times the 37.3 million shares issued as part of the Initial Consideration and (2) the cash consideration of $25.0 million, as a multiple of China Greenscape’s net income for the LTM period and for the estimated net income for the calendar years 2008 and 2009). The multiples derived resulting in a negative multiple were deemed to be not meaningful for the purposes of this analysis.

JMP next calculated the mean, median, high, low and 25th percent and 75th percent quartile multiples among the comparable companies for each multiple described above, and compared each resulting multiple to the corresponding multiple implied by the Initial Consideration. The chart below summarizes such comparisons:

	Enterprise Value / EBITDA						Price/EPS
	LTM		2008E		2009E		LTM		2008E		2009E
Comparable Company Analysis
Mean	12.0	x	11.0	x	9.6	x	22.4	x	17.8	x	15.6	x
Median	11.3		9.9		9.0		17.8		15.0		13.8
High	21.9		16.6		15.7		49.5		34.1		30.5
Low	8.0		8.5		3.9		10.2		9.9		7.5
75th Percentile	13.0		12.0		10.8		28.1		19.3		17.7
25th Percentile	10.0		9.0		8.0		15.0		13.5		10.9

Implied Company Multiple	17.6	x	11.3	x	8.4	x	13.1	x	9.7	x	7.1	x

JMP multiplied the enterprise value / EBITDA multiples based on the selected comparable company analysis to China Greenscape’s LTM , 2008 and 2009 EBITDA, which generated implied enterprise values between $135.0 million and $559.8 million as compared to the transaction enterprise value of $299.1 million implied by the Initial Consideration (Initial Consideration minus $2.3 million of cash on hand). In addition, JMP multiplied the price / EPS multiples based on the selected comparable company analysis to China Greenscape’s LTM and next twelve months (“NTM”) net income, which generated implied equity values between $181.8 million and $998.8 million as compared to China Greenscape’s transaction equity value of $232.8 million implied by the Initial Consideration. This analysis indicated China Greenscape’s implied multiples generally fell within the range of the multiples calculated from the comparable companies multiples and, in light of the other analyses summarized in this discussion, supported JMP’s determination of (1) the fairness of the Initial Consideration and (2) that the fair market value of the shares of China Greenscape being acquired in the Transaction was equal to at least 80% of Shine Media’s net tangible assets as of the date of its opinion.

Due to the new and unique nature of China Greenscape’s business, no company utilized in the comparable public company analysis participated in the sale of urban greenery and is identical to China Greenscape. JMP chose companies based on their common participation in the timber, paper or forestry industries because these companies were deemed to have similar business models and addressable markets. In addition, JMP’s analysis of comparable companies involved complex considerations and judgments concerning differences in financial and operational characteristics such as profitability, growth and tax structure. Mathematical analyses of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent Transactions Analysis

JMP selected for review 14 other recent, comparable precedent transactions in the timber, paper or forestry industries and conducted an analysis of these transactions based on certain publicly available financial data and the purchase prices paid. The transactions selected had transaction enterprise values of between $96.3 million and $2.6 billion, with an average transaction enterprise value of $722.0 million, as compared to China Greenscape’s transaction enterprise value of $299.1 million (calculated as (1) Shine Media’s share price of $5.57 as of April 25, 2008 times the 37.3 million shares issued as part of the Initial Consideration, plus (2) the cash consideration of $25.0 million, plus total debt, minus cash and cash equivalents). The transactions selected had transaction equity values of between $14.2 million and $2.3 billion, with an average transaction enterprise value of $571.4 million, as compared to China Greenscape’s transaction equity value of $232.8 million (calculated as (1) Shine Media’s share price of $5.57 as of April 25, 2008 times the 37.3 million shares issued as part of the Initial Consideration, plus (2) the cash consideration of $25.0 million). JMP excluded minority transactions and transactions with target companies that participated exclusively in related industries that were not deemed relevant, such as land development, paper mills, wood products, and horticulture. The transactions used were:

Announcement Date	Buyer Name	Seller Name
09/07/07	Aldabra Acquisition Corp	Boise Paper Company
09/21/07	NewPage Holding Corporation	Stora Enso Oyj
05/15/07	Gunns Ltd.	Auspine Ltd.
12/12/06	Setra Group AB	Metsaliitto Osuuskunta
04/18/06	Samling Global Ltd.	Lingui Developments Bhd.
02/03/06	Jolina Capital, Inc.	Arbec Forest Products, Inc.
01/18/06	Canfor Corp.	New South Cos., Inc.
11/15/05	Korsn ’ s AB	Sveaskog Förvaltnings AB
08/31/05	Rank Group Investments Ltd.	International Paper Co.
12/21/04	Carter Holt Harvey Ltd.	Tenon Ltd.
08/26/04	Tolko Industries Ltd.	Riverside Forest Products Ltd.
08/26/04	Ainsworth Lumber Co. Ltd.	Potlatch Corp.
02/02/04	Riverside Forest Products Ltd.	Lignum Ltd.
11/25/03	Canfor Corp.	Slocan Forest Products Ltd.

For China Greenscape and each comparable precedent transaction, JMP initially calculated the total transaction enterprise value of the transaction (the market value of the target company’s equity securities, plus its debt, minus cash and cash equivalents) as multiples of the target company’s EBITDA for the LTM and NTM periods. In addition, JMP calculated the total transaction equity value for the company and for each comparable precedent transaction as a multiple of the target company’s LTM and NTM net income. Where the transaction involved an acquisition of less than 100% of the seller’s equity securities, transaction values were adjusted to assume a 100% acquisition. The multiples derived resulting in a negative multiple were deemed to be not meaningful for the purposes of this analysis.

JMP next calculated the mean, median, high, low and 25th percent and 75th percent quartile multiples among the comparable precedent transactions and compared each resulting multiple to the corresponding transaction multiple implied by the Initial Consideration. The chart below summarizes such comparisons:

	Enterprise Value / EBITDA				Equity Value / Net Income
	LTM		NTM		LTM		NTM
Precedent Transaction Multiples
Mean	8.6	x	4.9	x	15.5	x	21.9	x
Median	6.8		4.3		14.1		15.4
High	23.3		7.3		24.4		52.1
Low	3.0		3.0		4.7		4.8
75th Percentile	9.0		5.9		23.7		28.7
25th Percentile	5.5		3.9		8.9		8.7

Company Implied Transaction Multiple	17.6	x	11.3	x	13.1	x	9.7	x

JMP multiplied the precedent transaction enterprise value / EBITDA multiples based on the selected precedent transaction analysis to China Greenscape’s LTM and NTM EBITDA, which generated implied enterprise values between $51.0 million and $394.3 million as compared to China Greenscape’s transaction enterprise value of $299.1 million implied by the Initial Consideration (Initial Consideration minus $2.3 million of cash on hand). In addition, JMP multiplied the precedent transaction equity value / net income multiples based on the selected precedent transaction analysis to China Greenscape’s LTM and NTM net income, which generated implied equity values between $83.6 million and $1.3 billion as compared to China Greenscape’s transaction equity value of $232.8 million implied by the Initial Consideration. This analysis indicated China Greenscape’s implied transaction multiples generally fell within range of the multiples calculated from the comparable precedent transaction multiples and, in light of the other analyses summarized in this discussion, supported JMP’s determination of (1) the fairness of the Initial Consideration and (2) that the fair market value of the shares being acquired in the Transaction was equal to at least 80% of Shine’s net tangible assets as of the date of its opinion.

No transaction utilized in the comparable precedent transaction analysis is identical to this transaction. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

JMP performed discounted cash flow analyses using Shine Media management projections for the calendar years ending 2008 through 2012. The projections provided by Shine Media management and used by JMP are summarized in a table on page 61. For purposes of estimating unleveraged free cash flows, a 0% company tax rate was assumed based on guidance provided by China Greenscape.

To generate a range of enterprise values for China Greenscape, JMP used an estimated cost of debt of 8.0%, as provided by China Greenscape, and a cost of equity of 15.3%. This resulted in a weighted average cost of capital, or WACC, of 13.6%. JMP then completed a sensitivity analysis based on a set of WACCs (10.0%, 12.0%, 14.0%, 16.0%, and 18.0%) around the 13.6% figure and a set of terminal EBITDA multiples based on the comparable company analysis ranging from 9.0x to 13.0x. To calculate a set of enterprise values, JMP then summed the net present values under various WACC assumptions of: (1) the estimated unleveraged free cash flows and (2) the terminal values based on the various terminal EBITDA multiples. Using the implied enterprise values, JMP then subtracted debt and added cash and cash equivalents to determine implied equity values.

		Terminal EBITDA Multiple
		9.0x	10.0x	11.0x	12.0x	13.0x
	10.0%	$427.8	$469.8	$511.9	$554.0	$596.1
Discount	12.0%	391.2	430.0	468.8	507.6	546.4
Rate	14.0%	357.9	393.8	429.6	465.5	501.3
(WACC)	16.0%	327.7	360.8	393.9	427.1	460.2
	18.0%	300.0	330.7	361.4	392.1	422.8

This analysis indicated that the implied transaction equity based on the initial consideration value of China Greenscape fell below the range of the equity values calculated and, in light of the other analyses summarized in this discussion, supported JMP’s determination of (1) the fairness of the Initial Consideration and (2) that the fair market value of the shares being acquired in the Transaction was equal to at least 80% of Shine Media’s net tangible assets as of the date of its opinion.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal EBITDA multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of China Greenscape’s present or future value or results.

Conclusion

The summary set forth above describes the analyses performed by JMP in connection with its opinion delivered to the Board as of April 28, 2008. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by JMP was carried out in order to provide a different perspective on this transaction and add to the total mix of information available. JMP did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, JMP considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. JMP did not take into consideration the valuation of China Greenscape determined in its last round of financing because the management of Shine Media informed JMP that the business of China Greenscape had developed significantly in 2008 and Shine Media’s management believed that the valuation used for the last financing round would not be indicative of the current valuation of China Greenscape as of the date of the fairness opinion. In addition, fairness advisors generally do not look to past financing rounds in their fairness analyses because companies are typically valued on the latest and most currently available financial data and forecasts, and not on previous investments which are based on historical operating performance and historical projection levels. Except as indicated above, JMP did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, JMP believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, JMP made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by JMP are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Fees and Expenses

Pursuant to the terms of an engagement letter dated April 17, 2008, Shine Media paid JMP a retainer of $25,000 and a fee of $150,000 for rendering its opinion to the Board. In addition, under the terms of the engagement letter, JMP is entitled to receive an additional fee of approximately $175,000 upon the consummation of this Transaction. In addition, Shine Media has agreed to reimburse JMP for travel and certain out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and to indemnify JMP and its employees, agents, officers, stockholders and persons who control JMP against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of JMP’s engagement.

In the ordinary course of JMP’s trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of Shine Media or any other company or any currency that may be involved in this transaction.

Material U.S. Federal Income Tax Considerations of the Redomestication Merger

The following discusses the material U.S. federal income tax consequences of the redomestication merger to the Shine Media stockholders who are U.S. Holders. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which is referred to as the Code, and Treasury regulations promulgated thereunder. A United States Holder is: (i) a beneficial owner of Shine Media common stock that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is described in Section 7701(a)(3) of the Code and (ii) holds the Shine Media common stock as a capital asset within the meaning of Section 1221 of the Code.

Shine Media has received the opinion of its legal counsel, Golenbock Eiseman Assor Bell & Peskoe LLP, in connection with the filing of the Registration Statement of which this document is a part. Subject to the limitations and qualifications referred to herein and therein, the following statement is the opinion of Golenbock Eiseman Assor Bell & Peskoe LLP. Assuming the redomestication merger and securities purchase agreement are completed as described in the merger agreement and Registration Statement, the redomestication merger will qualify as a Reorganization within the meaning of Section 368(a) of the Code and will meet the requirements of Treasury Regulations Section 1.367(a)-3. Accordingly:

●  no gain or loss will be recognized on the exchange of the Shine Media common stock held by the stockholders of Shine Media for the ordinary shares of Green China Resources;

● the federal tax basis of the ordinary shares of Green China Resources received by the holder of Shine Media common stock in the merger will be the same as the adjusted tax basis of such Shine Media common stock surrendered in exchange therefore;

●  the holding period of the ordinary shares of Green China Resources received in the redomestication merger by the holder of Shine Media common stock will include the period during which such Shine Media common stock was held as a capital asset on the date of the redomestication merger;

● Shine Media will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger.

Inversion Rules

The provisions of Section 7874 of the Code should not adversely affect the investors in Green China Resources by reason of the redomestication merger. Section 7874 of the Code, which deals with domestic business entities which expatriate from the United States to a foreign jurisdiction. These provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% of continuing share ownership in the successor foreign entity by the former stockholders of the U.S. corporation and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the Shine Media redomestication merger and the securities purchase agreement, immediately following the redomestication merger into Green China Resources and the securities purchase, the holders of Shine Media common stock immediately will own less than 50% of the shares of Green China Resources.

Taxation of Corporate Distributions

For United States federal income tax purposes, the gross amount of all dividends paid with respect to Green China Resources ordinary shares out of current or accumulated earnings and profit ("E&P") to a United States Holder generally will be treated as foreign source ordinary income to such holder. United States corporations that hold ordinary shares of Green China Resources will not be entitled to the dividends received deduction available for dividends received from United States corporations. Individuals that hold ordinary shares of Green China Resources will not be entitled to the reduced 15% rate of federal income tax generally applicable to dividends, as the British Virgin Islands and the United States have not entered into a Double Tax Treaty. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the basis of the United States Holder, and then as gain from the sale of a capital asset.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of Green China Resources Ordinary Shares, and subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Ordinary Shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Tax Consequences on Redemption of Stock by Shine Media.

A U.S. Holder who exercises redemption rights generally should recognize gain or loss for U.S. federal income tax purposes on the redemption equal to the difference between (1) the amount of cash received by such U.S. Holder pursuant to the redemption and (2) such U.S. Holder’s tax basis in its stock.

A U.S. Holder’s gain or loss generally should be computed on a “per share” basis, so that gain or loss should be calculated separately for blocks of stock acquired at different dates or for different prices. The amounts received by a U.S. Holder pursuant to the redemption generally should be allocated proportionately to each share of stock owned by such U.S. Holder. The gain or loss recognized by such U.S. Holder in connection with the redemption generally should be a capital gain or loss, and should be a long-term capital gain or loss if the stock has been held for more than one year, and a short-term capital gain or loss if the stock has not been held for more than one year. Long-term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short-term capital gain. The deductibility of capital losses is subject to various limitations.

In certain circumstances, a U.S. Holder who exercises redemption rights may be treated as having a taxable dividend to the extent of the current or accumulated earnings and profits of the Company (and not a gain or loss on the redemption, as described above). In general, this would occur if (i) the U.S. Holder’s percentage ownership in the Company (including shares the stockholder is deemed to own under certain attribution rules, which provide, among other things, that the U.S. Holder is deemed to own any stock that it holds a warrant to acquire) after the redemption is not meaningfully reduced from what its percentage ownership was prior to the redemption and (ii) the redemption is not “substantially disproportionate” as to that stockholder (meaning, among other requirements, that the percentage of outstanding voting stock owned or deemed to be owned by the U.S. Holder immediately following the redemption is less than 80 percent of that percentage of stock owned or deemed to be owned by the U.S. Holder immediately before the redemption). If the U.S. Holder had a relatively minimal stock interest and, taking into account the effect of redemptions by other shareholders, its percentage ownership is reduced as a result of the redemption, such U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest.

Persons who actually or constructively own 5 percent (or, if the stock is not then publicly traded, 1 percent) or more of the stock of the Company (by vote or value) may be subject to special reporting requirements with respect to a redemption of the stock of the Company, and such persons should consult with their own tax advisors in that regard. A U.S. Holder should also consult with their own tax advisors as to the particular tax consequences to such U.S. Holder of an exercise of any redemption rights.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based on the expected composition of Green China Resources assets and income, it is not anticipated that Green China Resources will be treated as a PFIC. Actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year, and accordingly there can be no assurance with respect to Green China Resources status as a PFIC for the current taxable year or any future taxable year.

If Green China Resources is a PFIC for any taxable year during which a U.S. Holder held its Ordinary Shares, and the U.S. Holder did not make either a timely qualified electing fund (‘‘QEF’’) election for the first taxable year of its holding period for the Ordinary Shares, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized (or deemed recognized) by the U.S. Holder on the sale or other disposition of its Ordinary Shares; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•
the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to any taxable year prior to the first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if Green China Resources were a PFIC, a U.S. Holder who acquires Green China Resources Ordinary Shares from a deceased U.S. Holder who dies generally will be denied the step-up of U.S. federal income tax basis in such shares to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares equal to the deceased holder’s tax basis.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its Ordinary Shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If the QEF election was not effective for any tax year in which Green China Resources were a PFIC and the U.S. Holder holds (or is deemed to hold) Ordinary Shares, the special tax and interest charge rules described above will continue to apply to such shares unless the holder makes a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information form the PFIC. There is no assurance that if Green China Resources or any of its subsidiaries were to become a PFIC that it will have timely knowledge of its status as a PFIC or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its Ordinary Shares, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

If a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Green China Resources is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since it is expected that the Ordinary Shares will be quoted and traded on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Green China Resources ordinary shares under their particular circumstances.

If Green China Resources is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Green China Resources receive a distribution from, or dispose of all or part of its interest in, the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made). The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to such Ordinary Shares under their particular circumstances.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the transactions contemplated by the securities purchase agreement or redomestication merger.

Under the Code, Shine Media will, upon consummation of the redomestication merger, recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger. Shine Media believes that it will not incur any material amount of federal tax as a result of the redomestication merger. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay based on the value of its assets at the time of the merger.

The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code. Such taxpayers include non-U.S. persons, insurance companies, tax-exempt entities, dealers in securities, banks and persons who acquired their stock interests pursuant to the exercise of employee options or otherwise as compensation.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, each stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the redomestication merger and the stock purchase to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Anticipated Accounting Treatment of the Acquisition Transaction

For accounting purposes, this transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former stockholders of China Greenscape will acquire majority of the outstanding shares of the combined company. The historical financial statements will be those of China Greenscape.

United States Acquisition Regulatory Matters

The stock purchase and the transactions contemplated by the securities purchase agreement are not subject to the HSR or any federal or state regulatory requirement or approval, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands.

THE SECURITIES PURCHASE AGREEMENT

The following summary of the material provisions of the securities purchase agreement is qualified by reference to the complete text of the securities purchase agreement, as amended, a copy of which is attached as an annex to this proxy statement/prospectus, and is incorporated by reference. All stockholders of Shine Media are encouraged to read the securities purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

At the effective time of the securities purchase agreement, Shine Media will be merged with and into Green China Resources. Green China Resources will continue as the surviving company. All of the stock of Shine Media will be converted into the right to receive stock in Green China Resources on a one-for-one basis. Thereafter, Green China Resources will purchase all the outstanding equity of China Greenscape for the purchase price described below. Through its acquisition of China Greenscape, Green China Resources will acquire the operating business of JSZF in the PRC.

Closing and Effective Time of the Stock Purchase

The closing of the securities purchase will take place promptly following the satisfaction of the conditions unless Shine Media and the holders of the ordinary shares of China Greenscape, referred to as the “Selling Stockholders,” agree in writing to another time.

Parties

The parties to the agreement are:

▪	Shine;

▪	Green China Resources, Inc., the wholly owned subsidiary of Shine Media, formed under the laws of the British Virgin Islands;

▪	China Greenscape Co., Ltd., a company formed under the laws of the British Virgin Islands, and a holding company for its Chinese operating company;

▪	Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the Peoples Republic of China, and a wholly owned operating company of China Greenscape;

▪	The Selling Stockholders, which are those persons that are all the common stockholders of China Greenscape and the holders of all the Classes A and C Preferred stock.

Structure and Effect of the Transactions

Under the terms of the stock purchase agreement, at the closing date:

▪	Shine Media will merge with and into Green China Resources, with Green China Resources being the surviving and continuing company, under British Virgin Islands law;

▪	Each outstanding share of common stock of Shine Media will be exchanged for one ordinary share of Green China Resources;

▪
Each outstanding warrant to purchase shares of common stock of Shine Media will be assumed by Green China Resources by operation of law, and will be exercisable on the same terms for one ordinary share of Green China Resources; and

▪
Green China Resources will acquire all the outstanding common shares and Classes A and C Preferred stock of China Greenscape and the outstanding Class B and Class D Preferred stock will be contributed to capital and cancelled, and any outstanding options and warrants will be terminated.

Immediately after the transaction:

▪	All the ordinary shares of Green China Resources will be held by the former common stockholders of Shine Media and the former common and preferred stockholders of China Greenscape;

▪	Green China Resources will be a publicly reporting company, registered under the United States federal securities laws;

▪
The shares of Green China Resources will be traded on the Over-the-Counter Bulletin Board, unless Green China Resources is successful in applying for a listing on another exchange in the United States; and

▪	China Greenscape, through its subsidiary, JSZF, will continue to operate its business in the PRC.

Transaction Consideration

In consideration for all the equity stock of China Greenscape, the holders will receive an aggregate of 27,324,570 shares of Green China Resources. That number of newly issued shares of Green China Resources will represent approximately 77.1% of the issued and outstanding shares of Green China Resources immediately after the redomestication merger and acquisition of the equity of China Greenscape, taking into account the contribution to capital of an aggregate of 603,750 shares of common stock of Shine Media at the consummation of the securities purchase agreement and assuming no conversions or repurchases of Shine Media common stock.

As additional consideration payable only to the Selling Stockholders, which are the persons holding the common stock of China Greenscape, based on the post-business combination U.S. GAAP after-tax net operating profits of Green China Resources for its fiscal years 2008 through 2012, the Selling Stockholders will be entitled to payments in the form of newly issued, additional ordinary shares of Green China Resources. The number of shares to be issued as the additional consideration are to be earned on an all or none basis per year. For purposes of determining the right of the Selling Stockholders to receive an additional payment, a payment for any year will not be applied, whether in the year such payment is made or in any subsequent year, to reduce after tax net income. The number of additional shares will be subject to adjustment for stock splits, combinations, and similar recapitalization events. In any transactions in which Green China Resources acquires, is acquired by, merges with or otherwise combines with another business, provision will be made in the documents governing the transaction to preserve for the Selling Stockholders the benefits of the additional consideration. Set forth below is a table of the Net Income amounts and number of shares for each year:

Year	Net Income		Number of Ordinary Shares

2008	US$	27,000,000	2,636,800
2009	US$	37,000,000	2,636,800
2010	US$	48,000,000	2,636,800
2011	US$	60,000,000	2,636,800
2012	US$	75,000,000	2,636,800

Total shares that may be earned			13,184,000

Other Terms of the Business Combination

Lock up Arrangements

The Selling Stockholders and the holders of the Classes A and C Preferred stock will enter into lock up agreements not to sell any of the ordinary shares of Green China Resources obtained in the business combination for a period of time. Selling Stockholders owing five percent or more of the ordinary shares will enter into a lock up until the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment. All the other Selling Stockholders owning more than one percent but less than five percent of the ordinary shares and all the holders of the Classes A and C Preferred stock will enter into a lock up for a period ending on the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment; provided however, such persons will be able to sell up to 10% of the shares immediately after the business combination, 25% after three months after the business combination and the remaining 65% six months after the business combination. The Selling Stockholders will not be provided registration rights, but the holders of the Classes A and C Preferred stock will be provided registration rights for all their shares.

Indemnification

Each of Shine Media and Green China Resources, on the one hand, and each of China Greenscape, JSZF and the Selling Stockholders, on the other hand, joint and severally, will indemnify the other group for all liabilities, monetary damages, fines, fees or penalty interest, deficiencies, losses and expenses arising out of any misrepresentation, breach of warranty or failure to perform any covenant or agreement of theirs and for any liability of any nature whatsoever, including any unpaid taxes, which are not reflected on the respective financial statement or disclosure schedule.

The liability of China Greenscape, JSZF and the Selling Stockholders is not limited. The liability of Shine Media and Green China Resources is limited to US$250,000.

The holders of the Classes A and C Preferred stock will not be subject to any indemnification requirements for the benefit of Shine Media and Green China Resources as to their operations and representations and warranties. In addition each holder of the Classes A and C Preferred stock will not provide indemnification for their representations in the joinder agreement as to ownership of their securities and authority to enter into the joinder agreement. It is typical that passive investors do not provide indemnification for the operations and management issues for the companies in which they invest. Insofar as they have made representations as to ownership, they are liable at law for such representations, even though they have not provided specific indemnification. Because all the preferred stock holders either are located in the United States or have operations here in the United States, it was believed that there would be sufficient, efficient legal recourse to them in the courts for their representations, and the company was not disadvantaged. Shine Media and Green China Resources will indemnify the holders of the Classes A and C Preferred stock in respect of their respective representations, warranties and covenants.

Post-Transaction Management

The securities purchase agreement provides that the management of Green China Resources and the operating subsidiaries will be controlled by the current management of China Greenscape and JSZF. The following table sets forth the principal persons who will comprise the post-business combination management.

Name	Position with Resources	Position with JSZF

Zhu Zhenghong	Chief Executive Officer and Director	General Manager
Zhan Yousheng	Chief Technical Officer	Chief Technical Officer
Shirley Lee	Acting Chief Financial Officer	—

Employment Agreements

The above identified management persons will enter into employment agreements. Prior to closing, management of China Greenscape and Shine Media and Green China Resources may determine that additional persons will be subject to having employment agreements as a condition to closing. The form of employment agreement for the senior management has been negotiated between Shine Media and Green China Resources on the one hand and China Greenscape and JSZF on the other hand, and the final agreements will be substantially in the form as negotiated, subject to variation for salary, term of employment, vacation amount and certain benefits and other terms that are personal to the employee.

Each management employee will be expected to devote their full business time to the business affairs of the company, subject to time off for permitted involvement with educational and civic activities that do not materially detract from the reasonable performance of the person’s duties. In addition to salary, the management employee will be entitled to such bonuses as determined by the compensation committee of the company, provided that the entire annual bonus does not exceed 50% of the base annual compensation. Factors that will be considered by the compensation committee for a bonus award include the growth in the share value, achievement of specific business targets, attraction and retention considerations, capital requirements of the company, establishment of strategic direction and significant company goals. Benefits to be afforded to the management employee will be those that similar management persons are offered from time to time, and may include medical, disability, and life insurance, and reimbursement for the running costs of an automobile for business purposes. The form of employment agreement will provide for usual termination events, including death, disability, cause and good reason. In the event of a termination for good reason by the management employee or without cause by the company, the management employee will be entitled to compensation and benefits for two years or the balance of the term, if earlier. The agreement will have provisions protecting the confidential information of the company. The agreement also will have a non-competition provision effective for three years after termination, subject to a limitation on investments in public securities. The company will indemnify the management employee for actions or omissions while a director, officer or employee of the company, and will be a named insured to the extent the company obtains director and officer insurance. Disputes will be settled by negotiation or arbitration by a single arbitrator under the auspices of the Hong Kong International Arbitration Center, acting in Hong Kong.

Stock Option Plan

Green China Resources, prior to closing will establish and obtain approval for a stock option plan under which the company may award up to 5,500,000 ordinary shares.

Board Configuration

Upon the closing of the stock purchase agreement, Green China Resources will have a board of directors with four persons, or such other number as agreed upon by the Selling Shareholders, Shine Media and Chardan China Investments, LLC. The board of directors need not to be comprised of independent persons upon closing, and it is not anticipated that the board will be either independent or a majority of the persons will be independent. The securities purchase agreement provides that for a period of three years after the closing, Green China Resources will not, without first obtaining the approval of at least a majority of the independent directors if the board is made up of at least a majority of independent persons or of 75% of all the board members if the board of directors is not made up of independent persons: (i) consummate a sale, transfer or other disposition of all or substantially all of Green China Resources’ assets; (ii) consummate a merger or consolidation of Green China Resources with or into another entity (except a merger or consolidation in which the holders of capital stock of Green China Resources immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Green China Resources or the surviving or acquiring entity in relatively the same proportions); (iii) transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Green China Resources’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Green China Resources; (iv) a liquidation, dissolution, or winding up of Green China Resources; (v) authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for a value under the fair market value of such securities as set by the stock exchange listing the company’s securities; (vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Green China Resources for a value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or (vii) incur indebtedness in excess of $250,000 which is outside the normal course of Green China Resources’ business.

Representations and Warranties

The securities purchase agreement contains representations and warranties of the parties relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure and ownership of the applicable entities, (c) the authorization, performance and enforceability of the agreement, (d) licenses and permits of the applicable businesses, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) compliance with applicable provisions of securities laws, and (o) environmental matters.

Conditions to Closing

General conditions

Consummation of the business combination is conditioned on the Shine Media stockholders adopting and approving (i) the securities purchase agreement for the acquisition of the common stock of China Greenscape and (ii) the redomestication merger.

The adoption and approval of the securities purchase agreement by the Shine Media stockholders will require the affirmative vote of the holders of a majority of the shares of Shine Media’s common stock issued and outstanding. Additionally, under the certificate of incorporation of Shine Media in connection with this transaction, the holders of a majority of the shares of common stock that were issued in the Shine Media initial public offering must approve the stock purchase proposal. We will refer to these shares as the “Public Shares.”. The holders of the Shine Media common stock issued prior to its initial public offering, which includes the current officers and directors of Shine Media, have previously agreed to vote such shares in the matter of the adoption and approval of the securities purchase agreement in the same way as the majority of the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Shine Media, then the securities purchase agreement cannot be consummated. The approval of the redomestication merger will require the affirmative vote of a majority of the issued and outstanding Shine Media common stock and is not subject to any of the above requirements.

In addition, the consummation of the business combination contemplated by the securities purchase agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such acquisition, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the agreement have been materially complied with by each party, and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Conditions to Closing by Green China Resources

In addition to the general conditions, the consummation by Green China Resources of the acquisition of China Greenscape is conditioned on (i) China Greenscape entering into employment agreements with certain designated management persons, (ii) having in place and required approvals by officials of the PRC for China Greenscape, JSZF and the transactions contemplated by the stock purchase agreement, (iii) the key agreements of China Greenscape and JSZF continue to be in place, including dealerships, distributorships, representation agreements, lease agreements and other material agreements for their businesses, (iv) the property leases of JSZF are in good standing, (v) the redemption of the Class B and Class D Preferred stock will be completed, (vi) the contribution to the capital of Shine Media of 603,750 shares of common stock out of the 1,725,000 pre-IPO shares will have been completed, (vii) Shine Media will have obtained a loan in principal amount of up to $30,000,000 for the purpose of enabling Shine Media to effect the stock repurchase program, such loan to bear interest and to be payable on demand, (viii) Green China Resources will have declared a dividend of $1.00 payable on the outstanding common stock of the company immediately after the closing, and the initial shareholders of Shine Media and the former holders of equity of China Greenscape will have waived their rights to such dividend, and (ix) there will be agreement on the appointment of the directors of Green China Resources after the consummation of the business combination.

Additionally, at the earlier of the closing of the business combination or September 30, 2008, China Greenscape, on a consolidated basis, will have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the China Greenscape and JSZF consolidated balance sheet as of March 31, 2008. Also at September 30, 2008, China Greenscape, on a consolidated basis, will not have total debt in excess of 128.8% of it’s total debt amount shown on the consolidated unaudited balance sheet as of March 31, 2008, which amount is approximately $68.4 million (RMB 480 million), and provided that such increase in total debt may be only for additional inventory and prepayment related to inventory and for no other purpose without the consent of Shine Media. Total debt includes loans to the prior stockholders of China Greenscape or JSZF, long and short term debt, and other interest bearing instruments.

On September 30, 2008, if the balance sheet shows cash and accounts receivable less than as required or total debt more than as permitted, then the incentive payments shall be reduced on a dollar for dollar basis, with each US$5.28 of the shortfall or excess reducing the incentive payments by one share. The reduction in shares will be applied to all the periodic incentive payments, as earned, until the entire shortfall has been achieved. Notwithstanding the foregoing, if the debt limit is exceeded without permission, Shine Media and Green China Resources may terminate the agreement.

Conditions to Closing by China Greenscape and the Selling Stockholders

In addition to the general conditions, the consummation by China Greenscape and the equity holders will be conditioned on (i) the timely filing of all required reports with the Securities and Exchange Commission by Shine Media and Green China Resources, (ii) consummation of the redomestication merger, and (iii) continued quotation of the ordinary shares of Green China Resources on the OTC Bulletin Board. Shine Media has agreed that it will prepare and file a registration statement, which shall contain a proxy statement/prospectus, to register, under the Securities Act of 1933, the Green China Resources ordinary shares and the warrants that will be issued in the transaction pursuant to the redomestication merger and the ordinary shares issuable upon exercise of the warrants, and to solicit proxies from the Shine Media stockholders to vote in favor of proposals regarding the adoption and approval of the securities purchase agreement and the transactions contemplated thereby and the redomestication merger.

SHINE MEDIA REDOMESTICATION MERGER

General

Shine Media is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and affecting a new board of directors. The redomestication merger is an obligation under the securities purchase agreement with the Green China Resources Parties.

Management believes that the reincorporation in the British Virgin Islands (BVI) will result in operating cost savings from reduced worldwide taxation and more flexibility and simplicity in conducting corporate transactions. The principal cost savings will result from not being subject to United States taxation regimes. The corporate rate will be that of the PRC which is expected to be less than the United States corporate tax rate of 35%. The effective PRC tax rate for 2008 for the JSZF will be nil. Companies wholly outside of the United States, including those in the PRC, will not be subject to the U.S. Controlled Foreign Company rules or other tax provisions contained in the Code which could result in U.S. taxation or increased tax compliance costs arising in the U.S. We believe that the reincorporation will reduce taxes and other costs of doing business by Green China Resources in the future because its operations will be in China after the acquisition and therefore more funds will be available for use by the company. Tax reporting and compliance costs will also be reduced, because the redomesticated company only will be a tax reporting group in the PRC. As a result of the reduction in the dividend taxes, it will permit the company to move capital within the holding company structure and structure new acquisitions and diversifications more easily with greater flexibility. It is believed by the management of Shine Media that the cost savings will be beneficial and are appropriate to a company that will be wholly operating within the PRC and serving clients operating in or from the PRC. The BVI has adopted an International Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI international business companies currently are wholly exempt from BVI tax on their income.

As part of the reincorporation, Shine Media's corporate name will be that of the surviving company, "Green China Resources Inc ."

The Memorandum and Articles of Association of Green China Resources are set forth in annexes to this proxy statement/prospectus. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication Merger

The board of directors has approved the reincorporation plan and redomestication merger and recommends that the stockholders of Shine Media approve it as being in the best interests of the stockholders.

The affirmative vote of the holders of a majority of the shares outstanding of Shine Media is required for approval of the reincorporation plan and redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The reincorporation plan will not be implemented if the securities purchase agreement is not approved or the stock purchase is not consummated. The stock purchase will not be consummated if Shine Media does not reincorporate in the BVI.

The board of directors unanimously recommends a vote "FOR" the approval of the reincorporation plan and redomestication merger.

Plan of Reincorporation and Redomestication Merger

The reincorporation will be achieved by the merger of Shine Media, a Delaware company, with and into Green China Resources, a BVI corporation, which is wholly owned by Shine Media at this time, with Green China Resources being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of Green China Resources, written in compliance with BVI law. The effectiveness of the reincorporation and the merger is conditioned upon the filing by both Shine Media and Green China Resources of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, Shine Media will cease its corporate existence in the State of Delaware.

At the time of the redomestication merger, one new share of Green China Resources will be issued for each outstanding share of common stock of Shine Media held by our stockholders on the effective date for the reincorporation. Each share of Green China Resources that is owned by Shine Media will be canceled and resume the status of authorized and unissued Green China Resources common stock. The Shine Media shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of Green China Resources will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB.

Your percentage ownership of Shine Media will not be affected by the reincorporation. As part of the securities purchase transaction, however, there will be the issuance of additional shares of common stock as consideration for China Greenscape. As part of the reincorporation, Green China Resources will assume the outstanding warrants of Shine Media on the same terms as currently issued. In addition, Green China Resources will assume all outstanding obligations of Shine Media and succeed to those benefits enjoyed by Shine Media.

Replacement of the current stock certificate of Shine Media after the redomestication merger will not be necessary. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE SHINE MEDIA NAME. The issued and outstanding stock certificates of Shine Media will represent the rights that our stockholders will have in Green China Resources. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issue. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

If the redomestication merger is completed, the Shine Media stockholders who do not vote in favor of the redomestication merger (including not voting at all and abstaining on the issue) have the right to demand in cash the fair value of their Shine Media shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of taking the surviving corporation common stock. Holders of options or warrants to purchase Shine Media common stock do not have any appraisal rights.

Shine Media common stock will not be converted into surviving corporation common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of the surviving corporation common stock on the same basis as the other shares that convert in the redomestication merger.

To perfect the appraisal right, stockholders must not vote in favor of the redomestication merger and then mail or deliver a written demand for appraisal, before the taking of the vote on the merger at the special meeting of Shine Media stockholders. This written demand must be separate from any written consent or vote on the redomestication merger. Voting against approval of the redomestication merger or failing to vote on the proposal alone will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered by mail or fax to:

Shine Media Acquisition Inc./Green China Resources Inc
29 Level, Central Plaza
341 Huai Hai Zhong Road
Shanghai, PRC 200020
Attention: Shirley Lee, acting CFO
Fax number: _____________________
Telephone number: ________________

A written demand for appraisal of the Shine Media shares is only effective if it reasonably informs Shine Media of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Shine Media stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of Shine Media stock as a nominee for others, may exercise a right of appraisal with respect to the common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, Shine Media will assume that the written demand covers all the shares of Shine Media common stock that are in the nominee's name.

It is important that Shine Media receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receiving the shares of Green China Resources in the redomestication merger.

Dissenting stockholders must not approve the redomestication merger. If a dissenting stockholder votes in favor of the merger, the stockholder's right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. An actual vote against approval of the redomestication merger is not required in order to exercise appraisal rights.

Dissenters must continuously hold their shares of Shine Media common stock from the date they make the demand for appraisal through the closing of the redomestication merger. Record holders of Shine Media common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither Shine Media nor the surviving corporation has any intention at this time of filing this petition. Because the surviving corporation has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, the dissenting stockholder may lose its rights of appraisal.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the holder's demand for appraisal rights within 60 days after the effective date of the redomestication merger. A stockholder also may withdraw a demand for appraisal after 60 days after the effective date of the merger, but only with the written consent of the surviving corporation. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the redomestication merger.

If the stockholder is in compliance with the demand requirements, its is entitled to receive from the surviving corporation a statement setting for the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the surviving corporation within 120 days after the effective date of the redomestication merger. The surviving corporation must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the period win which demand for appraisal rights must be made has expired.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the redomestication merger. Basically the value for appraisal will be the value of Shine Media on the date immediately prior to signing of the stock purchase agreement, which would include the value of Shine Media including the value of the trust account on that date. Whether or not an investment banking firm has determined that the merger is fair is not an opinion that the merger consideration is fair value under Section 262. Upon determination of the value, the surviving corporation will be ordered to pay that value, together with simple or compound interest as the court directs. Shine Media believes that after the acquisition of China Greenscape, there will be sufficient funds to pay appraisal rights because Green China Resources has operating cash flow from its then to be subsidiaries and the cash of Shine Media will be available to pay appraisal rights. To receive payment, the dissenting stockholders must surrender their stock certificates to the surviving corporation.

The costs of the appraisal proceeding may be assessed against the surviving corporation and the stockholders as the court determines.

Differences of Stockholder Rights

Upon the completion of the redomestication merger, the Memorandum and Articles of Association of Green China Resources will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The material differences between the corporate statutes of the British Virgin Islands and the Memorandum and Articles of Association of the Green China Resources, on the one hand, and the corporate statutes of Delaware and the certificate of incorporation and by-laws of Shine Media, on the other hand, are summarized below. The Memorandum and Articles of Association of Green China Resources are annexed to this proxy statement/prospectus.

Provision	Shine Media	Green China Resources
Authorized Capital	90 million shares of which 89 million are shares of common stock, $.0001 par value per share and 1 million are shares of preferred stock, par value $.0001 per share	150 million shares of common shares, no par value per share.

Par Value	Stated in United States dollars. Par value of $.0001 per share. Changes in capital generally require stockholder approval	Stated in United States dollars. No par value. Changes in the authorized number of shares may be made upon resolution of members or directors.
Preferred (Preference) Shares	Preferred stock is currently authorized. Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.

Directors may create out of authorized shares one or more classes of preferred stock with preferences and other designations as they determine, in accordance with the BCA and Memorandum. This action requires an amendment to the articles and memorandum and articles of association.

Registered Shares	Shares of capital stock of Shine Media to be registered shares.	Same as Shine Media. Registered shares include electronic registration for DRS registration requirements.
Purpose of Corporation	To engage in any lawful act not prohibited by law.	Same as Shine Media.

Amendment of Certificate of Incorporation	Requires stockholder vote and, except in limited circumstances, by the board of directors.	Requires vote of the stockholders or by the board of directors as permitted by the BCA and articles.*
Registered Office	9 East Loockerman Street Kent County Dover, Delaware	SHRM Trustees (BVI) Limited, Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands
Transfer Agent	Continental Stock Transfer & Trust Company.	Same as Shine Media.
Voting Rights

Common stock: one share, one vote on all matters before the holders of the common stock.
Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders.
Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law.

Each share of common stock has one vote for each share. Directors elected by plurality as provided in memorandum and articles; all other matters by a majority of those shares present and entitled to vote.

Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the acquisition. The company may hold or sell treasury shares.	Shares may repurchased as determined by the board subject to shareholder consent. There are no capital limitations in the BCA. The company may hold or sell treasury shares.
Stockholder/Member written consent	Permitted as required for a vote at a meeting.	No written consent permitted.
Notice Requirements for Stockholder/Member Nominations and Other Proposals

In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

To bring a matter before an annual meeting or to nominate a candidate for director, a member must give notice to the company of not less than 60 days or more than 90 days.
If the member is making a proposal on a matter or nominating a candidate for director and there is less than 30 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

* The memorandum and articles of association and the BCA permit the board of directors to amend the memorandum and articles of association, except that the BCA prohibits the board of directors from restricting the rights or powers of the stockholders to amend the memorandum or articles, or changing the percentage of members required to pass a resolution to amend the memorandum or articles. This power, unlike Delaware law, gives the board a wide discretion in changing many provisions of the memorandum without stockholder approval.

Meetings of Stockholders/Members—Presence	In person or by proxy or other appropriate electronic means.	In person or by proxy or by any teleconference means where persons can hear one another.
Meeting of Stockholder/Member—Notice	Not less than 10 days or more than 60 days.	Not less than seven days; no maximum limit.
Meeting of Stockholders/Members—Call of Meeting

Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote.

Meetings may be called by the directors or by members holding 30 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors. Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice.

Meeting of Stockholders/Members—Place	Within or without Delaware.	Within or outside the BVI as the directors consider necessary or desirable.
Meeting of Stockholders/Members—Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	One-half of the votes of the shares entitled to vote. Adjournment for such time as directors determine.
Meeting of Stockholders/Members—Record Date	As fixed by the directors. If not fixed, the day before notice of meeting is given.	As fixed by the directors.
Directors—Election	By the stockholders as entitled by their terms, including the holders of common stock.	By the members as entitled by their terms, including the holders of common stock.
Directors—Term	Staggered board of three classes; for terms of three years.	Annual term.

Directors—Removal	By the stockholders for cause.
By resolution of the members for cause or without cause on a vote of the members representing 66 2/3 of the shares entitled to vote. Directors may be removed for any reason on a resolution signed by all the other directors, absent from meetings for six months without leave of the board, death or incapacity.

Directors—Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors	May be filled by members or a majority of the directors.

Directors—Number	Unless established by certificate of incorporation, as determined by board of directors, but not less than one.	Same as Shine Media.
Directors—Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	One-half of the total number of directors, present in person, except if there are only two or less directors then a quorum will be all the directors.
Directors—Managing Director	Not applicable

Provision for the board to select one or more directors to be managing directors, provide for special remuneration and assign such powers as the board determines so long as it is not a power that requires board approval.

Directors—Powers	All powers to govern the corporation not reserved to the stockholders.	Same as Shine Media.
Directors—Committees	Directors may establish one or more committees with the authority that the board determines.	Same as Shine Media.
Directors—Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting.	Same as Shine Media.
Director—Alternates	Not permitted	Not permitted under memorandum and articles.
Directors—Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine.	Same as Shine Media, subject to the memorandum and articles.
Director—Limitation of Liability

Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit.

Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. No provisions in the memorandum, articles or agreement may relieve a director, officer, or agent from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company.

Director—Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company.	Same as Shine Media, extends to a liquidator of the company.

Amendments to Organizational Documents (i.e., Articles of Incorporation, By-laws, Memorandum and Articles of Association)

Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors.
Amendments to the memorandum and articles may be made by resolution of the members or by the directors.

Sale of Assets	The sale of all or substantially all the assets of the company requires approval by stockholders holding a majority of the outstanding shares.
The sale of more than 50% of the assets of the company requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares).

Dissenters Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent.

Provision is made under the BCA to dissent and obtain fair value of shares in connection with certain corporate actions that require member approval or consent. If the member and company cannot agree on the fair value, the BCA requires each of the member and company to select an appraiser and those two appraisers shall select a third appraiser. The three appraisers will fix the value of the shares which by the BCA is binding on the company and member for all purposes.

Indemnification of Officers And Directors

As indicated in the comparison of charter provisions, a director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of Association of Green China Resources do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, pursuant to Section 132 of the BCA of the British Virgin Islands, Green China Resources may indemnify directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment, and these amounts may be advanced upon an undertaking to repay them if it is ultimately determined that he director was not entitled to the indemnification. The securities purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. Green China Resources is permitted to and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Green China Resources and Shine Media have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of Green China Resources Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of Green China Resources Memorandum and Articles of Association.

In general, the anti-takeover provisions of Green China Resources Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by Green China Resources board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of Green China Resources or a tender offer for all of Green China Resources capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of Green China Resources in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of Green China Resources in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of Green China Resources or tender offers for all or part of Green China Resources capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of Green China Resources stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of Green China Resources stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings.    British Virgin Island law provides that stockholder meetings shall be convened by the board of directors upon the written request of stockholders holding more than 30% of the votes of the outstanding voting shares of the company. Green China Resources Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors.    British Virgin Island law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by the corporation's Articles of Association or by action of the directors. Green China Resources Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors taken by the directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the board of directors. Directors may be removed by the members only for cause or without cause on a vote of the members representing 66 2/3 of the shares entitled to vote.

Election of Directors.    Under British Virgin Island law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of Green China Resources, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent.    The Green China Resources Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of Green China Resources at its principal executive offices not fewer than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by the board of directors of Green China Resources or by stockholders comprising 30% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Stockholders

The BCA has introduced a series of remedies available to members. Where a company incorporated under the BCA conducts some activity which breaches the BCA or the memorandum and articles of association, the court can issue a restraining or compliance order. Members can now also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members' remedies have also been incorporated into the BCA - where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the court for an order on such conduct.

Any member of a company may apply to court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The BCA provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company's memorandum and articles of association.

Reporting by Foreign Private Issuers

Upon consummation of the redomestication merger the company will become a foreign private issuer. Being a foreign private issuer will exempts the company from certain Securities and Exchange Commission requirements that provide shareholders the protection of information that must be made available to shareholders of United States public companies; including

• The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or Current Reports on Form 8-K;

• The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

• Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

• The sections of the Exchange Act requiring insiders to file public reports of their ordinary share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

In respect of financial reporting, the company will be required to file an annual report within six months after the end of our fiscal year, rather than three months or less which is the requirement for public companies organized in the United States. Additionally, we will not be required to provide interim financial information on a quarterly basis, but only when it is required in our home country or we otherwise make it available. Therefore, the access to financial information about the company may be less quick and regular then for a public company organized in the United States which is required to provide quarterly interim reports. A foreign private issuer is not required to provide current reports on Form 8-K, however it is required to update disclosure on Form 6-K which rules are not as detailed as to timing and scope as those under Form 8-K.

As a foreign private issuer, the company will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, but rather the company will be permitted to prepare and deliver proxy solicitation materials to our shareholder in accordance with: (i) British Virgin Islands law, which contains no specific proxy laws, ruled or regulations, and (ii) the relevant provisions of our memorandum and articles of association, and, as required, file such materials with the SEC after mailing. Although the company anticipates that any proxy materials will contain many of the same disclosures as proxy materials prepared in conformance with the U.S. proxy rules, investors are cautioned that such materials will not have been reviewed by the SEC and may not have all of the material disclosures required under U.S. proxy rules.

The short-swing profit sections of the Exchange Act that require insider transactions to be reported within several days of a transaction and be liable for short-swing profits do not apply to covered persons of a foreign private issuer. Therefore, shareholders may not have the protection or the knowledge generated about such transactions in a similar way as afforded to shareholders of a public company organized in the United States. Notwithstanding the inapplicability of the short-swing profit rules, persons owning greater than 5% of the outstanding shares, which may include insiders, will still have to report their holdings and changes in their holding under Schedule 13(d) of the Exchange Act.

United States Federal Income Tax Consequences of the Reincorporation

The redomestication merger has been structured to qualify as a reorganization under Section 368(a) of the Code for federal income tax purposes. Shine Media has received the opinion of Golenbock Eiseman Assor Bell & Peskoe LLP to the effect that the merger will so qualify and that, for federal income tax purposes, no gain or loss will be recognized by the stockholders of Shine Media who receive Green China Resources common stock for their Shine Media common stock in connection with the reincorporation and redomestication merger.

The adjusted tax basis of each whole share of Green China Resources common stock received by a Shine Media stockholder as a result of the reincorporation and redomestication merger will be the same as the stockholder's aggregate adjusted tax basis in the shares of Shine Media common stock. A stockholder who holds Shine Media common stock will include in his holding period for the Green China Resources common stock that he receives his holding period for the Shine Media common stock.

State, local or foreign income tax consequences to stockholders may vary from the federal income tax consequences described above, and stockholders are urged to consult their own tax advisor as to the consequences to them of the reincorporation under all applicable tax laws.

Under the Code Shine Media will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger. Shine Media believes that it will not incur any material amount of federal tax as a result of the redomestication merger. It is expected that Shine Media will not recognize any gain or loss as a result of the stock purchase or redomestication merger with Green China Resources. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay based on the value of its assets at the time of the merger. Notwithstanding any tax due in respect of the redomestication merger, as a foreign entity, with operations and assets wholly outside the United States, Green China Resources should not be subject to United States income taxation on its operations in the future.

Transfer of Green China Resources Securities Upon Death of Holder

Because Green China Resources is a BVI company, the transfer of the securities of Green China Resources, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of Green China Resources seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. Green China Resources has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

SHINE MEDIA 2008 PERFORMANCE EQUITY PLAN

Background

Effective as of April 28, 2008, the Shine Media board of directors approved by unanimous written consent the "2008 Performance Equity Plan," subject to stockholder approval. The plan reserves 5,500,000 shares of Shine Media common stock for issuance in accordance with the plan's terms. The purpose of the stock option plan is to enable Shine Media to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to Shine Media have been, are or will be important to the success of Shine Media, an opportunity to acquire a proprietary interest in Shine Media. The various types of incentive awards that may be provided under the stock option plan will enable Shine Media to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

After the closing of the securities purchase agreement, there will be in excess of 100 persons eligible to be granted awards under the plan, including directors, officers and employees of China Green Resources and its operating companies. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

A summary of the principal features of the stock option plan is provided below, but is qualified in its entirety by reference to the full text of the stock option plan which is attached to this proxy statement/prospectus as an annex.

Shares Available

The stock option plan reserves 5,500,000 shares of common stock for awards. If Shine Media's stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock option plan will be subject to the adjustments described below.

Administration

The plan is administered by our compensation committee. Under the plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

•   stock options;

•   stock appreciation rights;

•   restricted stock;

•   deferred stock;

•   stock reload options; and

•   other stock-based awards.

Subject to the provisions of the plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 5,500,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan. The committee may not grant to any one holder options to purchase more than 300,000 shares of common stock in any one calendar year in the aggregate under the plan.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options.    Under the plan, our compensation committee may award to participants stock options that:

•	are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code; or

•	are not intended to be so qualified.

Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may be exercised by participants in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

If the employment of a participant who is an employee of ours or a subsidiary of ours is terminated by reason of the participant's death or disability, any stock option held by the participant will automatically terminate except that any vested portion of the option may be exercised by the disabled participant, or by his legal representative or legatee, as the case may be, for a period of one year or a greater or lesser period as may be specified by the compensation committee in the grant, from the date of the death or disability, or until the expiration of the exercise period for the stock option, which ever is shorter.

Unless otherwise provided in the grant of a stock option, if a participant's employment with us or any of our subsidiaries is terminated for any reason other than due to death or disability, the participant's stock option will automatically terminate. However, if the participant's employment is terminated without cause or due to retirement on or after the age of 65, then the portion of his or her stock option which has vested as the date of termination may be exercised:

•	for three months after termination or for the balance of the stock option's exercise period, which ever is shorter; or

•	for a greater or lesser period as may be specified by the compensation committee in the grant.

Stock appreciation rights.    Under the plan, our compensation committee may grant stock appreciation rights to participants who have received stock options. A stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

Restricted stock.    Our compensation committee may award shares of our common stock which are subject to restrictions as the compensation committee may determine in addition to, or in lieu of, other awards granted to participants under the plan. The compensation committee will determine at the time of the award, the period during which the award may be subject to forfeiture and the vesting schedule of the shares under the award. A participant will have the right to vote the restricted stock granted to him and to receive dividend payments distributed on the shares in the form of cash or cash equivalents.

However, during the time that restricted stock is subject to forfeiture and until the restricted stock is fully vested, we will retain custody of the stock certificate representing the restricted shares and will retain custody of all distributions, other than payment of dividends in cash or in cash equivalents, made or declared with respect to the restricted stock. If the participant breaches the terms or conditions set forth in the plan or in the award agreement pertaining to the restricted stock award, or if the restricted stock otherwise does not vest, then the participant will forfeit the award of restricted stock and any distributions which were retained by us relating to the restricted stock.

Deferred stock.    Our compensation committee may award shares of our common stock to be received at the end of a specified deferral period and upon satisfaction of any other applicable restrictions, terms and conditions provided for in the grant of the award. Any deferred stock that does not vest will be forfeited. Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us the applicable deferral period. A participant will not have any rights as a stockholder by virtue of the award of deferred stock until the expiration of the applicable deferral period and the issuance by of a stock certificate evidencing the award of the deferred stock. A participant may request that the compensation committee defer issuance of an award of deferred shares for an additional specified period, subject to certain conditions.

Stock reload options.    Our compensation committee may grant to a participant, concurrently with the grant of an incentive stock option, and at or after the time of grant in the case of a non-incentive stock option, an option covering a number of shares up to the amount of shares of our common stock held by the participant for at least six months and used to pay all or part of the exercise price of an option, and any shares withheld by us as payment for withholding taxes. Any stock reload option will have an exercise price equal to the fair market value of our common stock as of the date of grant of the stock reload option. Unless otherwise provided in the stock reload option grant, a stock reload option may be exercised commencing one year after it is granted and will expire on the date of expiration of the stock option to which the reload option is related.

Other stock-based awards.    Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock. These other stock-based awards may be in the form of the right to purchase shares of our common stock which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of our common stock, as well as awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Accelerated Vesting and Exercisability

Unless otherwise provided in the grant of an award, if any "person," as is defined in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended ("Exchange Act"), is or becomes the "beneficial owner," as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of our common stock subject to the option and award in accordance with the terms set forth in the plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan.

Repurchases

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Forfeitures

Unless otherwise provided in the grant of an award, if a participant's employment with us or a subsidiary of ours is terminated for any reason and within 12 months of the termination, the person either:

•	accepts employment with any competitor of, or otherwise engages in competition with, our business;

•
solicits any of our or our subsidiaries' customers or employees to do business with or render services to the person or any business with which the person becomes affiliated or to which the person renders services; or

•
discloses to anyone outside our company or uses any of our or our subsidiaries' confidential information or material in violation of our policies or any agreement between the person and us or any of our subsidiaries, the compensation committee may require the participant to return to us the economic value of any award which was obtained by the participant during the period beginning six months prior to the date the participant's employment with us was terminated. Unless otherwise provided in the grant of an award, if a participant is terminated for cause, the compensation committee may require that the participant return to us the economic value of any award which was obtained by the participant during the six month period.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, provincial, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

Awards of stock appreciation rights, deferred shares, performance shares and performance units under the plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the company that awards under the plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

•	expressly provided in the plan,

•	expressly provided in the grant of an award, or

•	discussed above with respect to the transferability of stock options in certain limited exceptions,

all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetence, the participant's guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a stock option:

•	By gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant's immediate family; or

•	To an entity in which the participant or members of the participant's immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted, provided that incentive options may only be granted until April 28, 2-18. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant's consent.

United States Federal income tax consequences

The following discussion of only the United States federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options

Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant will realize no taxable income when the incentive stock option is exercised if the participant has been an employee of our company or our subsidiaries at all times from the date of the grant until three months before the date of exercise, one year if the participant is disabled. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above:

•
the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for the shares; and

•	we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on the disposition over the exercise price, which is the same amount included in regular taxable income.

Non-Incentive stock options

With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•
upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under the Code, Section 83(b), to elect to be taxed on the receipt of shares, and we will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock appreciation rights

Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock

A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant's shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which the income is included in the participant's gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock which is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

Deferred stock

A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption "Restricted stock."

Other stock-based awards

The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

INFORMATION ABOUT CHINA GREENSCAPE

Overview

China Greenscape, through its subsidiary JSZF, is an urban green resources company in China that develops, cultivates, grows and distributes trees, plants and flowers to supply the greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. With its operational scale, history of successfully completing large-scale projects and with a backlog of approximately $250 million, China Greenscape is one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in Asia in the next 5 to 10 years.

China Greenscape’s growing areas are strategically located in the Yangtze River delta region, where the economic growth, transportation network, weather conditions and ample water supply make it an ideal place to develop its business. In this region, the company has over 3,100 acres of growing area, including over 880 acres in Jiangsu Province and over 2,200 acres in Jiangxi Province, as well as large and advanced greenhouse facilities. The research and development research team at its cultivation center in Jiangsu employs the latest cloning and planting techniques to produce high-quality and low-cost trees, shrubs, container grown plants and medical plants.

China Greenscape produces over 200 plant varieties, and has an extensive sourcing network that enables it to access thousands of tree and plant varieties throughout China. It currently holds an inventory of over 8 million trees and plants, which is one of the largest and most diverse inventories in China. This diverse inventory, along with its operational and technical expertise, enables China Greenscape to be a single-source provider to large-scale city, park and greenbelt developments.

The commercial greenery market in China is highly fragmented. It involves many small growers that only have the ability to supply up to a few hundred trees and plants to local nurseries, designers and landscapers. China Greenscape is one of the first large-scale enterprises with the capability to meet China’s rapidly growing demand for greenery in its large-scale developments.

China Greenscape is focused on not only being one of the largest providers of trees and plants in China, but also on continuously developing new proprietary tree and plant varieties and cultivation techniques. Due to their unique nature, its proprietary products typically command higher prices and result in better profit margins than more traditional commodity-like products. To create these products, it has a dedicated research and development team located in Jiangsu and maintains strong research and development relationships with some of the leading agricultural faculties in colleges and universities in China. The company has been granted five patents and has applied for seventeen additional patents relating to new tree and plant varieties and botanical methods and techniques. An example of a newly patented plant species developed by the company in conjunction with the Beijing Forestry University is the "rose tree " This is a grafted plant between a traditional rose and a tree trunk called “Shan Mu Xiang” and has received a substantial amount of attention throughout China. With its research and technology advantages, China Greenscape has also been exclusively appointed by the PRC government to preserve the native cymbidium orchid from extinction and expects to participate in similar projects in the future.

Industry

“Greenscape” is used to describe the development, cultivation and planting of trees, plants and flowers. China’s market is undergoing a rapid expansion, which is primarily due to two factors: 1) China’s urban migration, which is rapidly expanding existing cities and causing the creation of new cities; and 2) China’s urban and city planning requirements, which are shifting to comply with recent central government policies for promoting balanced living environments that integrate open areas and green spaces in cities.

With the rapid growth of cities and urban migration that is accelerating in China today, the PRC government has been increasingly aware of the need for green resources in urban planning. During the last 20 years, the economic transition within China has resulted in approximately 200 million rural workers migrating to urban areas and average incomes rising to create a vibrant middle class. As China continues to develop, it is expected that over the next 20 years China’s cities will have added 350 million people, which includes an expectation of another 240 million people from rural areas moving to existing and new cities. By the year 2025, it is expected that China will have approximately 220 cities with more than one million inhabitants, compared with 35 in Europe today, and 24 cities with more than five million inhabitants. The expansion of China’s cites will represent a huge challenge for local and national leaders. This growth will impose on cities the many challenges of managing these expanding populations, including supply pressures on land, energy, water and the environment. As the wealth of the urban population increases, there will be the additional demand for a better living and working environment.

China’s approach to urban planning recently underwent a dramatic shift when the central government of the PRC began promoting an increase in green resources and open areas throughout China’s cities for beautification purposes and to attract investment, reduce carbon dioxide levels and promote a healthy and adequate groundwater supply beneath its cities. The central government policies were instituted in 2001 to create at least 10 square meters of “green” open space per capita and over 35% green coverage area in its cities by 2010 and more recently, in China’s 11th 5 year plan (2006-2011), the government further promoted open areas, greenbelts and parks. These central government policies have created an imminent and strong demand for greenery throughout China.

In support of the domestic green resource industry, the PRC government has exempted all domestic companies involved in the growing of trees from enterprise income tax and a reduced enterprise income tax on growing flowers and related plants. These tax benefits are expected to continue indefinitely until further notice from the national Taxation Bureau. Although, it must be noted, the entire tax structure of the PRC as it relates to operating businesses in China is under review at this time, and there may be substantive tax changes in the future that may raise tax rates and limit or end various tax benefits. JSZF was awarded Dragon Head status on April 21, 2008, which affords a two year exemption from enterprise income tax, which is renewable.

Challenges facing the green resource industry

Possible reduction or elimination of government subsidies and incentives. The current growth of the green resource industry relies considerably on government policy and the availability and size of government subsidies and economic incentives, such as financial aid to local governments, tax benefits to green resource companies and other economic incentives. Even though company management does not expect any changes in the near future, the PRC Government may decide, at any given time, to reduce or eliminate these incentives. Such reduction and elimination will most likely have a negative impact on the company’s market, its operations and its costs of operations.

Difficulties in obtaining suitable land for tree-growing. With the increasing urbanization in China, it is becoming more expensive and difficult to obtain large parcels of readily available arable land which is suitable for tree and plant growing. In its initiatives to protect food crop supplies, the PRC government has also introduced more measures and regulations to prevent using agricultural land for non-food production uses. Obtaining suitable land cost-effectively will continue to be a challenge of operators in the greenery and forest related industries, although with its extensive relationships and financing sources, Greenscape’s ability to acquire the rights to large parcels of land at favorable valuations has been a major advantage for the company since inception and management expects it will continue in the future.

Competitive Strengths of China Greenscape

To be successful in the green resources business in China, a company must possess significant know-how, high-level relationships with major developers and government officials and a large growing area with extensive inventory or access to inventory to fulfill large-scale purchase orders. Management of China Greenscape believes that the company has all of these attributes, and therefore expects to continue to achieve success in this market.

Management of China Greenscape believes that its recent rapid growth and current strong market position are largely attributable to the following principal competitive strengths:

Unique integrated platform and access to “green” resources . With its diverse product offering and ability to provide creative solutions and a range of services, China Greenscape is a unique single-source provider to many large-scale and complex greenscape projects. With and over 8 million trees and plants and over 200 tree and plant varieties in its inventory today, the company believes it has one of the largest and most extensive tree and plant inventories dedicated to serving China’s greenscape market.. In addition to its existing inventory, the company has developed an extensive sourcing network that it continuously utilizes to access additional plant varieties and trees and plants for future projects. The company is in the process of acquiring over 1.5 million tree seedlings and approximately 40,000 mature trees to help fill existing and anticipated future purchase orders.

Strong research and development capabilities . China Greenscape has informal research and development partnership relationships with some of the leading agricultural universities in China, including Beijing Agricultural University, Nanjing Forestry University, Nanjing Agricultural University, and the Jiangxi Provincial Forestry Science Institute. With the assistance of these partnerships, the in-house research team has gained a substantial knowledge base in tree development, cloning and cultivation. Layered planting techniques are used in the company nurseries to make efficient use of the cultivation area without compromising the health and quality of trees and plants. China Greenscape is also one of the most advanced researchers on nutrient fluid combination formula and grafting techniques in China. Its botanical laboratory is one of the largest in China, with the capacity to clone millions of tree and plants each year.

First-mover advantage with a large-scale operation . China Greenscape is one of the largest green resource companies in the PRC as measured by historical sales revenue, tree and plant inventory and backlog. Management of China Greenscape believes that it would take most new entrants several years to establish a fraction of their high-level government and developer relationships and experience in tree and plant sourcing to create a somewhat meaningful presence in the green resources market where they could be considered a competitor. With its already dominant regional market position, history of operations, inventory and sourcing capabilities, cultivation and planting technology, operational capacity to fulfill purchase orders, and current customer and contact base, China Greenscape has a significant first mover advantage in this market.

A highly fragmented domestic market with a substantial consolidation opportunity. The PRC domestic green resource market is highly fragmented and primarily consists of small, local companies that mainly service local markets and provide a limited range of products or services. Management of China Greenscape believes this market environment presents significant acquisition opportunities. China Greenscape also believes its scale of operations, financial strength and strong reputation will enable it to selectively pursue attractive acquisition opportunities in the coming few years.

Strategies of China Greenscape

The current principal objective of China Greenscape is to maximize its earnings potential and strengthen its position as a leading company in China’s urban greenery market by utilizing the following business strategies.

Continue to service large customers and provide single-source green solutions . The management of China Greenscape believes that a key factor in its success has been its ability to be the single-source provider of an integrated greenery solution to its customers. This includes greenery planning assistance, product selection advice, tree and plant delivery and installation, and maintenance and product guarantee for a period of one year after products are replanted at a project site. This often results in overall cost savings and efficiencies and helps China Greenscape solidify key, long-term customer relationships.

Expand amount of internally-produced trees. China Greenscape plans to change the ratio of out-sourced versus internally grown inventory, which in the current fiscal year represents about 93% and 7% of its revenue, respectively. Although no assurance can be given that it will succeed, over the next several years China Greenscape plans to increase the amount of higher margin trees and plants produced in its cultivation center and, on a percentage basis, decrease the amount of trees and plants acquired from third parties. Changing the sourcing mix to more self-grown plants will have a positive impact on profit margins and overall net income due to reducing the cost of inventory.

Expand growing area . China Greenscape plans to expand its growing area through acquisitions. The PRC domestic green resource industry is highly fragmented and primarily consists of small local companies that mainly service the local markets with limited products and services. China Greenscape management believes that due to its relationships, scale of operations and financial strength it will continue to be able to pursue attractive acquisition opportunities at favorable valuations.

Maximizing the value of products sold . The market value of a tree appreciates at its highest rate within its first 18 months. In the PRC domestic market, the average value of a typical tree appreciates eight fold by the end of its first 12 months of growth when compared to its value after the end of six months. Its value further appreciates approximately two to three times during the growth period from 12 to 18 months. After 18 months, the rate of appreciation continues, but at a much slower rate. With an expanded growing area, China Greenscape expects to be able to hold more trees for as long as 18 months to maximize its margins and overall earnings potential.

Future Industry Expansion Plans

Forestry

With its substantial knowledge in tree cultivation and production, and its current land holdings, China Greenscape believes it is well positioned to expand more deeply into the forest products aspects of its industry. To date, China Greenscape has provided tree and other vegetation to forestry companies in the clearance of land it has acquired for growing areas. China Greenscape believes that this is an opportunity that the company ought to explore, as it is anticipated that demand for lumber and forestry products will grow significantly as the PRC continues to develop its economy. Currently the PRC imports more than half of the lumber and forestry products used in the country, and it is only natural that this industry will be developed internally within the country as the demand increases and the cost of imports and transportation expenses rise. The company believes there is a significant future in the construction, pulp and paper market and furniture markets for PRC supplied forestry products. Expansion into this business, however, is subject to may variables and board consideration and approval.

The company currently hold 3,100 acres of land, and it plans to acquire substantial amounts of additional acreage over the next several years, with the ultimate objective of holding as much as 800,000 acres of prime timber land. Although some of the future acquisition of land will be used for its current cultivation of trees for sales as greening products, a part of the China Greenscape long term business strategy is to become a larger forest products company. The company believes that the forest product business is a natural complement to the current business of China Greenscape which is focused on tree production.

As China Greenscape explores this possible business expansion, it will seek to secure land under a variety of means, including options, use agreements, leases and corporate acquisitions. China Greenscape expects that the acquisition of sizeable amounts of land will take a number of years, and as pressure mounts for using land for agricultural purposes, it will become more difficult to acquire tree growing areas and the prices will rise accordingly. China Greenscape has had discussions with various parties to acquire rights of up to approximately 58,000 acres of land in Gaofeng Province and options to acquire up to 825,000 acres of forest during the next six to seven years. To finance such land acquisitions the company will have to seek financing, and China Greenscape has not arranged any financing for such overall endeavor. Because of market conditions in the real estate market, previously estimated costs and the availability of land are changing so the rate of acquisition may be accelerated as prices become more favorable or stretch out as sources of funding are harder to solidify. China Greenscape does not have any firm commitments to any rights or options or acquisition agreements for the types and quantity of land it seeks, and it has no firm estimates of the total financing needed. Because of world credit conditions which are having an impact within China, the estimated acquisition costs are currently in a state of flux, as well as the availability of credit and investment. The financing requirements are expected to be considerable and needed over a number of years as land becomes available and its acquisition agreements must be performed. At such time as China Greenscape is ready to expand into this business, it will have to prepare a business plan, a budget and operational schedule. To date, China Greenscape has not prepared any formal plans or an assessment of the overall costs to launch such a business plan. The company will have to obtain financing for such expansion and initial operations.

China Greenscape has not entered into any formal agreements for the acquisition of any land in the future, but has held discussions with one entity, Gaofeng, for the possible acquisition of the right to use approximately 58,000 acres of land held by the entity by means of an acquisition of a controlling interest. This land and its location is suitable for its current needs of growing greening products, but could also be used for forestry products. China Greenscape has not concluded any letter of intent or agreement or finalized any of the purchase terms for the acquisition. It is expected that the acquisition would be made with then available cash, including funds available to the company from the Shine Media trust account. To date, the companies have been discussing a possible purchase price of approximately $20 million, but given the credit troubles throughout the world and the likelihood of a slow down in China because of recession in the United States and Europe, China Greenscape intends to continue to negotiate the purchase price and the other purchase terms.

 Lycoris Radiata

The company possesses the largest inventory of lycoris radiata in China, which has been estimated at over five million tons. Lycoris radiate is a plant originating in China and Japan, commonly called the spider lily, that has both, medical and ornamental value. There has been an increasing demand for the bulbs of lycoris radiata in the pharmaceutical ingredient manufacturing market, as it is an important ingredient in the production of Razadyne, an Alzheimer's drug that will go off-patent in late 2008. China Greenscape is exploring opportunities to supply this product to pharmaceutical ingredient producers in China, who are direct suppliers to the world’s largest generic pharmaceutical manufacturers. This plant may in the future be a significant source of revenue for Greenscape, but it is too early to determine the size and extent of the market as the current pharmaceutical product is still under patent and, to the knowledge of China Greenscape, generic manufacturers have not yet moved into the market. Greenscape does not have any agreements for the sale or supply of Lycoris radiate to any potential processor or direct user, and has not made a formal assessment of the potential size or future of the market for the ingredient. Notwithstanding the foregoing, this particular plant and the ability of the company to work in this area could become important for the future of the company and provide an additional source of revenue.

Projections and Risks

Neither of these future business plans were used in the preparation of any of the financial models or projections for the future of China Greenscape, either on a stand alone or combined basis, as they were considered and are considered speculative at this stage and subject to many factors.

At this time, there are no uniquely identified risks for the forestry business because China Greenscape has not formulated a full business plan for the proposed business. As with any expansionary move, there are only at this time such regular risks as would be associated with the expansion of an operating business into areas of endeavor that are different than its current experience, the need to develop a business plan, the need for substantial amounts of capital, the need to hire appropriate persons to implement the plan, and the need secure the operational assets. The ability to secure the single most important asset, the land, is subject to the risks of not being able to acquire sufficient amounts of land, with sufficiently long ownership and lease periods, at prices that will make the business efficacious and profitable. Securing land will be subject to government policy dictates that attempt to allocate land use among differing interests, including agricultural uses which are primarily oriented towards food stuffs, raw materials, urban development and industrial development. There are no identified risks associated with the lycoris radiate business as there has not been any demand yet generated for the plant.

Products and Services

China Greenscape sells approximately 200 varieties of ornamental trees, plants, shrubs, ground covers, bamboos, and container plants primarily for outdoor use and medicinal plants. The following table sets forth the common product categories and representative plants within each.

Product Category	Representative Products

Ornamental plants Trees Pines and cedars Mixed wood Flowering trees Fruit-bearing trees Leaf-viewing trees

Cedar, Yacca tree, Japanese white pine
Cinnamon, golden rain tree, ginkgo, beech
Tree rose, camellia, sweet osmanthus, crape myrtle
Persimmon, pomegranate, China waxmyrtle
Yellow Siberian elm, Northern oak, American sweetgum

Shrubs	Chinese rose, azalea
Ground covers	Red robin, dwarf whitestipe bamboo, golden glossy privet
Bamboos	Black bamboo, Golden-jade bamboo, mottled bamboo

Container-grown plants Wood-based Herb-based Bonsai	Palm Spring orchid, faber cymbidium Cursive calligraphy bonsai

Plants for medical application	Spider lily, maire yew

China Greenscape develops new product programs, packaging presentations and plant varieties to offer complete solutions for developers and local government with special greenscape features. China Greenscape provides value-added services during the project design phases, such as consultations on the greenscape designing, delivery requirements and planting, and determinations on the amount, type and location of all the plants for the projects.

China Greenscape sells its products primarily by direct purchase order. The agreement covers the quantity and delivery schedule of the trees and plants required for a particular project. It also covers the installation and after planting maintenance for a limited period of time. In addition to the purchase order, in connection with its agreements, the company may provide plant selection and landscape designing services, for which usually there is not additional cost. Instead such costs are built in to the price of the products sold when in connection with the larger projects. Currently, 90% of its revenue is generated from direct purchase orders and 10% is generated from landscaping services.

Seasonality

China Greenscape’s business is seasonal, in that its costs and revenues are dependant on the growing and planting seasons. Most projects are implemented during the Spring and cooler months of Summer, and to a lesser degree in the Autumn. During the Winter there is little activity, because during the cold months of January and February, the extreme cold renders it difficult and, at times, unfeasible to transport and re-plant most green resource products. Similarly, during the hot months of July and August, there is also limited planting due to the extreme heat. As a result, most of the company's revenue is generated from March through June and from September through December.

Production

Due to the nature of the green resource business, trees require an adequate growing period before they reach marketable sizes. During the start-up years of China Greenscape, revenues were primarily generated from sourced trees and shrubs. With the increase in tree growing time and continued expansion of its own growing areas, China Greenscape has begun to shift more of its supply to self-grown products from its own cultivation centers and growing areas, and in the near terms anticipates increasing that shift so that it will produce a higher percentage of its products sold from its own cultivation centers and growing areas. The actual percentages are likely to shift from year to year depending on the requirements of its customers and the inventory it has on hand versus the need to source trees and plants to fulfill specific needs or overall quantity under its purchase orders with customers. The ability to self-produce more of the trees and plants it uses in its orders will lower cost of inventory and improve the profit margin of the company.

China Greenscape has over 3,100 acres of outdoor growing areas where it mainly grows trees and some of the shrubs and other plants for outdoor use. About 880 acres are located in Xinqiao Town and about 2,200 acres are in De’an, Jiangxi Province. The company has additional land adjacent to its headquarters and production facilities in Jiangsu. China Greenscape is equipped with tractors, rotary tillers, shovel loaders, sprinkler trucks and other mechanical equipment to enable planting and transportation of trees.

China Greenscape also operates its own cultivation center. The cultivation center covers more than 16 acres, and is located at its headquarters in Jiangsu. The cultivation center houses the company research and development operations, cloning operations and greenhouse areas. Its greenhouse area covers more than 15,000 square meters, of which 5,200 square meters are automated greenhouses, the latter of which employ automatic sprinkler systems and control systems to provide more optimal light, temperature, water and other external conditions suited for better plant growth. These modern equipment systems create a insect- and germ-reduced and adequately-moderated environment for the healthy growth of young seedlings. The company facilities, including the cultivation center, have an annual production capacity of over 10,000,000 seedlings.

The cultivation center produces trees and shrubs primarily through grafting, tissue culturing and seed growing. These cultivation methods involve proprietary processes and include:

•
cutting - cutting leaves or branches from trees and plants and cultivating in proprietary growth cultures, fusing tissues of one plant with those of another by physically joining part of the respectively plant, commonly referred to as grafting;

•	seed-growing – growing plants by planting seeds in soil and various plant-specific formulated mediums; and

•	cloning- creating plants by using proprietary cloning technologies.

These methods of tree and shrub production involve proprietary processes that ensure the creation of healthy trees and shrubs at lower cost. This includes proprietary tree and age-specific growth cultures that are used as a medium to promote growth by altering the formula of the growth culture medium. The growing medium recipes are valuable proprietary trade secrets of the company. China Greenscape is also leading in the studies and experiments of soil-less cultivation.

Suppliers

China Greenscape uses a nationwide network of approximately 20 local agents representing the company which source trees to match specific customer-driven requirements. The company typically purchases directly from the vendor. The agents have the know-how to purchase the trees from the independent growers and farmers at favorable prices and the ability to transport healthy trees over thousands of miles to China Greenscape’s growing areas. Many of the growers are located in the rural areas in Jiangxi, Hunan, Guizhou, Jiangsu, Fujian, Anhui and Zhejiang Provinces. The vendors are required to give a one year warranty on most trees and a 3 year warranty for trees with trunk diameters greater than 25 cm.

On occasion, China Greenscape will attempt to acquire large lots of trees and plants from third parties. One example of a recent agreement to acquire a large lot of trees was entered into in November 17, 2007 with Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation, under which it agreed to acquire Chengfeng’s inventory of trees on 4,185 mu of land. This agreement was modified in March 2008 to decrease the inventory being purchased under this agreement to 378 mu of land. On December 20, 2007, the company and Chengfeng signed a second agreement to acquire approximately 1.56 million trees. The current cost of these purchase orders is approximately $50 million. The purchase order specified the number and variety of the trees and seedlings. The acquired inventory will remain located at the Chengfeng nursery until China Greenscape sells it to its customers and it is required for delivery. The place of performance is at the seller’s growing area, after which the inventory will be transported directly to the customers site. The performance period is until May 30, 2010. China Greenscape has the right to inspect the inventory prior to acceptance. China Greenscape has paid approximately $36 million of the purchase price, and the balance is due upon acceptance of the inventory.

Most of the growers and agents are under a simple form of agreement. Such agreements typically provide for the grower or agent to provide specified numbers of plants or plants up to a certain contract value. The grower is allocated the responsibility of growing and shipping the plants to the company, and usually requires a 100% survival rate after delivery. Most of the inventory is paid in installments. These arrangements also include company imposed practices for the growing and shipping of the products, which permits the company to exert quality controls and results in a better product. Both the agreements and the quality controls require compliance with relevant PRC regulations in the transaction process. For example, growers are required to have fully paid all applicable taxes and to demonstrate legal tree sourcing by showing valid Tree Inspection Certificate and Tree Transportation Permit for each batch of trees sourced.

During the 2006 fiscal year the following suppliers represented 10% or more of the consolidated expenses of the company: (a) Jinhua Jindong District Rixin Garden (22%), (b) Jiangyin Huaming Landscape Engineering Co., Ltd. (22%), (c) Yixing Botanical Garden (21%), and (d) Jiaxing Xiuzhou District Xinsheng Blue Sky Tree Plantation (13%). During the 2007 fiscal year, the following customers represented 10% or more of the consolidated expenses of the company: (a) Jinhua Jindong District Rixin Garden (26%), (b) Yixing Hufu Town Xianming Garden (15%), (c) Fenghua Xiaowang Temple Town Yuanye Plants Storage (13%), (d) Fenghua Xiaowang Temple Town Wanli Plants Storage (13%), and (e) Guizhou Xingyi City Sunshine Travel Agency Co Ltd. (11.29%).

China Greenscape does not have any firm plans for the acquisition of additional bulk quantities of tree and other plant inventory. However, in the future there may be opportunities to acquire inventory and land use rights which the company will attempt to take advantage of. To do so, it will need capital and an assessment of its inventory and other operational needs. Currently, China Greenscape believes that it has adequate sources for its inventory for its current purchase orders.

To the extent that China Greenscape has undertaken significant supply arrangements, it has relied on its internal expertise to assess the value of the inventory to be acquired. Typically, the internal staff will conduct site visits to determine the condition and maturity of the offered products, and the staff will compare the offered prices with recent sales in the market and with those available from other vendors and its sales under expected contracts. If required, China Greenscape will use an independent5 valuation firm to value the land or the inventory to be acquired. Significant acquisitions are submitted to the board of directors for final consideration and approval.

Inventory that is acquired from third party sources is generally obtained a year or more before the company expects to use it to fulfill orders in progress. This is done to ensure that the company can meet the requirements of our larger, multi-year purchase orders in a timely fashion.. Not only does this provide assurance that the company will have the inventory available when needed, but it also gives the company the ability to acquire plants that are less mature, and therefore less costly, to use in fulfilling order requirements in subsequent years. The company generally hold this “acquired” inventory for a period of 1.5 to 2 years before it is sold.

The company does not consider itself to be “resellers” of the inventory acquired from third parties. With the principal exception of the Chengfeng inventory, the trees and plants that the company purchases from third parties are not simply purchased and held until they are ready to use, but they are planted in the company nurseries and cultivated, which adds substantial value to them, as does the added maturity they achieve during the time we hold them. In the case of Chengfeng inventory, due to the large number of plants involved, the company is not transplanting them, but instead it is allowing them to mature on site at Chengfeng. When they are to be used to supply China Greenscape projects, they will harvested and transported directly to the customer’s site.

The material terms with suppliers include pricing, order period, payment terms, and inspection method. China Greenscape bases its view of pricing on market research conducted by internal staff, which includes evaluating the price being asked for similar trees and plants by other suppliers and recent sales of similar trees and plants. The price is also assessed with reference to the purchase orders under which the inventory will be used. The large volume of purchases generally enables the company to obtain advantageous pricing. The delivery method and payment terms are negotiated and mutually agreed by company and the suppliers.

The table below sets forth our current and historical inventory balance as at the end of last four years.

	12/31/04	12/31/05	12/31/06	12/31/07	6/30/08
Inventory Balance ($ MM)	$7.8	$14.9	$27.6	$60.3	$60
working capital %	50%	58%	70%	86%	61%

The inventory balances represented over 50% of our working capital over the last four years. Inventory purchases were financed by bank loans and cash generated from operations until 2007. With a large amount of backlog in that year, our inventory needs exceeded those that could be met by the then current working capital reserves, and China Greenscape therefore raised $20 million in gross proceeds in an August 2007 equity financing through the Class A Preferred stock to enable it to acquire additional inventory. A second private equity placement in January 2008 through the Class C Preferred stock raised net proceeds of $10.1 million, enabling China Greenscape to expand its inventory further.

Inventory is carried at the lesser of historical cost or market value. Because inventory continues to appreciate in value the longer it grows, 100% of the inventory to-date has been booked at historical cost. Management and staff continuously monitor and record inventory levels, types, and condition of the individual trees and plants and compare it to existing and anticipated order requirements to determine the amount of inventory that needs to be produced in the company cultivation center or acquired from suppliers.

There are certain risks associated with carrying a large inventory balance. These includes flooding, droughts, pests, disease and fire, which could destroy or damage some or all of the inventory. If some or the entire inventory is destroyed or damaged, it could result in an inability to perform on outstanding purchase orders or cause the need to replace inventory at higher cost, thereby resulting in decreased profitability.

China Greenscape has taken and continues to take measures to mitigate such risks, including the following:

• Weather – growing areas are strategically located in regions with mild climates that do not typically experience harsh storms or other extreme weather. If a major storm occurs, tree branches are typically the only part of the trees that are damaged, which does not usually affect the health of the tree. Most trees are heavily pruned prior to shipment, making this type of damage of little or no consequence. In the case of extended periods of cold weather, ropes are wrapped around the tree trunks to prevent frost build-up and protect the health of the trees.

• Flooding and drought – the locations of the growing makes it unlikely that they will sustain meaningful damage from flooding or drought. In the latter case, we have irrigation available if it is needed to sustain the plants during extended dry spells.

• Pests and disease – company staff regularly sprays proprietary solutions developed by the company technical team on trees and plants to protect against pests and diseases. If an individual tree or plant has signs of pests or a disease, it is immediately removed from the population and destroyed to prevent propagation of the problem, which has rarely happened.

• Fire – the staff continuously patrols our growing areas to watch for any suspicious activity. In addition, the company spaces the trees and creates dirt roads throughout growing areas, which serve to help prevent the spread of a fire should one occur.

As the China Greenscape business grows, the company plans on diversifying its growing areas into different parts of China to minimize the risks associated with geographic concentration, such as the ones described above. Catastrophe insurance for acts of god and similar occurrences is not available in China for the greenery products such as those we produce. There are risks for which we may not have sufficient insurance coverage, in which case the company will incur the loss. We plan to purchase such insurance as soon as it becomes available on acceptable terms.

Quality Control

China Greenscape, throughout its entire process of sourcing and growing its trees and plants, has established quality control at each stage of the cultivation process to closely monitor the quality of its products and to ensure they remain healthy and meet all of its internal benchmarks and customers' specifications.

As a result of its extensive quality control measures, China Greenscape has been able to maintain a very low average defect rate of approximately 2% for its products delivered to its customers. A tree is considered defective if it is rejected by a customer, is severely damaged, or is dead. Suppliers of trees to China Greenscape are required to provide a one-year warranty on most trees and up to three years for larger trees, to the extent the trees have not been sold to customers of the company. The company typically pays 70% of the product price upon arrival of the sourced trees and the remaining 30% at the end of the warranty period. Suppliers are required to make free replacements if any of the sourced trees shows signs of defect during the maintenance period.

China Greenscape is responsible for the quality control of the sourced trees after the warranty period and for closely monitoring the health of its internally produced products. Upon discovery of any tree or plant showing sign of ill-health or extraordinary slow growth, the staff applies its experience and techniques to improve the condition of the tree or plant or discards it so that it does not adversely affect other trees and plants growing nearby. Common methods used to improve the condition of trees and plants are to inject them with various health fluids, remove excess water from the root structure, and build temporary protective tents for fragile trees or plants.

Sales and Marketing

The market currently served by China Greenscape is exclusively within the PRC and primarily includes the Jiangsu, Zhejiang, Anhui, and Shandong Provinces and the city of Shanghai in Eastern China, the Hunan, Hubei, and Jiangxi Provinces in Central China, and the Fujian and Guangdong Provinces in Southern China. The Jiangsu Province, where the company headquarters is located, includes 69 county cities and over 10 district cities, each of which has at least one large green resource project under consideration or in progress.

The principal customers in these provinces currently includes local governments working on developing public infrastructure projects and private real estate developers. China Greenscape also works closely with companies engaged in landscape design and general construction firms. China Greenscape primarily focuses on targeting potential clients that require thousands of trees and plants with typical purchase orders that range from of approximately $15 to $55 million. The company has significant brand recognition and market leadership in this particular market segment demonstrated by a series of successfully completed projects and substantial projects in progress. As a result, China Greenscape has become widely known among these types of customers in the Yangtze River delta region.

The company’s sales and marketing team is principally focused on following up on leads and inquires with large developers and local governments generated by senior management. Purchase orders with large developers and local governments are typically performed over multiple years and are therefore beneficial from an operational point of view because they allow the company to predict its future inventory needs, contract management needs and to develop or acquire needed inventory as the project develops. Because the company focuses on the larger, longer-term contract opportunities, the sales cycle tends to be as long as two years before a purchase order is signed and the project is commenced. One of the risks in this focus is that there may be a change of personnel or city officials who approve the purchase order and with whom the company has been working, but to date, this has not had an adverse effect on the sales approach and ultimate signing of a purchase order. The company has a large number of these types of purchase orders under discussion and expects to convert a majority of these into actual purchase orders over time.

The sales staff of China Greenscape works hand-in-hand with its large purchase order customers in their design phase, which benefits both the customer and China Greenscape. During this phase, the sales staff consults with the customer or potential customer and helps them determine the type, location and amount of all the green resources needed for the project. This consultation not only helps the customer develop its plans; but also enables the company to recommend trees and plants existing in its inventory, or that it can easily obtain.

The company also participates in national trade fairs, which provides it with recognition and helps its status in China. Its proprietary products have recently won two awards at well known trade fairs in China. This includes one at The Nanjing National Greenery Expo and another at the 3D Jinhua National Trees Exhibition.

Many of the customers contact China Greenscape directly due to word-of-mouth that is a direct result of China Greenscape’s growing reputation from its successful completion of multiple large-scale, high-profile projects.

Currently, the principal customers are include:

Nanjing Qinglongshan Forestry Centre	Jiangyin Shunfeng Ecology Garden Co., Ltd.
Janagyin Lichang Real Estate Development Co., Ltd.	Jiangsu Sunshine Real Estate Ltd.
Jingjiang Binjiang New City Investment Development Co., Ltd.	Jiangyin Xinqiao Town Government
Nanjing Jianhui Real Estate Development Co., Ltd.

Of the above customers, Nanjing Jianhui Real Estate Development Co., Ltd. and Jiangyin Lichang Realty Co. Ltd, Jiangsu Sunshine Real Estate Ltd. are companies of which Mr. Lu Keping, a future director of Green China Resources, or one of his family members is a director. In fiscal year 2007, purchase orders with companies of which Mr. Lu and family members are each directors represented 37.2% of the revenues of China Greenscape. China Greenscape entered into purchase orders with these companies on the same general terms as with other customer parties.

During the 2006 fiscal year, the following customers represented 10% or more of the consolidated revenues of the company: (a) Jiangsu Jiangyin Shenfeng Ecology Garden Co. Ltd. (40%); (b) Zhejiang Tongxiang Nursery Cooperation Company (13%), and (c) Shanghai Shenlin Garden Centre (10%). During the 2007 fiscal year, the following customers represented 10% or more of the consolidated revenues of the company: (a) Nanjing Jianhui Real Estate Development Co., Ltd. (14%), (b) Jingjiang Binjiang New City Investment Development Co., Ltd. (13%), and (c) Nanjing Jinagyin Lichang Real Estate Development Co., Ltd. (13%).

The sales agreement used by the company with its customers is in a standard, simple form agreement, typical of those used in China. The format is consistent from customer to customer. Such purchase order sets out the total contract value, duration of the contract, location of the project for delivery, and total size of the land area to be covered by our products. It also specifies the customer acceptance procedures and payment terms. In some cases, there is a list of trees required by the customer with unit prices and quantities listed in a appendix. Otherwise, the value of products for each delivery is determined in consultation with the landscape designer or manager from the customers, subject to the type, size and quantity of the trees and plants prior to each delivery and planting. Each purchase order is carried out in a number of implementation phases over the contract period. Each phase is comprised of multiple delivery schedules of products (such as trees and plants) at various times in accordance with the overall project requirements. The company signs the fixed price purchase orders only after ensuring it has sufficient amount of existing products to fulfill such contract. The company also have the flexibility in making recommendations to its customers on the type and quantity of the products to be planted for customers according to its inventory levels for each delivery and the contract.

Pricing terms on multi-year contracts are set in consultation with the customers, with reference to the market prices of the products needed, customer budgets, delivery schedules and our own inventories. Each multi-year contract is carried out in a number of implementation phases over the contract period, and each phase comprises many delivery schedules of products (such as trees and plants) at various times in accordance with the overall project requirements. The total contract value, duration of the contract, and total size of the land area to be covered by our products are agreed upon in each contract. The contract will also specify customer acceptance procedures and payment terms.

The value of products for each delivery is determined in consultation with the landscape designer or manager from the customers, subject to the type, size and quantity of the trees and plants prior to each delivery and planting. The company signs the fixed price contracts only after ensuring it has sufficient amount of existing products to fulfill such contract. As such, risks associated with fixed price contracts are minimal. The company also have the flexibility in making recommendations to its customers on the type and quantity of the products to be planted for customers according to its inventory levels for each delivery and the contract.

The company generally has two catagories of contracts, “large size” and “small size.”. The “large size” contract is typically valued at over $15 million and involves providing hundreds of thousands to millions of trees and plants to a project over multiple years. The “small size” contract is typically valued at $1 to $2 million and involve only a few hundred to a few thousand trees and plants that range from a few weeks to a few months in duration.

The “large size” contract, sometimes called a turnkey contract, usually is comprised of several deliveries scheduled during the contract period in accordance with customer’s landscaping project phases. Revenue from “large size” contracts is recognized when the products are delivered to and planted at a customer’s project location and the customer’s acceptance document is obtained. The typical payment terms agreed with the customer for each invoice associated with each delivery require that 60% to 70% of the invoice to be paid upon customer acceptance with the remaining balance to be paid within one year. The “large size” contracts accounted for 68% of JSZF’s revenue for the six months ended June 30, 2008.

The “small size” contract requires the company either to simply deliver the products to a customer’s location or, depending on the contract, the customer picks up the products from the growing area. Revenue is recognized when the products are delivered to a customer’s location or when the customer picks up the greenery from the growing area and the customer’s acceptance document is obtained. Such contracts accounted for 24% of revenue for the six months ended June 30, 2008.

The company also generates revenues from walk-in, “cash sales” made to the customers. These customers do not have contracts and come to the company and pay cash to buy small lots of trees and plants. Revenue is recognized from “cash sales” when the cash is paid and the customer picks up the plants and trees. “Cash sales” accounted for approximately 8% of revenue for the six months ended June 30, 2008.

Competition

The green resource product industry in the PRC is highly fragmented, with a very large number of localized, small operators and only a few organized players with large-scale production and supply capabilities operating on a regional basis. Competition among green resource products producers is based principally on relationships, the breadth of product offering, consistent product quality and availability, customer service and price. It is the belief of management of China Greenscape that it is one of only a few corporate producers in the PRC that has annual sales revenue of over $28.5 million. Regional large-scale competitors include Zhejiang Forest and Trees Seedlings Company and Hangzhou Blue Sky Garden. Both are located in Zhejiang Province and compete with China Greenscape in the areas of Zhejiang Province and Shanghai City. Their growing bases and business scope are similar to China Greenscape’s, but their revenues and profits are less than China Greenscape’s. Yunnan Greenland Biological Technology is another company in the urban green resources market and based in Yunnan Province, and certain of its securities were recently listed on the Shenzhen Stock Exchange. In terms of geographical location and customers, China Greenscape does not posses any direct competition with Yunnan Greenland, although with the growth of both, China Greenscape and Yunnan Greenland, it is expected that they could be operating in the same region in the near future.

Competition from overseas nurseries is limited, largely because of national regulations limiting the importation of live plant products and government restrictions of foreign companies acquiring land rights in China.

Management of China Greenscape believes it is one of the few green resource companies in the PRC that operates a complete industry chain of businesses from the point of view of having its own technology, research, seedlings cultivation, green resource production, and landscape gardening capabilities. Therefore, the principal basis on which China Greenscape addresses its competition is through its integrated approach. It also competes on the basis of the wide range of product offerings, its ability to undertake major orders because of its size, its customer servicing capabilities, quality of product and competitive pricing. China Greenscape also competes on the basis of its greater geographic reach in the provinces in and surrounding the Yangtze River delta. In addition, China Greenscape competes on the basis of its high-level relationships with major developers and government officials, its technical know-how and knowledge of the needs of the large scale customers that it serves.

Research and Development

China Greenscape has a dedicated research and development team at its cultivation center that work in conjunction with a variety of leading PRC agricultural universities. Its primary objectives are to enhance product quality and to research and develop new cultivation techniques and new breeds of trees and plants. The current initiatives include the following:

Developing new proprietary products . Pursuant to its successful development of the rose tree and calligraphy bonsai, China Greenscape intends to develop more new high-margin products. It also plans to experiment in the mass production of various proprietary products.

Developing and patenting new product development techniques . China Greenscape plans to continue its research in developing additional grafting and tissue-culturing techniques

Developing new packaging techniques . The research and development team continuously studies and experiments with new packaging and transportation methods to further improve the survival rate of the products during and after long-distance transportation.

During the fiscal years ending December 31, 2006 and 2007, China Greenscape had research and development expenses of approximately US$28,500, and US$42,800, respectively. China Greenscape anticipates that for the fiscal year ending December 31, 2008, it will have research and development expenses at approximately US$68,000. The company does not have any research and development contracts with any parties outstanding at this time.

Backlog

At December 31, 2007, total backlog of China Greenscape for executed purchase orders was over US$250 million. Backlog refers to unfinished work or customer purchase orders that have been received but are either incomplete or in the process of completion. Backlog is an estimated amount prepared by management. China Greenscape has a substantial amount of backlog because many of the purchase orders for its services and trees and plants are contracted for up to two years before implementation of the agreement, and it may take one to four years to fully perform on an order because of the size of the job and the seasonality of the business. China Greenscape views backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in its business. It gives the company an indication of the ultimate amount and potential profitability of sales and acts as an indicator of future earnings. It also enables the company to estimate inventory and staffing needs, establish sourcing requirements, and otherwise efficiently manage acquisition and use of its trees and plants in inventory and being grown and use of its financial resources. There is no assurance, however, that the amount of backlog will not be reduced as a result of orders being cancelled or the scope of services or the order price being lessened. There is also no assurance that the company will be able to continue to contract for its services well in advance of its performance dates or that it will continue to contract for longer term purchase orders, either of which may reduce the amount of backlog. Investors are cautioned that changes in backlog may have other implications. For example, a rising backlog may indicate that a company is experiencing either increased sales or production problems; a falling backlog may indicate the company's sales are falling or that it is increasing production efficiency. Therefore, it is important to evaluate backlog in light of the financial statements of and other data about the company, and its various revenue recognition policies.

China Greenscape has two types of purchase orders. The first are “large size” orders, which are typically valued at over $15 million and involve providing hundreds of thousands to millions of trees and plants to a project over multiple years. Customers for these types of purchase orders are typically municipal governments or large-scale developers. “Large size” orders accounted for 68% of JSZF’s revenue for the six months ended June 30, 2008. The second are “small size” orders which are typically valued at $1 million to $2 million and involve only a few hundred to a few thousand trees and plants that take a few weeks to a few months to deliver and generally do not form part of backlog. Customers for these types of orders are typically municipal governments and developers and such orders accounted for 24% of revenue for the six months ended June 30, 2008. The company also receives walk-in “cash sales” from landscapers. These customers do not have formal agreements and come to the company and pay cash to buy small lots of trees and plants. “Cash sales” comprised 8% of revenue for the six months ended June 30, 2008 and are not part of backlog.

The following table sets forth information regarding the number of new “large-size” orders awarded that were due to be completed in more than one year, the value of those orders entered into from 2005 through 2007 and the backlog as of the end of the stated period.

	Year Ended December 31,
	2005	2006	2007
Number of new orders	3	5	6
Total value of orders during the period (million)	$1.4	$101.1	$161.1
Average value per order (million)	$0.5	$20.2	$26.9

By considering both revenue realized during a fiscal year (or other reporting period) and the backlog of the “large-size” orders in existence as of the end of that period, the rate of growth in the company’s business can be better understood, since backlog represents contractual amounts that will be converted to realized revenue once the order is performed.

	Year Ended December 31,
	2005	2006	2007
Total Amount of Backlog as of the end of the period (million)	$1.6	$119	$257
Operating revenues realized during the period (million)	$18.9	$28.8	$33.3
Total revenues realized during the period and backlog as of the end of the period (million)	$20.5	$147.8	$290.3

The table below sets forth the amount of estimated backlog as of June 30, 2008, that China Greenscape believes will ultimately convert to revenues during second half of 2008, fiscal 2009, fiscal 2010 and fiscal 2011. The total June 30, 2008 backlog would be the sum of all of those figures, and, if the purchase orders are completed, the amounts will be reported as revenue in future periods.

(in USD Millions)

Backlog as of June 30, 2008	Revenue generated from 6/30/08 backlog	Revenue generated from 6/30/08 backlog	Revenue generated from 6/30/08 backlog	Revenue generated from 6/30/08 backlog
	2008 E	2009 E	2010 E	2011 E
	(2nd half year)
$ 234	$28	$67	$74	$65

Basis for Backlog

Backlog represents the amount of unrealized revenue expected to be earned by the company from the purchase orders it has received but not performed in whole or in part. Backlog consists of contracts for which performance will start at a point in the future, beyond the current fiscal year. Backlog also consists of purchase orders the performance of which is expected to span several fiscal years for which partial completion may have started, the backlog being the portion that is not yet performed by the company. Many of the large-sized purchase orders obtained by China Greenscape will be completed in two to four year timeframes, but in some instances shorter term orders will also be considered backlog because they will be completed within two fiscal years.

The basis for all backlog is first the receipt from a customer party of a signed purchase order. The second basis is that the company includes only that portion of the unrecognized order revenue that the customer is obligated to pay, and no options for additional products are included.

The basis for a backlog amount is also the percentage of purchase orders that eventually are converted to revenue. For the China Greenscape, the conversion rate historically has been nearly 100%. This is due to the fact that the source of funds to meet the customer obligations is municipal governments or large-scale developers, which, in the company experience, have tended to be both reliable sources of payment. The “default rate” on backlog to date has been so small as to not require any material discount from the actual order amount to provide an accurate projection of the revenues to be received. China Greenscape does not enquire into the ability to pay, beyond that of normal business perception and investigation. Should market conditions change so that backlog is not so consistently converted into revenue, the company will apply an appropriate discount from the stated purchase order amount based on actual experience. The period of time that it takes for backlog to convert to revenue depends on the performance period of the purchase orders that make up the backlog and the amount of time remaining on them.

The basis of year to year backlog also depends on the rate at which purchase orders have been performed. The company experience has been that the rate at which “large size” purchase orders are converted to revenue each year is roughly proportional to the number of years during which the purchase order will be performed, although that also depends on the timing of the making of the purchase order. As the actual rate at which backlog will convert to revenue is dependent upon a shifting mix of purchase order sizes and durations, there is no single answer for how long it will take that shifting mix to convert to revenue or the rate at which that will happen.

Limitations on Backlog Estimates

As explained above, backlog amounts for any company must be read in conjunction with the financial statements of a company to determine if the increase and decrease of the amount is the result of new purchase orders and performance or the result of something else. For example an increasing backlog may be due to delayed performance instead of new purchase orders being won. A decrease in the amount of backlog may be due to performance by a company of purchase orders without replacement with new orders or the cancellations or reductions of orders originally included in backlog. Therefore, backlog amounts must be used with extreme caution by investors when evaluating the future prospects of a company.

Whether or not a purchase order should be considered as part of backlog depends, in part, on the likelihood of performance and payment. From the company side of the transaction, an investor should evaluate whether or not the company has the capacity of performance. In the case of China Greenscape, the single most important factor in this regard is having the inventory or access to the inventory to be able to perform its purchase orders, which is why China Greenscape has acquired substantial amounts of growing area and seeks to have reliable sources of trees and other plants. From the customer side of the transaction, the single two most important factors to consider are the chances that a purchase order will be cancelled or there will be non-payment once the company performs. In the case of China Greenscape, many of the purchase orders are with governmental entities which have long term planning objectives mandated by the central government. Also, most of these agreements have allocated funding before the authority agrees to a purchase order so China Greenscape believes there is a high likelihood of payment upon performance. Similarly in the private sector, China Greenscape is contracting with larger, established property developers. Although there is the chance that a purchase order will be cut back or cancelled or that there will not be funds available to make a payment when due, because the governmental entities and large scale developers represent a substantial portion of the purchase orders and the company history of collection has been very good, currently this is not considered highly likely by China Greenscape. Therefore, China Greenscape believes it is appropriate to include most of its multi-year purchase orders in its backlog.

Another factor that should be considered in connection when evaluating backlog is the amount of bad debt reserves of the company for such purchase orders. If bad debt reserves are increasing, an investor must determine if the reserve is related to multi-year agreements included in the backlog amounts. If bad debt is increasing, it may call into question the efficacy of a purchase order being considered firm for purposes of being included in backlog.

In the case of China Greenscape, investors must consider the longer term nature of the backlog estimates. As with any long term agreement, general economic circumstances may change which have an adverse impact on current estimates and the projected value of the purchase order. The value of a long term agreement may diminish as a result of inflationary factors on the costs of performance which might have an adverse impact on the overall return and margin. Therefore, investors should examine the cost of performance and overall margins of a company with backlog to determine if the profit and contract value is present to support the practice of long term agreements. Longer term arrangements are more susceptible to being renegotiated by the parties to account for change in the scope of the ultimate project, the desired product and the costs of a project. Therefore, long term purchase orders should be evaluated in light of the expansion of the PRC economy, the mandate of the central government to maintain its commitment to improving the urban environment, and the continued growth in urban areas, as well as an assessment of the continued desire for and ability to pay for the company products and services at the current agreed rates.

Intellectual Property

The basic process for registering a patent in the PRC is to first apply to the State Intellectual Property Office, the SIPO, for a preliminary review of the application for an invention patent. The SIPO shall publish the patent upon approval of such application, which is typically within 18 months from the date of filing the application, referred to as the “Filing Date.” As part of the procedure, the applicant shall apply for a substantive examination of the invention within three years commencing from the Filing Date. If the substantive examination of such application is approved, the applicant will obtain the ownership of the patent, and a patent certificate will be issued by SIPO accordingly. China Greenscape, through its subsidiary, JSZF, has been awarded five patents and currently has filed for seventeen additional patents in China related to the cultivation methods of various plants. The details of these patents are listed below. China Greenscape has also published three books that are mainly related to its studies of rose trees and calligraphy bonsai.

The application for the registered trademarks is subject to a preliminary review by the Trademark Office of State Administration for Industry and Commerce, the Trademark Office. Upon the approval of the preliminary review, the Trademark Office will publish the trademark under application. If within three months from the date of the publication, there is no objection raised by any third party, the published trademark will be registered by the Trademark Office, and the Trademark Office shall then issue the trademark registration certificate. China Greenscape has four trademarks for which its subsidiary, JSZF has applied for registration in the PRC. These trademarks include certain names and artworks which are used in connection with all the company tree products and packaging.

(1) List of Patents awarded:

No.	Patent	Name of Patent	Patent Number	Proprietor of Patent	Effective Period
1	Invention Patent	Tissue Culture and planting method of the Dog Rose	ZL20051022590.9	JSZF	2007-12-19 to 2025-12-16
2	Invention Patent	Implantation method of hard branch of the Dog Rose	ZL20051022589.6	JSZF	2007-10-17 to 2025-12-16
3	Invention Patent	Tissue culture and cultivation method of Spring Orchid seeds	ZL20051022588.1	JSZF	2007-10-17 to 025-12-16
4	Invention Patent	Multiple graft method of the California Elm	ZL20051022587.7	JSZF	2007-11-21 to 2025-12-16
5	Invention Patent	Mass production method of miniascape of California Elm with cursive hand	ZL20051022586.2	JSZF	2007-11-21 to 2025-12-16

The details of each of the five patents that have been granted are:

•
“Tissue culture and planting method of the “Dog Rose” relates to the plant cultivation, vegetative propagation and horticulture of the Dog Rose. This invention has a high propagation coefficient and high survival rate without changing the characteristics of the Dog Rose, thus it can solve its plant scale problem and promote the Rose Tree scale production.

•
“Implantation method of hard branch of the Dog Rose” is a method of vegetative propagation through creating the special environment of a plant's implantation artificially which improves the survival rate of Dog Rose, and thereby promotes the popularization and promotion of Rose Tree.

•	“Tissue culture and cultivation method of the Spring Orchid seed” is a method used in seed cultivation to propagate a variety of Spring Orchids and to select Spring Orchids from seed.

•	“Multiple graft method of the California Elm” is a method of grafting plants. This invention improves the graft operation time and graft survival rates.

•
“Mass production method of miniascape of California Elm with Cursive hand” is a miniascape production method. This method is ideal for choosing the colorful California Elm as tree material for mini-scapes, which could shorten production periods and improve mass production.

(2) Applications for Patents

No.	Name of Patent	Applicant	Date Filed	Filing Number
1	Tissue culture and planting method of Kigelia Africana	JSZF	2006-12-18	ZL200610161470.1
2	Tissue culture and rapid propagating method of Camellia azalea	JSZF	2006-12-18	ZL 200610161466.5
3	Layout and making method of miniascape with cursive hand	JSZF	2007-4-29	ZL200710022340.4
4	Implantation method of twiggery of California Elm	JSZF	2006-12-18	ZL 200610161464.4
5	Making method of miniascape with numbers and characters	JSZF	2006-12-18	ZL 200610161465.0
6	Dual grafting method of twiggery of rose tree	JSZF	2006-12-18	ZL 200610161468.4
7	Universal layout method of miniascape with cursive hand	JSZF	2006-12-18	ZL 200610161463.1
8	Soil-less implantation method of high stalk of Dog Rose without thorns	JSZF	2006-12-18	ZL 200610161467.X
9	Mould layout method of miniascape with cursive hand	JSZF	2006-12-18	ZL 200610161469.9
10	Special planting method of miniascape with cursive hand	JSZF	2007-4-29	ZL 200710022344.2
11	Fixing method of "1" type style of miniascape with cursive hand	JSZF	2007-4-29	ZL 200710022343.8
12	Copybook (miniascape with cursive hand of "Peng" style)	JSZF	2006-12-18	ZL 200630310132.0
13	Pot-culture method of semi soil-less of rose tree	JSZF	2007-4-29	ZL 200710022342.3
14	Pot-culture method of soil-less of rose tree	JSZF	2007-4-29	ZL 200710022341.9
15	Net supporting and fixing method of rose tree	JSZF	2006-12-17	ZL 200710191360.4
16	Production method of potted rose tree blooming from New Year's Day to the Spring Festival	JSZF	2006-12-17	ZL 200710191359.1
17	Techniques of wall hanging of dead tree with cursive hand	JSZF	2006-12-17	ZL 200710191361.9

(3) Applications for Registered Trademarks

No.	Logo	Application No.	Category	Acceptance Date
1	TIANYUAN	5687940	31	2007-4-26
2	TIANYUAN	5687915	44	2007-4-26
3	HUALIN	5687937	31	2007-4-26
4	HUALIN	5687916	44	2007-4-26
5	LIUXIANG	5687942	31	2007-4-26
6	LIUXIANG	5687938	44	2007-4-26
7	CAITIAN	5687941	31	2007-4-26
8	CAITIAN	5687939	44	2007-4-26

Insurance and Safety Measures

Catastrophe insurance for acts of god and similar occurrences is not available in China for the green resource products. Other forms of business insurance, however, are available, and to the extent it is deemed prudent, the company maintains such insurance. There are risks for which the company may not have sufficient insurance coverage, in which case the company will be responsible for the loss. To help in some of these areas, the company acts to help ensure work safety, by setting standards and workplace guidelines for employees to comply with during their course of work. The company takes a variety of measures to protect workers and growing areas from fire and other natural disasters. For example, the disbursal in different provinces of its growing areas and sources of supply is intended to help prevent widespread destruction of its tree and plant inventory. There have been no industrial accidents or personal injuries reported in the company operations since commencement in 2002. The company also uses its research and development to develop other scientific solutions to help protect the plant and tree inventory. The company also has internal guidelines to reduce possibility of industrial accidents such as mishandling of heavy machinery and pesticides, as well as the impact of natural disasters, such as fires, pests and disease outbreaks and typhoons. Should an occurrence happen for which the company does not have insurance or adequate insurance, there may be an adverse economic impact on the company and its operations and financial condition.

Employees

As of December 31, 2007, the office was staffed with 108 full-time employees, of which approximately 60 have been educated in the field of agro-forestry. Due to the seasonal nature of its business, the employment structure of China Greenscape comprises a smaller number of core, permanent employees and a larger number of seasonal employees. The growing area and greenhouse are staffed with approximately 200 farmers. During the peak selling and growing seasons, which runs from March through April and November through December, the workforce is expanded with seasonal employees. At the peak of the 2007 growing and selling season, there were employed approximately 1,500 additional seasonal employees, many of which are farmers.

All of the employees are non-union. About 30% of the farmers are current owners or former farmers of the land that China Greenscape has for growing areas from the local village, who have a working knowledge of the local growing conditions. China Greenscape has not experienced any significant difficulties in recruiting employees nor has it had any labor disputes. China Greenscape believes that its labor relations are good and such is an important advantage in the labor-intensive green resources industry.

As required by PRC regulations, China Greenscape participates in statutory retirement plans organized by the respective PRC local governments. Pursuant to the relevant laws and regulation in the PRC, the company participates in defined contribution retirement plans for its employees arranged by a government organization. The company makes employer contributions to the retirement scheme at the rate of 14% of the employee’s base salary. The company’s employer contributions for the employee’s medical insurance (8%), supplementary medical insurance (1%) and injury insurance (0.6%) are also arranged by a government organization.

PRC Government Regulations

This section sets forth a summary of the most significant regulations or requirements that affect the business of China Greenscape in China.

PRC Green Resources Policies

The company is greatly dependant on the central government policies relating to the introduction and maintenance of green zones in urban areas and along highways. In accordance with the Urban Greenery Regulation, promulgated by the PRC State Counsel, the construction and development of urban green spaces is part of the national economic system and is included in the scheme and plan of the PRC social development. The PRC central government encourages research into urban landscape design and development of technologies regarding reforestation and plants. Each province is required to establish their own green resource management system. These policies require goals for minimum amounts of green space per person, and are implemented through local and regional governments and through requirements imposed on property developers. Central government policies were instituted in 2001 to create at least 10 square meters of “green” open space per capita and over 35% green coverage area in its cities by 2010 and more recently, in China’s 11th five year plan (2006-2011), the government further promoted open areas, greenbelts and parks. The company has no knowledge whether in the future 5-year plans there will be similar requirements, however, there is growing ecological awareness in China and personal affluence that will act as drivers for greater amounts of green space solutions. If the government policy is substantially scaled back, China Greenscape may be significantly affected as a result of less subsidies for its clients to use for greening projects and reduced sales. There is no assurance that the government will continue or increase its current greening and related environmental projects.

PRC Seed Laws

The tree seed business is a highly regulated activity in the PRC. For a company to enter the tree seed business, it must obtain two special licenses. One is Tree Seed Production Permit, referred to as the “Production Permit,” entitling the holder to engage in tree seed production within the region specified in the Production Permit. The Production Permit further specifies the types of tree seeds which may be produced. The second one is the Tree Seed Distribution Permit, referred to as the “Distribution Permit,” which entitles the holder to sell and distribute tree seeds within the region set forth in the Distribution Permit. In order to apply for a provincial or local Distribution Permit, the company shall meet the following minimum requirements: (i) the company shall have enough working capital according to the type and quantity of the tree seeds it owns; (ii) the company shall have appropriate facilities to operate the business; (iii) the company shall have equipment necessary for its operations; and (iv) the company shall have qualified professional personnel in charge of quality supervision, processing, storage and preservation of tree seeds.

If a company intends to apply for a national Distribution Permit, it shall also meet the following criteria in addition to the above-mentioned requirements: (i) the company shall have equipments to inspect, process, dry and store the tree seeds; (ii) the registered capital of the company shall be more than $2,851,035 (RMB 20 million); (iii) the company shall have a cultivation and breeding center; and (iv) the company shall have at least three employees in charge of quality supervision and inspection of the tree seeds, who have passed the examination at the provincial level.

JSZF has a provincial Production Permit, which is valid from August 30, 2006 to August 29, 2009, and a national Distribution Permit, which entitles it to sell certain types of regular tree seeds, quality tree seeds, seedlings and flowers in any province in the PRC. The Distribution Permit held by JSZF is valid from May 20, 2005 to May 20, 2008, and the company is seeking its renewal currently. The company believes that these permits will be easily and regularly renewable.

Although there are seed laws that limit investment by foreign entities in some aspects of the larger agricultural industry, the company does not believe that any of the current seed laws presents any limitation on foreign investment in a company engaged in any aspects within the green resource business it operates. The company does not believe that its participation in the project to preserve the cymbidium orchid, a rare plant, will have any impact on its operations under the seed laws of the PRC.

Urban Landscape Architecture and Gardening Business Licensing

As reflected in the current business license of JSZF, the business scope includes landscape architecture and gardening. In accordance with the Greenery Regulation and Provisions of Management on Urban Landscape Architecture and Gardening Enterprise, if a company intends to engage in urban landscape architecture and gardening, it will be subject to a certification process and obtain an Urban Landscape Architecture and Gardening Enterprise Certificate, referred to as the “Gardening Certificate” issued by Ministry of Construction or its provincial or municipal branch, together referred to as the “Construction Authority” according to the level of the Gardening Certificate it applies for. A newly-incorporated urban landscape architecture and gardening enterprise shall apply for an Interim Urban Landscape Architecture and Gardening Enterprise Certificate, referred to as the “Interim Certificate” and the relevant Construction Authority will conduct a preliminary review on such application. Within two years after the Interim Certificate is issued, the company is subject to a substantive examination and certification by the same Construction Authority, and if approved, the Gardening Certificate will then be issued to the company.

JSZF has an Interim Certificate (Second Level) issued by Jiangsu Provincial Construction Department, which entitles it to construct comprehensive projects with regard to urban landscape architecture and gardening on the area less than 50 hectares in any province in the PRC. Since the Interim Certificate has expired, JSZF is currently preparing to apply for a Gardening Certificate, and management believes that it will be issued the license in due course.

In accordance with Forest Law and Provisions of Management in Jiangsu Province, Forestation and Greenery Construction Enterprise Qualifications, any enterprise engaging in forestation and green resource projects shall have one of several levels of Forestation and Greenery Construction Enterprise Certificate, referred to as the “Forestation Certificate” which is based on its registered capital, professional personnel, equipment and management skills. Upon passing the examination set by the Jiangsu Agriculture Bureau and obtaining the corresponding Forestation Certificate, the company is entitled to engage in the construction of forestation and greenscape projects within the scope specified in the Forestation Certificate. JSZF holds a Forestation Certificate (Second Level) issued by Jiangsu Agriculture Bureau which entitles it to construct single forestation projects in any province in the PRC within the area less than 5,000 mu (approximately equivalent to 824 acres).

Tax Benefits

JSZF is currently exempted from income tax for the sales of trees and shrubs. The sale of flowers is subject to a 12.5% income tax commencing after January 1, 2008, which is at a reduced rate from the normal income tax rate, however, on April 21, 2008, the company was awarded “Dragon Head Enterprise” status that entitles it to a zero tax rate on the sales of the flowers from that date. The “Dragon Head Enterprise” status is renewable every two years, which the company believes it will be able to obtain in future years. There is no indication how long these tax benefits will last. The central government recently has undertaken to review the corporate and income tax system within the PRC, and it is possible that there may be reductions or changes or termination of the benefit at some point in the future. Any change in the current income tax benefits will have an adverse effect on the cost of operations and margins that the company currently enjoys.

Property

JSZF has the right to use approximately 3,100 acres of land in central and eastern China, mostly in the provinces of Jiangsu and Jinangxi. Its headquarters is in Jiangsu. The table below is a list of all the properties of JSZF and a brief description of each with any payment obligations associated with its ownership or occupancy.

Location	Acreage	Method of Occupancy	Term in Year	Occupancy Payment Obligation	Principal Use
Xinqiao Town, Jiangsu Province	69 acres	Lease	7 Year term (2006-1-1) 2012-12-31)	Lease payment for prior 12 month is made once a year on 1st January each year Approximately $35,410 (RMB 248,400) per year	Growing Base
Xinqiao Town, Jiangsu Province	820 acres	Lease	21-22 year term Will expire in 2028	Lease payment for prior 12 month is made once a year on 1st January of each year Approximately $384,890 - $498,930 (RMB 2.7million - RMB 3.200 million per year	Growing Base
De’an, Jiangxi Province	2,258 acres	Renewable lease	50 Year Term, 47 years left	Lease payment for prior 12 month is made once a year on 1st January of each year. Approximately $7,698 (RMB 54,000) per year	Growing Base & Tree Plantation
Xinqiao Town, Jiangsu Province	2.7 acres	Renewable lease	20 year term will expire in March 2027	Lease payment for prior 12 month is made once a year on 1st January each year. Approximately $7,128 – 11,400 (RMB 50,000 - RMB 80,000) per year	Office Building
Xinqiao Town, Jiangsu Province	1.3 acres	Owned	Permanent ownership of the property	Construction Cost of approximately $216,680 (RMB 1.52 million) has been paid in full	Office building
Xinqiao Town, Jiangsu Province	1 acre	Owned	Ownership of the property	Construction and purchase cost in total of approximately $200,000 (RMB 1.4 million) has been paid in full	Production

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF CHINA GREENSCAPE AND JSZF

You should read the following discussion and analysis of our financial condition and results of operations in conjunction our audited financial statement of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”) and the audited consolidated financial statement of China Greenscape Co. Ltd. (“Greenscape”), and the related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. The words “anticipated”, “believe”, “expect”, “plan”, “intend”, “seek”, “estimate”, “project”, “could”, “may”, and similar expressions are intended to identify forward-looking statements. These statements that include information regarding future operations and future net cash flow reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties including, without limitation, general economic and business conditions, changes in political, social, and economic conditions, compliance with governmental regulations, access to the new customers and new markets, and other various factors, many of which are beyond our control. Our actual results and the timing of selected events could differ materially from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are subject to these cautionary statements and therefore the actual results or developments cannot be assured.

Overview

China Greenscape Co., Ltd ( “Greenscape”), formerly named Lingersake Co. Ltd., was established in the British Virgin Islands on February 5, 2007. Greenscape is the holding company that acquired the 100% equity interest in Jiangsu Sunshine Zoology and Forestry Development Co. Ltd (“JSZF”) in June 2007 with the plan of expanding its business and maintaining its status as one of the leading providers of trees and plants to China’s cities and development zones.

JSZF was established on July 19, 2002 as a domestic Chinese company based in the Jiangsu Province. From inception, it has been engaged in cultivating, growing and selling a broad assortment of high-quality greenery products such as trees, plants and shrubs to customers throughout China’s Yangtze River delta region. Customers of JSZF include local governments engaged in public infrastructure developments, real estate developers and landscaping companies.

The urban greenery market in China continues to receive strong PRC government support. Aspects of PRC government policy supporting the greenery market includes a mandate issued in 2002 from the central government to have at least 10 square meters of green coverage area per capita in its cities by 2010, as well as the availability of central government backed loans to municipalities on favorable terms to enable them to increase the amount of greenery in their respective cities and development zones. It is anticipated that the PRC government support of the urban greenery market will continue in the foreseeable future. If it does not, it could have a detrimental impact on our future growth and profitability.

Based on JSZF’s initial success with a 3,300 acre project, named “Nanjing Qinglongshan Park”, in 2004 and 2005, and additional large contracts that JSZF performed since that time, JSZF has established a reputation in China’s Yangtze River delta region for delivering high-quality greenery products. JSZF currently has an inventory of over 8 million trees and plants.

JSZF has two types of contracts. The first are “Large size” contracts, which are typically valued at approximately over $15 million and involve providing hundreds of thousands to millions of trees and plants to a project over multiple years. The second are “Small size” contracts which are typically valued at $1 million to $2 million and involve only a few hundred to a few thousand trees and plants to be provided from a few weeks to a few months in duration. The major terms under each contract include contract value, contract period, delivery and /or planting requirement, and payment terms. The value of the contract value is typically based on the customer’s budget for its greening products to facilitate the particular landscaping project, and is determined in consultation with the customers. The contract period is in accordance with the customer’s landscaping project phases. Each contract specifies whether JSZF is required to simply deliver the products, or is required to deliver and plant the products at the customer’s specified location. Once the products have been delivered to, or delivered and planted at the customer’s specified location, the customer provides JSZF with a customer acceptance document, at which point the revenue is recognized.

Customers for “Large size” contracts are typically municipal governments or large-scale developers. JSZF typically provides such customers with free consultations on the type, amount and location of greenery, which typically occurs a few months to a few years before a contract is signed. These services not only increase JSZF’s probability of receiving the contract, but also gives JSZF insight into the types of trees and plants needed for future “Large size” projects so it can begin planning future inventory needs for each anticipated project far in advance of actual tree and plant delivery dates. Revenue from “Large size” contracts is recognized as the products are delivered to and planted at a customer’s project location, and the customer’s acceptance document is obtained. From a cash perspective, JSZF generally receives 60% to 70% of the invoice upon customer acceptance, and receives the remaining balance within one year. “Large size” contracts accounted for 68% of JSZF’s revenue for the six months ended June 30, 2008.

With “Small size” contracts, JSZF either arranges for delivery of the products to a customer’s location or, depending on the contract, the customer picks up the greenery from our growing area. Revenue is recognized when the products are delivered to a customer’s location, or when the customer picks up the greenery from the growing area and the customer’s acceptance document is obtained. Customers for these types of contracts are typically municipal governments and developers. Such contracts accounted for 24% of revenue for the six months ended June 30, 2008.

JSZF also generates revenues from walk-in, “Cash sales” from landscapers. These customers do not have contracts and come to the company and pay cash to buy small lots of trees and plants. Revenue is recognized from “Cash sales” when the cash is paid and the customer picks up the plants and trees. “Cash sales” accounted for approximately 8% of revenue for the six months ended June 30, 2008.

JSZF continues to pursue new “Large size” contracts with municipalities and developers to provide nursery stock to their city, park and development zone projects and continue to accept “Small size” contracts from city, park and development zone projects as well as “walk-in” cash-sales from landscaping companies. As example of a recently awarded contract was a $22 million contract with Anhui West Lake New City Real Estate Co., Ltd. in August 2008, under which JSZF is to provide urban greenery products to an approximately 317 acre city expansion of Hefei, the capital city of China’s Anhui province. This large size contract is expected to be performed the fourth quarter of 2008 to 2012. Revenues from this contract will be recognized upon delivery and acceptance by the customer throughout this period.

Typically the products required to be provided for each delivery, as well as the expected delivery date, is in accordance with the customer’s landscaping project phases. JSZF recognizes revenues when each delivery is completed and the products are accepted by the customer. JSZF does not account for any deferred revenues relating to products to be provided under a contract but not yet delivered to the customer.

“Large size” contracts are typically performed over multiple years and comprise many delivery schedules of products in accordance with the customer’s project phases. Revenues associated with each delivery may be impacted by changes in the customer’s timing of its landscaping project. The timing of the products delivery may be delayed or accelerated based on the customer’s needs. Anticipated delivery schedules may also be impacted by weather conditions. Accordingly, revenue in a particular year may not be the best indicator of the trend on JSZF’s business growth and JSZF’s backlog should also be taken into account. Backlog represents the amount of unrealized revenue to be earned by the company from uncompleted customer contracts. An increase or a decrease of new “Large size” contracts awarded will have a future impact on our revenue streams, in addition any change of delivery schedule from the customer may have an impact on our revenue streams. By adding revenue realized during a reporting period with the backlog balance as of the end of that period, JSZF’s business growth rate can be better understood, since backlog represents contractual amounts that will be converted to revenues once the contract is completely performed.

The backlog balance was $1.6 million, $119.2 million, $256.7 million, and $234.0 million at December 31, 2005, 2006, 2007 and June 30, 2008 respectively. The steady increase in aggregate value of contracts awarded has resulted in an increase in the combined revenue and backlog balance.

A large size contract usually takes two to five years to complete. The performance over multiple years gives a high visibility of future revenues (for example, backlog that existed at the end of June 30, 2008 expected to completely convert to revenues by the end of 2011). However the exact delivery may be moved forward or delayed due to the customer’s landscaping schedule or the extreme weather conditions or other natural disasters.

Our financial and operational results are dependent on the amount of contracts we receive, the availability of our nursery stock to fulfill contracts, the continued ability to deliver quality products and the timing of delivering the nursery stock to our customers. Issues with any one of these factors can severely influence the financial and operational results from period to period. Therefore, management continuously measures its business success based on our ability to win new “Large-size” contracts and to grow the backlog; ability to continuously increase our inventory and growing areas; ability to constantly monitor product quality while the business grows; and the amount and types of safeguards in place to protect the inventory against potential natural disasters.

As a growing company, JSZF has achieved significant progress since inception. JSZF’s revenue growth has averaged 38 % per year over the past 3 years and has grown from $12.9 million in 2004 to $33.3 million in 2007. Similarly, it generated net income of $6 million, $10.2 million, $13.2 million, and $16.8 million for the years ended December 31, 2004, 2005, 2006, and 2007, respectively. For the six months ended June 30, 2008, JSZF’s revenue was $23.6 million, an increase of $4.7 million, or 45.6% from $16.2 million for the same period of 2007.

Management believes that the demand for nursery products in China will continue to increase. We remain intent on building up our inventory to meet revenue projections in the next 5 years. In conjunction with JSZF’s ongoing sales efforts, we continue to seek to develop trees and plants internally and to acquire large lots of trees and plants at favorable rates to fulfill existing and anticipated future contracts. We also continue to monitor our inventory in a way that maximizes its value which includes acquiring the nursery stock at an early stage of maturity so that we receive the benefit of value appreciation of the products as it grows until it is sold.

Although we do not have specific future plan for inventory acquisitions apart from the Chengfeng inventory acquisition, we will continue to have an interest in expanding growing area, and will continue our efforts to identify attractive acquisition opportunities. To accomplish this, we may finance through several ways including the use of our own working capital, bank loans, and the proceeds from this transaction.

Greenscape is committed to developing and fully utilizing its green resources, to meet the growing industrial and environment needs of China and to grow a highly profitable business that delivers high quality products and generates value for its customers and shareholders.

Company History

Greenscape, formerly Lingersake Co. Ltd., was established in the British Virgin Islands on February 5, 2007 to acquire and hold JSZF as a wholly owned subsidiary. Greenscape is majority owned by Ms. Ng Sau Lai, its chairperson of the board of directors, through a BVI corporation, Lucminton Co., Ltd., of which she is the sole director and one of six stockholders.

JZSF was formed on July 19, 2002 under the laws of the PRC. In April 2007, JSZF’s five Chinese shareholders approved the resolution on reducing its registered share capital from approximately $33.4 million down to approximately $2.3 million. The reduction in registered share capital of approximately $31.1 million was not paid to the shareholders at that time, but instead, the shareholders agreed to take this amount as a long-term loan from JSZF with repayment terms designed to improve JSZF’s short-term working capital position. The terms and conditions of these loans have been agreed to by JSZF and all five shareholders. The loans are non-interest bearing and require annual repayment beginning in June 2011 and continuing over a period of four years. The percentage of the outstanding loans due in each of the four twelve-month periods beginning June 1, 2011, is 15%, 30%, 30% and 25%, respectively.

On June 10, 2007, Greenscape entered into an agreement to purchase 100% of the equity interest in JSZF for aggregate consideration of $10,433,918 from five Chinese domestic companies: Jiangsu Sunshine Group Co., Ltd., Jiangyin Sunshine Investment Co., Ltd., Jiangyin Hengfeng Investment Co., Ltd., Jiangyin Jinye Investment Co., Ltd. and Jiangyin Saite Technology Co., Ltd. The change of ownership was registered with the appropriate government authorities on June 27, 2007 and the ownership percentage acquired from each was 65%, 10%, 10%, 10% and 5%, respectively. The purchase consideration was based on JSZF’s net asset value on May 31, 2007 of approximately $10,433,918. The purchase price was paid by Greenscape to the shareholders of JSZF in three installments- $3,949,707 on July 3, $6,482,411 on July 6 and $ 1,800 on July 11, 2007.

In August 2007, Greenscape received net proceeds of approximately $20 million from a private investment made by Chardan China Investments, LLC, in exchange for which it issued 400,000 Series A Preferred shares (at US$50 each). Each Series A Preferred stock is initially convertible into ten common shares of Greenscape and is entitled to a 7% annual cumulative dividend, payable only upon liquidation or redemption. With the proceeds from the private placement in August 2007, JSZF acquired four million tree seedlings from Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation (“Guofeng”) growing on over 2,300 acres in De’an, China. The newly acquired inventory will remain on the land in De’an until JSZF sells the trees to its customers.

In January 2008, Greenscape received net proceeds of approximately $10.1 million from a second private placement where Chardan Capital Markets, LLC acted as the placement agent. In that private placement, Greenscape issued 161,890 Series C Preferred Shares at US$68.68 each to 12 institutional and accredited investors. Each share of Series C Preferred is initially convertible into ten common shares of Greenscape and is entitled to a 7% annual cumulative dividend payable on liquidation or redemption. With these proceeds, JSZF acquired additional tree inventory from Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation (“Chengfeng”).

In January 2008, JSZF entered into an agreement to acquire 100% of the equity interest in Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation (“Guofeng”), the company from which it had previously acquired 4 million trees in August 2007. On March 21, 2008, JSZF completed the acquisition and paid approximately $0.83 million. With this acquisition, JSZF’s growing area expanded from 880 acres to over 3,100 acres. Guofeng, now JSZF’s wholly owned subsidiary, only carries out the inventory maintenance work on JSZF’s growing area in De’an and Jiangxi. Its operating expenses are minimal and it does not directly generate any revenue for JSZF.

In April 2008, Greenscape’s initial shareholder, Lucminton, transferred 3,081,169 of Greenscape’s ordinary shares to five parties: three BVI companies (Kelell Inc., Coway Asia Pacific Limited, and Max Sea Group Limited) and two Americans (Liping He and Tiffany He).

In May 2008, Greenscape entered into a securities purchase agreement with Shine Media Acquisition Corp., which was modified in August 2008 and November 2008, pursuant to which Shine Media will acquire 100% of Greenscape in exchange for 27,324,570 shares of Green China Resources common stock, and Green China Resources, Shine Media’s BVI subsidiary, will merge with Shine Media prior to the close of the transaction with China Greenscape. The common shareholders of China Greenscape immediately before the acquisition will also receive up to 13,184,000 additional shares of Green China Resources common stock if certain net income targets are achieved over the next 5 years.

Critical Accounting Policies

The discussion and analysis of the company’s financial condition presented in this section are based on China Greenscape’s consolidated financial statements and JSZF’s financial statements which have been prepared in accordance with the generally accepted accounting principles in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates and judgments. While management regularly assesses its estimates on an on-going basis, actual results may differ from these estimates.

Use of Estimates –The preparation of JSZF’s financial statements and China Greenscape’s consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates. On an ongoing basis, the company evaluates its estimates and judgments, including taxes and other contingencies. The company bases its estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions. Actual results may differ.

Inventory– Inventory is comprised of trees, plants and other greenery products and is stated at the lower of cost or market value. Cost of agricultural material are determined using the weighted average cost method. Cost of plants and forestry products includes direct material and direct production costs. Provisions are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made during the period ended June 30, 2008.

Revenue Recognition–Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is probable.

For “Large size” contracts, which are typically valued at approximately over $15 million and involve providing hundreds of thousands to millions of trees and plants to a project over multiple years, revenue from these contracts are recognized after the products are delivered to and planted at a customer’s project location and a customer’s acceptance document is obtained. Similarly, for “Small size” contracts which are typically valued at $1 million to $2 million and involve only a few hundred to a few thousand trees and plants that take a few weeks to a few months to deliver or to be picked up by the customer from our growing areas, revenue is either recognized after the products are delivered to and planted at a customer’s project location, or after they are picked up by the customer at our growing area and customer’s acceptance document is obtained.

Other Income Recognition– Depending upon the nature of the grant, government grants are recognized as either "other income", as an offset to costs of fixed assets or as an offset to operating expenses. Government grants consist of general grants as well as specific grants for environment grants which are directly related to operating expenses are offset against the related expenses.

The receipt of government grants relating to government subsidized environment projects are initially deferred as liabilities. Expenses directly related to the subsidized projects are also initially deferred. Upon the completion and acceptance of the government subsidized project, costs incurred relating to fixed assets are capitalized as fixed assets with depreciation to be calculated over the asset’s useful life. Non-capital items are recorded as operating expenses to the statement of operations in the period. Concurrently, grant income is recorded as an offset against the related operating expenses or costs of the fixed assets.

Accounts Receivable–Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance by utilizing aging analysis, based on historical write-off experience, customer specific facts and economic conditions, to make necessary provisions on its receivables at the end of each reporting period. Historically we have not incurred any significant bad debts.

Income Taxes– All of our income is generated in the PRC. Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, we currently are exempted from all income taxes. Similar entities in the industry are also currently exempted from income taxes. We have not received any notices of a change in the tax status of our company, and if there is a change we cannot estimate the impact of such a change at this time.

Impairment of Long-Lived Assets– Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet wherever applicable. No impairment was recognized during the reporting years.

Internal Control over Financial Reporting

As privately held companies in the People’s Republic of China and the British Virgin Islands, JSZF and Greenscape have not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. The companies have recognized the need to improve certain internal accounting controls. In order to improve the efficiency and the quality of internal controls over financial reporting, management has taken the actions which are intended to bring internal control standard to the compliance level of the Sarbanes-Oxley Act.

Results of Operations

We use the U.S. dollar as the reporting currency for our financial statements. However, our operations are conducted through our PRC operating subsidiary, JSZF, and our functional currency is the RMB. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. The RMB has since appreciated against the U.S. dollar by approximately 17.8%, from 8.27:1 on July 21, 2005 to 7.01:1 on March 31, 2008. Since the operations of JSZF are entirely performed within China, this fluctuation of the RMB against the U.S. dollar will have no effect on our business, but it will result in a concomitant increase (or decrease) in our after-tax earnings when stated in U.S. dollar terms. In converting our RMB income statement amounts into U.S. dollars we used the following convenience RMB/$ exchange rates: 8.1826 average for 2005, 7.9579 average for 2006, 7.5806 average for 2007, and 7.0152 average for the six months ended June 30, 2008. In converting RMB balance sheet amounts into U.S. dollars we used the following RMB/$ exchange rates: 7.8041 for December 31, 2006, 7.6874 for December 31, 2007, and 6.8591 for June 30, 2008. With the exchange rate fluctuation, our operating results in 2005, 2006, 2007 and 2008 have benefited when converted to U.S. dollars. The declining value of the U.S. dollar when compared to China’s RMB currency has also had an impact on the balance sheet items, increasing both our denominated RMB assets and RMB denominated liabilities when presented in US dollars. One example of this is the unsecured loans that are stated as a liability item on the balance sheet. These loans are fixed unchanged RMB currency of 240,000,000 since it occurred in 2007, but when it converted to U.S. dollars, the unsecured loan value changed from $32,901,050 as of December 31, 2007 to $34,990,013 as of June 30, 2008, resulting in a $2,088,963, or 6.3% exchange difference in 6 months. The effects of these currency fluctuations are reflected in our comprehensive income, which takes into account the effects of currency exchange rates on our domestic earnings, which are stated in RMB. Our financial results for the balance of 2008 when stated in U.S. dollars are likely to benefit from the increased strength of the RMB against the U.S. dollar, however there is no guarantee that we will benefit from the changes in the exchange rate in the future, and our profits as reported in dollars would suffer if the RMB depreciates in value compared to the U.S. dollar.

Greenscape is the holding company of JSZF and has no operational activities. Greenscape’s expenses mainly consist of general and administrative expenses. The general and administrative expenses it has incurred since its inception in February 2007 have mainly been connected with the efforts to become listed in a stock exchange outside China, which included professional service fees charged by lawyers, auditors, and consultants, and compensation for executive staff. Greenscape’s net bank interest expenses were minimal. Greenscape’s expenses amounted to $250,000 for the six months ended 2008, $97,000 for the period from February 5, 2007 (inception) through June 30, 2007, and $523,000 for the six month ended December 31, 2007. Therefore Greenscape’s historical financial results amounted to $870,000 in expenses since its inception on February 5, 2007 through June 30, 2008. Management believes this expense amount is insignificant and has not had a material impact on JSZF’s financial results. Accordingly, the following discussion and analysis compares JSZF’s results of operations for the six months ended June 30, 2008, and years ended December 31, 2007, 2006 and 2005, and excluded the results of Greenscape from its inception.

Comparison of Operating Results for the Six Months Ended June 30, 2008 and 2007

Revenues

For the six months ended June 30, 2008, revenue amounted to $23.7 million, an increase by $7.4 million, or 45.6%, compared to $16.2 million for the same period of the prior year. The increase was primarily due to following three factors:

1) $16.1 million in revenue generated from conversion of backlog related to “Large size” multi-year contracts during the six months ended June 30, 2008, compared to $14.1 million in the same period of the prior year, representing an increase of $2.0 million. Large size contracts accounted for 68% of the revenue for the six months ended June 30, 2008, compared to 87.1% of revenue in the same period of the prior year. This decrease in large size contracts as a percentage of total revenue for the period was primarily due to the delivery timing of the greenery products to the customer locations;

2) $5.7 million in revenue generated from “Small size”, short-term contracts that were awarded and completed during the six months ended June 30, 2008, compared to $1.0 million of revenue generated from “Small size” contracts in the same period of the prior year, representing an increase $4.7 million. Revenue generated from “Small size”, short-term contracts for the six months ended June 30, 2008 accounted for 24.1% of total revenues compared to 6.2% in the same period of the prior year. The increase was due to the greater number of short term contract being awarded and performed with greater average values for the six months ended June 30, 2008;

3) $1.9 million in revenues from cash sales during the six months ended June 30, 2008, compared to $1.1 million in the same period of the prior year, representing an increase $0.8 million. Cash sales for the six months ended June 30, 2008 accounted for 8.0% of total revenues, compared to 6.8% in the same period of the prior year. This increase in cash sales was due to our increased and large inventory stock being more attractive to the walk-in customers.

Four individual contracts represented greater than 10% of the revenues for the six month ended June 30, 2008. These included:

1) Jingjiang Binjiang New City Investment Development Co. Ltd. JSZF delivered and planted 583,391 units of trees and plants, generating revenues of approximately $7.05 million, accounting for 28.0% of total revenue for this period. This is a “large-size” multi-year contract with a total value of approximately $71.3 million that began generating revenue in 2007 and is expected to be performed in its entirety by 2011.

2) Jiangyin Shunfeng Ecology and Gardening Co. Ltd. JSZF delivered 20,445 units of trees to the customer, generating revenues of approximately $3.3 million, accounting for 13.2% of total revenue for this period. This was a short-term contract that had been fully performed.

3) Jiangyin Shunfeng Ecology and Gardening Co. Ltd. JSZF delivered 2.1 million units of trees and plants, generating revenue of approximately $3.1 million, accounting for 12.4% of total revenue for this period. This was a short term contract that had been fully performed.

4) Nanjing Qinglongshan Ecology and Gardening Development Co. Ltd. JSZF delivered and planted 86,743 units of trees and plants, generating revenues of approximately $2.96 million, accounting for 11.8% of total revenue for this period. This is a “Large-size” multi-year contract with a total value of approximately $15.7 million that began generating revenues in 2007 and is expected to be performed in its entirety by 2011.

For the six months ended June 30, 2007, two individual contracts represented greater than 10% of the revenues generating during this period. These included:

1) Jiangsu Sunshine Real Estate Development Co. Ltd. JSZF delivered and planted 640,363 units of trees and plants, generating revenues of approximately $8.2 million, accounting for 50.2% of total revenue for this period. This was a “Large-size” multi-year contract with a total value of approximately $20.6 million that began generating revenues in 2007 and is expected to be performed in its entirety by 2009.

2) Jingjiang Binjiang New City Investment Development Co. Ltd. JSZF delivered and planted 775,215 units of trees and plants, generating revenues of $3.8 million, accounting for 23.5% of total revenue for this period. This is a “Large-size” multi-year contract with a total value of approximately $71.3 million.

Backlog as of June 30, 2008 was $234 million, a decrease of 8.9% from our backlog of $257 million as of December 31, 2007. Although we were in discussions for multiple “Large size” long-term contracts during the six months ended June 30, 2008, there no “Large size” contracts signed during this period, which resulted in a decrease in backlog between December 31, 2007 and June 30, 2008.

Cost of Revenues

Cost of revenues consists of product cost, land leases, labor expenses incurred in the growing area, depreciation of fixed assets utilized in the growing area, and machinery and maintenance materials for land leveling and tree maintenance.

Cost of revenues for the six months ended June 30, 2008 was approximately $8.1 million, an increase of approximately $1.1 million from $7.0 million for the same period of 2007. The increase was primarily due to the increased business activity reflected in our increased revenues, such as increased rental expenses due to the expansion on the growing area. As a percentage of revenues, the cost of revenue decreased to 34.1% for the six months ended June 30, 2008 from 42.9% for the same period in the prior year. This was primarily due to lower cost, higher margin trees and plants being sold for the first six months of 2008, compared to the same period of the prior year. The cost of trees and plants increased in dollar terms by $0.9 million between the two periods, although as a percentage of revenue declined to 31.3% for the six months ended June 30, 2008 from 39.8% for the same period of the prior year, mainly due to more mature, higher margin trees being sold to customers during the six months ended June 30, 2008 compared to the same period in the prior year.

Additional factors that contributed to the change in the cost of revenues between the two periods were related to the increased business activity and included a $96,000 increase in land lease payments (to $216,000 for the period ended June 30, 2008 from $120,000 in the same period of the prior year), a $13,000 increase in depreciation of fixed assets utilized in growing area (to $101,000 for the period ended June 30, 2008 from $88,000 in the same period of the prior year) due to an increased amount of fixed assets acquired by JSZF between the two periods and a $46,000 increase in maintenance and material costs for leveling land and tree maintenance (to $314,000 for the period ended June 30, 2008 from $268,000 in the same period of the prior year). Due to the low cost of farmers in China, labor expenses were not a significant factor in our cost of revenues and only totaled $43,000 for the six months ended June 30, 2008 compared to only $30,000 in the same period of the prior year.

Gross Margin

As a percentage of total revenue, the gross margin was 65.9% for the six months ended June 30, 2008, compared to 57.1% in the same period of the prior year. The improvement in margins was primarily attributable to our ability to include much higher margin trees in contracts performed in the six months ended June 30, 2008 compared to the same period in the prior year.

Selling, General and Administrative Expenses

For the six months ended June 30, 2008, selling, general and administrative expenses were $1.2 million, an increase of approximately $0.5 million from $0.7 million for the same period of the prior year. As a percentage of revenues, selling and general administrative expenses accounted for 5.2% and 4.2% for the six months ended June 30, 2008 and 2007, respectively. This increase was primarily related to an increase in sales activity in our attempt to win new “Large size” contracts, as well as increased administrative expenses related to anticipated merger activities, and an additional $245,000 in SG&A expenses that were incurred during the six months ended June 30, 2008 by Jiangxi Guofeng, a new subsidiary of JSZF that was acquired in January 2008.

Selling expenses, in particular, amounted to $655,000 for the six months ended June 30, 2008, an increase of $340,000 compared to $315,000 in for the same period of the prior year. Of the total increase, $150,000 was related to payroll expenses (to $278,000 for the six months ended June 30, 2008 from $128,000 in the same period of the prior year), due to an increased number of sales staff during the six months ended June 30, 2008 from the same period in the prior year; $113,000 was related to equipment and machinery expenses (to $185,000 for the six months ended June 30, 2008 from $72,000 in the same period of the prior year), $55,000 was related to transportation expenses (to $133,000 for the six months ended June 30, 2008 from $78,000 in the same period of the prior year), $16,000 was related to travel expenses (to $39,000 for the six months ended June 30, 2008 from $23,000 in the same period of the prior year), and $5,000 was related to other expenses (to $19,000 for the six months ended June 30, 2008 from $14,000 in the same period of the prior year). All of which were in line with the increased sales activities. As a percentage of revenues, selling expenses increased from 1.9% for the six months ended June 30, 2007 to 2.8% and 1.9% for the six months ended June 30, 2008 due to more sales staff recruited for the increased business activities.

General and administrative expenses, in particular, amounted to $567,000 for the six months ended June 30, 2008, an increase of $194,000, compared to $373,000 for the same period of the prior year. The increase in general and administrative expenses was mainly the result of several factors: 1) expenses of $245,000 incurred by the newly acquired subsidiary (Guofeng) by JSZF in January 2008 in the result of an increase on the growing areas by approximately 2300 acres; 2) an increase of roughly $81,000 in payroll expenses (to $231,000 for the six months ended June 30, 2008 from $150,000 in the same period of the prior year) due to an increased administration staff and additional management to help facilitate the growing scale and size of the business; 3) an increase of roughly $4,000 in travel expenses (to $27,000 for the six months ended June 30, 2008 from $23,000 in the same period of the prior year); and 4) an increase of roughly $1,000 in depreciation expenses (to $11,000 for the six months ended June 30, 2008 from $10,000 in the same period of the prior year). The above increases were partially offset by a decrease of $110,000 in general office expenses (to $48,000 for the six months ended June 30, 2008 from $158,000 in the same period of the prior year) due to new cost control efforts at our headquarters in Jiangsu, China, and a decrease of $26,000 in research and development expenses (to $5,000 for the six months ended June 30, 2008 from $31,000 for the same period of the prior year). As a percentage of revenues, general and administrative expenses accounted for 2.04% versus 2.3% for six months ended June 30, 2008 and 2007, respectively.

Financial and Other Costs

Financial and other costs were solely related to bank interest expenses on outstanding short-term bank loans. Interest expenses increased by approximately $0.6 million, or 133%, to $1.1 million for the six months ended June 30, 2008, from $0.5 million for the same period in the prior year. The increase was due to an increase in outstanding short term bank loan balances during the six months ended June 30, 2008 compared to the same period in the prior year.

Other Income

Other income consists of government grants recognized as income. For the six months ended June 30, 2008, other income was approximately $87,000, an increase of $73,000 from $14,000 for the six months ended June 30, 2007. This increase was a direct result of the increased government grants received and recognized as income during the six months ended June 30, 2008 compared to the same period of the prior year. We are unable to predict whether or not the government grants will increase or decrease in the future and expect that these grants will not have a material impact on our financial results going forward.

Interest Income

For the six months ended June 30, 2008, interest income was approximately $23,000, a decrease of approximately $329,000, compared to approximately $352,000 for the same period in 2007. This decrease in interest income was primarily due to the fact that JSZF lent an aggregate of $16.7 million to unrelated third party companies between January and May 2007, which generated $349,000 in interest income during the six months ended June 30, 2007. The loans were repaid by the third parties by June 30, 2007. In addition, approximately $22,000 in interest income was received from commercial banks during the six months ended June 30, 2008, compared to approximately $3,000 for the six months ended June 30, 2007. This increased amount of interest income from commercial banks was related to larger cash balances held at commercial banks during the six months ended June 30, 2008 compared to the same period of the prior year.

Income Tax Expense

The PRC government has given JSZF an indefinite (until further notice) income tax exemption due to its status as an agricultural company. The sales of greenery products and agricultural products are exempt from income tax. There was therefore no income tax expense for the six months ended June 30, 2008 or the six months ended June 30, 2007.

Net Income

Net income for the six months ended June 30, 2008 was approximately $13.4 million, an increase of approximately $4.9 million, or 57.6%, compared to approximately $8.5 million for the same period in 2007. This increase was attributable primarily to the significant growth in revenue and operating income.

Comparison of Operating Result for the Years Ended December 31, 2007 and 2006

Revenue

 For the year ended December 31, 2007, revenue amounted to $33.3 million, an increase by $4.5 million, or 15.6%, from $28.8 million for the same period in the prior year. This increase was primarily due to the following three factors:

1) $23.6 million in revenue generated from conversion of backlog related to “Large size” multi-year contracts during the year ended December 31, 2007 compared to $1.5 million in the same period of the prior year, representing an increase of $22.1 million. Large size contracts accounted for 71.0% of revenue for the year ended December 31, 2007, compared to 5.3% of revenue for the year ended December 31, 2006. This increase in revenue from large size contracts in 2007 is a direct result of the significant amount of large size contracts awarded at the end of 2006 and beginning of 2007 that generated revenue during 2007 and did not generate revenue in 2006;

2) $8.2 million in revenue generated from “Small size”, short-term contracts that were awarded and completed during the year ended December 31, 2007, compared to $26.6 million in the prior year, representing a decrease of $18.4 million. “Small size” short-term contracts accounted for 24.8% of revenue in 2007 compared to 92.3% of revenue in 2006. This decrease in revenue from “Small size” short-term contracts in 2007 was a direct result of our sales focus shifting from “Small size” short-term contracts to “Large size” multi-year contracts that provide increased sales visibility;

3) $1.4 million in revenue generated from “Cash sales” during the year ended December 31, 2007, compared to approximately $0.7 million in the prior year, representing an increase of approximately $0.7 million. Cash sales for the year ended December 31, 2007 accounted for 4.2% of revenue compared to 2.4% of revenue during 2006. This increase in cash sales is a result of our increased and more diverse inventory in 2007, which attracted more landscapers to our growing areas to purchase trees and plants.

Two individual contracts represented greater than 10% of the revenues for the year ended December 31, 2007. These included:

1) Jiangsu Sunshine Real Estate Development Co. Ltd. JSZF delivered and planted 1.47 million units of trees and plants, generating revenues of approximately $12.2 million, accounting for 36.7% of total revenue for this period. This is a “Large-size” multi-year contract with a total value of approximately $20.6 million that began generating revenues in 2007 and is expected to be performed in its entirety by 2009.

2) Jingjiang Binjiang New City Investment Development Co. Ltd. JSZF delivered and planted 1.01 million trees and plants, generating revenues of $4.4 million, accounting for 13.3% of total revenue for this period. This is a “Large-size” multi-year contract with a total value of approximately $71.3 million and is expected to be performed in its entirety by 2011.

For the year ended December 31, 2006, three individual contracts represented greater than 10% of the revenues. These were:

1) Jiangyin Shunfeng Ecology and Gardening Co. Ltd. JSZF delivered 860,215 units of trees, generating revenue of approximately $11.3 million, accounting for 39.4% of total revenue for this period. This was a short term contract and had been fully performed.

2) Zhejiang Tongxiang Nursery Co. Ltd. JSZF delivered 698,243 units of trees to the customer, generating revenues of approximately $3.7 million, accounting for 13.0% of total revenue for this period. This was short term contract that had been fully performed.

3) Shanghai Shenlin Garden Centre. JSZF delivered 1.56 million units of trees and plants, generating revenue of approximately $2.9 million, accounting for 10.2% of total revenue for this period. This was short term contract that had been fully performed.

Backlog as of December 31, 2007 was $257 million, an increase of 121.8% from our backlog of $119 million at the end of 2006. This increase in backlog was a result of our shift in sales focus to obtain more “Large size” multi-year contracts in 2007 from the prior years and was the result of winning multiple “Large size”, multi-year contracts in 2007 following the successful completion of Nanjing Qinglongshan project and the growing “word-of-mouth” associated with this success. The increase in both revenues and backlog indicated the business continued to expand in 2007.

Cost of Revenue

Cost of revenue for the year ended December 31, 2007 was approximately $14.8 million, a slight increase of approximately $88,000 from $14.7 million for the prior year. This slight increase was a result of increased business activity reflected in our increased revenue, although, as a percentage of revenue, the cost of revenue for the year ended December 31, 2007 decreased to 44.5% from 51.1% for the year ended December 31, 2006, which was primarily the result of more mature, higher margin trees being sold to customers during the year ended December 31, 2007 compared to the same period in the prior year. For the year ended December 31, 2007, the cost of trees and plants was $13.9 million, which accounted for 41.7% of 2007 revenue, compared to $13.4 million in 2006, which accounted for 46.7% of 2006 revenue.

Other factors which contributed to the decrease in our cost of revenue as a percentage of revenue included: a decrease in $35,000 in land lease payments (to $308,000 for 2007 from $343,000 in 2006) due to an increased government subsidy which lowered the amount we paid to lease our growing areas; a decrease of $198,000 in machinery and materials expenses (to $306,000 for 2007 from $504,000 in 2006) for growing area maintenance due to less work related to land leveling and facility improvement that was required in 2007 compared to 2006; and a decrease in $198,000 in labor costs (to $120,000 for 2007 from $318,000 in 2006) due to less labor that was needed and achieved labor efficiency on cultivating a new growing area in 2007. The changes in labor costs are expected to be insignificant in long term due to the low cost of farmers in China. These decreases were slightly offset by an increase of $69,000 in depreciation of equipment and machinery used in our growing area (to $182,000 for 2007 from $113,000 in 2006) due to an increased amount of fixed assets acquired by JSZF between two years.

Gross Margin

As a percentage of total revenue, the gross margin was 55.5% for the year ended December 31, 2007 compared to 48.9% in the prior year. The improvement in margins was primarily attributable to our ability to include much higher margin trees in contracts performed during the year ended December 31, 2007 compared to the year ended December 31, 2006.

Selling, General and Administrative Expenses

For the year ended December 31, 2007, selling, general and administrative expenses were $1.3 million, an increase of approximately $0.5 million from approximately $0.8 million in the prior year. As a percentage of revenues, selling, general and administrative expenses accounted for 4.0% and 2.9% for the year ended December 31, 2007 and 2006, respectively.

Selling expenses, in particular, were $732,000 for the year ended December 31, 2007, a slight increase of $14,000, or 1.9%, compared to $718,000 for the year ended December 31, 2006. This slight increase in selling expenses was primarily due to increases of $47,000 in transportation costs (to $133,000 for 2007 from $86,000 in 2006), $45,000 in equipment and machinery expenses (to $190,000 for 2007 from $145,000 in 2006), $64,000 in travel (to $66,000 for 2007 from $2,000 in 2006), and $27,000 in sales administration expenses (to $28,000 for 2007 from $1,000 in 2006), all of which were in line with our increased sales activities. In addition, a decrease of $168,000 in payroll expenses (to $316,000 for 2007 from $484,000 in 2006) was due primarily to our ability to retain our key sales personnel, who account for a majority of our sales and dismiss the sales staff that underperformed during 2006. As a percentage of revenue, selling expenses accounted for 2.2% and 2.5% for the year ended December 31, 2007 and 2006, respectively, which accounted for a lower percentage of revenue in 2007 due to the key sales staff’s performance improvements.

General and administrative expenses, in particular, amounted to $583,000 for the year ended December 31, 2007, an increase of $463,000, compared to $120,000 for year ended December 31, 2006. This increase in general and administrative expenses was the result of several factors: 1) an increase of roughly $116,000 in payroll expenses (to $294,000 for 2007 from $178,000 in 2006) related to the addition of financial and other staff to help with our financing activities; 2) an increase of roughly $51,000 in office administrative expenses (to $195,000 for 2007 from $144,000 in 2006); 3) a reversal of bad debt provisions of $362,000 in 2006 due to the collection of accounts receivable previously reserved for. In 2007, a reversal of bad debt provisions was $20,000, which resulted in an increase in bad debt provisions of roughly $342,000 between 2006 and 2007; 4) an increase of approximately $8,000 in depreciation expenses (to $24,000 for 2007 from $16,000 in 2006); and 5) an increase of $14,000 in research and development expenses (to $42,000 for 2007 from $28,000 in 2006). The above increases were partially offset by a decrease of $68,000 in travel expenses (to $49,000 for 2007 from $117,000 in 2006), As a result of the above net increase, general and administrative expenses accounted for 1.7% versus 0.42% of revenue for the year ended December 31, 2007 and 2006, respectively.

Financial and Other Costs

Financial and other costs were solely related to bank interest expenses on outstanding short-term bank loans. For the year ended December 31, 2007, interest expenses amounted to approximately $799,000, an increase of $352,000, or 78.8%, from approximately $447,000 for the year ended December 31, 2006. This increase was due to an increase in outstanding short term bank loan balances during the year ended December 31, 2007 compared to the year ended December 31, 2006.

Other Income

Other income consists of government grants recognized as income. For the year ended December 31, 2007, other income decreased by approximately $343,000 to $37,000 from $380,000 for the year ended December 31, 2006. This decrease was a direct result of the PRC government providing decreased monetary support during 2007 compared to 2006. We are unable to predict whether or not the government grants will increase or decrease in the future and expect that these grants will not have a material impact on our financial results going forward.

Interest Income

For the year ended December 31, 2007, interest income increased to approximately $377,000 from approximately $14,000 in the prior year. This increase in interest income was primarily due to the fact that JSZF lent an aggregate of $16.7 million to unrelated third party companies between January and May 2007, which generated $349,000 in interest income during the six months ended June 30, 2007. The loans were repaid by the third parties by June 30, 2007. In addition, approximately $28,000 in interest income was received from commercial banks in 2007, compared to approximately $14,000 in 2006. This increased amount of interest income from commercial banks was related to increased cash balances held at commercial banks in 2007 compared to 2006.

Income Tax Expense

The PRC government has given JSZF an indefinite (until further notice) income tax exemption due to its status as an agricultural company. The sales of greenery products and agricultural products are exempt from income tax. There was no income tax expense for the year ended December 31, 2007 or the year ended December 31, 2006.

Net Income

Net income for the year ended December 31, 2007 was approximately $16.8 million, an increase of approximately $3.6 million, or 27.3%, compared to approximately $13.2 for the year ended December 31, 2006. This increase was attributable primarily to the significant growth in revenue and operating income.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Revenues

For the year ended December 31, 2006, revenue amounted to $28.8 million, an increase of approximately $9.9 million, or 52.2%, from $18.9 million in revenue for the prior year. This increase was primarily due to an increase in revenue from “Small size” short-term contracts of $26.0 million to $26.6 million for the year ended December 31, 2006 from $0.6 million in the prior year, which was partially offset by a decrease in revenue from “Large size” multi-year contracts by $16.7 million to $1.5 million for the year ended December 31, 2006 from $18.2 million in the prior year. This change in generating less revenue from “Large size” multi-year contracts and more revenue from “Small size” short-term contracts in 2006, when compared to 2005, was the result of the completion of the Nanjing Qinglongshan Park project in 2005, which accounted for 96.3% of the revenue in 2005, and a substantial amount of smaller short-term contracts of only a few months in duration that we had won and was focused on performing during 2006. In the latter half of 2006, we re-focused the business on catering to “Large size” multi-year contracts in order to create enhanced sales visibility and for long-term inventory planning purposes. In addition, cash sales increased by approximately $0.6 million to $0.7 million for the year ended December 31, 2006 from approximately $0.1 million in the prior year. In 2006, the increased inventory variety, quality and quantity available became more attractive to landscapers who visited our growing areas and paid cash for trees and plants. On a percentage basis, revenue from “Large size” multi-year contracts accounted for 5.3% of the total revenue generated in 2006, compared to 96.3% of the total revenue generated in the prior year, revenue from “Small size” short-term contracts accounted for 92.3% of revenue in 2006 compared to 3.3% of revenue in 2005, and revenue from cash sales accounted for 2.4% of the total revenue in 2006 compared to 0.42% of the total revenue generated in 2005.

There were three short term contracts represented over 10% of total revenue for the year ended December 31, 2006. The details have been discussed in previous comparison section. For the year ended December 31, 2005, there was one large size contract represented over 10 % of total revenue for the year ended December 31, 2005. JSZF delivered and planted 28,334 units of trees and plants for Nanjing Qinglongshan Ecology and Gardening Co. Ltd., generating revenues of approximately $18.2 million, accounting for 96.3% of total revenue for the period. The contract commenced in April and was fully performed in 2005.

Backlog as of December 31, 2006 was $119.2 million, an increase of $117.6 million from our backlog of $1.6 million at the end of 2005. This increase in backlog was a direct result of completing the Nanjing Qinglongshan Park project in 2005 without any portion of this contract being carried over as backlog at the end of 2005, and our ability to win new “Large size”, long-term contracts in the second half of 2006 that were carried over as backlog at the end of 2006.

Cost of Revenue

Cost of revenue for the year ended December 31, 2006 was $14.7 million, an increase of $7.5 million compared to $7.2 million for the year ended December 31, 2005. This increase was primarily the result of increased business activity reflected in our increased revenue. As a percentage of revenue, the cost of revenue increased to 51.1% from 37.8% in 2005. This increase in cost of revenue as a percentage of revenue was due to the favorable pricing we received with the Nanjing Qinglongshan Park project that was completed in, and accounted for 96.3% or our total revenue, in 2005. This increase in cost of revenues mainly included an increase of $7.7 million in the cost of trees and plants, to $13.4 million in 2006 from $5.7 million in 2005. As a percentage of revenue, cost of trees and plants accounted for approximately 46.7% of 2006 revenue and only 30.2% of 2005 revenue.

Other factors which contributed to the increase in our cost of revenue included: an increase of $76,000 in land lease costs (to $343,000 in 2006 from $267,000 in 2005) due to our expanded growing area in 2006 and an increase of $45,000 in depreciation (to $113,000 in 2006 from $68,000 in 2005) which was related to the additional fixed assets purchased in 2006 to assist with cultivating and planting the trees and plants.

These increases were partially offset by a $231,000 decrease in labor costs (to $318,000 in 2006 from $549,000 in 2005) due to fewer labor workers required for land leveling and planting in the growing area in 2006 as a majority of this activity was performed in prior years, and a decrease of $46,000 (to $504,000 in 2006 from $550,000 in 2005) in machinery and maintenance material costs due to our strengthened cost savings practices.

Gross Margin

As a percentage of total revenue, the gross margin was 48.9% for the year ended December 31, 2006 compared to 62.2% in the prior year. The decrease in margins was primarily attributable to the favorable pricing received with the Nanjing Qinglongshan Park project, which accounted for 96.3% of our total revenue in 2005 and none of our revenue in 2006.

Selling, General and Administrative Expenses

For the year ended December 31, 2006, selling, general and administrative expenses were approximately $0.8 million, a decrease of approximately $0.6 million from $1.4 million for the prior year. As a percentage of revenue, selling, general and administrative expenses accounted for 2.9% and 7.6% of revenue for the year ended December 31, 2006 and 2005, respectively.

Selling expenses, in particular, were $718,000 for the year ended December 31, 2006, an increase of $181,000, or 33.7%, compared to $537,000 for the year ended December 31, 2005. This increase was primarily due to an increase of $285,000 of sales staff expenses (to $484,000 in 2006 from $199,000 in 2005) which were related to our focus on obtaining new contracts in 2006 after the Qinglongshan Park project was completed in 2005, an increase of $117,000 in equipment and machinery expenses (to $145,000 in 2006 from $28,000 in 2005), and an increase of $2,000 increase in travel expenses and $1,000 in additional sales administrative expenses. These increases were partially offset by a decrease of $223,000 in transportation costs (to $86,000 in 2006 from $309,000 in 2005), compared to the prior year. As a percentage of revenue, selling expenses accounted for 2.5% and 2.8% for the year ended December 31, 2006 and 2005, respectively.

General and administrative expenses, in particular, amounted to $120,000 for the year ended December 2006, a decrease of $773,000, compared to $893,000 for the same period of 2005. This decrease was mainly the result of a reversal of bad debt provisions of $362,000 in 2006 due to the collections of accounts receivables previously reserved for. A bad debt provision of $401,000 was provided in 2005. The decrease, although to a lesser extent, was also the result of several other factors: 1) a decrease of roughly $49,000 in travel expenses (to $117,000 in 2006 from $166,000 in 2005); and 2)a decrease of roughly $23,000 in payroll expenses (to $178,000 in 2006 from $201,000 in 2005). The above decreases were partially offset by an increase of roughly $36,000 in office administrative expenses (to $144,000 in 2006 from $108,000 in 2005), an increase of roughly 18,000 in research and development expenses (to $28,000 in 2006 from $10,000 in 2005), and an increase of roughly $8,000 in depreciation expenses related to an increased amount of fixed assets owned in 2006 (to $16,000 in 2006 from $8,000 in 2005). As a result of the above net decrease, general and administrative expenses accounted for 0.4% of revenues for the year ended December 31, 2006 compared to 4.7% for the year ended December 31, 2005.

Financial and Other Costs

 Financial and other costs were solely related to bank interest expenses on outstanding short-term bank loans. For the year ended December 31, 2006, interest expenses increased by approximately $297,000, or 198%, to $447,000 from $150,000 for the year ended December 31, 2005. The increase was due to an increase in outstanding short-term bank loan balances during the twelve months ended December 31, 2006 compared to the same period in the prior year.

Other Income

Other income consists of government grants recognized as income. For the year ended December 31, 2006, other income was approximately $380,000, an increase of $371,000 from approximately $9,000 in the prior year. This decrease was a direct result of the PRC government providing increased monetary support for the year ended December 31, 2006 compared to the same period of the prior year. We are unable to predict whether or not the government grants will increase or decrease in the future and expect that these grants will not have a material impact on our financial results going forward.

Interest Income

For the year ended December 31, 2006, interest income was approximately $14,000, an increase of $6,000 from approximately $8,000 for the year ended December 31, 2005. The increase was due to an increase in our average cash balance held at commercial banks and the interest received from commercial banks on this cash for the year ended December 31, 2006 as compared to the prior year.

Income Tax Expense

The PRC government has given JSZF an indefinite (until further notice) income tax exemption due to its status as an agricultural company. The sales of greenery products and agricultural products are exempted from income tax. There were no income tax expenses for the year ended December 31, 2006. The income tax expenses of approximately $8,000 for the year ended December 31, 2005 represented a one-time, non-recurring consulting service related to tree and plant maintenance training that we provided to Nanjing Qinglonghshan Management Co., Ltd. relating to the Nanjing Qinglongshan park project.

Net income

Net income for the year ended December 31, 2006 was $13.2 million, an increase of $3.0 million, or 29.4%, compared to $10.2 million for the year ended December 31, 2005. The increase was attributable primarily to the significant growth in revenue and operating income.

Liquidity and Capital Resources

To date, JSZF has financed its operations primarily with cash flow from operations and short term borrowings from banks. More recently, JSZF’s parent company, Greenscape, has indirectly financed our operations from proceeds obtained through private placement transactions that involved the sale of equity securities of Greenscape in August 2007 and January 2008.

Long term liabilities consist of approximately $35.0 million in long term loans payable by JZSF to its five former Chinese shareholders. The loans are non-interest bearing and require repayment beginning in June 2011 and continuing through June 2014. The amount of the total principal due on June 1 of 2011, 2012, 2013 and 2014 is 15%, 30%, 30% and 25%, respectively.

Outstanding long-term loans balances as of June 30, 2008 are illustrated in the table below:

Name of the Lender	As at June 30, 2008	Terms and Conditions
Jiangsu Sunshine Group Co., Ltd.	$ 22,743,509
No payments are due on these loans until June 2011, continuing over a period of four years. The amounts due in each of the four twelve-month periods beginning June 1, 2011, is 15%, 30%, 30% and 25%, respectively.

Jiangyin Sunshine Investment Co., Ltd.	$ 3,499,001
Jiangyin Hengfeng Investment Co., Ltd.	$ 3,499,001
Jiangyin Jinye Investment Co., Ltd.	$ 3,499,001
Jiangyin Saite Technology Co., Ltd.	$ 1,749,501
$ 34,990,013

In order to supplement the operational scale of our business and acquire additional inventory, Greenscape, the parent company of JSZF, raised additional capital of $20 million and $10.1 million in August 2007 and January 2008, respectively, through private placement transactions. In August 2007, Greenscape received proceeds of $20 million from Chardan China Investments, LLC, and issued 400,000 Series A Preferred Shares, each convertible into 10 common shares of Greenscape. With these proceeds, JSZF acquired tree inventory in the Jiangxi Province in August 2007. In January 2008, Greenscape received net proceeds $10.1 million from a second private placement and issued 161,890 Series C Preferred Shares for US$68.68 each to 12 institutional investors with each Series C Preferred Share convertible into 10 common shares of the Greenscape. With these proceeds, JSZF acquired additional tree inventory in Jiangyin City, Jiangsu Province from January through March 2008.

Since Greenscape’s historical financials were insignificant and did not have a material impact on JSZF’s financial results before and after acquiring 100% of the equity interests of JSZF in June 2007, the following comparisons are based on JSZF’s cash flow in each period.

Comparison of Cash Flows for the Six Months Ended June 30, 2008 and 2007

Net cash used in operating activities was $43.5 million for the six months ended June 30, 2008, a decrease of $59.2 million compared to net cash generated from operations of $15.7 million for the six months ended June 30, 2007. This decrease was partially offset by an increase of $4.9 million in net income, although resulted primarily from following changes in the operating assets and liabilities:

•	$3.9 million increase in accounts receivable

•	$47.1 million increase in prepayments and other receivables

•	$0.4 million decrease in amount due from a related party

•	$1.0 million increase in inventory

•	$0.4 million increase in deferred expenses

•	$5.1 million decrease in accounts payable

The increase in accounts receivable was due to the increased business activity and contracts being performed during the six months ended June 30, 2008 compared to the same period of the prior year. The increase in prepayments and other receivables was primarily due to a deposit that we made to a third party to secure a large acquisition of tree inventory. The decrease in the amount due from a related party was a direct result of fewer sales made to related parties and our enhanced collection efforts with related parties during the six months ended June 30, 2008 than in the same period of the prior year. The increase in inventory relates to the purchase of additional trees to meet the requirements for performing contracts in the current and subsequent periods. The increase in deferred expenses was relating to an on-going project that is being subsidized by the PRC government. The decrease in accounts payable was consistent with the our better working capital position and ability to pay suppliers in a more timely manner for the six months ended June 30, 2008 than in the prior year.

Net cash generated from investing activities was approximately $0.2 million for the six months ended June 30, 2008, compared to net cash used in investing activities of approximately $0.2 million for the prior year. The cash provided by investing activities during the six months ended June 30, 2008 was primarily the result of a cash inflow of $269,000 related to the acquisition of Jianxi Guofeng and the cash the acquired company had on its balance sheet, which was partially offset by approximately $22,000 which was paid to acquire rights to a land lease and $15,000 used to acquire capital equipment. This compares to approximately $225,000 used during the six months ended June 30, 2007 to acquire capital equipment.

Net cash provided by financing activities amounted to $26.1 million for the six months ended June 30, 2008, compared to negative cash from financing activities of $14.1 million for the same period in 2007. Cash flows from financing activities consisted of proceeds from the issuance of shares, proceeds from bank loans, repayments of bank loans and dividend payments. For the six months ended June 30, 2008, share capital increased by approximately $10.1 million, which was the result of a private placement that occurred in January 2008. There were no proceeds from the issuance of shares for the same period of the prior year. We obtained net proceeds of $45.2 million from short-term bank loans for the six months ended June 30, 2008, compared to $17.1 million for the same period in 2007. We repaid $29.2 million and $21.0 million of short-term bank loans for the six months ended June 30, 2008 and 2007, respectively. There were no dividends paid during the six months ended June 30, 2008. For the six months ended June 30, 2008, a $10.2 million dividend was paid to JSZF’s five shareholders (Jiangsu Sunshine Group Co., Ltd., Jiangyin Sunshine Investment Co., Ltd., Jiangyin Shengfeng Investment Co., Ltd., Jiangyin Jinye Investment Co., Ltd., and Jiangyin Saite Technology Co., Ltd.).

In addition to the above, the effect of foreign exchange rate changes produced an increase in cash balances reported in U.S. dollars of approximately $2.0 million and approximately $0.3 million for the six-month periods ended June 30, 2008 and 2007, respectively.

Comparison of Cash Flows for the Year Ended December 31, 2007 and 2006

Net cash used in operating activities was $2.6 million for the year ended December 31, 2007, a decrease by $12.5 million compared to net cash generated from operations of $9.9 million for the year ended December 31, 2006. This decrease resulted primarily from the following changes in operating assets and liabilities:

•	$44,000 increase in accounts receivable

•	$8.0 million decrease in prepayments and other receivables

•	$0.9 million decrease in amount due from related parties

•	$30.7 million increase in inventory

•	$0.4 million increase in deferred expenses

•	$4.1 million increase in accounts payable

•	$1.4 million decrease in accrued liabilities and other payables

The slight increase in accounts receivables, even with a fairly substantial increase in revenue, reflects better collection practices that were implemented during 2007 that shortened the amount of time that some key receivables remained outstanding. The decrease in prepayments and other receivables relates to larger deposits made to acquire inventory in 2006 than in 2007. The decrease in the amount due from related parties reflected our enhanced collection efforts with related parties in 2007 than in 2006. The increase in inventory relates to acquisitions of additional tree and plant inventory to meet the inventory needs of existing and contracts we expect to win in the coming quarters. The increase in deferred expense relates to additional expenses that have been deferred on the on-going projects that have been subsidized by the government. The increase in accounts payable was due to more favorable payment terms JSZF negotiated with suppliers that supplied us with trees and plants in 2007 than in the prior year. The decrease in accrued liabilities and other payables was the result of our ability to pay these liabilities and payables with our improved working capital position.

The decrease in operating cash flow was partially offset by an increase in net income of $3.6 million, to $16.8 million in 2007 from $13.2 million in 2006.

Net cash used in investing activities was approximately $0.3 million for the year ended December 31, 2007, a decrease of roughly $0.6 million from $0.9 million used in investing activities for the year ended December 31, 2006. The $0.3 million in cash used in investing activities in 2007 consisted primarily of the purchase of an office building in Jiangsu, China. In 2006, approximately $1.0 million was used to purchase nursery equipment and machinery to assist with cultivating the trees and plants and we also received approximately $0.1 million from the sale of an equity position we held in Nanjing Qinglongshan Management Co., Ltd.,

Cash flows from financing activities amounted to $9.6 million for the year ended December 31, 2007, compared to no net cash flow generated from financing activities for the year ended December 31, 2006. Cash flows from financing activities consisted of proceeds from the issuance of shares, proceeds from bank loans, repayments of bank loans and dividend payments. For the year ended December 31, 2007, share capital increased by approximately $19.8 million, which was the result of a private placement that occurred in August 2007. There were no proceeds from the issuance of shares during 2006. We obtained $32.9 million and $25.6 million in short-term bank loans during 2007 and 2006, respectively, and we repaid the same amount borrowed in each, 2007 and 2006. In 2007, there was a $10.2 million dividend paid to JSZF’s five shareholders (Jiangsu Sunshine Group Co., Ltd., Jiangyin Sunshine Investment Co., Ltd., Jiangyin Shengfeng Investment Co., Ltd., Jiangyin Jinye Investment Co., Ltd., and Jiangyin Saite Technology Co., Ltd.). There were no dividends paid in 2006.

In addition to the above, the effect of foreign exchange rate changes produced an increase in cash balances reported in U.S. dollars of approximately $1.6 million and approximately $0.3 million for years ended December 31, 2007 and 2006, respectively.

Comparison of Cash Flows for the Year Ended December 31, 2006 and 2005

Net cash provided by operating activities was $9.9 million for the year ended December 31, 2006, an increase in positive cash flow by $20.9 million compared to net cash used in operations of $11.0 million for the year ended December 31, 2005. This increase resulted primarily from the following factors: 1) an increase in net income of $3.0 million; and 2) the following changes in the operating assets and liabilities:

•	$7.2 million decrease in accounts receivable

•	$0.7 million decrease in prepayments and other receivables

•	$0.7 million increase in amount due from related parties

•	$12.2 million increase in inventory

•	$0.8million increase in accounts payable

•	$0.7 million increase in accrued liabilities and other payables

The decrease in accounts receivable was due to our enhanced collection efforts. The decrease in prepayments and other receivables related to less prepayments made in 2006 to secure acquisitions of inventory than in 2005. The increase in the amount due from related parties reflected the fact that we received an increased amount of revenue from contracts with related parties in 2006 than in 2005. The increase in inventory was due to the acquisition of additional inventory to fulfill projects under contract. The increases in accounts payable and accrued liabilities and other payables were related to payment terms that provided us with additional time to pay certain amounts due in 2006 when compared to 2005.

Net cash used in investing activities was approximately $0.9 million for the year ended December 31, 2006, an increase of approximately $0.2 million from $0.7 million used in investing activities for the year ended December 31, 2005. The cash used in investing activities consisted mainly of capital expenditures related to purchases of property, plant and machinery and office equipment. In 2006, we spent approximately $1.0 million and in 2005, approximately $0.7 million, on capital equipment used to help cultivate trees and plants on our growing area. In addition, in 2005 we invested approximately $60,000 for a 49% ownership position in Nanjing Qinglongshan Ecology and Forestry Management Co., Ltd., which was a company that helped coordinate the construction and operations of the Nanjing Qinglongshan park. We sold this ownership stake in 2006 for approximately $63,000.

Net cash flows from financing activities was zero for the year ended December 31, 2006, compared to $8.7 million generated from financing activities for the year ended December 31, 2005. Cash flow generated from financing activities consisted of proceeds from bank borrowings and repayments of bank loans in both 2006 and 2005. We obtained net proceeds of $25.6 million in short-term bank loans in 2006 compared to $12.4 million in 2005. We repaid $25.6 million in short-term bank loans in 2006, resulting in no net cash flow from financing activities and we repaid $3.7 million of our bank loans in 2005, resulting in a net cash flow from financing activities of $8.7 million in 2005.

In addition to the above, the effect of foreign exchange rate changes produced an increase in cash balances reported in U.S. dollars of approximately $0.3 million and approximately $0.2 million for years ended December 31, 2006 and 2005, respectively.

Working Capital

JSZF’s working capital increased to $97.8 million as of June 30, 2008 from $69.7 million as of December 31, 2007. Working capital was $39.5 million as of December 2006.

Total current assets at June 30, 2008 amounted to $134.8 million, an increase of $ 45.4 million compared to $89.4 million as of December 31, 2007. This increase was attributable mainly to an increase in prepayments of $51.1 which was related to a deposit made to secure an acquisition of tree inventory from Chengfeng Ecology and Forestry Development Co., Ltd. as well as a $4.5 million increase in accounts receivable resulting from the increase in revenue, and a $4.9 million increase in inventory associated with the expansion of our business scale. These increases were partially offset by a $15.2 million decrease in cash between June 30, 2008 and December 31, 2007.

Current liabilities amounted to $36.9 million at June 30, 2008, an increase of $17.2 million compared to $19.7 million at December 31, 2007. This increase was mainly due to an increase of $16.7 million in short-term bank loans, the proceeds from which were used in the acquisition of tree inventories from January to March 2008.

Short-term bank loan balances as of December 31, 2007, March 31 and June 30, 2008 are illustrated in the table below:

	As of December 31, 2007	As of March 31, 2008	As of June 30, 2008
Industrial and Commercial Bank of China, period from November 9, 2007 to October 20, 2008; interest of 7.29% p.a.	$4,112,632	$4,278,380	$4,373,752

Bank of Communications, loan - period from November 30, 2007 to April 10, 2008; interest of 6.12% p.a.	$6,854,385	$7,130,633	n/a

Bank of China - period from January 18, 2008 to January 17, 2009; interest of 7.47% p.a.	n/a	$7,130,633	$7,289,586

Bank of China - period from January 25, 2008 to January 24, 2009; interest of 7.47% p.a.	n/a	$4,278,380	$4,373,752

China Agricultural and Development Bank - period from February 3, 2008 to February 2, 2009; interest of 7.47% p.a.	n/a	$7,130,633	$7,289,586

China Agricultural and Development Bank - period from February 29, 2008 to February 28, 2009; interest of 7.47% p.a.	n/a	$4,278,380	$4,373,752

US$ Balance as at the date ended	$10,967,017	$34,227,039	$27,700,427

The current ratio decreased from 4.54 at December 31, 2007 to 3.65 at June 30, 2008. The change in current ratio was primarily due to the higher growth rate of current liabilities which were higher than that of the current assets in the period. This change in its current ratio had an immaterial impact to the operating liquidity of JSZF. In order to finance operating activities, JSZF had maintained a good standing of current ratio due primarily to enhanced accounts receivable collections and increase short-term debts in order to facilitate flexible borrowing.

Capital Resources

The Company has historically and expects to continue to obtained working capital through several ways. This includes 1) short-term bank loans from local PRC based banks; 2) suppliers that are willing to provide it with extended payment terms which would not force it to increase bank borrowings unless it planned to increase its operating scale significantly; 3) Customers’ prompt payments. In future, we may also issue corporate bonds to the public to help finance its working capital needs for its operating activities and will continue to improve its cash collection to satisfy the cash demands from its daily operations.

Contractual Obligations

The following table describes our contractual and commercial commitments and obligations as of June 30, 2008:

	Payment due by period (in $)
	Total	Less Than 1 Year	1 – 3 Year	3 – 5 Year	More Than 5 Years
Land Lease	$9,158,668	$214,285	$857,142	$857,142	$7,230,099
Unsecured Loan	$34,990,013	-	-	$15,745,506	$19,244,507
* Purchase Commitment	$11,906,852	$503,043	$11,403,809	-	-

* Purchase commitment of $11,906,852 is comprised of the followings:

1) JSZF entered into an agreement with Jiangyin Chengfeng Eco-park Co., Limited ("Jiangyin Chengfeng") on March 1, 2008, to purchase inventory valued at $10,460,820. By the end of June 30, 2008, JSZF had paid $9,957,777.

2) JSZF entered into an agreement with Jiangyin Chengfeng on December 20, 2007, to purchase inventory valued at $49,625,751. By June 30, 2008, JSZF had paid $38, 221,942.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements.

Seasonality

Our business is highly seasonal. A majority of projects are typically put on hold during January and February because it becomes too cold to transport and re-plant most trees and plants. In addition, there is also limited planting in July and August due to the extreme heat. Therefore, most of our revenue is generated from March through June and from September through December.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank and accounts receivable. The credit risk on cash at bank is limited because the counterparts are recognized financial institutions. Trade accounts receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectability by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency Risk

The functional currency of our company is the Renminbi (RMB). Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in RMB. The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. Both the conversion of RMB into foreign currencies and remittance of foreign currencies abroad require approval of the PRC government. Although the PRC has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against U.S. dollar. Exchange rate fluctuations may adversely affect the value, if converted into U.S. dollars, of our net assets and income derived from our operations in the PRC.

Interest Rate Risk

As our bank loans are short-term borrowings, we believe our exposure to interest rate risk is not material. We do not use any derivative financial instruments to manage interest rate risks.

Inflation Risk

The rapid growth of the PRC economy has historically resulted in high levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and business expansion in the PRC. An economic slow down could have an adverse effect on our sales and may increase costs. If inflation is allowed to proceed unchecked, our costs would likely increase, and these can be no assurance that we would be able to increase prices to an extent that would offset the increase in expenses.

Taxation Risk

Under current PRC tax laws, regulations and rulings, we are exempted from withholding taxes with respect to dividends paid to stockholders of PRC companies outside the PRC. If the foregoing exemption is eliminated, we may be required to withhold such taxes, which will reduce its revenues as a parent company and the amount of retained earnings that may be distributed to its stockholders.

We are currently exempted from all kinds of income taxes. If this tax holiday benefit is eliminated, it will adversely affect our results of operations.

Country Risk

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has promoted a “green move” since 2002, encouraging the greenery business. Our operating results and financial condition may be adversely affected, however, if there are any changes in any policies or taxation regulations by the Chinese government, which could negatively affected our financial results, including our ability to generate revenues and profits.

New Accounting Pronouncements

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the company's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The adoption of this statement did not have a material effect on the company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The company does not anticipate that the adoption of this statement will have a material effect on the company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the company's fiscal year that begins after December 15, 2008. The company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the company's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. The company is currently evaluating the potential impact of the adoption of SFAS 160 on the company's financial statements.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The company does not believe that the adoption of this statement will have a material effect on the company's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

INFORMATION ABOUT SHINE MEDIA

Business of Shine Media

General

Shine Media is a blank check company, and it was organized under the laws of the State of Delaware on June 24, 2005. Shine Media was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China.

Expansion of Business Focus

Originally the business focus of Shine Media was to find a target business operating within the media and advertising industry operating in the PRC. After a lengthy investigation of the companies that were available for acquisition discussions during the first year after consummation of the initial public offering, the board of directors of Shine Media concluded that there were limited acquisition opportunities in that industry space at valuations that the board believed reasonable enough for further consideration. Therefore, the board of directors of Shine Media determined that the company should expand its search into other industries. The board of directors of Shine Media believes that the company is permitted to pursue an acquisition in an industry beyond that of media and advertising because there is no legal limitation on its business activities in its certificate of incorporation or Delaware law and the prospectus for its initial public offering did not expressly limit its ability to seek a target in other industries. The board of directors of Shine Media, in its belief that it was exercising its fiduciary duty to the shareholders, determined that it is more important to present to the shareholders the alternative acquisition opportunity than to continue to pursue an acquisition opportunity in the original industry of focus..

In the past, there have been special purpose acquisition companies which have found their intended focus did not provide investment opportunities during the limited time in which they had to evaluate various targets and negotiate a transaction. These companies expanded their search for a target beyond the initial stated focus because their certificates of incorporation and the corporate law did not restrict the board of directors in pursuing alternatives through an expanded search. The board of directors of Shine Media believes, that after trying to locate a media or advertising business, the shareholder values for the companies on offer during the past year did not serve the shareholders in providing appropriate acquisition value and the opportunity for future growth. These factors, in addition to the initial business focus, were also stated goals of Shine Media in its initial public offering prospectus. The board of directors has continued its original purpose to locate a target company within the PRC.

Because the special purpose acquisition corporation structure restricts, prior to the consummation of the initial public offering, any advance assessment of potential targets and the possible values present in a particular industry, decisions to present an investment focus can be made during a period with conditions and expectations make such an acquisition very possible. However, those conditions can change once the company is permitted to commence its acquisition search and assessment. In the case of Shine Media, after an active search of an acquisition target during 2007 after its initial public offering, the board of directors came to believe that there were no satisfactory acquisition candidates in the originally stated business focus and that it was potentially better to seek acquisition opportunities in other industries. On the basis of its search and its expertise in the media and advertising industry, the board of directors of Shine Media determined that expanding its search was a reasonable alternative to pursue. The board of directors also believed that, although the members of its team included a strong media and advertising experience, the same persons also had experience in other business areas that could be employed to evaluate businesses in other industries. Moreover, as a protection to the shareholders, the board of directors determined that in pursuing acquisitions in additional business areas, it would consider employing others to aid in its acquisition assessment. The board of directors of Shine Media also believed that the structure of it certificate of incorporation provided shareholder protection in that the shareholders (i) have the right to approve or disapprove any acquisition, (ii) have a right to request the conversion of their shares into a pro rata portion of the trust account holding a portion of the proceeds of the initial public offering, and (iii) because of the restructuring of the company through the redomestication process, the shareholders in this proposed transaction have an appraisal right pursuant to Delaware law.

Proceeds Held in Trust

On July 12, 2005, Shine Media completed a private placement whereby certain of the officers and directors purchased an aggregate of 1,500,000 shares at $0.017 per share, generating gross proceeds of $25,000.

On December 20 and December 27, 2006, Shine Media consummated a private placement and initial public offering of 133,333 units and 6,000,000 units, respectively. Each unit consisted of one share of our common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00 per share. The units sold in the private placement and initial public offering were sold at an offering price of $6.00 per unit, generating gross proceeds of $800,000 and $36,000,000 respectively. After deducting the underwriting discounts and commissions, the placement fee and the offering expenses, the net proceeds to us from the offering and the private placement were $33,617,500. Of this amount, $600,000 was released to Shine Media to be used for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses. The remaining balance of $33,017,500 was deposited into a trust account. On January 25, 2007, Shine Media consummated the public sale of 900,000 additional units pursuant to the exercise by the underwriters of their over-allotment option granted as part of the initial public offering. After deducting the underwriting discounts and commissions, an additional $5,211,000 was deposited into the trust account. In connection with the initial public offering and exercise of the over-allotment, the underwriters agreed to defer payment of approximately $1,035,000 of the discounts and commissions on the public sale of the securities, equal to 2.5% of the gross proceeds, which amount will be paid only on consummation of a business combination.

Prior to the initial public offering, Shine Media issued certain of the pre-initial public offering stockholders (hereafter, the stockholders prior to the initial public offering, including all of the officers and directors of the company defined as “Pre-IPO Stockholders”) options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of the outstanding shares (excluding the shares purchased in the private placement) after the offering in the event the underwriters exercised the over-allotment option. These options were exercised at $.017 per share on January 25, 2007, in connection with the sale of the securities under the over-allotment option, and the company issued 225,000 shares of common stock to certain of Pre-IPO Stockholders.

Fair Market Value of Target Business

The initial business combination must be with one or more operating businesses the fair market value of which, collectively, is equal to at least 80% of the net assets at the time of consummating the acquisition. The business combination may be accomplished by identifying and acquiring a single business or multiple operating businesses contemporaneously. There is no limitation on the ability to raise funds privately or through loans that would allow Shine Media to acquire a company or companies with a fair market value in excess of 80% of our net assets at the time of consummating the acquisition; however, management has no current plans or agreements to enter into any such financing arrangements. Shine Media may acquire less than a 100% interest (but will not acquire less than a controlling interest) in one or more target businesses for the initial business combination, in which case the aggregate fair market value of the interest or interests acquired must equal at least 80% of the net assets at the time of consummating the acquisition. The fair market value of an interest in a target business will be calculated based on the fair market value of the portion of the business acquired and not on the fair market value of the business as a whole.

Stockholder Approval of Business Combination

Shine Media will proceed with the acquisition of Green China Resources only if a majority of all of the outstanding shares of Shine Media is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority offering. If the holders of 20% or more of Shine Media's common stock vote against the stock purchase proposal and demand that Shine Media convert their shares into, their pro rata share of the trust account, then Shine Media will not consummate the stock purchase. In this case, Shine Media would be able to present another potential business combination to its stockholders, subject to the time limitations set forth below.

Liquidation if no business combination

If Shine Media does not complete a business combination by December 27, 2008, Shine Media will be dissolved. Pursuant to, among other documents, the fourth amended and restated certificate of incorporation, if Shine Media does not complete a business combination within 24 months after the consummation of the initial public offering, the purpose and powers of the company will be limited to dissolving, liquidating and winding up. The board views this obligation to dissolve and liquidate as an obligation to the stockholders and the board of directors will not take any action to amend or waive any provision of our certificate of incorporation to allow it to survive for a longer period of time. Upon dissolution, the company will distribute to all of the public stockholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes payable and up to $600,000 of interest earned on the trust account that was released to Shine Media to fund our working capital). The Pre-IPO stockholders have waived their rights to participate in any liquidation distribution with respect to the shares they acquire prior to this offering and have also agreed to vote in favor of any plan of dissolution and distribution which is presented to the stockholders for vote. There will be no distribution from the trust account with respect to the any of the warrants which will expire worthless. The company will pay the costs of dissolution and liquidation, which are currently estimated to be approximately $50,000 to $75,000, from any remaining assets outside of the trust account.

It is anticipated that, if Shine Media is unable to complete the business combination, the following will occur:

•
its board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to Shine Media's stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board's recommendation of such plan;

•	Shine Media will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

•
if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, Shine Media will mail the definitive proxy statement to its stockholders, and 30 days following the mailing of such definitive proxy statement, Shine Media will convene a meeting of stockholders, at which they will vote on the plan of dissolution and liquidation; and

•
if the Securities and Exchange Commission does review the preliminary proxy statement, Shine Media currently estimates that u\it will receive their comments 30 days after the filing of such proxy statement. Shine Media would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and Shine Media will convene a meeting of stockholders at which they will vote on the plan of dissolution and liquidation.

In the event Shine Media seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Shine Media will not liquidate the trust account unless and until stockholders approve such a plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in Shine Media's liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of such a plan of dissolution and liquidation.

If Shine Media were to expend all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price is estimated as of December _______, 2008 to be $5.84, or $0.16 less than the per-unit offering price of $6.00 in Shine Media's initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Shine Media's creditors and there is no assurance that the actual per-share liquidation price will not be less than $5.84, due to those claims. If Shine Media liquidates prior to the consummation of a business combination, David Y. Chen and Hock S. Ong, each an officer and/or director of Shine Media, will be personally liable to pay debts and obligations to vendors and certain other entities that are owed money by, or hold a claim against Shine Media, in an amount in excess of the net proceeds of Shine Media's initial public offering not held in the trust account. Currently, this amount is approximately $600,000. There is no assurance, however, that they would be able to satisfy those obligations.

Additionally, if Shine Media is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Shine Media's bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. Also, in any such case, any distributions received by stockholders in a dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by Shine Media's stockholders in a dissolution. Furthermore, because Shine Media intends to distribute the proceeds held in the trust account to public stockholders as soon as possible after a dissolution, this may be viewed or interpreted as giving preference to the public stockholders over any potential creditors with respect to access to or distributions from Shine Media's assets. In addition, Shine Media's board of directors may be viewed as having breached their fiduciary duties to creditors and/or may have acted in bad faith, and thereby exposing itself and Shine Media to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the Delaware General Corporation Law with respect to its dissolution and liquidation. Management cannot assure you that claims will not be brought against Shine Media for these reasons.

To the extent any bankruptcy or other claims deplete the trust account, Shine Media cannot assure you it will be able to return to public stockholders at least $5.84 per share.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although Shine Media will seek stockholder approval to liquidate the trust account to public stockholders as part of a plan of dissolution and liquidation, it will seek to conclude this process as soon as possible and as a result does not intend to comply with those procedures. Because Shine Media will not be complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires it to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, Shine Media would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. Shine Media cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of stockholders may extend well beyond the third anniversary of the dissolution. However, because Shine Media is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors and service providers to whom it owes money and potential target businesses, all of whom we've received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, Shine Media believes the claims that could be made against it will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. Shine Media therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on its ability to distribute the funds in the trust account to public stockholders. Nevertheless, management cannot assure you of this fact. As a result, if Shine Media liquidates, the per-share distribution from the trust account could be less than $5.36.

The stockholders holding shares of Shine Media common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of Shine Media's liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Facilities

Shine Media maintains executive offices at 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai, PRC, 200020. The cost for this space is included in a $10,000 per-month fee that Shine Media pays for general and administrative services to Shine Media Group Limited, and affiliate of David Y. Chan, Chief Executive officer, president and a directors of the company.

Employees

Shine Media has four directors and three officers. None of these persons receive any compensation for their work for the company. These individuals are not obligated to contribute any specific number of hours to Shine Media's business per week, and they intend to devote only as much time as they deem necessary to Shine Media's affairs. Shine Media has no paid employees.

Periodic Reporting and Audited Financial Statements

Shine Media has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Shine Media' s annual reports will contain financial statements audited and reported on by Shine Media's independent accountants. Shine Media has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2007 and Forms 10-Q covering the fiscal quarter ended March 31, 2008.

Legal Proceedings

There are no legal proceedings pending against Shine Media.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS OF SHINE MEDIA

Plan of Operations

Overview

Shine Media was formed on June 24, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset or stock acquisition or other business combination with one or more operating businesses in China. The initial focus was on a business combination with a company operating in the media or advertising industry, however, under the current regulatory environment in China and the difficulties of locating suitable targets, have resulted in the company expanding its consideration of acquisition targets. The certificate of incorporation does not limit a proposed business combination within a specified industry.

The initial business combination must be with one or more operating businesses whose fair market value, collectively, is equal to at least 80% of the net assets at the time of acquisition. This business combination may be accomplished by identifying and acquiring a single business or multiple operating businesses contemporaneously.

Shine Media is using the cash derived from the proceeds of its public offering, capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.

There is no limitation on Shine Media’s ability to raise funds privately or through loans that would allow it to acquire a company or companies with a fair market value in excess of 80% of the net assets at the time of the acquisition; however, management has no current plans or agreements to enter into any such financing arrangements. Shine Media may acquire less than a 100% interest (but will not acquire less than a controlling interest) in one or more target businesses for the initial business combination, in which case the aggregate fair market value of the interest or interests acquired must equal at least 80% of the net assets at the time of such acquisition. The fair market value of an interest in a target business will be calculated based on the fair market value of the portion of the business acquired and not on the fair market value of the business as a whole.

At March 31, 2008, Shine Media had not yet engaged in any business operations associated with an acquired business. Subsequent to the first fiscal quarter, on May 8, 2008, the company entered into a securities purchase agreement to acquire China Greenscape and its subsidiary operating in China, JSZF. All our business activity since inception has related to the company’s formation, consummation of the initial public offering, identification and evaluation of target company opportunities, and negotiation and signing the securities purchase agreement with China Greenscape. For the balance of the fiscal year, until the consummation of the securities purchase agreement, the business of Shine Media will be focused on the consummation of the acquisition.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations for the Year Ended December 31, 2007

Shine Media reported interest income of $1,734,516 and a net profit of $648,254 for the year ended December 31, 2007. The interest income was mostly generated by the funds in the trust account into which the proceeds of our initial public offering (including over-allotment proceeds) and the December 2007 private placement were deposited. Such income may only be released from the trust account to be used to pay the taxes thereon, and up to $600,000 of such income, subject to the tax obligations, may be released for use in connection with the identification and consummation of a business combination. This amount of $600,000 was released to Shine Media on June 28, 2007.

During the year ended December 31, 2007, Shine Media incurred $68,099 in professional fees and $365,264 of other operating expenses related to office expenses of $120,000, and to the expenses of seeking and evaluating a business combination. These amounts were paid from the net proceeds of the initial public offering that were not deposited into the trust account and the funds released from the trust account. Shine Media also has provided for $589,735 in income taxes.

During the year, Shine Media earned interest income of $1,734,516 on the net proceeds from the sale of the securities in the initial public offering and the December 2007 private placement, and the subsequent exercise of the over-allotment option. The income was earned primarily from the interest on United States T-Bills that were purchased with those proceeds on deposit. Until Shine Media completes a business combination, it will not generate operating revenues from a business enterprise.

Results of Operations for the Nine Month Periods Ended September 30, 2008 and September 30, 2007

For the nine month period ended September 30, 2008, Shine Media earned interest income of $602,272. For the same period ended September 30, 2007, our interest income was $1,413,019. The interest income was mostly generated by the funds in the trust account into which the proceeds of our initial public offering (including over-allotment proceeds), the December 2007 private placement and the exercise of the over-allotment option were deposited. Such income may only be released from the trust account to be used to pay the taxes thereon, and up to $600,000 of such income, subject to the tax obligations, may be released for use in connection with the identification and consummation of a business combination. This amount of $600,000 was released to Shine Media on June 28, 2007.

Our operating expenses during the nine month were $1,344,956, of which $701,479 was for professional fees, $164,901 was for franchise tax and $478,576 was for other operating costs. For the comparative period of 2007, we paid $42,178 for professional fees and $63,164 for franchise taxes and $237,635 for other operating costs.

The professional fee and other operating costs incurred during the nine months ended September 30, 2008, were to maintain a publicly listed company and to complete the acquisition of an operating business.

We had a net loss of $724,684 for the nine month periods ended September 30, 2008, as compared to a net income of $662,553 during the same period of 2007.

Results of Operations for the Three Month Period Ended September 30, 2008 and September 30, 2007

For the three month period ended September 30, 2008, we earned interest income of $276,995. For the same three month period ended September 30, 2007, our interest income was $464,845. Most of our interest income was earned on funds held in the trust account.

Our operating expenses during the three months ended September 30, 2008, were $715,026, of which $363,252 was for professional fees, $56,993 was for franchise taxes and $294,781 was for other operating costs. For the comparative period of 2007, we had operating costs of $128,456. It includes professional fees of $11,404 and franchise taxes of $20,500 and other operating costs of $96,552.

We had a net loss of $438,031 for the three month period ended September 30, 2008, as compared to a net income of $178,342 during the same period of 2007.

Comparison of Expenses

Shine Media estimated that its overall expenses for the consummation of an acquisition would be approximately $1,200,000. Currently, it has exceeded that amount by $237,074. Management believes that it will require an additional $700,000 to consummate the transaction, thereby exceeding the budget by approximately $938,000. The principal reasons for the current variance was an underestimate for Delaware state franchise tax, directors and officers liability insurance expense, and legal fees and expenses incurred in the initial public offering and for exercise of the over-allotment option. Additionally, transfer agent fees and certain costs of preparing and filing the periodic reports of the company were under estimated. The expected expenses representing the additional $700,000, include legal expenses estimated to be $275,000, payment of $175,000 in fees due to JMP Securities LLP contingently payable upon completion of the transaction, repayment of $100,000 in director and officer loans due on closing if the acquisition is successfully consummated, payment of the monthly office expense amount of $10,000 per month, additional fees for continued federal securities law reporting of $30,000 for accounting and Edgar filings, additional franchise taxes, continuing director and officer insurance premiums, transfer agent fees, printing costs and proxy distribution expenses and approximately $160,000 for working capital covering various other expenses that are expected to arise.

With cash on hand and the additional funds raised by loan from five of the directors and officers in the amount of $100,000, and eliminating contingent payments due on closing of the acquisition, the unfunded liability is expected to be approximately $500,000.

The amount in the trust account is currently approximately $40.3 million, after payment of income taxes due and paid after the end of the second quarter. With the expected interest to be earned for an additional three months, less taxes, it is expected to be approximately $40.4 million in the trust account at consummation of the acquisition. From that amount, various amounts for accrued and unpaid expenses of Shine Media and Green China Resources will be deducted, estimated to be approximately $938,000, plus $100,000 in director and officer loans, resulting in approximately $39.3 million available for the working capital of the resulting company from the acquisition of China Greenscape.

Liquidity and Capital Resources.

In the initial public offering consummated on December 27, 2006 and private placement consummated on December 20, 2006, including the over-allotment option consummated on January 25, 2007, we sold a total of 7,033,333 units, for aggregate gross proceeds of $42,199,998. Each unit consisted of one share of common stock and two warrants. The net proceeds from the sale of these units were approximately $38,828,500. The aggregate offering expenses were approximately $3,371,498. From the net proceeds of the initial public offering and private placement (and not the over-allotment option), $600,000 was released to Shine Media to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses of the company until the consummation of a business combination, if any. From the amount placed on deposit in the trust account, upon consummation of a business combination, if any, we will pay to Merriman Curhan Ford & Co., the underwriter of the initial public offering, an aggregate of deferred commissions in the amount of $1,035,000. Of the net proceeds from the initial public offering (including the over-allotment) and the private placement, we deposited $38,228,500 in the trust account for use in connection with the acquisition of an operating business. The interest earned on the amount deposited in the trust account is available to the company to pay the income taxes on the earned income, and under the terms of the agreement for the trust account $600,000 was released for other permitted expenses in connection with the consummation of the business plan.

We will use substantially all of the net proceeds of our initial public offering and December 2006 private placement to acquire one or more operating businesses, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended may be used to finance the operations of the target business or target businesses, to pay finders fees or other expenses contingent on consummating a business combination, or for further acquisitions.

On December 28, 2006, the company purchased $34,766,000 of a US Treasury Bill (T-Bill) which was due on June 28, 2007, which paid interest at an annualized interest rate of 4.83%. The total cost was $33,917,089. On January 25, 2007, $5,211,000 was used to purchase the same US T-Bill which paid interest at an annualized interest rate of 4.91%. On June 28, 2007, the balance of trust account was $40,089,063 which includes interest income from the US T-Bill that matured on June 28, 2007. On June 28, 2007, Shine Media withdrew $600,000 from the trust account for business, legal and accounting due diligence expenses on prospective business combinations and continuing operating expenses. After deducting $600,000 for working capital, $39,488,432 was reinvested for 3 months in a US T-Bill at an annualized interest rate of 4.60%. On September 28, 2007, the company reinvested $39,953,218 to purchase a 3 month US T-Bill at an annualized interest rate of 3.67%. On December 28, 2007, the company reinvested $40,314,411.17 to purchase a 3 month US T-Bill at an annualized interest rate of 3.22%. On March 27, 2008, the company reinvested $40,919,000 to purchase a 6 month US T-Bill at an annualized interest rate of 1.378%.

Since December 20, 2006, the company has paid to Shine Media Group Limited, an affiliate of David Y. Chen, our chief executive officer and president, an aggregate monthly fee of $10,000 for certain administrative, technology and secretarial services, as well as the use of certain limited office space in Shanghai. On July 12, 2005, Jean Chalopin, one of our board members, and Kilmer International Investments Limited, a wholly-owned entity of Robert Hersov, one of our board members, advanced to us a total of $170,000 to cover expenses related to our initial public offering. In connection with these loans, we issued notes to each of Mr. Chalopin and Kilmer International Investments Limited. These notes were payable with a 4% annual interest and were repaid out of the proceeds of our Public Offering. On August 9, 2006, Richard Chang, our non-executive chairman, David Y. Chen, our chief executive officer and director, and Hock S. Ong and Estelle Lau, each one of our executive officers, advanced to us an aggregate of $40,000 to cover additional expenses related to our initial public offering. These notes and the accrued interest thereon were repaid out of the proceeds of our initial public offering.

We sold Merriman Curhan Ford & Co., the representative of the underwriters, for $100, an option to purchase up to a total of 360,000 units. The units issuable upon exercise of this option are identical to those issued in our public offering except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the initial public offering). This option will also contain a cashless exercise feature that allows the holders of the option to use the appreciated value of the option to exercise the option without paying cash.

From inception through September 30, 2008, we earned net interest income of $2,341,288, most of which was earned on funds held in the trust account since the initial public offering.

In August 2008, we borrowed an aggregate of $100,000 from five of our directors and officers. The notes bear interest at the rate of 8.50% per annum and are due and payable the date on which the company successfully consummates an acquisition that permits the release of the trust account and repayable from the trust account. If the transaction is not consummated, the notes are not due and payble to the lenders. The notes are unsecured. The proceeds of the notes are for working capital, including the payment of certain fees and expenses in connection with the consummation of the proposed acquisition of China Greenscape.

We believe we will have sufficient available funds outside of the trust account to operate through the whole year. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to consummation of a business transaction. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a financing simultaneously with the consummation of a business combination.

Off Balance Sheet Arrangements

Shine Media does not have any off-balance sheet arrangements.

Contractual Obligations

Shine Media does not have any long term debt, capital lease obligations, purchase obligations or other long term liabilities other than the service and office agreement with David Y. Chen, discussed above for our executive office at Level 29, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China. This arrangement is pursuant to a written agreement, under which Shine Media pays $10,000 per month, until the company consummates a business combination.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Merger of China Greenscape and Shine Media

Shine Media is a blank check company organized under the laws of the State of Delaware on June 24, 2005. It was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China. On May 8, 2008, Shine Media entered into a Stock Purchase Agreement, which was amended on August 22, 2008 and as of November 7, 2008, under which it will acquire all the equity shares of China Greenscape, a company formed under the laws of the British Virgin Islands. The principal subsidiary of China Greenscape is JSZF, a company organized and existing under the laws of the Peoples Republic of China and wholly owned by China Greenscape.

Currently, the Shine Media has 8,758,333 common shares outstanding. The common stock holders of China Greenscape will exchange their shares for 20,020,000 common shares of Green China Resources; the preferred stock holders of China Greenscape will exchange their shares for 7,304,570 common shares of Green China Resources, and Shine Media’s management will cancel their 603,750 common shares of Shine Media to facilitate the merger. In addition, the holders of common shares of China Greenscape may receive additional shares based upon earnings thresholds for the five years from 2008 to 2012. These additional shares will be up to a total of 13,184,000 depending upon the level of profitability which ranges from $24,230,000 to $65,000,000 per annum. After the issuance of the common shares for the acquisition of China Greenscape, there will be 35,479,153 shares outstanding, and if the earn out is effectuated at the maximum level, there will be 48,663,153 shares outstanding, assuming no other issuances.

JSZF has outstanding debt due to former shareholders and various bank borrowings. This debt will be continued by JSZF after the acquisition of China Greenscape.

If all of the existing stockholders of Shine Media request exercise of their redemption rights the minimum proforma calculations will apply, and if all of these aforementioned stockholders consent to the acquisition of China Greenscape the maximum proforma calculations will apply.

Merger of JSZF and China Greenscape

China Greenscape, formerly Lingersake Co. Ltd., was incorporated in the British Virgin Islands on February 5, 2007 as a limited liability company. On June 10, 2007, the Company entered into an agreement for purchase of all shares of JSZF, which was approved by the Chinese Government on June 27, 2007 and effective as of that date. China Greenscape owns the 100% equity interest of JSZF. China Greenscape and its subsidiary are collectively referred to as the "Group".

Anticipated Accounting Treatment of the Acquisition Transaction

For accounting purposes, this transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former stockholders of China Greenscape will acquire majority of the outstanding shares of the Company. The historical financial statements will be those of China Greenscape. However, Greenscape was organized in February 2007 and acquired 100% of the equity interest of JSZF (Predecessor) in June 2007. Since inception, Greenscape has had no material operations other than its ownership interest in JSZF.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, and the nine months ended September 30, 2008, gives effect to the merger of China Greenscape and Shine Media and the merger of JSZF and China Greenscape give effect to the transactions above as if they occurred on January 1, 2007. The following unaudited pro forma condensed combined balance sheets as of September 30, 2008 combines the historical balance sheet of China Greenscape with the historical balance sheet of Shine Media.

You are being provided this information to aid in your analysis of the financial aspects of the merger. This information has been derived from the audited financial statements of Greenscape and Shine Media as of and for the year ended December 31, 2007. The pro forma adjustments are based on available information and assumptions that are believed to be are reasonable. The unaudited pro forma condensed financial information does not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period. Greenscape and Shine Media do not assume any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the Greenscape and Shine Media audited financial statements and related notes included elsewhere in this proxy statement.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition of Greenscape by Shine Media’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and
•	Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Shine’s outstanding common stock exercise their redemption rights.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MAXIMUM APPROVAL
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED)
(in thousands)

	China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$2,003	$164	$2,167	40,264	(1)	$34,858
				(673	)(2)
				(6,900	)(8)
Cash and cash equivalents held in Trust Fund	-	40,264	40,264	(40,264	)(1)	0
Accounts receivable	20,787	-	20,787			20,787
Prepayments and other receivables	55,370	21	55,391			55,391
Deferred expenses	4,648	-	4,648			4,648
Inventories	63,913	-	63,913			63,913
Total current assets	146,721	40,449	187,170	(7,573)		179,597

Net property, plant and equipment	3,769	-	3,769			3,769
Intangible assets	376		376			376
Total assets	$150,866	40,449	$191,315	($7,573)		$183,742

Liabilities and stockholders' equity
Total current liabilities, excluding current portion of long-term debt	42,793	2,039	44,832	(1,035	)(2)	43,797
Long-term debt (net of debt discount), including current portion	35,347	-	35,347			35,347
Common stock, subject to possible redemption	-	8,049	8,049	(8,049	)(3)	0

Preferred stock	30,130	-	30,130	(30,130	)(4)	0
Common stock	130	1	131	(130	)(5)	4
				2	(6)
				1	(4)
Additional paid-in capital	11,270	30,644	41,914	(237	)(7)	80,345
				362	(2)
				30,129	(4)
				(2	)(6)
				130	(5)
				8,049	(3)
Retained earnings accumulated during development stage		(237)	(237)	237	(7)	0
Retained earnings(deficit)	25,660	-	25,660	(6,900	)(8)	18,760
Accumulated other comprehensive income	5,536	(47)	5,489			5,489
Stockholders' equity	72,726	30,361	103,087	1,511		104,598
Total liabilities and stockholders' equity	$150,866	$40,449	$191,315	($ 7,573)		$183,742

Footnotes

(1)	40,264	Conversion of securities held in Trust Fund into unrestricted cash.
	(40,264)	Conversion of securities held in Trust Fund into unrestricted cash.
(2)	(673)	Underwriting compensation to be paid after a business combination which is 65% of original agreed amount of $1,035,000.
	(362)	Underwriting compensation to be waived off after a business combination which is 35% of original agreed amount of $1,035,000.
(3)	(8,049)	Reduction of dissenting shares
	8,049	Reduction of dissenting shares
(4)	(30,130)	Conversion of 561,890 shares of Series A and Series C preferred shares of China Greenscape
	1	Conversion of Series A and Series C preferred shares into 7,304,570 common shares of Shine Media.
	30,129	Conversion of Series A and Series C preferred shares into common share and effecting APIC.
(5)	(130)	Elimination of common stock of China Greenscape
	130	Elimination of common stock of China Greenscape
(6)	2	Additional 20,020,000 shares of common stock to be issued netting off 603,750 shares belonging to management to be cancelled to acquire China Greenscape
	(2)	Additional 20,020,000 shares of common stock to be issued netting off 603,750 shares belonging to management to be cancelled to acquire China Greenscape
(7)	237	Transfer from earnings accumulated during development stage to additional paid-in capital
	(237)	Transfer from earnings accumulated during development stage to additional paid-in capital
(8)	(6,900)
Dividend of $1 per share of Shine common stockholder declared immediately after the consummation of the acquisition of Greenscape. At maximum approval scenario, 6,900,000 shares of common stock are subject to such dividend.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MINIMUM APPROVAL
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED)
(in thousands)

	China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$2,003	$164	2,167	(8,049	)(1)	28,188
				40,264	(2)
				(673	)(3)
				(5,521	)(8)
Cash and cash equivalents held in Trust Fund	-	40,264	40,264	(40,264	)(2)	-
Accounts receivable	20,787	-	20,787			20,787
Prepayments and other receivables	55,370	21	55,391			55,391
Deferred expenses	4,648	-	4,648			4,648
Inventories	63,913	-	63,913			63,913
Total current assets	146,721	40,449	187,170	(14,243)		172,927

Net property, plant and equipment	3,769	-	3,769			3,769
Intangible assets	376		376			376
Total assets	$150,866	40,449	191,315	(14,243)		177,072

Liabilities and stockholders' equity
Total current liabilities, excluding current portion of long-term debt	42,793	2,039	44,832	(1,035	)(3)	43,797
Long-term debt (net of debt discount), including current portion	35,347	-	35,347			35,347
Common stock, subject to possible redemption	-	8,049	8,049	(8,049	)(1)	-

Preferred stock	30,130	-	30,130	(30,130	)(4)	-
Common stock	130	1	131	(130	)(5)	4
				2	(6)
				1	(4)
Additional paid-in capital	11,270	30,644	41,914	(237	)(7)	72,296
				362	(3)
				30,129	(4)
				(2	)(6)
				130	(5)
Retained earnings accumulated during development stage		(237)	(237)	237	(7)	-
Retained earnings(deficit)	25,660	-	25,660	(5,521	)(8)	20,139
Accumulated other comprehensive income	5,536	(47)	5,489			5,489
Stockholders' equity	72,726	30,361	103,087	(5,159)		97,928
Total liabilities and stockholders' equity	$150,866	40,449	191,315	(14,243)		177,072

Footnotes

(1)	(8,049)	Reduction of dissenting shares
(2)	40,264	Conversion of securities held in Trust Fund into unrestricted cash.
	(40,264)	Conversion of securities held in Trust Fund into unrestricted cash.
(3)	(673)	Underwriting compensation to be paid after a business combination which is 65% of original agreed amount of $1,035,000.
	(362)	Underwriting compensation to be waived off after a business combination which is 35% of original agreed amount of $1,035,000.
(4)	(30,130)	Conversion of 561,890 shares of Series A and Series C preferred shares of China Greenscape
	1	Conversion of Series A and Series C preferred shares into 7,304,570 common shares of Shine Media.
	30,129	Conversion of Series A and Series C preferred shares into common share and effecting APIC.
(5)	(140)	Elimination of common stock of China Greenscape
	140	Elimination of common stock of China Greenscape
(6)	2	Additional 20,020,000 shares of common stock to be issued netting off 603,750 shares belonging to management to be cancelled to acquire China Greenscape
	(2)	Additional 20,020,000 shares of common stock to be issued netting off 603,750 shares belonging to management to be cancelled to acquire China Greenscape
(7)	237	Transfer from earnings accumulated during development stage to additional paid-in capital
	(237)	Transfer from earnings accumulated during development stage to additional paid-in capital
(8)	(5,521)
Dividend of $1 per share of Shine common stockholder declared immediately after the consummation of the acquisition of Greenscape. At minimum approval scenario, 5,520,690 shares of common stock are subject to such dividend.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
ASSUMING NO REDEMPTION OF SHARES
YEAR ENDED DECEMBER 31, 2007
(in thousands, except per share amounts)

	China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Revenues	$17,247	$0	$17,247			$17,247
Cost of revenues	(8,000)	-	(8,000)			(8,000)
Gross profit	9,247	-	9,247	$0		$9,247
Selling, general and administrative expenses	(1,263)	(497)	(1,760)			(1,760)
Income (loss) from operations	7,983	(497)	7,487	0		$7,487
Interest (expenses) income, net	23	1,735	1,758			1,758
Financial and other (expenses) income, net	(261)	-	(261)			(261)
Other income	-		0			0
Provision (benefit) for income taxes	-	(590)	(590)			(590)
Net income(loss)	$7,745	$648	$8,394	$0		$8,394
Pro forma weighted average number of common shares

Basic	-	8,675	8,675	20,020	(1)	33,291
				5,200	(2)
				(604	)(3)
Diluted	-	22,342	22,342	20,020	(1)	46,958
				5,200	(2)
				(604	)(3)
Pro forma net income (loss) per share
Basic	-	$0.07	$0.07			$0.25
Diluted	-	$0.03	$0.03			$0.18

Footnotes

(1)	20,020	Additional 20,020,000 shares of common stock of Shine Media issued to acquire China Greenscape for common stock holders of China Greenscape.
(2)	5,200
5,200,000 shares of common stock of Shine Media issued to acquire China Greenscape for preferred stock holders of China Greenscape. As of December 31, 2007, only 400,000 preferred shares was outstanding compared to 561,890 shares as of September 30, 2008, which can be exchanged to 7,304,570 shares of Shine Media. As a result, 400,000 shares of preferred stock to be exchanged to 5,200,000 shares of Shine Media, which is calculated under pro rata basis.

(3)	(604)	603,750 shares of Shine Media which belongs to Shine Media’s management cancelled as a condition of acquiring China Greenscape.

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2007
(in thousands, except per share amounts)

	China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Revenues	$17,247	$0	$17,247			$17,247
Cost of revenues	(8,000)	-	(8,000)			(8,000)
Gross profit	9,247	-	9,247	$0		$9,247
Selling, general and administrative expenses	(1,263)	(497)	(1,760)			(1,760)
Income (loss) from operations	7,983	(497)	7,487	0		$7,487
Interest (expenses) income, net	23	1,735	1,758			1,758
Financial and other (expenses) income, net	(261)	-	(261)			(261)
Other income	-		0			0
Provision (benefit) for income taxes	-	(590)	(590)			(590)
Net income(loss)	$7,745	$648	$8,394	$0		$8,394

Pro forma weighted average number of common shares

Basic	-	8,675	8,675	20,020	(1)	31,912
				5,200	(2)
				(604)	(3)
				(1,379	)(4)
Diluted	-	22,342	22,342	20,020	(1)	45,579
				5,200	(2)
				(604	)(3)
				(1,379	)(4)
Pro forma net income (loss) per share
Basic	-	$0.07	$0.07			$0.26
Diluted	-	$0.03	$0.03			$0.18

Footnotes

(1)	20,020	Additional 20,020,000 shares of common stock of Shine Media issued to acquire China Greenscape for common stock holders of China Greenscape.
(2)	5,200
5,200,000 shares of common stock of Shine Media issued to acquire China Greenscape for preferred stock holders of China Greenscape. As of December 31, 2007, only 400,000 preferred shares was outstanding compared to 561,890 shares as of September 30, 2008, which can be exchanged to 7,304,570 shares of Shine Media. As a result, 400,000 shares of preferred stock to be exchanged to 5,200,000 shares of Shine Media, which is calculated under pro rata basis.

(3)	(604)	603,750 shares of Shine Media which belongs to Shine Media’s management cancelled as a condition of acquiring China Greenscape.
(4)	(1,379)	1,379,310 dissenting shares cancelled

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING NO REDEMPTION OF SHARES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(in thousands, except per share amounts)

	China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Revenues	$32,615	$0	$32,615			$32,615
Cost of revenues	(11,322)	-	(11,322)			(11,322)
Gross profit	21,293	-	21,293	$0		$21,293
Selling, general and administrative expenses	(1,898)	(1,345)	(3,243)			(3,243)
Income (loss) from operations	19,395	(1,345)	18,050	0		$18,050
Interest (expenses) income, net	28	602	630			630
Financial and other (expenses) income, net	(1,668)	-	(1,668)			(1,668)
Other income	160		160			160
Provision (benefit) for income taxes	-		0			0
Net income(loss)	$17,915	$(743)	$17,172	$0		$17,172

Pro forma weighted average number of common shares

Basic	-	8,758	8,758	20,020	(1)	35,479
				7,305	(2)
				(604	)(3)
Diluted	-	8,758	8,758	20,020	(1)	49,546
				7,305	(2)
				(604	)(3)
				14,067	(4)
Pro forma net income (loss) per share
Basic	-	$ (0.08)	$ (0.08)			$0.48
Diluted	-	$ (0.08)	$ (0.08)			$0.35

Pro forma net income (loss) per share
Basic		$ (0.08)	$ (0.08)
Diluted		$ (0.08)	$ (0.08)

Footnotes

(1)	20,020	Additional 20,020,000 shares of common stock of Shine Media issued to acquire China Greenscape for common stock holders of China Greenscape.
(2)	7,305	7,304,570 shares of common stock of Shine Media issued to acquire China Greenscape for preferred stock holders of China Greenscape.
(3)	(604)	603,750 shares of Shine Media which belongs to Shine Media’s management cancelled as a condition of acquiring China Greenscape.
(4)	14,067
Due to a net loss of Shine Media during the 9 months ended September 30, 2008, diluted shares is anti-dilutive and, as such, not included in the diluted number of shares. However, after combination, a net gain was recorded and thus additional 14,066,667 diluted shares of Shine Media are included.

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(in thousands, except per share amounts)

	China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Revenues	$32,615	$0	$32,615			$32,615
Cost of revenues	(11,322)	-	(11,322)			(11,322)
Gross profit	21,293	-	21,293	$0		$21,293
Selling, general and administrative expenses	(1,898)	(1,345)	(3,243)			(3,243)
Income (loss) from operations	19,395	(1,345)	18,050	0		$18,050
Interest (expenses) income, net	28	602	630			630
Financial and other (expenses) income, net	(1,668)	-	(1,668)			(1,668)
Other income	160		160			160
Provision (benefit) for income taxes	-		0			0
Net income(loss)	$17,915	$(743)	$17,172	$0		$17,172

Pro forma weighted average number of common shares

Basic	-	8,758	8,758	20,020	(1)	34,100
				7,305	(2)
				(604	)(3)
				(1,379	)(4)
Diluted	-	8,758	8,758	20,020	(1)	48,167
				7,305	(2)
				(604	)(3)
				(1,379	)(4)
				14,067	(5)

Footnotes

(1)	20,020	Additional 20,020,000 shares of common stock of Shine Media issued to acquire China Greenscape for common stock holders of China Greenscape.
(2)	7,305	7,304,570 shares of common stock of Shine Media issued to acquire China Greenscape for preferred stock holders of China Greenscape.
(3)	(604)	603,750 shares of Shine Media which belongs to Shine Media’s management cancelled as a condition of acquiring China Greenscape.
(4)	(1,379)	1,379,310 dissenting shares cancelled
(5)	14,067
Due to a net loss of Shine Media during the 9 months ended September 30, 2008, diluted shares is anti-dilutive and, as such, not included in the diluted number of shares. However, after combination, a net gain was recorded and thus additional 14,066,667 diluted shares of Shine Media are included.

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

At the effective time of the stock purchase, the board of directors, executive officers and key employees of Green China Resources will be as follows:

Name	Age	Position with Resources	Position with JSZF
Zhenghong Zhu	42	Chief Executive Officer and Director	General Manager
Shirley Y. Lee	36	Acting Chief Financial Officer	—
Yousheng Zhan	46	Chief Technical Officer	Production and Technical Director
Richard Chang	36	Director	—
David Y. Chen	39	Director	—
Lu Keping	63	Director	—

Mr. Zhu Zhenghong is the Chief Executive Officer of China Greenscape a position he has held since June 2007, and will be the CEO of Green China Resources after the business combination. Mr. Zhu has also been the General Manager of JSZF from August 2002 to date. From July 1993 to July 2002, Mr. Zhu was the Director of Party Office of Xinqiao Town Government and Deputy Mayor of Xinqiao Town Government in charge of agricultural development. From October 1991 to July 1983, Mr. Zhu obtained a Diploma of Economics and Management from Jiangsu Youth Institute of Government, and from October 1985 to September 1991, he was the Propaganda Officer and Youth League Committee Secretary of Xinqiao Town Government. Mr. Zhu holds a Bachelors Degree in Economics and Management from the Jiangsu Provincial Committee Party Academy which was granted in July1997. Mr. Zhu has been the Deputy President of the Commerce Chamber of Seedling of Jiangsu Province since June 2005 and the Deputy President of the Association of Leading Enterprises of Jiangsu Province since July 2006, and he was awarded as the Jiangsu Provincial Excellent Entrepreneur in November 2006.

Ms. Shirley Y. Lee has been the acting Chief Financial Officer of China Greenscape since September 2007, and will be the acting Chief Financial Officer of Green China Resources after the business combination. From May 2006 to August 2007, Ms. Lee was the Chief Financial Officer of the Chinese subsidiary of Safe Information Group, an internet-based credit information provider with headquarters in Sweden and operations in UK. From July 2005 to January 2006, she was a Financial Analyst at the AXA Insurance Group in London. From May 2003 to June 2005, Ms Lee was an accountant at DBTEL International (Europe) Ltd in London, and from December 1996 to September 1999, she was an auditor at Hangzhou Xihu Certified Public Accountants, China. From July 1994 to December 1996. Ms. Lee was the Financial Manager for Hangzhou Meihua Jewelry Co. Ltd, China. Ms Lee graduated from Hangzhou Electronic and Engineering Institute in July 1994. She obtained an MBA degree in Finance from Lincoln University in UK in 2001. Ms Lee has been a full ACCA member since 2005. Ms. Lee has considerable experiences in corporate finance, auditing and financial planning through her multinational exposure in both Chinese and international operations.

Mr. Zhan Yousheng serves as the Chief Technical Officer of China Greenscape a position he has held since June 2007 and will be the Chief Technical Officer of Green China Resources after the business combination. Mr. Zhan has been the Production and Technical Director of JSZF from January 2006 to date. From January 1997 to December 2005, Mr. Zhan was the Dean Assistant of Forestry Science Academy of Jiangxi Province, and the Director of the Forestry Resources and Environmental Research Institute at Forestry Science Academy of Jiangxi Province. From July 1983 to December 1996, Mr. Zhan was the Engineer and Technician to the Director and Senior Engineer at Jiangxi Forest and Science Institute. Mr. Zhan holds a Bachelor Degree from Nanjing Forestry University which was granted in July 1983.

Mr. Richard L. Chang is a member of the board of directors of Shine Media Acquisition Corporation. Since February 2006, Mr. Chang has been the Managing Partner of Georgian Pine Investments, an investment fund primarily focusing on emerging growth companies in China. Investments include Skyflying Media Group, BitAuto, Beijing Lingtu and Quantcast. Previously Mr. Chang was a Managing Director with SuttonBrook Capital Management, a multi-strategy investment fund, where he worked from March 2005 to September 2005. From July 2003 to January 2005, Mr. Chang was a Partner of and an advisor to Primarius Capital, an investment firm. From July 1999 to June 2003, Mr. Chang was with Bowman Capital Management, a leading technology investment fund where he was a General Partner. Mr. Chang was a co-founding member of the firm's Private Equity Group and also oversaw Asian public investing activities based out of Taiwan. From September 1997 to April 1999, Mr. Chang was a manager and Head of Business Development in Asia for Sony Pictures Entertainment, where he played a key role in launching Columbia Pictures Asia and Columbia TriStar Television Asia. From July 1993 to June 1995, Mr. Chang was a Financial Analyst in the Mergers and Acquisitions group at Lazard Freres & Co. Mr. Chang is on the board of advisors of Gobi Partners (Digital media fund in China), Infotech Pacific Ventures (Venture Capital Affiliate of China's MII (Ministry of Information Industry) and Clearmeadow Partners (Merchant Bank). Mr. Chang holds an MA in Politics, Philosophy and Economics from Oxford University and a B.Sc. in Economics from the Wharton School, University of Pennsylvania.

Mr. David Y. Chen was the Chief Executive Officer and President of Shine Media Acquisition Corporation since inception. He was the Chairman from inception until April 2006. Since November 2004, Mr. Chen has been the Chief Executive Officer of Fintel Group, a financial services and investment company in China. Since June 2006, Mr. Chen has been the Chairman of Sancon Resources Recovery Inc, an industrial waste management company, which is publicly traded in the United States on the OTC Bulletin Board. From June 2002 to June 2004, Mr. Chen served as the Chief Executive Officer of The Hartcourt Companies Inc., which is publicly traded in the United States on the OTC Bulletin Board. From November 2000 to November 2001, Mr. Chen was the Chief Executive Officer of V2 Technology Inc., an Internet software company in China. From July 1999 to November 2000, he was the Managing Director of Greater China for HelloAsia Inc., a venture capital-funded Internet company in Asia. From October 1995 to July 1999, Mr. Chen was the Marketing Manager at Turner International, then Marketing Director for CNN Asia Pacific and later the advertising director for Greater China at Turner Broadcasting International Inc. Mr. Chen holds a Bachelor of Economics from Monash University of Australia.

Mr. Lu Keping is the founder of Jiangsu Sunshine Group Co., Ltd. and has served as its General Manager since March 1993. Jiangsu Sunshine Group Co., Ltd. is one of the largest woolen textile and suits producers in the world and has a diversified investment portfolio, including real estate holdings, biological pharmaceuticals, power plants, and alternative energy. Jiangsu Sunshine Group Co., Ltd. was the principal founder and was the largest stockholder of Jiangsu Sunshine Co., Ltd., which has been a public listed company since 1999 on the Shanghai Stock Exchange in China under the symbol 600220. Since September 1999 Mr. Lu has served as a director of Jiangsu Sunshine Co., Ltd. Mr. Lu was a director of Jiangsu Sunshine Zoology and Forestry Development Company from July 2002 to October 2007. Previously, Mr. Lu was a Director of Jiangyin Worsted Plant from October 1986 to March 1993. Mr. Lu was the member of 9th and 10th China's National Committee of CPPCC. Mr. Lu was awarded numerous accolades for his contribution and success as a National Rural Entrepreneur, Model Worker of Jiangsu Province and Excellent Entrepreneur of Jiangsu Province in China, among others.

Meetings and Committees of the Board of Directors of Shine Media

During the fiscal year ended December 31, 2007, Shine Media's board of directors held five meetings. Although Shine Media does not have any formal policy regarding director attendance at annual stockholder meetings In addition, Shine Media expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Shine Media has not held any annual meetings of stockholders since inception.

Independence of Directors

At the time of consummation of the stock purchase, Green China Resources will not have an independent board of directors, or a majority of independent directors. If Green China Resources seeks to list its securities on The Nasdaq Stock Market after consummation of the stock purchase, it is anticipated that Green China Resources will elect to follow the rules of The Nasdaq Stock Market applicable to foreign private issuers in determining whether a director is independent, and the board of directors of Green China Resources will consult with the company counsel to ensure that the board's determinations are consistent with those rules and all relevant securities and other laws and regulations. The Nasdaq listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment.

Shine Media currently does not have an independent board of directors and is not required to have one.

Committees and Audit Matters

Neither Shine Media nor Green China Resources have now, or upon consummation of the stock purchase will have, any audit committee, nominations committee or compensation committee. As a company with its securities trading on the Over the Counter Bulletin Board, there is no requirement for such committees. If Green China Resources seeks a listing of its securities on The Nasdaq Stock Market, it will then form such committees in compliance with the requirements of Nasdaq, as applicable to foreign private issuers, and adopt appropriate committee charters.

Notwithstanding the absence of an audit committee, the board of Shine Media and the future board of Green China Resources will have directors that are financially literate and would qualify as financial experts. Messrs. David Chen and Richard Chang have experience and training that makes them both financially literate and financial experts. A person is "financially literate" if they are able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. A person is an “financial expert” if he has financial expertise from his degrees in business, his activities as a chief executive officer and chief financial officer of various companies, and his consulting activities in the areas of accounting, corporate finance, capital raising and corporate financial analysis. It is also anticipated that the future of board of Green China Resources will be comprised of directors that have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company's financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company's financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

In the absence of an audit committee, the board of directors of Shine Media has been responsible for, and upon consummation of the stock purchase the board of directors of Green China Resources will take responsibility for, pre-approving the services to be provided by its independent auditors going forward. The board of directors also reviews and determines whether or not to approve transactions between the company and an officer or director outside the ordinary course.

Independent Auditors' Fees

The firm of Goldstein Golub Kessler LLP (‘‘GGK’’) acted as our principal accountant until May 7, 2007. On May 8, 2007, the board of directors dismissed GGK as the principal accountants.

GGK had reported on and audited the financial statements of Shine Media for the year ended December 31, 2006, and for the periods ended July 18, 2005; February 28, 2006; July 31, 2006; and October 31, 2006, as part of the Registration Statement on Form S-1 of Shine Media; and for the Current Report on Form 8-K filed on January 8, 2007, subsequent to the initial public offering by Shine Media. None of the audit reports of GGK on the financial statements of the company contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

On May 8, 2007, the board of directors engaged Kabani & Company, Inc ("Kabani") with address at 6033 West Century Boulevard, Suite 810, Los Angeles, California 90045, as the new principal accountant to audit its financial statements, effective May 8, 2007. Kabani, the Registrant's successor auditors, provides auditing services for the Registrant , which is a United States company according to the United States generally accepted accounting principles.

Audit Fees

The aggregate fees billed by GGK for professional services rendered for the review of our quarterly financial statements and audit of our annual financial statements for the fiscal year ended December 31, 2006, and for services performed in connection with the company's reports on Form 10-QSB and Form 10-KSB filed in 2006 were approximately $56,000.

The aggregate fees billed by Kabani for professional services rendered for the review of our quarterly financial statement and audit of our annual financial statements for the fiscal year ended December 31, 2007, and for services performed in connection with the company's reports on Form 10-QSB and Form 10-KSB for the 2007 fiscal year were approximately $13,500.

Audit Related Fees

Other than the fees described under the caption "Audit Fees" above, GGK and Kabani did not bill any fees for services rendered to us during the fiscal years ended December 31, 2006 and 2007, for assurance and related services in connection with the audit or review of our financial statements.

Tax Fees

There were no fees billed by GGK and Kabani for professional services rendered during the fiscal years ended December 31, 2006 and 2007, for tax compliance, tax advice, and tax planning.

All Other Fees

There were no fees billed by GGK and Kabani for other professional services rendered during the fiscal years ended December 31, 2006 and 2007.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the board of directors or audit committee.

Code of Ethics

In anticipation of the stock purchase, the board of directors of Green China Resources adopted a code of ethics that applies to Green China Resources’ directors, officers and employees as well as those of its subsidiaries. A copy of the Green China Resources code of ethics has been filed as an annex to this proxy statement/prospectus. Requests for copies of Green China Resources’ code of ethics should be sent in writing to Shine Media Acquisition Corp., 29 Level, Central Plaza 381 Huai Hai Zhong Road, Shanghai PRC 200020, Attention: Secretary.

Shine Media has not yet adopted a formal code of ethics statement because the board of directors evaluated the business of the company and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition and the only persons acting for Shine Media are the four directors who are also the officers, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Director Compensation

Green China Resources intends to pay directors who are not employees various fees for meetings and reimbursement of expenses. In addition the directors may be awarded equity interests under the stock option plan. These amounts have not been determined at this time and will be the subject of future discussion and decision by the board of directors after the consummation of the business combination.

Shine Media's directors have not and do not receive any cash or other kind of compensation for their service as members of the board of directors.

Executive Compensation

Each of Mr. Zhu Zhenghong, Mr. Zhan Yousheng and Ms. Shirley Lee will enter into employment agreements with JSZF, effective as of the effective time of the redomestication merger.

Each management employee will be expected to devote their full business time to the business affairs of the company, subject to time off for permitted involvement with educational and civic activities that do not materially detract from the reasonable performance of the person’s duties. In addition to salary, the management employee will be entitled to such bonuses as determined by the compensation committee of the company, provided that the entire annual bonus does not exceed 50% of the base annual compensation. Factors that will be considered by the compensation committee for a bonus award include the growth in the share value, achievement of specific business targets, attraction and retention considerations, capital requirements of the company, establishment of strategic direction and significant company goals. Benefits to be afforded to the management employee will be those that similar management persons are offered from time to time, and may include medical, disability, and life insurance, and reimbursement for the running costs of an automobile for business purposes. The form of employment agreement will provide for usual termination events, including death, disability, cause and good reason. In the event of a termination for good reason by the management employee or without cause by the company, the management employee will be entitled to compensation and benefits for two years or the balance of the term, if earlier. The agreement will have provisions protecting the confidential information of the company. The agreement also will have a non-competition provision effective for three years after termination, subject to a limitation on investments in public securities. The company will indemnify the management employee for actions or omissions while a director, officer or employee of the company, and will be a named insured to the extent the company obtains director and officer insurance. Disputes will be settled by negotiation or arbitration by a single arbitrator under the auspices of the Hong Kong International Arbitration Center, acting in Hong Kong.

Mr. Zhu will be employed as the Chief Executive Officer at a salary of $71,275 (RMB 500,000), Mr. Zhan will be employed as the chief technical officer at an salary of $42,766 (RMB 300,000) and Ms. Lee will be employed as the Acting Chief Financial Officer at an salary of $120,000.

The following sets forth summary information concerning the compensation paid by China Greenscape and JSZF to the executive officers during the last two fiscal years. Since its formation, China Greenscape and JSZF have not granted any stock option or similar equity rights to any of its employees.

Name	Year		Salary ($)	Bonus ($)	Total ($)

Zhenghong Zhu	2006 2007	(1)(2)	23,188 35,586	nil nil	23,188 35,586

Shirley Y. Lee	2006 2007	(3)	n/a 30,000	n/a nil	n/a 30,000

Yousheng Zhan	2006 2007	(4)(4)	14,493 21,739	nil nil	14,493 21,739

(1)	The salary was paid by the Xingiao government under a grant program.

(2)	$24,155 of the total salary amount was paid by the Xingiao Government under a grant program.

(3)	Ms. Lee commenced employment in September 2007.

(4)	The salary was paid by the Forestry Science Academy of Jiangxi Provence under a grant program.

Shine Media Executive Officers

No executive officer of Shine Media has received any cash or non-cash compensation of any kind for services rendered to Shine Media. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing December 27, 2006 and ending upon the acquisition of a target business, Shine Media has paid and will continue to pay an administrative services fee totaling $10,000 per month to Shine Media Group Limited, an entity of Mr. David Y. Chen, for providing Shine Media with office space and certain office and secretarial services. Other than this $10,000 per month in fees, no compensation of any kind, including finders and consulting fees, has been or will be paid to any of the Shine Media stockholders existing prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, Shine Media stockholders existing prior to its initial public offering have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Executive Compensation Determination

It is the intention of Green China Resources to determine executive compensation by a decision of the board of directors, and if there is a majority of the independent directors, then by those independent persons, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a compensation committee. At this time, Green China Resources does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements and the securities purchase agreement provides for equity-based incentive compensation, all of which agreements were negotiated by the Shine Media board of directors in arms-length negotiations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shine Media

Since December 20, 2006, Shine Media has been paying and will continue to pay until the business combination Shine Media Group Limited, an affiliate of David Y. Chen, the chief executive officer and president and a director of Shine Media, an aggregate monthly fee of $10,000 for certain administrative, technology and secretarial services, as well as the use of limited office space in Shanghai. Management believes that, based on rent and fee in Shanghai, the fee charged by Shine Media Group Limited is at least as favorable as the company could have obtained from an unaffiliated third party.

Kerry Propper the Executive Vice President of Mergers and Acquisition, through a broker dealer that he controls and of which he is the principal stockholder, acted as placement agent for the sale of the Series C Preferred stock of China Greenscape which was closed on January 18, 2008, from which he received a cash commission, and he is the son of Dr. Richard Propper, one of the principals of Chardan China Investments LLC which is the holder of all the Class A Preferred stock of China Greenscape. Mr. Kerry Propper has no economic interest in the Series A Preferred stock investment held by Chardan China Investments LLC.

In connection with the vote required for any business combination, all of the Pre-IPO stockholders, including all the officers and directors, have agreed to vote their respective shares of common stock (whenever and however acquired) in accordance with the majority of the shares voted by our public stockholders (other than the Pre-IPO stockholders). In addition, the Pre-IPO stockholders have agreed to waive their respective rights to participate in any liquidation of the trust account as part of the plan of dissolution and distribution to the public stockholders, as well as to vote for any plan of dissolution and distribution submitted to the stockholders, occurring upon a failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to the initial public offering and the shares included in the units being purchased in the private placement.

On August 9, 2006, Richard Chang and David Y. Chen, directors of the company and Hock S. Ong and Estelle Lau, both officers of our company, advanced to us an aggregate of $40,000 to cover additional expenses related to the initial public offering. The notes carried an annual interest of 4% and were paid on consummation of the initial public offering pursuant to its terms.

In August 2008, each of Richard Chang, David Y. Chen, Robert Hersov, Jean Chalopin and Kerry Propper advanced $20,000 to Shine Media, for an aggregate of $100,000, to provide working capital to pay certain fees and expenses to be able to consummate the proposed acquisition of China Greenscape. The notes bear interest at the annual rate of 8.5%, and the principal is due and payable only upon the successful consummation of an acquisition that permits the release of the trust account. If the acquisition is not successfully consummated, then the notes are not repayable.

All ongoing and future transactions between the company and any of the officers and directors or their respective affiliates, including loans by officers and directors, will be on terms believed to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of the uninterested “independent” directors (to the extent the company has any) or the members of the board who do not have an interest in the transaction, in either case who had access, at the expense, to the attorneys or independent legal counsel. Moreover, it is the intention of the board to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to the company than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to the company than with an unaffiliated third party, the company would not engage in such transaction.

The securities of the Pre IPO stockholders are entitled to make up to two demands that the company register their common stock and the common stock underlying common stock purchase warrants pursuant to an agreement with the company. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which is not before three years from December 20, 2006. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The company will bear the expenses incurred in connection with the filing of any such registration statements. The warrants sold in the private placement were originally issued pursuant to an exemption from the registration requirements under the federal securities laws. The holders of those warrants may be able to exercise their warrants even if, at the time of exercise, there is no current prospectus relating to the common stock issuable upon exercise of such warrants if such exercise is deemed to be a transaction that is exempt from the registration requirements under the federal securities laws. The shares of common stock issued upon such exercise will be restricted shares that will be eligible for resale only pursuant to an effective registration statement or in a transaction that is exempt from the registration requirements under the federal securities laws.

On December 20, 2006, the company sold 133,333 units to the then officers and directors for an aggregate purchase price of $800,000, or $6.00 per unit. Each unit consisted of one share of common stock and two warrants, each to purchase one share of common stock, exercisable at $5.00 per share, as follows:
Name	Number of Shares
Jean Chalopin	14,900
Rob Hersov	14,900
David Y. Chen	8,265
Richard Chang	8,265
Hock S. Ong	2,750
Estelle Lau	920
AFG	83,333
Total	133,333

The company granted the holders of the private placement units demand and “piggy-back” registration rights with respect to the 133,333 shares, the 133,333 warrants and the 133,333 shares underlying the warrants at any time after the consummation of the initial business combination. The demand registration may be exercised by the holders of a majority of such units. The company will bear the expenses incurred in connection with the filing of any such registration statements. The securities sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to a limited number of individuals and their status as accredited investors. No discounts or commissions were paid in connection with this private placement.

In order to ensure that the common stock purchased by stockholders who existed before the initial public offering would remain 20% of the total number of shares outstanding after public offering (not including the shares sold in the private placement), the company issued the Pre-IPO stockholders options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of our outstanding shares (excluding the shares purchased in the private placement) after the initial public offering in the event the underwriters exercise the over-allotment option. The over-allotment was exercised, and the options held by the Pre-IPO stockholders were exercised in full, at the stated exercise price of $.017 per share. Under those options, the company granted the Pre-IPO stockholders both demand and “piggy-back” registration rights for the shares of common stock they acquired upon exercise of this option.

Green China Resources

As a public company, Green China Resources, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, Green China Resources has adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company's code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

In fiscal year 2006, five companies represented an aggregate of 7.3% of China Greenscape’s revenue for the year. Those five customers and JSZF had the same parent company “Jiangsu Sunshine Group”. JSZF delivered and planted the trees and plants for the customers, which included Jiangyin Lichang Realty Co., Ltd., Wuxi Sunshine Realty Co., Ltd., Jiangsu Sunshine Co., Ltd., Jiangsu Sunshine Shizhuang Thermal Power Co., Ltd., and Jiangsu Sunshine Realty Co., Ltd.. The terms of the contracts with these related companies were the same terms and rates as offered to other customers, which included contract value, contract period, delivery and /or planting requirement, and payment terms. The contracts with these customers were fully performed during 2006. The table sets forth presents the details.

	Year 2006
	Relationship with JSZF	Customer	Status of Contract Completion	Revenues	% of revenues

1	Same parent company: Jiangsu Sunshine Group	Jiangyin Lichang Realty Co. Ltd	Completed	$1,213,860	4.2%

2	Same parent company: Jiangsu Sunshine Group	Wuxi Sunshine Realty Co. Ltd	Completed	$490,092	1.7%

3	Same parent company: Jiangsu Sunshine Group	Jiangsu Sunshine Co. Ltd	Completed	$244,658	0.9%

4	Same parent company: Jiangsu Sunshine Group	Jiangsu Sunshine Shizhuang Thermal Power Co. Ltd	Completed	$127,263	0.4%

5	Same parent company: Jiangsu Sunshine Group	Jiangsu Sunshine Realty Co. Ltd	Completed	$22,908	0.1%

In fiscal year 2007, five customers represented an aggregate of 37.2% of China Greenscape’s revenues for the year. Jiangyin Lichang Realty Co., Ltd., Nanjin Jianhui Realty Development Co., Ltd., Wuxi Sunshine Realty Co. Ltd., and Jiangsu Sunshine Realty Co., Ltd. each have as a director Mr. Lu Keping who was also a director of JSZF’. Welilan Realty (Zhejiang) Co. Ltd has as a director Mr. Lu Xiaoming who was also China Greenscape’s director in 2007. JSZF delivered and planted the trees and plants for these customers. The basic terms of the contracts with these related companies were the same as offered as offered to other customers, which included contract value, contract period, delivery and /or planting requirement, and payment terms. The contracts with the customers, Nanjin Jianhui Realty Development Co., Ltd., Wuxi Sunshine Realty Co. Ltd., Jiangsu Sunshine Realty Co., Ltd and Jiangyin Lichang Realty Co., Ltd. are on-going in fiscal year 2008. The table sets forth presents the details.

	Year 2007
	Relationship with JSZF	Customer	Status of Contract Completion	Revenues	% of revenues

1	Lu Keping (founder of JSZF), JSZF's director and as well as this company's director	Jiangyin Lichang Realty Co. Ltd	Completed	$4,398,237	13.2%

2	Lu Keping (founder of JSZF), JSZF's director and as well as this company's director	Nanjin Jianhui Realty Development Co. Ltd	On-going	$3,944,876	11.9%

3	Lu Keping (founder of JSZF), JSZF's director and as well as this company's director	Wuxi Sunshine Realty Co. Ltd	On-going	$2,031,093	6.1%

4	Lu Keping (founder of JSZF), JSZF's director and as well as this company's director	Jiangsu Sunshine Realty Co. Ltd	On-going	$1,150,693	3.5%

5	Lu Xiaoming (Junior Lu), Greenscape's director was also this company's director	Weilan Realty (Zhejiang) Co. Ltd	On-going	$822,114	2.5%

From January to March 2008, there were no related party sales transactions occurred. After March 3, 2008, above mentioned companies were not related parties because Mr. Lu Keping was no longer JSZF's director, and Mr. Lu Xiaoming was no longer Greenscape's director. Further, Mr. Lu Keping has had no relationship with any of those companies that he was previously related to since January 1, 2008. Therefore those companies are not related companies even though Mr. Lu Keping will become a director if the transaction is consummated.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common stock as of November 26, 2008, without deduction for any shares to be contributed to the capital of the company which is a closing condition to the acquisition of China Greenscape, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Richard L. Chang (2) (3)	332,265		3.79%
David Y. Chen (2) (3)	332,265		3.79
Hock Seng Ong (2)	110,750		1.26
Estelle Lau (2)	31,170		*
Kerry Propper (4)	300,000		3.43
Jean Chalopin (2) (3)	143,775		1.64
Robert B. Hersov (2) (3)	143,775		1.64
Level Radar Master Fund, Ltd (5)	500,000		5.71
Level Global Investors, L.P (5)	500,000		5.71
Level Global, L.L.C (5)	500,000		5.71
David Ganek (5)	500,000		5.71
Anthony Chiasson (5)	500,000		5.71
MHR Capital Partners Master Account LP (6)	610,259		6.97
MHR Advisors LLC (6)	681,867		7.79
MHR Fund Management LLC (6)	681,867		7.79
Mark H. Rachesky, M.D (6)	681,867		7.79
Sapling, LLC (7)	692,756		7.91
Fir Tree Recovery Master Fund, L.P. (7)	176,378		2.01
Fir Tree, Inc. (7)	869,134		9.92
QVT Financial LP (8)	549,850		6.28
QVT Financial GP LLC 8)	549,850		6.28
QVT Fund LP (8)	481,561		5.50
QVT Associates GP LLC (8)	535,181		6.11
Craig Samuels (9)	891,500		6.30
Azimuth Opportunity, Ltd(10)	444,350		5.00
Bulldot Investors(11)	600,000		6.85

All directors and executive officers as a group (6 individuals)	1,094,000	(2)	12.48%

* Represents less than 1%.

(1)  The business address of Richard L. Chang , David Y. Chen, Hock Seng Ong, Estelle Lau , Kerry Propper, Jean Chalopin, Robert B. Hersov, is Level 29, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China.

(2) Includes an option exercised by the Pre-IPO Stockholders to purchase up to 225,000 units, at $0.017 per share, one units consists of 1 share of common stock and 2 warrants. These option is exercisable only if the underwriters exercise the over-allotment option and then only to the extent necessary to maintain the Pre-IPO Stockholders’ 20% ownership of our initial public offering. On January 25, 2007, the conditional option became exercisable immediately after the underwriter exercised its over-allotment option. It also includes 133,333 units that our officers and directors purchased in private placement immediately prior to the consummation of this offering. One unit consists of 1 share of common stock and 2 warrants. Each of Richard L. Chang and David Y. Chen own 332,265 shares of common stock and 124,530 warrants. Hock Seng Ong owns 110,750 shares of common stock and 41,500 warrants. Estelle Lau owns 31,170 shares of common stock and 6,340 warrants. Jean Chalopin and Robert B. Hersov owns 143,775 shares of common stock and 72,500 warrants.

(3) This individual is a director.

(4) Shares are owned by Kerry Propper China Media Investment Co., Inc., which is wholly owned by Kerry Propper. There are no any warrants owned by Kerry Propper as of December 31, 2007.

(5) The information relating to Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson is derived from a Schedule 13G dated January 28, 2007, filed by such entities with the Securities and Exchange Commission. The address of the principal business office of Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson is 537 Steamboat Road, Suite 400, Greenwich, Connecticut 06830. The address of the principal business office of Level Radar Master Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM 11Bermuda. The title of class of securities is units. One units consists of 1 share of common stock and 2 warrants. Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson own 500,000 shares of common stock and 1,000,000 warrants respectively. Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson do not directly own Units. Pursuant to an investment management agreement, Level Global Investors, L.P. shares all voting and investment powers with respect to the securities held by Level Radar Master Fund, Ltd. Level Global, L.L.C. acts as the general partner of Level Global Investors, L.P. David Ganek and Anthony Chiasson control Level Global Investors, L.P. and Level Global, L.L.C.

(6) The information relating to MHR Capital Partners Master Account LP, MHR Advisors LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D is derived from a Schedule 13G dated January 29, 2007 filed by such entities with the Securities and Exchange Commission. The address of the principal business office of MHR Capital Partners Master Account LP, MHR Advisors LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D is 40 West 57th Street, 24th Floor, New York, New York, 10019. The title of class of securities is common stock, par value $0.0001. MHR Capital Partners Master Account LP owns 610,259 shares of common stock. MHR Advisors LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D own 681,867 shares of common stock respectively.

(7) The information relating to Sapling, LLC, Fir Tree Recovery Master Fund, L.P. and Fir Tree, Inc.   is derived from a Schedule 13G dated February 14, 2008, filed by such entities with the Securities and Exchange Commission. The address of the principal business office of Sapling, LLC and Fir Tree, Inc. is 505 Fifth Avenue 23 rd Floor New York, New York 10017. The address of the principal business office of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd. Admiral Financial Center, 5th Floor 90 Fort Street, Box 32021 SMB Grand Cayman, Cayman Islands. The title of class of securities is common stock, par value $0.0001. Sapling, LLC owns 692,756 shares of common stock. Fir Tree Recovery Master Fund, L.P owns 176,378 shares of common stock. Fir Tree, Inc owns 869,134 shares of common stock

(8) The information relating to QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC is derived from a Schedule 13G dated February 8, 2008, filed by such entities with the Securities and Exchange Commission. The address of the principal business office of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor New York, New York 10036. The address of the principal business office of QVT Fund LP is Walkers SPV, Walkers House Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands. The title of class of securities is common stock, par value $0.0001. QVT Financial LP and QVT Financial GP LLC own 549,850 shares of common stock. QVT Fund LP owns 481,561 shares of common stock. QVT Associates GP LLC owns 535,181 shares of common stock.

(9) The information relating to Craig Samuels is derived from a Schedule 13G dated February 12, 2008, filed by such entities with the Securities and Exchange Commission. The business address of Craig Samuels is 13990 Rancho Dorado Bend, San Diego, California 92130. The title of class of securities are the public warrants. Craig Samuels owns 891,500 warrants.

(10) The information relating to Azimuth Opportunity, Ltd is derived from a Schedule 13G dated April 30, 2008, filed by such entity with the Securities and Exchange Commission. The business address of Azimuth Opportunity , Ltd. is c/o Ogier, Qwomar Complex, 4th Floor, Road Town, Tortola, BVI. The Schedule 13G was signed by Deidre M. McCoy, the Corporate Secretary.

(11) The information relating to Bulldog Investments is derived from a Schedule 13D dated July 30, 2008, filed by such entity with the Securities and Exchange Commission. The business address of Bulldog Investments is c/o Park 80 West, Plaza Two, Saddle Brook, NJ 07663. Messrs. Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors.

David Y. Chen and Richard L. Chang are deemed to be promoters of Shine Media under the Federal securities laws.

Security Ownership of Officers and Directors of Green China Resources after the Acquisition

The following table sets forth information with respect to the beneficial ownership of Green China Resources common shares immediately after the consummation of the acquisition of China Greenscape, which includes the reduction pursuant to the contribution to capital of shares of common stock by:

•	each person expected to be the beneficial owner of more than 5% of the common shares of Green China Resources immediately after the consummation of the acquisition of China Greenscape;

•	each director and executive officer; and

•	all directors and officers as a group.

	Shares of Green China Resources Common Stock	Approximate Percentage Outstanding Common Stock (1)
Zhenghong Zhu	0	0.0%
Shirley Y. Lee	0	0.0%
Yousherig Zhan	0	0.0%
Richard Chang (2)	340,502	1.0%
David Y. Chen (2)	340,502	1.0%
Lu Keping	0	0.0%
Lucminton Co., Ltd (3)	15,275,000	43.1%
Chardan China Investments, LLC(4)	5,200,000	14.7%
All directors and executive officers as a group (six individuals) (5)	681,004	1.9%
__________________

(1)
Beneficial ownership and percentage has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on 35,479,153 shares outstanding immediately after consummation of the securities purchase agreement.

(2)	Includes 124,530 shares underlying common stock purchase warrants for each of Messrs. Chang and Chen.
(3)	Ms. Ng Sau Lai has dispositive and voting control over the shares held by Lucminton Co., Ltd.
(4)
Chardan China Investments, LLC, is a limited liability company, the managing member of which is Chardan China Management, LLC, which has the dispositive and voting authority over all the shares held by the company.

(5)	See note (2) above.

SHARES ELIGIBLE FOR FUTURE SALE

After the redomestication merger and consummation of the acquisition of Green China Resources, there will be 35.479,153 shares of common stock outstanding. The foregoing number of shares assumes that none of the 13,184,000 shares reserved for the contingent consideration under the securities purchase agreement are issued and 603,750 shares are contributed to the capital of Shine Media upon the consummation of the stock purchase agreement. Of that amount, 8,154,583 are registered and freely tradable without securities law restriction; provided that, any of the shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders, will be restricted from public sale as "restricted stock." The 27,324,570 shares of common stock that will be issued in connection with the acquisition of China Greenscape will be restricted stock (as that term is defined in Rule 144, promulgated under the Securities Act). Of the 27,324,570 shares issued in the acquisition, 11,919,570 have resale registration rights, the registration of which is to be made after consummation of the acquisition, subject to lock up provisions applicable to these holders which will permit sales in limited amounts until six months after the consummation of the acquisition. It is estimated that the shares subject to the registration statement will be available for public sale within several months after the consummation of the transaction. Of the remaining shares issued in the acquisition, 15,405,000 will be eligible for sale under Rule 144 approximately one year after the consummation of the acquisition, subject to the restrictions for affiliates and applicable lock up provisions until December 27, 2009.

After the redomestication merger, there will be issued and outstanding 14,066,666 warrants to acquire 14,066,666 shares of common stock. Also outstanding will be the underwriters unit purchase option under which there may be issued 1,080,000 shares of common stock and 720,000 warrants (the underlying shares of which are included in the aforementioned shares). The 14,066,666 warrants are freely tradable without securities law restriction unless held by affiliates. The common stock issuable upon exercise of the warrants and underwriters’ unit purchase option is subject to the registration requirements of the federal and state blue sky laws, which may not be obtained in all circumstances, and if registered, will be freely tradable provided that there is a registration statement in effect at the time of their exercise. The securities underlying the underwriters’ unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144 based on cashless exercise provisions. There is an aggregate of 15,146,666 shares of common stock that may be issued in the future in respect of the above warrants and underwriters unit purchase option.

The Pre IPO stockholders will hold 1,254,583 shares of common stock and 266,666 warrants to acquire 266,666 shares of common stock, which are subject to a lock up until December 27, 2009, and all of which have registration rights.

In general and subject to registration rights, because Green China Resources is a successor to a “shell” company as defined under Rule 144, no shares of common stock that are restricted shares of Green China Resources will be eligible for resale under Rule 144 until one year after the filing by Green China Resources with the SEC of a report, including a Form 8-K Current Report, with “Form 10 Information.” Once the Form 10 Information has been filed for one year, so long as Green China Resources continues to be current in its filing of required annual and quarterly reports, or equivalent if a foreign private issuer, for the year preceding the sale and it is current in its reporting obligations at the time of sale, then the restricted shares may be sold under the provisions of subpart (c) of Rule 144. Subpart (c) of Rule 144, provides that an affiliate of the company who has owned restricted shares of common stock beneficially for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average preceding four weekly trading volume or 1% of the total number of outstanding shares of common stock. Sales by affiliates under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least six months is entitled to sell the shares under Rule 144 without regard to the limitations described above, however, because Green China Resources was a former shell company, the legend can be removed only in connection with a sale and subject to the current reporting requirements of subpart (i) of Rule 144 regardless of the length of time the shares have been held.

Before the redomestication merger there was no market for the securities of Green China Resources, and no prediction can be made about the effect that market sales of the common stock of Green China Resources or the availability for sale of the common stock of Green China Resources will have on the market price of the common stock. It is anticipated that the market should be similar to that of Shine Media because the redomestication merger will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

DESCRIPTION OF THE COMBINED COMPANY
SECURITIES FOLLOWING THE STOCK PURCHASE

The following description of the material terms of the capital stock and warrants of the combined company following the stock purchase includes a summary of specified provisions of the Memorandum and Articles of Association of Green China Resources that will be in effect upon completion of the stock purchase and the redomestication merger. This description is subject to the relevant provisions of the BCA of the British Virgin Islands and is qualified by reference to Memorandum and Articles of Association of Green China Resources, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy /prospectus by reference.

General

The Green China Resources will be authorized to issue 150,000,000 shares, no par value. The capital of Green China Resources will be stated in United States dollars.

Common shares

The holders of the Green China Resources common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference shares that may be created in the future, the holders of the common shares are entitled to receive dividends if and when declared by the board of directors and are entitled to share ratably in any distribution of the assets of the company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Anti-takeover Effect of Unissued Shares of Capital Stock

Common Stock.    After the redomestication merger and the consummation of the securities purchase agreement, Green China Resources will have outstanding approximately 35,479,153 shares of common stock, assuming that none of the public stockholders elects to exercise the conversion rights or appraisal rights. There will be reserved an additional 28,330,666 shares of common stock for issuance on exercise of outstanding warrants and options and the contingent consideration for the securities purchase agreement. Another 5,500,000 shares of common stock will be subject to the 2008 Performance Equity Plan. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval, subject to the rights of holder of outstanding warrants for which shares of common stock have been reserved. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company's board of directors in opposing a hostile takeover bid.

Preference Stock.    The Memorandum and Articles of Association grants the board of directors the authority to create preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The preference shares will be created out of the current authorized shares of common stock and will require an amendment to the Memorandum and Articles of Association This ability could reduce the company's attractiveness as a target for an unsolicited takeover bid since the company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Warrants

As of November 26, 2008 (record date), there were 14,066,666 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the stock purchase. The warrants will expire at 5:00 p.m., New York City time on December 20, 2010. Shine Media may call the warrants (including those underlying the representatives unit purchase option) for redemption with the prior consent of Merriman Curhan Ford & Co. :

•	in whole and not in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days' prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Shine Media.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Shine Media will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrant holder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Under the terms of the warrant agreement, the company has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the company cannot assure you that it will be able to do so, and if it does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Purchase Option

At the completion of the initial public offering, Shine Media sold to Merriman Curhan Ford & Co., the representative of the underwriters, for $100, an option to purchase up to a total of 360,000 units. The units issuable upon exercise of the option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25. This option is exercisable at $7.50 per unit commencing on the consummation of a business combination by Shine Media, and they expire December 20, 2011. The option and the 360,000 units, the 360,000 shares of common stock and the 720,000 warrants underlying such units have been registered under the registration statement for the initial public offering and have been registered under the registration statement including this proxy statement/prospectus. Notwithstanding the foregoing, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from December 20, 2006, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. This option also contains a cashless exercise feature that allows the holder or holders of the option to use the appreciated value of the option to exercise the option without paying cash. The company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Registration Rights Agreements

Rights of the Former Holders of China Greenscape Securities

The holders of 11,919,570 shares that will be held by the former equity holders of China Greenscape have been granted resale registration rights with respect to their shares. Green China Resources will be obligated to file a registration statement immediately after the filing of the Current Report on Form 8-K reporting the consummation of the acquisition of China Greenscape, and seek to have it declared effective as promptly as possible. Green China Resources will be obligated to keep it effective until all the shares may be sold under Rule 144 without volume limitation. The number of shares under the registration statement is subject to volume limitations based on guidelines of the Staff of the Securities and Exchange Commission, and to the extent that shares are not registered on the initially required registration statement, Green China Resources is obligated to file an additional registration statement for the removed shares, when permissible. Green China Resources will bear all the expenses associated with the preparation, fling and effectiveness of the registration statement. If Green China Resources does not file a registration statement on a timely basis or maintain its effectiveness as required, then it will be subject to liquidated damages equal to 1% of the number of registrable shares included in the registration statement, per month, to be paid in arrears on the first day of the month after the occurrence of the event giving rise to the damages. The damages will continue until the shares may be sold under Rule 144 without volume limitations, which generally is one year after the issuance date of the shares.

Rights of the Holders of the Pre-IPO Securities and Underwriters Unit Purchase Option

The holders of 1,121,250 shares of common stock are entitled to registration rights pursuant to an agreement to be signed prior to December 20, 2006. The holders of the majority of these shares are entitled to make up to two demands that the company register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, the stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The company will bear the expenses incurred in connection with the filing of any such registration statements.

The company granted to the holders of the 133,333 units purchased in a private placement immediately prior to the initial public offering on December 20, 2006, demand and piggy-back registration rights with respect to the shares, the warrants and the shares underlying the warrants comprising such units at any time commencing on the date the company consummates a business combination. The demand registration may be exercised by the holders of a majority of such units.

The company has granted the representative of the underwriters registration rights for the unit purchase option sold in connection with the initial public offering.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Shine Media common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the stock purchase transaction is not consummated, the Shine Media 2009 annual meeting of stockholders will be held on or about January 15, 2009, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2009 annual meeting, you need to provide it to us by no later than August 24, 2008. You should direct any proposals to our secretary at Shine Media's principal office in 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China. If you want to present a matter of business to be considered at the year 2009 annual meeting, under Shine Media by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given by no less than 60 days and no more than 90 days prior to the meeting.

LEGAL MATTERS

Maples & Calder, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this proxy statement/prospectus.

Golenbock Eiseman Assor Bell & Peskoe, LLP, New York, New York, has passed upon the tax matters relating to the redomestication merger as set forth in this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

EXPERTS

The consolidated balance sheets of China Greenscape Co., Ltd. as of December 31, 2007, and the related consolidated statements of income, owners’ equity and cash flows for the year ended December 31, 2007, and the balance sheets of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd as of December 31, 2006 and 2007, and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2006 and 2007, have been included herein in reliance upon the report of UHY Vocation HK CPA Limited, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Shine Media at December 31, 2006 and the related statements of operations, cash flows and stockholders’ equity for the period from June 24, 2005 (inception) to December 31, 2005, and for the year ended December 31, 2006, included in this proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

The balance sheet of Shine Media at December 31, 2007 and the related statements of operations and cash flows for the years ended December 31, 2007 and the period from June 24, 2005 (inception) to December 31, 2007 and the statement of stockholder’s equity for the period from June 24, 2005 (inception) to December 31, 2007, included in this proxy statement/prospectus and in the registration statement have been audited by Kabani & Company, Inc., independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and in the registration statement. The financial statements and the report of Kabani & Company, Inc. are included in reliance upon their report given upon the authority of Kabani & Company, Inc. as experts in auditing and accounting.

FINANCIAL STATEMENTS OF CHINA GREEN RESOURCES

Because Green China Resources is a wholly owned subsidiary of Shine Media, all of its expenses have been consolidated into the financial statements of Shine Media. Moreover, Green China Resources has had no operations and no assets or liabilities to date and will have no operations prior to its acquisition of China Greenscape and its subsidiary, JSZF. Therefore separate financial statements of Green China Resources are not included in this proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, Green China Resources and the service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address, a single copy of each of Green China Resources' annual report to stockholders and Green China Resources' proxy statement. Upon written or oral request, Green China Resources will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Green China Resources deliver shingle copies of such documents in the future. Stockholders may notify Green China Resources of their requests by calling or writing Green China Resources at its principal executive offices at Green China Resources. In addition China Green Resources will make available free of charge its annual report, quarterly reports, 8-K and similar reports and other SEC filings through an Internet website.

WHERE YOU CAN FIND MORE INFORMATION

Shine Media files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Shine Media with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F. Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F. Street, N.E., Washington, D.C. 20549.

Shine Media files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Shine Media at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http: //www.sec.gov.

After the securities purchase, if the securities of Green China Resources are listed on The Nasdaq Stock Market, unless you notify Shine Media of your desire not to receive these reports, Green China Resources will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus incorporated by reference in this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference.

All information contained in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference relating to Shine Media has been supplied by Shine Media. All information contained in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference relating to Green China Resources has been supplied by Green China Resources. All information contained in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference relating to China Greenscape and JSZF has been supplied by China Greenscape. All information contained in this proxy statement/prospectus relating to the Selling Stockholders has been supplied by either China Greenscape or those persons. Information provided by any one person or entity does not constitute any representation, estimate or projection of any other person.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China

CHINA GREENSCAPE CO., LTD AND JIANSU
AND
SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)

We have audited the accompanying consolidated balance sheets of China Greenscape Co., Ltd. (the “Company”) and subsidiary as of December 31, 2007, and the related consolidated statements of income, owners’ equity, and cash flows for the period from February 5, 2007 (date of incorporation) to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Greenscape Co., Ltd. and subsidiary as of December 31, 2007, and the consolidated results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY VOCATION HK CPA LIMITED
(Previously known as UHY ZTHZ HK CPA Limited)
Certified Public Accountants

HONG KONG, August 22, 2008.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

	Note	USD
Assets

Current assets
Cash	4	17,947,288
Accounts receivable	5	9,315,537
Due from a related party	10	414,812
Prepayments and other receivables	6	1,394,498
Deferred expenses	9	945,038
Inventories	7	60,313,599

Total current assets		90,330,772

Non-current assets
Property, plant and equipment, net	8	3,270,939

Total assets		93,601,711

Liabilities and owner's equity

Current liabilities
Accounts payable		6,243,995
Due to a related party	10	351,606
Accrued liabilities and other payables	11	2,509,408
Short-term loans	12	10,967,017

Total current liabilities		20,072,026

Long term liabilities
Unsecured loan	13	32,901,050

Total liabilities		52,973,076

Convertible preferred shares	14	20,000,000

Owner's equity
Capital	15	130,000
Additional paid-in capital		11,270,000
Retained earnings		7,745,398
Accumulated other comprehensive income
Foreign currency translation gain		1,483,237
Total owner's equity		20,628,635

Total liabilities and owner's equity		93,601,711

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

(The results of JSZF's operations have been included in the
consolidated financial statements since June 27, 2007)

	Note	USD

Revenues	16	17,246,624

Cost of revenues		(7,999,905)

Gross profit		9,246,719

Selling, general and administrative expenses		(1,263,236)

Operating income		7,983,483

Finance and other costs		(332,076)
Other income		23,039
Interest income		70,952

Income before income taxes		7,745,398

Income tax expense	17	-

Net income		7,745,398

Other comprehensive income
Foreign currency translation gain		1,483,237

Comprehensive income		9,228,635

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED STATEMENT OF OWNER'S EQUITY
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

		Additional
		paid-in	Retained	Foreign currency
	Capital	capital	earnings	translation gain	Total
	USD	USD	USD	USD	USD

Issues of shares	130,000	-	-	-	130,000

Additional paid-in capital	-	11,270,000	-	-	11,270,000

Comprehensive income :
Net income	-	-	7,745,398	-	7,745,398
Foreign currency translation gain	-	-	-	1,483,237	1,483,237

Balance as of December 31, 2007	130,000	11,270,000	7,745,398	1,483,237	20,628,635

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

USD
Cash flows from operating activities:

Net income	7,745,398

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property, plant and equipment	176,279

Changes in :
Accounts receivable	(1,212,585)
Prepayments and other receivables	689,458
Inventories	(30,054,444)
Deferred expenses	(297,292)
Due from a related party	2,311,420
Due to a related party	(3,356,432)
Accounts payable	4,186,751
Accrued liabilities and other payables	(4,812)

Cash used in operating activities	(19,816,259)

Cash flows from investing activities:
Net cash inflow from acquisition of a subsidiary company (Note below)	765,422
Capital expenditure	(38,148)

Cash used in investing activities	727,274

Cash flows from financing activities:
Proceeds from issuance of shares	31,400,000
Proceeds from bank loans	37,013,681
Repayment of bank loans	(32,901,050)

Cash provided by financing activities	35,512,631

Effect of foreign exchange rate changes	1,523,642

Changes in cash	17,947,288
Cash, beginning of period	-
Cash, end of period	17,947,288

Supplemental disclosures of cash flow and non-cash information :

Interest paid	332,076
Income taxes paid	-

Note : Cash acquired	11,199,340
Cash consideration	(10,433,918)
765,422

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

1.	Organization and Principal Activities

According to the Certificate of change of name issued on September 24, 2007, Lingersake Co. Ltd. changed its name to China Greenscape Co. Ltd.

China Greenscape Co. Ltd. (the "Company" or "China Greenscape"), former Lingersake Co. Ltd., was incorporated in the British Virgin Islands ("BVI") on February 5, 2007 as a limited liability company. The Company's ultimate holding company is Lucminton Co. Ltd. and the ultimate sole beneficiary and owner is Wu Xiu Li. The Company was established in connection with the reorganization of Jiangsu Sunshine Zoology and Forestry Development Co., Limited ("Sunshine" or "JSZF").

On June 10, 2007, the Company entered into an agreement for purchase of 100% equity interest of JSZF at a consideration of USD10,433,918. The proceeds has been paid in full on July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007.

China Greenscape owns 100% equity interest of JSZF. The Company and its subsidiary are collectively referred to as the "Group".

The Group is principally engaged in tree plantation and management, manufacture and distribution of forestry products on a project basis particularly for new housing estates and government environmental improvement projects.

2.	Basis of Presentation

The Group's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors. In the opinion of management, such statements include all adjustments, which are considered necessary for a fair presentation of the financial position of the Group at December 31, 2007, and the results of its operations, and cash flows for the period from February 5, 2007 (date of incorporation) to December 31, 2007. The results of operations for the period ended December 31, 2007 are not necessarily indicative of the operating results for the full year.

The acquisition of JSZF was accounted for using the purchase method of accounting. The accompanying consolidated financial statements include the operation results of JSZF from the date of acquisition.

The Group's functional currency is the Chinese Renminbi ("RMB"). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related transaction adjustments are reflected in "Accumulated other comprehensive income" in the owners' equity section of our balance sheet.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

2.	Basis of Presentation (…/Cont'd)

The average monthly rate for the period from February 5, 2007 (date of incorporation) to December 31, 2007 and the closing rate as at 31 December 2007 is RMB7.5632 and RMB7.2946 to one USD respectively.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiary, JSZF. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consist of cash on hand and in banks.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. (Note 5)

(d)	Inventories

Inventories are stated at the lower of cost or market value. Cost of agricultural material are determined using the weighted average cost method. Cost of plants and forestry products comprises direct material and direct production costs.

Provisions are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made during the period to December 31, 2007.

Inventories are principally comprised of products available for sale and include trees and plants self-grown and produced and those outsourced from vendors. Inventories that are self-grown and produced include large quantities of small shrubs and plants and include trees and plants produced through cloning and grafting techniques. Outsourced inventories include seedlings and valuable trees acquired from agricultural vendors. Such inventories may be acquired together with land lease rights upon which the trees are grown. The seedlings and trees acquired may be sold directly to our customers, moved to other Company lands or remain on the vendors sites for resale.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (.../Cont'd)

(e)	Property, Plant, and Equipment, net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the asset as follows:

Years

Buildings	10-20
Production equipment	5-10
Furniture, fixtures and office equipment	5-10

(f)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet wherever applicable.

No impairment was recognized for the period from February 5, 2007 (date of incorporation) to December 31, 2007.

(g)	Revenue Recognition

Revenue is generated principally from the sale of our products to both retail customers as well as to larger developers and PRC local governments for use in large scale public infrastructure projects. Revenues under the public infrastructure projects are generated pursuant to long-term contractual arrangements with the developers. The contractual arrangements provide for the type and timing of delivery of the products. In all instances, revenues are recognized upon acceptance of the products by our customers, the price is fixed or determinable and collectability is reasonably assured.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (.../Cont'd)

(g)	Revenue Recognition (…/Cont'd)

Depending upon the nature of the grant, government grants are recognized as either "other income", as an offset to costs of fixed assets or as an offset to operating expenses. Government grants consist of general grants as well as specific grants for environmental projects.

General grants are recognized as the other income upon receipt. Such grants are a type of reward due to JSZF’s outstanding enterprise status or other kind of good will. Government grants which are directly related to operating expenses of JSZF are offset against the related expense.

The receipt of government grants relating to government subsidized environment projects are initially deferred as liabilities. Expenses directly related to the subsidized projects are also initially deferred. Upon the completion and acceptance of the government subsidized project, costs incurred relating to fixed assets are capitalized as fixed assets with depreciation to be calculated over the asset’s useful life. Non-capital items are recorded as operating expenses to the statement of operations in the period. Concurrently, grant income is recorded as an offset against the related operating expenses or costs of the fixed assets.

(h)	Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any kind of taxes.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, JSZF is exempted from all kinds of income taxes until further notice.

(i)	Pension and Postretirement Benefit Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

(j)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

(k)	Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim, no contingent liabilities has been recorded for the period to December 31, 2007.

(l)	Research and development costs

The research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for research and development staffs and costs for materials used in research and development. The Company incurred USD15,197 for the period to December 31, 2007.

(m)	Advertising expenses

The cost of advertising is charged to expense as incurred. No advertising expense has been incurred during the period from February 5, 2007 to December 31, 2007.

(n)	Recently Issued Accounting Standards

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Group's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

(n)	Recently Issued Accounting Standards (……/Cont'd)

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Group is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Group's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of owners' equity.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Group does not believe that the adoption of this statement will have a material effect on the Group's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

(o)	Segment Reporting

The Group has only one operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group's operations and customers are in China. Accordingly, no geographic information is presented.

4.	Cash

Cash represents cash in bank and cash on hand, without collateral.

All of the Company's net sales and costs are denominated in the Chinese Renminbi, Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in exchange rate of Renminbi to the U.S. dollar will affect the Company's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

5.	Accounts Receivable

The Group performs ongoing credit evaluations of its customers' financial conditions. The recoverability of the trade accounts receivable is reviewed by management based on the receivables' aging characteristics, management evaluation of the current creditworthiness and past collection history of each customer. A provision for doubtful accounts of USD553,089 has been provided as of December 31, 2007.

The Company's business is affected by a number of economic factors, including the level of economic activity in the markets in which the Company operates and the level of interest rates. A decline in economic activity or an increase in interest rates in PRC China could materially affect the Company's financial condition and results of operations. In the Company's business, a decline in economic activity, as a result of cyclical or other factors, typically results in a decline in purchases of the Company's products, which would result in a decrease in the Company's sales volume and profitability.

6.	Prepayments and Other Receivables

USD
Prepayments to suppliers	530,872
Other receivables
- Advances to Wholly Fast International Limited (a)	850,000
- Others	13,626
1,394,498

(a)
On September 27, 2007, Greenscape lent $850,000 to Wholly Fast International Limited ("WFI") based on the signed loan agreement. The loan period is from September 27, 2007 to September 26, 2008, the maturity date, and the interest rate is fixed at 6.0% per annum. Within three days after the maturity date of September 26, 2008, WFI has to repay the principal plus the total interest due of $51,000 to Greenscape. Greenscape had no relationship with WFI, and there was no specific purpose for this loan except that Greenscape would earn interest that was higher than bank interest rate.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

7.	Inventories

Inventories consist of the following:
USD

Work-in-progress	2,610,738
Agricultural products	285,714
Cloned trees, shrubs and plants	464,460
Acquired trees, shrubs and plants	56,952,687
60,313,599

On July 10, 2007, JSZF entered into an agreement with Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation (“Guofeng”) to acquired 100% of Guofeng’s tree and seedling inventory. The purchase consideration was based on Guofeng’s inventory asset value on June 30, 2007 of approximately $20 million. With the proceeds from the private placement of approximately $20 million in August 2007, JSZF acquired four million tree seedlings from Guofeng growing on over 2,300 acres in De’an, China. The newly acquired inventory will remain on the land in De’an until JSZF sells the trees to its customers.

8.	Property, Plant and Equipment

USD

Buildings	1,713,168
Production equipment	1,675,949
Furniture, fixtures and office equipment	64,591
3,453,708
Accumulated depreciation	(182,769)
3,270,939

Depreciation expense for the period from February 5, 2007 (date of incorporation) to December 31, 2007 was USD182,769.

9.	Deferred Expenses

Deferred expenses represents amounts paid for the P.R.C. Government subsidized environmental projects. When such projects are completed and approved by the P.R.C. Government, it will be capitalized as property, plant and equipment.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

10.	Related Party Transactions

(a)	Summary of Significant Related Party Transactions

The significant related party transactions of the Company are summarized as follows:

Sales of forestry products to related parties :

USD

Nanjin Jianhui Realty Development Co., Ltd.	1,860,151
Weilan Realty (Zhejiang) Co., Ltd.	53,344
Jiangsu Sunshine Realty Co., Ltd.	1,153,340
Jiangyin Lichang Realty Co., Ltd.	1,295,001
4,361,836

(b)	Amount due from/to related parties

Amount due from a related party:
USD

Weilan Realty (Zhejiang) Co., Ltd.	414,812

Amount due to a related party :
USD

Hong Kong Rise Forever Company Limited ("HKRF")	351,606

(i)	Amounts due from / to a related party is unsecured, non-interest bearing and without fixed repayment terms.

(ii)	The above companies were affiliated companies.

11.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables consist of the following:
USD

Accrued salaries	34,733
Receipts in advance (a)	230,307
Other payables (b)	2,244,368
2,509,408

(a)	Receipts in advance represent cash deposits received from customers in connection with the sales of products.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

11.	Accrued Liabilities and Other Payables (……/Cont'd)

(b)
Other payables at December 31, 2007 include USD1, 774,591 represent amounts received for government grants which will be recognized as an offset to fixed asset costs and operating expenses when the relevant projects are completed and approved by the relevant government bodies.

12.	Short-Term Loans

USD

Loans raised	43,868,067
Loans repaid	(32,901,050)
Balance at December 31, 2007	10,967,017

The short-term bank loans are secured by the guarantee of a third party. Interest is charged at current bank rate ranging from 5% to 6% per annum.

13.	Unsecured Loans

Unsecured loans at December 31, 2007 are as follows:
USD

Jiangsu Sunshine Group Co., Ltd.	21,385,682
Jiangyin Sunshine Investment Co., Ltd.	3,290,105
Jiangyin Hengfeng Investment Co., Ltd.	3,290,105
Jiangyin Jinye Investment Co., Ltd.	3,290,105
Jiangyin Saite Technology Co., Ltd.	1,645,053
32,901,050

The above unsecured loans from previous shareholders under contract are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans at the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

14.	Convertible Preferred Shares

Convertible preferred shares include USD20,000,000 which represents the proceeds for issue of 400,000 Series A Preferred shares of USD50 each from Chardan China Investments, LLC. The holder of the Series A shares has the right to convert the Series A shares held, at the holder's option at any time on an all-or-none basis. Each share of Series A preferred is initially convertible into ten common share of the issuer, subject to adjustment in accordance with the memorandum of the Company, and is entitled to a 7% annual cumulative dividend. Dividend through December 31, 2007 are not material.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

14.	Convertible Preferred Shares (……/Cont'd)

The Series A Conversion Price will be subject to adjustment to reduce dilution suffered by the holders of Series A Shares in the event that the Company issues Common Shares or other securities of the Company convertible into Common Shares at less than the Conversion Price or potions or warrants having an exercise price of less than the Conversion Price on the date of grant (a "Dilutive Issuance"). In the event of a Dilutive Issuance, the then-effective Conversion Price of the Series A Shares shall be reduced to the lowest price paid for such newly-issued shares or securities or the lowest exercise price for such options or warrants.

Commencing two years after the date that the Series A Shares were purchased, if the Company's common stock is not traded on the New York Stock Exchange, American Stock Exchange, Nasdaq or a foreign stock exchange acceptable to the Preferred Share Director, the Company shall, at the election of the holders of the Series A Shares and subject to the Act, have the right to redeem said shares for an amount equal to the Series A Original Purchaser Price, plus an amount equal to twice the amount of all accrued and unpaid dividends.

15.	Registered Capital

The Company is a limited liability company established in February 2007. At the time of incorporation, the registered capital of the Company was 50,000 common shares with par value of US$1.00 each share.

On February 28, 2007, one share was issued to shareholder at par value of US$1.00.

On April 18, 2007, each share with par value of US$1.00 were subdivided into 100 shares with par value of US$0.01. After subdivision of shares, the registered capital of the Company was 5,000,000 common shares with par value of US$0.01 each and the issued capital was 100 shares with par value of US$0.01 each.

On May 7, 2007, 4,999,900 shares were issued to shareholder at par value of US$0.01 each.

On August 28, 2007, 8,000,000 shares were issued to shareholder at US$1.42 each while par value is US$0.01 each and premium is US$1.41 each.

16.	Revenues

Revenues for the period from February 5, 2007 (date of incorporation) to December 31, 2007 consist of the following:
USD

Sales of forestry products	17,246,624

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

17.	Income Taxes

All of the Group's income is generated in the PRC.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes, same as similar entities in the industry. Further notice or future tax changes are unknown, and their impact on the Company's financial statements can not be estimated.

18.	Pension and Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions of USD5,036 for ther period from February 5, 2007 (date of incorporation) to December 31, 2007 to the retirement plans at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated statements of income on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

19.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

20.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

21.	Operating Lease Commitment

Rental expense for obligations under operating leases was approximately USD186,400 for the period from February 5, 2007 (date of incorporation) to December 31, 2007. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases in respect of leased land are payable as follows:

USD
Leased land
Repayable in:-
2008	376,045
2009	376,045
2010	376,045
2011	376,045
2012	376,045
Thereafter	6,313,547
8,193,772

22.	Significant Concentrations

All the Group's customers are located in the PRC. The following are the customers that individually comprised 10% or more of revenue for the period from February 5, 2007 (date of incorporation) to December 31, 2007 :

	USD	%
Hushu Zoology &
Tourism Development Co., Ltd.	2,961,994	17%

Jiangyin Shunfeng Zoology &
Gardens Co., Ltd.	2,350,196	14%

Nanjin Jianhui Realty
Development Co., Ltd.	1,860,151	11%

Jiangsu Wuyou Realty
Development Co., Ltd.	1,735,242	10%

The balance of trade accounts receivable related to above customers as of December 31, 2007 is set out as below:

	USD	%

Hushu Zoology &
Tourism Development Co., Ltd.	3,071,059	33%

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

23.	Acquisition of the Subsidiary, JSZF

On June 10, 2007, the Company entered into an agreement for purchase of 100% equity interest of JSZF. The results of JSZF's operations have been included in the consolidated financial statements since June 27, 2007 which is the date the change of ownership was approved by the Chinese Government. JSZF is principally engaged in tree plantation and management, manufacture and distribution of forestry products in China. As a result of the acquisition, the Company is expected to be a leading "greenscape" company in China.

The purchase consideration was USD10,433,918. The consideration was paid in full in July 2007. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At June 26, 2007
USD
Current assets	53,130,570
Property, plant and equipment	3,604,947
Goodwill	(304,638)
Total assets acquired	56,430,879
Current liabilities	(14,491,802)
Long-term debt	(31,505,159)
Total liabilities assumed	(45,996,961)
Net assets acquired	10,433,918

The negative goodwill was allocated to the property, plant and equipment on a pro rata basis to reduce the value of the assets acquired.

The summary of the historical financial results of JSZF are as follow:-

Audited
Year Ended
December 31, 2007
USD

Revenues	33,257,341

Cost of revenues	(14,789,434)

Gross profit	18,467,907

Sales and general administrative expenses	(1,315,392)

Operating income	17,152,515

Finance and other costs	(798,653)
Interest income	377,203
Other income	36,837

Income before income taxes	16,767,902

Income tax expense	-

Net income	16,767,902

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

24.	Capital commitments

(a)
JSZF has entered into an agreement with Jiangyin Chengfeng Eco-park Co., Limited ("Jiangyin Chengfeng") on November 17, 2007, a supplementary agreement was signed on March 1, 2008, to purchase inventory amounting to USD10,460,820. By the end of June 30, 2008, JSZF has paid USD9,957,777 to Jiangyin Chengfeng for the purchase of inventory.

(b)
On December 20, 2007, JSZF has entered into an agreement with Jiangyin Chengfeng to purchase inventory amounting to USD49,625,751. Total deposits of USD35,642,804 were paid during the period from January 2008 to March 2008. By the end of June 30, 2008, JSZF has paid USD38,221,942, including the deposit paid during the period from January 2008 to March 2008, to Jiangyin Chengfeng for the purchase of inventory.

25.	Subsequent events

(i)
During the period from January 2008 to February 2008, JSZF has raised bank loans amounting to USD21,934,033 to finance the purchase of forestry assets. The bank loans are secured by the guarantee of a third party. Interest is charged at current bank rate ranging from 6.225% to 7.47% per annum.

(ii)
On February 13, 2008, the Company issued 161,890 Series C preferred Shares of US$68.68 each to investors with a net proceeds of USD10,129,455 received. Each share of Series C Preferred is initially convertible into ten common share of the issuer, subject to adjustment in accordance with the memorandum of the Company, at the holder's option at any time on an all-or-none basis and is entitled to a 7% annual cumulative dividend.

(iii)
On January 21, 2008, JSZF entered into an agreement for the purchase of 100% equity interest of Jiangxi Guofeng Zoology and Forestry Development Co., Limited ("Guofeng") at a consideration of USD833,913. The consideration was paid in full in March 2008 and the change of ownership was approved by the Chinese Government on January 28, 2008

CHINA GREENSCAPE CO. LTD.
CONSOLIDATED BALANCE SHEET
AS AT JUNE 30, 2008 AND DECEMBER 31, 2007

		June 30,	December 31,
		2008	2007
	Note	USD	USD
		(Unaudited)
Assets

Current assets
Cash	4	2,804,133	17,947,288
Accounts receivable	5	13,854,649	9,315,537
Due from a related party	11	-	414,812
Prepayments and other receivables	6	52,461,320	1,394,498
Deferred expenses	10	1,423,409	945,038
Inventories	7	65,161,841	60,313,599

Total current assets		135,705,352	90,330,772

Non-current assets
Property, plant and equipment, net	8	3,732,541	3,270,939
Intangible assets	9	373,640	-
		4,106,181	3,270,939

Total assets		139,811,533	93,601,711

Liabilities and owner's equity

Current liabilities
Accounts payable		6,555,609	6,243,995
Due to a related party	11	613,960	351,606
Accrued liabilities and other payables	12	2,670,129	2,509,408
Short-term loans	13	27,700,427	10,967,017

Total current liabilities		37,540,125	20,072,026

Long term liabilities
Unsecured loan	14	34,990,013	32,901,050

Total liabilities		72,530,138	52,973,076

Convertible preferred shares	15	30,129,455	20,000,000

Owner's equity
Capital	16	130,000	130,000
Additional paid-in capital		11,270,000	11,270,000
Retained earnings		20,870,510	7,745,398
Accumulated other comprehensive income
Foreign currency translation gain		4,881,430	1,483,237
Total owner's equity		37,151,940	20,628,635

Total liabilities and owner's equity		139,811,533	93,601,711

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007

				Six Months
		Three Months Period Ended		Period Ended	Period From
		June 30,		June 30,	February 5, 2007
		2008	2007	2008	to June 30, 2007
	Note	USD	USD	USD	USD
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	17	14,978,927	440,766	23,649,074	440,766

Cost of revenues		(4,702,208)	(263,525)	(8,072,492)	(263,525)

Gross profit		10,276,719	177,241	15,576,582	177,241

Selling, general and administrative expenses		(866,303)	(134,807)	(1,469,680)	(135,831)

Operating income		9,410,416	42,434	14,106,902	41,410

Finance and other costs		(594,432)	(8,658)	(1,092,287)	(8,658)
Other income		86,787	-	86,787	-
Interest income		5,628	46,424	23,710	46,424

Income before income taxes		8,908,399	80,200	13,125,112	79,176

Income tax expense	18	-	-	-	-

Net income		8,908,399	80,200	13,125,112	79,176

Other comprehensive income
Foreign currency translation gain		1,411,092	2,346	3,398,193	2,346

Comprehensive income		10,319,491	82,546	16,523,305	81,522

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
CONSOLIDATED STATEMENT OF OWNER'S EQUITY
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

			Additional
	Common shares issued		paid-in	Retained	Foreign currency
	Number of	Amount	capital	earnings	translation gain	Total
	shares	USD	USD	USD	USD	USD

Issuance of shares	13,000,000	130,000	11,270,000	-	-	11,400,000

Comprehensive income :
Net income	-	-	-	7,745,398	-	7,745,398
Foreign currency translation gain	-	-	-	-	1,483,237	1,483,237

Balance as of December 31, 2007	13,000,000	130,000	11,270,000	7,745,398	1,483,237	20,628,635

Comprehensive income :
Net income	-	-	-	13,125,112	-	13,125,112
Foreign currency translation gain	-	-	-	-	3,398,193	3,398,193

Balance as of June 30, 2008	13,000,000	130,000	11,270,000	20,870,510	4,881,430	37,151,940

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007

	Six Months	Period From
	Period Ended	February 5, 2007
	June 30,	to June 30,
	2008	2007
	USD	USD
	(Unaudited)	(Unaudited)
Cash flows from operating activities:

Net income	13,125,112	79,176

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	218,294	-
Amortization of intangible assets	29,804	-

Changes in :
Trade accounts receivable	(3,947,647)	(445,122)
Prepayments and other receivables	(47,072,188)	(50,604)
Due from a related party	441,150	-
Inventories	(1,018,793)	266,135
Deferred expenses	(418,368)	-
Trade accounts payable	(5,117,343)	-
Due to a related party	240,030	97,618
Accrued liabilities and other payables	1,393	10,424,185

Cash provided by (used in) operating activities	(43,518,556)	10,371,388

Cash flows from investing activities:
Acquisition of intangible assets	(21,869)	-
Net cash inflow from acquisition of a subsidiary company (Note below)	269,173	765,422
Capital expenditures	(15,377)	-

Cash provided by (used in) investing activities	231,927	765,422

Cash flows from financing activities:
Proceeds from issuance of shares	-	50,000
Proceeds from issuance of convertible preferred shares	10,084,455	-
Proceeds from bank loan	45,195,434	21,019,443
Repayment of bank loan	(29,158,344)	(21,019,443)

Cash provided by (used in) financing activities	26,121,545	50,000

Effect of foreign exchange rate changes	2,021,929	2,928

Changes in cash	(15,143,155)	11,189,738
Cash, beginning of period	17,947,288	-
Cash, end of period	2,804,133	11,189,738

Supplemental disclosures of cash flow information :

Interest paid	1,092,287	8,658

Income taxes paid	-	-

Note : Cash acquired	1,103,085	11,199,340
Cash consideration	(833,912)	(10,433,918)
	269,173	765,422

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

1.	Organization and Principal Activities

China Greenscape Co. Ltd. (the "Company" or "China Greenscape"), former Lingersake Co. Ltd., was incorporated in the British Virgin Islands ("BVI") on February 5, 2007 as a limited liability company. The Company's ultimate holding company is Lucminton Co. Ltd. and the ultimate sole beneficiary and owner is Wu Xiu Li. The Company was established in connection with the reorganization of Jiangsu Sunshine Zoology and Forestry Development Co., Limited ("Sunshine" or "JSZF").

On June 10, 2007, the Company entered into an agreement for purchase of 100% equity interest of JSZF at a consideration of USD10,433,918. The consideration was paid in full in July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007.

On January 21, 2008, the Company entered into an agreement for the purchase of 100% equity interest of Jiangxi Guofeng Zoology and Forestry Development Co., Limited ("Guofeng") at a consideration of USD833,913. The consideration was paid in full in March 2008 and the change of ownership was approved by the Chinese Government on January 28, 2008.

China Greenscape owns 100% equity interest of JSZF and Guofeng. The Company and its subsidiaries are collectively referred to as the "Group".

The Group is principally engaged in tree plantation and management, manufacture and distribution of forestry products on a project basis particularly for new housing estates and government environmental improvement projects.

2.	Basis of Presentation

The Group's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors. In the opinion of management, such statements include all adjustments, which are considered necessary for a fair presentation of the financial position of the Group at June 30, 2008, and the results of its operations and cash flows for the periods ended June 30, 2008 and 2007. The results of operations for the periods ended June 30, 2008 and 2007 are not necessarily indicative of the operating results for the full year.

The acquisition of JSZF and Guofeng was accounted for using the purchase method of accounting. The accompanying consolidated financial statements include the results of operations of JSZF and Guofeng from the respective dates of acquisition.

The Group's functional currency is the Chinese Renminbi ("RMB"). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Translation of amounts from RMB into U.S. dollar have been made at the following exchange rates for the respective periods:

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

2.	Basis of Presentation (…/Cont'd)

Period from February 5, 2007 to June 30, 2007

Balance sheet	RMB7.6120 to US$1.00
Statement of income and comprehensive income	RMB7.6874 to US$1.00

Three Months Period Ended June 30, 2007

Statement of income and comprehensive income	RMB7.6575 to US$1.00

Six Months Period Ended June 30, 2008

Balance sheet	RMB6.8591 to US$1.00
Statement of income and comprehensive income	RMB7.0152 to US$1.00

Three Months Period Ended June 30, 2008

Statement of income and comprehensive income	RMB6.9287 to US$1.00

The translation rates represent the noon buying rate by the Federal Reserve Bank of New York. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate or at any particular average monthly ended rates for any of the periods presented, at June 30, 2008 or at any other date. All translation differences between RMB and U.S. dollar are recorded in the consolidated statement of income as other comprehensive income - translation adjustments, and reflected in the consolidated statement of owner's equity.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries, JSZF and Guofeng. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consist of cash on hand and in banks.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (.../Cont'd)

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic conditions. (Note 5)

(d)	Inventories

Inventories are stated at the lower of cost or market value. Cost of agricultural materials is determined using the weighted average cost method. Cost of plants and forestry products comprises direct material and direct production costs.

Provisions are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made during the periods ended June 30, 2008 and 2007.

Inventories are principally comprised of products available for sale and include trees and plants self-grown and produced and those outsourced from vendors. Inventories that are self-grown and produced include large quantities of small shrubs and plants and include trees and plants produced through cloning and grafting techniques. Outsourced inventories include seedlings and valuable trees acquired from agricultural vendors. Such inventories may be acquired together with land lease rights upon which the trees are grown. The seedlings and trees acquired may be sold directly to our customers, moved to other Company lands or remain on the vendors sites for resale.

(e)	Property, Plant, and Equipment, net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset’s estimated residual value over the estimated useful lives of the asset as follows:

Years

Buildings	10-20
Production equipment	5-10
Furniture, fixtures and office equipment	5-10
Motor vehicles	10

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (.../Cont'd)

(f)	Intangible assets, net

Intangible assets which are capabile of being recognized separately and measured reliably are capitalized at fair value on acquisition. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with a finite life are amortized on a straight line basis over their useful lives. Intangible assets with an indefinite life are not amortized but reviewed annually for impairment.

The principal annual rates used for amortization are as follows:

Years

Land use rights	5-10
Prepaid lease	5-10

(g)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet wherever applicable.

No impairment was recognized during the periods ended June 30, 2008 and 2007.

(h)	Revenue Recognition

Revenue is generated principally from the sale of our products to both retail customers as well as to larger developers and PRC local governments for use in large scale public infrastructure projects. Revenues under the public infrastructure projects are generated pursuant to long-term contractual arrangements with the developers. The contractual arrangements provide for the type and timing of delivery of the products. In all instances, revenues are recognized upon acceptance of the products by our customers, the price is fixed or determinable and collectability is reasonably assured.

Depending upon the nature of the grant, government grants are recognized as either "other income", as an offset to costs of fixed assets or as an offset to operating expenses. Government grants consist of general grants as well as specific grants for environmental projects.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (.../Cont'd)

(h)	Revenue Recognition (…/Cont'd)

General grants are recognized as the other income upon receipt. Such grants are a type of reward due to JSZF’s outstanding enterprise status or other kind of good will. Government grants which are directly related to operating expenses of JSZF are offset against the related expense.
The receipt of government grants relating to government subsidized environment projects are initially deferred as liabilities. Expenses directly related to the subsidized projects are also initially deferred. Upon the completion and acceptance of the government subsidized project, costs incurred relating to fixed assets are capitalized as fixed assets with depreciation to be calculated over the asset’s useful life. Non-capital items are recorded as operating expenses to the statement of operations in the period. Concurrently, grant income is recorded as an offset against the related operating expenses or costs of the fixed assets.

(i)	Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any kind of taxes.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, JSZF and Guofeng are exempted from all kinds of income taxes until further notice.

(j)	Pension and Postretirement Benefit Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

(k)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

HINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (.../Cont'd)

(l)	Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim, no contingent liabilities has been recorded for the periods ended June 30, 2008 and 2007.

(m)	Research and development costs

The research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for research and development staffs and costs for materials used in research and development. The Company incurred USD9,567 for the period from January 1, 2008 to June 30, 2008.

(n)	Advertising expenses

The cost of advertising is charged to expense as incurred. No advertising expense has been incurred during the period from January 1, 2008 to June 30, 2008.

(o)	Recently Issued Accounting Standards

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Group's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (.../Cont'd)

(o)	Recently Issued Accounting Standards (…/Cont'd)

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008. The Group is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Group's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

4.	Cash

Cash represents cash in bank and cash on hand, without collateral.

All of the Company's net sales and costs are denominated in the Chinese Renminbi, Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in exchange rate of Renminbi to the U.S. dollar will affect the Company's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

5.	Accounts Receivable

The Group performs ongoing credit evaluations of its customers' financial conditions. The recoverability of the trade accounts receivable is reviewed by management based on the receivables' aging characteristics, management evaluation of the current creditworthiness and past collection history of each customer. A provision for doubtful accounts of USD 566,483 has been provided as of June 30, 2008.

The Company's business is affected by a number of economic factors, including the level of economic activity in the markets in which the Company operates and the level of interest rates. A decline in economic activity or an increase in interest rates in PRC could materially affect the Company's financial condition and results of operations. In the Company's business, a decline in economic activity, as a result of cyclical or other factors, typically results in a decline in purchases of the Company's products, which would result in a decrease in the Company's sales volume and profitability.

6.	Prepayments and Other Receivables

	June 30,	December 31,
	2008	2007
	USD	USD

Prepayments to suppliers (a)	51,555,357	530,872
Other receivables
- Advances to Wholly Fast International Limited (b)	850,000	850,000
- Others	55,963	13,626
	52,461,320	1,394,498

(a)	Prepayments represent cash deposits paid to suppliers in connection with the purchases of trees and forestry products.

(b)
On September 27, 2007, Greenscape lent $850,000 to Wholly Fast International Limited ("WFI") based on the signed loan agreement. The loan period is from September 27, 2007 to September 26, 2008, the maturity date, and the interest rate is fixed at 6.0% per annum. Within three days after the maturity date of September 26, 2008, WFI has to repay the principal plus the total interest due of $51,000 to Greenscape. Greenscape had no relationship with WFI, and there was no specific purpose for this loan except that Greenscape would earn interest that was higher than bank interest rate.

7.	Inventories

Inventories consist of the following:

	June 30,	December 31,
	2008	2007
	USD	USD

Work-in-progress	2,816,674	2,610,738
Agricultural products	326,666	285,714
Cloned trees, shrubs and plants	617,574	464,460
Acquired trees, shrubs and plants	61,400,927	56,952,687
	65,161,841	60,313,599

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

8.	Property, Plant and Equipment

	June 30,	December 31,
	2008	2007
	USD	USD

Buildings	1,821,941	1,713,168
Production equipment	2,176,015	1,675,949
Furniture, fixtures and office equipment	73,055	64,591
Motor vehicles	79,166	-
	4,150,177	3,453,708
Accumulated depreciation	(417,636)	(182,769)
	3,732,541	3,270,939

Depreciation expense for period from January 1, 2008 to June 30, 2008 was USD223,262.

9.	Intangible assets

	June 30,	December 31,
	2008	2007
	USD	USD

Land use rights	380,917	-
Prepaid lease	23,206	-
	404,123	-
Accumulated amortization	(30,483)	-
	373,640	-

Amortization expense for the period from January 1, 2008 to June 30, 2008 was USD30,483.

10.	Deferred Expenses

Deferred expenses represents the amounts paid for the P.R.C. Government subsidized environmental projects. When such projects are completed and approved by the P.R.C. Government, costs will be capitalized as property, plant and equipment (Note 12).

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

11.	Related Party Transactions

(a)	Summary of significant related party transactions

The significant related party transactions of the Company are summarized as follows:

	Six Months	Period From
	Period Ended	February 5, 2007
	June 30,	to June 30,
	2008	2007
	USD	USD
Sales of forestry products to related parties :

Jiangyin Lichang Realty Co., Ltd. ("Lichang")	-	119,973
Nanjin Jianhui Realty Development Co., Ltd. ("Jianhui")	-	267,556
	-	387,529

(b)	Amount due from/to related parties

Amount due from a related party:

	June 30,	December 31,
	2008	2007
	USD	USD

Weilan Realty (Zhejiang) Co., Ltd.	-	414,812

Amount due to a related party :

	June 30,	December 31,
	2008	2007
	USD	USD
Hong Kong Rise Forever Company Limited ("HKRF")	613,960	351,606

(i)	Amounts due from / to a related party is unsecured, non-interest bearing and without fixed repayment terms.

(ii)	Mr. Luk Hiu Ming, director of the Company, is also a director of HKRF.

12.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables consist of the following:

	June 30,	December 31,
	2008	2007
	USD	USD

Accrued salaries	112,844	34,733
Receipts in advance (a)	153,373	230,307
Other payables (b)	2,403,912	2,244,368
	2,670,129	2,509,408

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

12.	Accrued Liabilities and Other Payables (…/Cont'd)

(a)	Receipts in advance represent cash deposits received from customers in connection with the sales of products.

(b)
Other payables include USD1, 887, 264 represent amounts received for government grants which will be recognized as an offset to fixed asset costs and operating expenses when the relevant projects are completed and approved by the relevant government bodies.

13.	Short-Term Loans

	June 30,	December 31,
	2008	2007
	USD	USD

Balance at beginning of period	10,967,017	-
Change in exchange rate	696,321	-
Loans raised	52,485,020	43,868,067
Loans repaid	(36,447,931)	(32,901,050)
Balance at end of period	27,700,427	10,967,017

The short-term bank loans are secured by the guarantee of a third party. Interest is charged at current bank rates ranging from 6% to 7.5% per annum. The loans mature at various dates from January 2009 to February 2009.

14.	Unsecured Loans

	June 30,	December 31,
	2008	2007
	USD	USD

Jiangsu Sunshine Group Co., Ltd.	22,743,509	21,385,682
Jiangyin Sunshine Investment Co., Ltd.	3,499,001	3,290,105
Jiangyin Hengfeng Investment Co., Ltd.	3,499,001	3,290,105
Jiangyin Jinye Investment Co., Ltd.	3,499,001	3,290,105
Jiangyin Saite Technology Co., Ltd.	1,749,501	1,645,053
	34,990,013	32,901,050

The above unsecured loans from previous shareholders under contract are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans at the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

15.	Convertible Preferred Shares

Convertible preferred shares as at June 30, 2008 consist of the following:

(i)	Series A Preferred Shares

Convertible preferred shares include USD20,000,000 which represents the proceeds for issue of 400,000 Series A Preferred shares of USD50 each from Chardan China Investments, LLC. The holder of the Series A shares has the right to convert the Series A shares held, at the holder's option at any time on an all-or-none basis. Each share of Series A preferred is initially convertible into ten common share of the issuer, subject to adjustment in accordance with the memorandum of the Company, and is entitled to a 7% annual cumulative dividend. Dividend through December 31, 2007 are not material.

The Series A Conversion Price will be subject to adjustment to reduce dilution suffered by the holders of Series A Shares in the event that the Company issues Common Shares or other securities of the Company convertible into Common Shares at less than the Conversion Price or potions or warrants having an exercise price of less than the Conversion Price on the date of grant (a "Dilutive Issuance"). In the event of a Dilutive Issuance, the then-effective Conversion Price of the Series A Shares shall be reduced to the lowest price paid for such newly-issued shares or securities or the lowest exercise price for such options or warrants.

Commencing two years after the date that the Series A Shares were purchased, if the Company's common stock is not traded on the New York Stock Exchange, American Stock Exchange, Nasdaq or a foreign stock exchange acceptable to the Preferred Share Director, the Company shall, at the election of the holders of the Series A Shares and subject to the Act, have the right to redeem said shares for an amount equal to the Series A Original Purchaser Price, plus an amount equal to twice the amount of all accrued and unpaid dividends.

(ii)	Series B Preferred Shares

On January 14, 2008, the Company issued 6 shares of Series B preferred shares to Ms. Ng Sau Lai. Pursuant to the directors' resolutions dated January 18, 2008, F2012 Series B preferred share was redeemed on February 13, 2008 at a consideration of USD1.00. Each Series B preferred share has a face value of US$0.01 and will automatically convert into that number of common shares set forth in the table below if, and only if, the after-tax net operating profit target of the Company for the year end corresponding to the year designation of the Series B subclass is achieved.

	Common	After-tax net operating
Series B subclass	shares	profit target
		USD

F2007	800,000	16,800,000
F2008	1,600,000	21,900,000
F2009	1,600,000	29,000,000
F2010	1,600,000	38,100,000
F2011	1,600,000	50,300,000
F2012	1,800,000	65,000,000

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

15.	Convertible Preferred Shares (……/Cont'd)

(ii)	Series B Preferred Shares (…/Cont'd)

If the after-tax net operating profit target for any year is not achieved, the share of Series B subclass for that fiscal year will not be convertible into common shares of the Company, and the Company shall immediately redeem any such share of non-convertible Series B subclass for US$1.00 per share. The number of shares in the table above will be subject to proportional adjustment for share splits, share dividends and recapitalizations.

(iii)	Series C Preferred Shares

Convertible preferred shares includes net proceeds of USD10,129,455 for the issue of 161,890 Series C preferred Shares of US$68.68 each from investors. The holders of the Series C shares have the right to convert the Series C shares held, at the holders' option at any time on all-or-none basis. Each share of Series C Preferred is initially convertible into ten common share of the issuer, subject to adjustment in accordance with the memorandum of the Company, and is entitled to a 7% annual cumulative dividend. Dividends through January 1, 2008 to June 30, 2008 are not material.

The Series C Conversion Price will be subject to adjustment to reduce dilution suffered by the holders of Series C Shares in the event that the Company issues Common Shares or other securities of the Company convertible into Common Shares at less than the Conversion Price or potions or warrants having an exercise price of less than the Conversion Price on the date of grant (a "Dilutive Issuance"). In the event of a Dilutive Issuance, the then-effective Conversion Price of the Series C Shares shall be reduced to the lowest price paid for such newly-issued shares or securities or the lowest exercise price for such options or warrants.

Commencing two years after the date that the Series C Shares were purchased, if the Company's common stock is not traded on the New York Stock Exchange, American Stock Exchange, Nasdaq or a foreign stock exchange acceptable to the Preferred Share Director, the Company shall, at the election of the holders of the Series C Shares and subject to the Act, have the right to redeem said shares for an amount equal to the Series C Original Purchaser Price, plus an amount equal to twice the amount of all accrued and unpaid dividends.

(iv)	Series D Preferred Shares

On March 27, 2008, the Company issued 5 shares of Series D preferred shares to Ms. Ng Sau Lai. Each Series D preferred share has a face value of US$0.01 and will automatically convert into that number of common shares set forth in the table below if, and only if, the after-tax net operating profit target of the Company for the year end corresponding to the year designation of the Series D subclass is achieved.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

15.	Convertible Preferred Shares (……/Cont'd)

(iv)	Series D Preferred Shares (…/Cont'd)

	Common	After-tax net operating
Series D subclass	shares	profit target
		USD

F2007	1,000,000	16,800,000
F2008	325,000	21,900,000
F2009	325,000	29,000,000
F2010	325,000	38,100,000
F2011	325,000	50,300,000

If the after-tax net operating profit target for any year is not achieved, the share of Series D subclass for that fiscal year will not be convertible into common shares of the Company, and the Company shall, subject to the Act, immediately redeem any such share of non-convertible Series D subclass for US$1.00 per share. The number of shares in the table above will be subject to proportional adjustment for share splits, share dividends, recapitalization and the like.

(v)
For the Series B and Series D preferred shares, the “after-tax net operating profit” is defined as the “Issuer” Greenscape’s consolidated after tax net income in the stated years. As Greenscape acquired JSZF on June 27, 2007, the “after-tax net operating profit” target of 2007 for Series B and Series D preferred shares referred to the pro forma consolidated total comprehensive income of Greenscape, assuming the acquisition of JSZF took place on January 1, 2007.

While the net after tax operating profit was in fact met for 2007, the incentive shares are not otherwise issuable by agreement with Ms. Ng, until determination of whether or not there is a consummation of the Stock Purchase Agreement (“SPA”).

The SPA was signed on May 8, 2008. A general condition of the SPA provides for that prior to the consummation by Green China Resources of the acquisition of China Greenscape, the redemption of the Series B and Series D preferred shares will have been completed by China Greenscape. Additionally, Ms. Ng, the holder of the Series B and Series D preferred stock has agreed that the 2007 sub-series is not convertible at this time. Accordingly, upon consummation of the SPA the conversion of the Series B and Series D to Greenscape’s common shares will not take place, and there will be no accounting impact. The deemed redemption cost for the Series B and Series D will be USD1.00 per share for each of the five Series, for a total of USD10.00 for all 10 shares.

(vi)	Summary of proceeds on issuance of shares is presented as follows:

Date	Class of shares issued	Net proceeds
USD

January 14, 2008	Series B Preferred	-
February 13, 2008	Series C Preferred	10,129,455
March 27, 2008	Series D Preferred	-
10,129,455

16.	Registered Capital

The Company is a limited liability company established in February 2007. At the time of incorporation, the registered capital of the Company was 50,000 common shares with par value of US$1.00 each share.

On February 28, 2007, one share was issued to shareholder at par value of US$1.00.

On April 18, 2007, each share with par value of US$1.00 was subdivided into 100 shares with par value of US$0.01. After subdivision of shares, the registered capital of the Company was 5,000,000 common shares with par value of US$0.01 each and the issued capital was 100 shares with par value of US$0.01 each.

On May 7, 2007, 4,999,900 shares were issued to shareholder at par value of US$0.01 each.

On August 28, 2007, 8,000,000 shares were issued to shareholder at US$1.42 each while par value is US$0.01 each and premium is US$1.41 each.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

16.	Registered Capital (…/Cont'd)

On April 11, 2008, the sole shareholder, Lucminton Co., Ltd., transferred 3,081,169 shares of the Company to five shareholders.

17.	Revenues

Revenues for the periods ended June 30, 2008 and 2007 consist of the following:

			Six Months	Period From
	Three months period ended		Period Ended	February 5, 2007
	June 30,		June 30,	to June 30,
	2008	2007	2008	2007
	USD	USD	USD	USD

Sales of forestry products	14,978,927	440,766	23,649,074	440,766

18.	Income Taxes

All of the Group's income is generated in the PRC.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes, same as similar entities in the industry. Further notice or future tax changes are unknown, and their impact on the Company's financial statements can not be estimated.

19.	Pension and Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions of USD11,987 for the period from January 1, 2008 to June 30, 2008 to the retirement plans at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated statements of income on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

20.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

21.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

22.	Significant Concentrations

All the Group's customers are located in the PRC. The following are the customers that individually comprised 10% or more of revenue for the period from January 1, 2008 to June 30, 2008 :

	USD	%
Jingjiang Binjiang New City Investment & Development Co., Ltd	7,206,327	28%

Jiangyin Shunfeng Zoology & Gardens Co., Ltd.	6,576,223	26%

Nanjin Qinglong Mountain Forest	3,029,870	12%

The balance of trade accounts receivable related to above customers as of June 30, 2008 is set out as below:

	USD	%
Jingjiang Binjiang New City Investment & Development Co., Ltd	5,009,322	35%

Jiangyin Shunfeng Zoology & Gardens Co., Ltd.	2,461,704	17%

23.	Operating Lease Commitment

Rental expense for obligations under operating leases was approximately USD216,074 for the period from January 1, 2008 to June 30, 2008. As of June 30, 2008, the total future minimum lease payments under non-cancellable operating leases in respect of leased land are payable as follows:

USD
Leased land
Repayable in:-
2008	214,285
2009	428,571
2010	428,571
2011	428,571
2012	428,571
Thereafter	7,230,099
9,158,668

CHINA GREENSCAPE CO. LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

24.	Acquisition of the Subsidiary, Guofeng

On January 21, 2008, JSZF entered into an agreement for purchase of 100% equity interest of Guofeng. The results of Guofeng's operations have been included in the consolidated financial statements since January 28, 2008 which is the date the change of ownership was approved by the Chinese Government. Guofeng is principally engaged in tree plantation and management, manufacture and distribution of forestry products in China.

The purchase consideration was USD833,913. The consideration was paid in full in March 2008. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At January 28, 2008
USD

Current assets	4,826,823
Property, plant and equipment	441,921
Intangible assets	364,409
Goodwill	(1,672)
Total assets acquired	5,631,481
Current liabilities	(4,797,568)
Net assets acquired	833,913

The negative goodwill was allocated to the property, plant and equipment on a pro rata basis to reduce the value of the assets acquired.

25.	Capital commitments

(a)
JSZF has entered into an agreement with Jiangyin Chengfeng Eco-park Co., Limited ("Jiangyin Chengfeng") on November 17, 2007, a supplementary agreement was signed on March 1, 2008, to purchase inventory amounting to USD10,460,820. By the end of June 30, 2008, JSZF has paid USD9,957,777 to Jiangyin Chengfeng for the purchase of inventory.

(b)
On December 20, 2007, JSZF has entered into an agreement with Jiangyin Chengfeng to purchase inventory amounting to USD49,625,751. Total deposits of USD35,642,804 were paid during the period from January 2008 to March 2008. By the end of June 30, 2008, JSZF has paid USD38,221,942, including the deposit paid during the period from January 2008 to March 2008, to Jiangyin Chengfeng for the purchase of inventory.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)

We have audited the accompanying balance sheets of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (the “Company”) as of December 31, 2007 and 2006, and the related statements of income, owners’ equity, and cash flows for the years ended December 31, 2007, 2006 and 2005 and period from January 1, 2007 to June 26, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005 and period from January 1, 2007 to June 26, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY VOCATION HK CPA LIMITED
(Previously known as UHY ZTHZ HK CPA Limited)
Certified Public Accountants

HONG KONG, August 22, 2008

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

		2007	2006
	Note	USD	USD
Assets

Current assets
Cash	4	17,898,657	9,508,630
Accounts receivable	5	9,315,537	8,666,635
Prepayments and other receivables	6	550,161	7,978,266
Due from a related party	7(b)	414,812	1,202,080
Deferred expenses	8	945,038	499,854
Inventories	9	60,313,599	27,639,151

Total current assets		89,437,804	55,494,616

Property, plant and equipment, net	10	3,605,351	3,473,283

Total assets		93,043,155	58,967,899

Liabilities and owners' equity

Current liabilities
Accounts payable		6,243,995	2,025,257
Accrued liabilities and other payables	11	2,499,488	3,685,814
Short-term loans	12	10,967,017	10,251,022

Total current liabilities		19,710,500	15,962,093

Long term liabilities
Unsecured loan	14	32,901,050	-

Total liabilities		52,611,550	15,962,093

Owners' equity
Capital	13	22,102,804	33,356,033
Capital reserve fund		2	2
Retained earnings		14,985,957	8,415,158
Accumulated other comprehensive income
Foreign currency translation gain		3,342,842	1,234,613

Total owners' equity		40,431,605	43,005,806

Total liabilities and owners' equity		93,043,155	58,967,899

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

			Period from
		Year ended	Jan 1, 2007	Year ended	Year ended
		December 31,	to Jun 26,	December 31,	December 31,
		2007	2007	2006	2005
	Note	USD	USD	USD	USD

Revenues	15	33,257,341	15,798,548	28,773,416	18,900,265

Cost of revenues		(14,789,434)	(6,701,107)	(14,701,640)	(7,149,341)

Gross profit		18,467,907	9,097,441	14,071,776	11,750,924

Sales and general administrative expenses		(1,315,392)	(649,250)	(838,423)	(1,429,839)

Operating income		17,152,515	8,448,191	13,233,353	10,321,085

Finance and other costs		(798,653)	(460,010)	(446,579)	(150,412)
Interest income		377,203	306,094	13,890	7,749
Other income		36,837	13,634	380,431	9,125

Income before income taxes		16,767,902	8,307,909	13,181,095	10,187,547

Income tax expense	16	-	-	-	(8,066)

Net income		16,767,902	8,307,909	13,181,095	10,179,481

Other comprehensive income
Foreign currency translation gain		2,108,229	91,174	637,466	597,147

Comprehensive income		18,876,131	8,399,083	13,818,561	10,776,628

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
STATEMENTS OF OWNERS' EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

		Capital	Retained	Foreign currency
	Capital	reserve fund	earnings	translation gain	Total
	USD	USD	USD	USD	USD
	(Note 13(a))		(Note 13(b))

Balance as of January 1, 2006	14,804,093	2	13,786,003	597,147	29,187,245

Comprehensive income :
Net income	-	-	13,181,095	-	13,181,095
Foreign currency translation gain	-	-	-	637,466	637,466

Bonus shares issue (Note 13(c))	18,551,940	-	(18,551,940)	-	-

Balance as of December 31, 2006	33,356,033	2	8,415,158	1,234,613	43,005,806

Reduction in capital	(31,068,766)	-	-	-	(31,068,766)
Issue of capital	19,815,537	-	-	-	19,815,537

Comprehensive income :
Net income	-	-	16,767,902	-	16,767,902
Foreign currency translation gain	-	-	-	2,108,229	2,108,229

Dividend (Note 13(d))	-	-	(10,197,103)	-	(10,197,103)

Balance as of December 31, 2007	22,102,804	2	14,985,957	3,342,842	40,431,605

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

		Period from
	Year ended	Jan 1, 2007	Year ended	Year ended
	December 31,	to Jun 26,	December 31,	December 31,
	2007	2007	2006	2005
	USD	USD	USD	USD

Cash flows from operating activities:

Net income	16,767,902	8,307,909	13,181,095	10,179,481

Adjustments to reconcile net income to net cash (used in)/ provided by operating activities:
Depreciation of property, plant and equipment	365,177	176,762	277,314	212,403
Share of loss of affiliated company	-	-	-	3,352
Gain on disposal of affiliated company	-	-	(3,447)	-

Changes in :

Accounts receivable	(43,570)	1,119,417	7,158,806	(8,111,107)
Prepayments and other receivables	7,985,357	6,177,842	689,789	(7,381,830)
Due from a related party	871,229	2,171,628	(682,981)	(178,605)
Inventories	(30,743,958)	(660,260)	(12,219,227)	(6,867,758)
Deferred expenses	(410,271)	(108,186)	33,632	25,067
Accounts payable	4,077,282	(104,825)	760,758	599,639
Accrued liabilities and other payables	(1,443,765)	(1,368,403)	692,941	1,573,800
Due to a related party	-	-	-	(1,079,246)
Net cash (used in)/ provided by operating activities	(2,574,617)	15,711,884	9,888,680	(11,024,804)

Cash flows from investing activities:
Capital expenditures	(268,967)	(225,098)	(977,596)	(650,246)
Investment in affiliated company	-	-	-	(60,717)
Sales proceeds from disposal of investment in affiliated company	-	-	62,788	-
Net cash used in investing activities	(268,967)	(225,098)	(914,808)	(710,963)

Cash flows from financing activities:
Issue of capital	19,815,537	-	-	-
Proceeds from bank loans	32,901,050	17,065,294	25,627,555	12,391,267
Repayment of bank loans	(32,901,050)	(21,003,439)	(25,627,555)	(3,717,380)
Dividend paid	(10,197,103)	(10,197,103)	-	-
Net cash provided by financing activities	9,618,434	(14,135,248)	-	8,673,887

Effect of foreign exchange rate changes	1,615,177	309,511	267,149	229,610

Changes in cash	8,390,027	1,661,049	9,241,021	(2,832,270)
Cash, beginning of year	9,508,630	9,508,630	267,609	3,099,879
Cash, end of period	17,898,657	11,169,679	9,508,630	267,609

Supplemental disclosures of cash flow and non-cash information:

Interest paid	798,653	460,010	446,579	147,059
Income tax paid	-	-	8,294	-
Bonus shares issue	-	-	18,551,940	2,721,779

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

1.	Organization and Principal Activities

Jiangsu Sunshine Zoology and Forestry Development Co., Limited (the "Company") was incorporated in the People's Republic of China ("PRC") on July 19, 2002 as a limited liability company.

On June 10, 2007, the shareholders of the Company entered into an agreement with China Greenscape Co., Limited (formerly known as Lingersake Co., Limited) for the sale of all shares of the Company at a consideration of USD10,433,918. The proceeds were paid in full in July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007.

The Company's ultimate holding company is China Greenscape Co., Limited ("China Greenscape"). China Greenscape was incorporated in the British Virgin Islands on February 5, 2007.

The Company is principally engaged in tree plantation and management, manufacture and distribution of forestry products on a project basis particularly for new housing estates and Government environmental improvement projects.

2.	Basis of Presentation

The Company's financial statements for the years ended December 31, 2007, 2006, 2005 and period from January 1, 2007 to June 26, 2007 are presented in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors.

The Company's functional currency is the Chinese Renminbi ("RMB"). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying financial statements. Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related transaction adjustments are reflected in "Accumulated other comprehensive income" in the owners' equity section of our balance sheet.

Translation of amounts from RMB into U.S. dollar have been made at the following exchange rates for the respective periods:

Year ended December 31, 2005

Statement of income and comprehensive income	RMB8.1826 to US$1.00

Year ended December 31, 2006

Balance sheet	RMB7.8041 to US$1.00
Statement of income and comprehensive income	RMB7.9579 to US$1.00

Period from January 1, 2007 to June 26, 2007

Statement of income and comprehensive income	RMB7.7014 to US$1.00

Year ended December 31, 2007

Balance sheet	RMB7.2946 to US$1.00
Statement of income and comprehensive income	RMB7.5806 to US$1.00

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

3.	Summary of Significant Accounting Policies

(a)	Cash

Cash consist of cash on hand and in banks.

(b)	Inventories

Inventories are stated at the lower of cost or market value. Cost of agricultural materials is determined using the weighted average cost method. Cost of plants and forestry products comprises direct material and direct production costs.

Provisions are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made during the years ended December 31, 2007, 2006, 2005 and period from January 1, 2007 to June 26, 2007.

Inventories are principally comprised of products available for sale and include trees and plants self-grown and produced and those outsourced from vendors. Inventories that are self-grown and produced include large quantities of small shrubs and plants and include trees and plants produced through cloning and grafting techniques. Outsourced inventories include seedlings and valuable trees acquired from agricultural vendors. Such inventories may be acquired together with land lease rights upon which the trees are grown. The seedlings and trees acquired may be sold directly to our customers, moved to other Company lands or remain on the vendors sites for resale.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. (Note 5)

(d)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the assets as follows:

Years

Buildings	10-20
Production equipment	5-10
Furniture, fixtures and office equipment	5-10

(e)	Construction in progress

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any.

No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and are available for intended use. When the assets concerned are brought into use, the costs are transferred to property, plant and equipment and depreciated in accordance with the policy as stated in the preceeding paragraphs.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

3.	Summary of Significant Accounting Policies (…/Cont'd)

(f)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet wherever applicable.

No impairment was recognized in 2007, 2006 and 2005.

(g)	Revenue Recognition

Revenue is generated principally from the sale of our products to both retail customers as well as to larger developers and PRC local governments for use in large scale public infrastructure projects. Revenues under the public infrastructure projects are generated pursuant to long-term contractual arrangements with the developers. The contractual arrangements provide for the type and timing of delivery of the products. In all instances, revenues are recognized upon acceptance of the products by our customers, the price is fixed or determinable and collectability is reasonably assured.

Depending upon the nature of the grant, government grants are recognized as either "other income", as an offset to costs of fixed assets or as an offset to operating expenses. Government grants consist of general grants as well as specific grants for environmental projects.

General grants are recognized as the other income upon receipt. Such grants are a type of reward due to JSZF’s outstanding enterprise status or other kind of good will. Government grants which are directly related to operating expenses of JSZF are offset against the related expense.
The receipt of government grants relating to government subsidized environment projects are initially deferred as liabilities. Expenses directly related to the subsidized projects are also initially deferred. Upon the completion and acceptance of the government subsidized project, costs incurred relating to fixed assets are capitalized as fixed assets with depreciation to be calculated over the asset’s useful life. Non-capital items are recorded as operating expenses to the statement of operations in the period. Concurrently, grant income is recorded as an offset against the related operating expenses or costs of the fixed assets.

(h)	Income Taxes

Pursuant to the circular No.171 issued by the National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes until further notice.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

(i)	Pension and postretirement benefit plans

Contributions to retirement plans (which are defined contribution plans) are charged to statements of operations as and when the related employee service is provided.

(j)	Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

(k)	Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim, no contingent liabilities has been recorded for the years ended December 31, 2007, 2006, 2005 and period from January 1, 2007 to June 26, 2007.

(l)	Research and development costs

The research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for research and development staffs and costs for materials used in research and development. The Company incurred USD38,886, USD27,561 and USD9,763 for the years ended December 31, 2007, 2006 and 2005 respectively and USD23,513 for the period from January 1, 2007 to June 26, 2007.

(m)	Advertising expenses

The cost of advertising is charged to expense as incurred. No advertising expense has been incurred during the years ended December 31, 2007, 2006, 2005 and period from January 1, 2007 to June 26, 2007.

(n)	Recently Issued Accounting Standards

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

(n)	Recently Issued Accounting Standards (……/Cont'd)

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of owners' equity.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

(o)	Segment Reporting

The Company has only one operating segment, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Company's operations and customers are in China and all income are derived from the selling of plant and forestry products. Accordingly, no geographic information is presented.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

4.	Cash

Cash represents cash in bank and cash on hand, without collateral.

All of the Company's net sales and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in exchange rate of Renminbi to the U.S. dollar will affect the Company's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

5.	Accounts Receivable

The Company performs ongoing credit evaluations of its customers' financial conditions. The recoverability of the trade receivable are reviewed by management based on the receivables' aging characteristics, management evaluation of the current creditworthiness and past collection history of each customer. The provision for doubtful accounts receivable amounted to USD553,089 and USD571,322 as of December 31, 2007 and 2006 respectively.

The Company's business is affected by a number of economic factors, including the level of economic activity in the markets in which the Company operates and the level of interest rates. A decline in economic activity or an increase in interest rates in PRC China could materially affect the Company's financial condition and results of operations. In the Company's business, a decline in economic activity, as a result of cyclical or other factors, typically results in a decline in purchases of the Company's products, which would result in a decrease in the Company's sales volume and profitability.

6.	Prepayments and Other Receivables

	2007	2006
	USD	USD

Prepayments to suppliers (a)	530,872	7,949,478
Others receivables	19,289	28,788
	550,161	7,978,266

(a)
Included in prepayments to suppliers as of December 31, 2006 is an amount of USD7,688,266 which represents prepayment by the Company for construction costs of a proposed environmental development project. Subsequent to the year end, the directors of the Company determined that this project was no longer feasible and upon negotiation with the construction company, the relevant contracts were rescinded and full refund was received by the Company in May 2007.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

7.	Related Party Transactions

(a)	Summary of significant related party transactions

The significant related party transactions of the Company are summarized as follows:

	2007	2006
	USD	USD
Sales of forestry products to related parties :

Jiangsu Sunshine Co., Ltd.	-	244,658
Nanjin Jianhui Realty Development Co., Ltd.	4,612,199	-
Weilan Realty (Zhejiang) Co., Ltd.	822,114	-
Wuxi Sunshine Realty Co., Ltd.	2,031,093	490,092
Jiangsu Sunshine Shizhuang Thermal Power Co., Ltd.	-	127,263
Jiangsu Sunshine Realty Co., Ltd.	1,150,693	22,908
Jiangyin Lichang Realty Co., Ltd.	4,398,237	1,213,860
	13,014,336	2,098,781

(b)	Due from a related party

	2007	2006
	USD	USD

Weilan Realty (Zhejiang) Co., Ltd.	414,812	-
Jiangyin Lichang Realty Co., Ltd.	-	1,202,080
	414,812	1,202,080

(i)	The above companies were affiliated companies.

(ii)	Due from a related party is unsecured, non-interest bearing and without fixed repayment terms.

8.	Deferred expenses

Deferred expenses represent amounts paid for Government subsidized environmental projects. When the projects are completed and approved by the Government, deferred expenses will be capitalized as property, plant and equipment.

9.	Inventories

Inventories as of December 31 consist of the following:

	2007	2006
	USD	USD

Work-in-progress	2,610,738	1,704,249
Agricultural products	285,714	28,919
Cloned trees, shrubs and plants	464,460	197,603
Acquired trees, shrubs and plants	56,952,687	25,708,380
	60,313,599	27,639,151

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

9.	Inventories (…/Cont'd)

On July 10, 2007, JSZF entered into an agreement with Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation (“Guofeng”) to acquired 100% of Guofeng’s tree and seedling inventory. The purchase consideration was based on Guofeng’s inventory asset value on June 30, 2007 of approximately $20 million. With the proceeds from the private placement of approximately $20 million in August 2007, JSZF acquired four million tree seedlings from Guofeng growing on over 2,300 acres in De’an, China. The newly acquired inventory will remain on the land in De’an until JSZF sells the trees to its customers.

10.	Property, Plant and Equipment

Property, plant and equipment as of December 31 consist of the following:

	2007	2006
	USD	USD

Buildings	2,134,101	1,791,934
Production equipment	2,413,984	2,220,118
Furniture, fixtures and office equipment	116,397	96,496
	4,664,482	4,108,548
Accumulated depreciation	(1,059,131)	(635,265)
	3,605,351	3,473,283

Depreciation expense for the years ended December 31, 2007 and 2006 were USD365,177 and USD277,314 respectively.

11.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables as of December 31 consist of the following:

	2007	2006
	USD	USD

Accrued wages	34,733	113,614
Receipts in advance (a)	230,307	1,533,967
Other payables (b)	2,234,448	2,038,233
	2,499,488	3,685,814

(a)	Receipts in advance represent cash deposits received from customers in connection with the sales of products.

(b)
Other payables at December 31, 2007 include USD1, 774,591 represent amounts received for government grants which will be recognized as an offset to fixed asset costs and operating expenses when the relevant projects are completed and approved by the relevant government bodies.

12.	Short term loans

	2007	2006
	USD	USD

Balance as at January 1	10,251,022	10,251,022
Change in exchange rate	715,995	-
Loans raised	32,901,050	25,627,555
Loans repaid	(32,901,050)	(25,627,555)
Balance as at December 31	10,967,017	10,251,022

The short term loans are secured by the guarantee of a related party, Jiangsu Sunshine Group Co., Limited. Interest are being charged at current bank rate ranging from 5% to 6% per annum.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

13.	Owners' Equity

(a)	Registered capital

The Company is a limited liability company without shares established in Jiangyin, Jiangsu, China in July 2002 with a registered capital of USD1,208,182. During the year ended December 31, 2004, pursuant to resolutions passed on June 23, 2004 and September 9, 2004, the registered capital increased to USD12,082,314 by the injection of additional capital of USD2,416,474 and USD8,457,658 respectively.

During the year ended December 31, 2005, pursuant to a resolution passed on February 15, 2005, the Company changed to a limited liability company with shares. According to PRC Company Law No.99, the net assets of the Company at December 31, 2004 was capitalized as share capital. The registered capital was increased to USD14,804,093 by the transfer of USD99,346 from capital reserve fund, USD376,933 from general reserve fund and USD2,245,500 from retained earnings to paid up capital as bonus shares issue.

During the year ended December 31, 2006, pursuant to resolutions passed on May 22, 2006 and November 2, 2006, the Company issued ordinary shares as bonus shares to the shareholders amounting to USD11,004,026 and USD7,547,914 respectively. The registered capital of the Company was thus increased to USD33,356,033.

During the year ended December 31, 2007, pursuant to resolutions passed on March 18, 2007, the registered share capital of the Company was reduced from USD33,356,033 to USD2,287,267. The reduction of the share capital is repayable to the shareholders in accordance with unsecured loans agreements. The unsecured loan agreements are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

In August 2007, the Company issued capital to shareholders in the amount of USD19,815,537.

(b)	Retained earnings

(i)	Retained earnings include the following:

Retained earnings for the years ended December 31 2007 and 2006 include a General Reserve Fund amounted USD3,667,040.

(ii)	General reserve fund includes statutory surplus reserve and statutory public welfare reserve of the Company.

Statutory surplus reserve

In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

13.	Owners' Equity (……/Cont'd)

(b)	Retained earnings (……/Cont'd)

In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31, 2005. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

(c)	Bonus shares issue

During the year ended December 31, 2006, pursuant to resolutions passed on May 22, 2006 and November 2, 2006, the Company issued bonus shares to the shareholders amounting to USD11,004,026 and USD7,547,914 respectively.

The bonus shares issue is based on retained earnings of Jiangsu Sunshine arrived at under PRC accounting standards for business enterprise.

(d)	Dividend

During the year ended December 31, 2007, pursuant to resolutions passed on March 18, 2007 and June 8, 2007, the Company declared dividends in the amount of USD10,197,103.

14.	Unsecured Loans

	2007	2006
	USD	USD
Unsecured loans at December 31, 2007 and 2006 are as follows:

Jiangsu Sunshine Group Co., Ltd.	21,385,682	-
Jiangyin Sunshine Investment Co., Ltd.	3,290,105	-
Jiangyin Hengfeng Investment Co., Ltd.	3,290,105	-
Jiangyin Jinye Investment Co., Ltd.	3,290,105	-
Jiangyin Saite Technology Co., Ltd.	1,645,053	-
	32,901,050	-

The above unsecured loans from previous shareholders under contract are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

15.	Revenues

Revenues for the years ended December 31, 2007, 2006, 2005 and period from January 1, 2007 to June 26, 2007 consist of the following:

		Period from
	Year ended	Jan 1, 2007	Year ended	Year ended
	December 31,	to Jun 26,	December 31,	December 31,
	2007	2007	2006	2005
	USD	USD	USD	USD

Sales of forestry products	33,257,341	15,798,548	28,773,416	18,900,265

16.	Income Taxes

All of the Company's income is generated in the PRC.

Pursuant to the circular No.171 issued by the National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes, same as similiar entities in the industry. Further notice or future tax changes are unknown, and their impact on the Company's financial statements can not be estimated.

17.	Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Company participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Company has no other obligation to make payments in respect of retirement benefits of its employees.

18.	Derivative Financial Instruments and Hedging Activities

The Company did not enter into any derivative financial instruments for any purpose during the years presented. The Company does not hedge risk exposures or speculate using derivative instruments.

19.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

20.	Operating lease commitment

Rental expense for obligations under operating leases was USD308,056, USD328,578 and USD292,515 for the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases in respect of leasehold land are payable as follows:

USD
Leasehold land
Repayable in:-
2008	376,045
2009	376,045
2010	376,045
2011	376,045
2012	376,045
Thereafter	6,313,547
8,193,772

21.	Capital commitments

(a)
JSZF has entered into an agreement with Jiangyin Chengfeng Eco-park Co., Limited ("Jiangyin Chengfeng") on November 17, 2007, a supplementary agreement was signed on March 1, 2008, to purchase inventory amounting to USD10,460,820. By the end of June 30, 2008, JSZF has paid USD9,957,777 to Jiangyin Chengfeng for the purchase of inventory.

(b)
On December 20, 2007, JSZF has entered into an agreement with Jiangyin Chengfeng to purchase inventory amounting to USD49,625,751. Total deposits of USD35,642,804 were paid during the period from January 2008 to March 2008. By the end of June 30, 2008, JSZF has paid USD38,221,942, including the deposit paid during the period from January 2008 to March 2008, to Jiangyin Chengfeng for the purchase of inventory.

22.	Significant Concentrations

All the Company's customers are located in the PRC. The following are the customers that individually comprised 10% or more of revenue in any year during the relevant years.

	2007		2006		2005
	USD	%	USD	%	USD	%

Nanjing Qing Long Shan Ecology and Forestry Development Co., Ltd.	-	-	-	-	18,182,233	96%

Nanjin Jianhui Realty Development Co., Ltd.	4,612,199	14%	-	-	-	-

Jingjiang Binjiang Xincheng Investment and Development Co., Ltd.	4,418,389	13%	-	-	-	-

Jiangyin Lichang Realty Co., Ltd.	4,398,237	13%	-	-	-	-

Jiangyin Shunfeng Ecology and Forestry Company Limited	-	-	13,895,364	48%	-	-

Tongxiang Miaomu Jingji Corporation	-	-	3,743,782	13%	-	-

Shanghai Forestry Art Center	-	-	2,947,411	10%	-	-

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
(PREDECESSOR OF CHINA GREENSCAPE CO., LIMITED)
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND
PERIOD FROM JANUARY 1, 2007 TO JUNE 26, 2007

22.	Significant Concentrations (……/Cont'd)

The balances of trade accounts receivables (including amounts due from related parties arising from sales) related to above customers are set out as belows:

	2007		2006		2005
	USD	%	USD	%	USD	%

Nanjing Qing Long Shan Ecology and Forestry Development Co., Ltd.	-	-	-	-	15,921,506	94%

Jingjiang Binjiang Xincheng Investment and Development Co., Ltd.	3,306,068	34%	-	-	-	-

Jiangyin Shunfeng Ecology and Forestry Company Limited	-	-	8,595,215	83%	-	-

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEET
AS AT JUNE 30, 2008 AND DECEMBER 31, 2007

		June 30,	December 31,
	Note	2008	2007
		USD	USD
		(Unaudited)
Assets

Current assets
Cash	4	2,704,252	17,898,657
Accounts receivable	5	13,854,649	9,315,537
Due from a related party	11	-	414,812
Prepayments and other receivables	6	51,611,320	550,161
Deferred expenses	10	1,423,409	945,038
Inventories	7	65,161,841	60,313,599

Total current assets		134,755,471	89,437,804

Non-current assets
Intangible assets	9	373,640	-
Property, plant and equipment, net	8	4,081,561	3,605,351

Total assets		139,210,672	93,043,155

Liabilities and owner's equity

Current liabilities
Accounts payable		6,555,609	6,243,995
Due to a related party	11	14	-
Accrued liabilities and other payables	12	2,660,129	2,499,488
Short-term loans	13	27,700,427	10,967,017

Total current liabilities		36,916,179	19,710,500

Long term liabilities
Unsecured loan	14	34,990,013	32,901,050

Total liabilities		71,906,192	52,611,550

Owner's equity
Capital	15	32,187,266	22,102,804
Capital reserve fund		2	2
Retained earnings		28,358,656	14,985,957
Accumulated other comprehensive income
Foreign currency translation gain		6,758,556	3,342,842
Total owner's equity		67,304,480	40,431,605

Total liabilities and owner's equity		139,210,672	93,043,155

See accompanying notes to consolidated financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007

		Three Month Period Ended June 30,		Six Month Period Ended June 30,

	Note	2008	2007	2008	2007
		USD	USD	USD	USD
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	16	14,978,927	9,588,765	23,649,074	16,238,573

Cost of revenues		(4,702,208)	(4,323,344)	(8,072,492)	(6,964,183)

Gross profit		10,276,719	5,265,421	15,576,582	9,274,390

Selling, general and administrative expenses		(691,662)	(553,703)	(1,221,690)	(688,356)

Operating income		9,585,057	4,711,718	14,354,892	8,586,034

Finance and other costs		(594,305)	(245,640)	(1,092,067)	(468,655)
Other income		86,787	12,988	86,787	13,634
Interest income		5,006	348,633	23,087	352,436

Income before income taxes		9,082,545	4,827,699	13,372,699	8,483,449

Income tax expense	17	-	-	-	-

Net income		9,082,545	4,827,699	13,372,699	8,483,449
See accompanying notes to consolidated financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENT OF OWNER'S EQUITY
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

		Capital	Retained	Foreign currency
	Capital	reserve fund	earnings	translation gain	Total
	USD	USD	USD	USD	USD
	(Note 15(a))		(Note 15(b))

Balance as of January 1, 2007	33,356,033	2	8,415,158	1,234,613	43,005,806

Reduction in capital	(31,068,766)	-	-	-	(31,068,766)
Issue of capital	19,815,537	-	-	-	19,815,537

Comprehensive income :
Net income	-	-	16,767,902	-	16,767,902
Foreign currency translation gain	-	-	-	2,108,229	2,108,229

Dividend (Note 15(c))	-	-	(10,197,103)	-	(10,197,103)

Balance as of December 31, 2007	22,102,804	2	14,985,957	3,342,842	40,431,605

Issue of capital	10,084,462	-	-	-	10,084,462

Comprehensive income :
Net income	-	-	13,372,699	-	13,372,699
Foreign currency translation gain	-	-	-	3,415,714	3,415,714

Balance as of June 30, 2008	32,187,266	2	28,358,656	6,758,556	67,304,480

See accompanying notes to consolidated financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007

	Six Months Period Ended June 30,
	2008	2007
	USD	USD
	(Unaudited)	(Unaudited)
Cash flows from operating activities:

Net income	13,372,699	8,483,449

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	224,772	176,441
Amortization of intangible assets	29,804	-

Changes in :
Trade accounts receivable	(3,947,647)	675,147
Prepayments and other receivables	(47,120,133)	6,182,549
Due from a related party	441,150	(1,380,139)
Inventories	(1,018,793)	(394,628)
Deferred expenses	(418,368)	(108,269)
Trade accounts payable	(5,117,343)	(104,905)
Due to a related party	-	3,553,422
Accrued liabilities and other payables	1,957	(1,369,446)

Cash provided by (used in) operating activities	(43,551,902)	15,713,621

Cash flows from investing activities:
Acquisition of intangible assets	(21,869)	-
Net cash inflow from acquisition of a subsidiary company (Note below)	269,173	-
Capital expenditures	(15,377)	(225,270)

Cash provided by (used in) investing activities	231,927	(225,270)

Cash flows from financing activities:
Proceeds from issuance of shares	10,084,462	-
Dividend paid	-	(10,197,103)
Proceeds from bank loan	45,195,434	17,078,297
Repayment of bank loan	(29,158,344)	(21,019,443)

Cash provided by (used in) financing activities	26,121,552	(14,138,249)

Effect of foreign exchange rate changes	2,004,018	318,035

Changes in cash	(15,194,405)	1,668,137
Cash, beginning of period	17,898,657	9,508,630
Cash, end of period	2,704,252	11,176,767

Supplemental disclosures of cash flow information :

Interest paid	1,092,067	468,655

Income taxes paid	-	-

Note : Cash acquired	1,103,085	-
Cash consideration	(833,912)	-
	269,173	-

See accompanying notes to consolidated financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

1.	Organization and Principal Activities

Jiangsu Sunshine Zoology and Forestry Development Co., Limited (the "Company") was incorporated in the People's Republic of China ("PRC") on July 19, 2002 as a limited liability company.

On June 10, 2007, the shareholders of the Company entered into an agreement with China Greenscape Co., Limited (formerly known as Lingersake Co., Limited) for the sale of all shares of the Company at a consideration of USD10,433,918.44. The proceeds were paid in full in July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007.

On January 21, 2008, the Company entered into an agreement for the purchase of 100% equity interest of Jiangxi Guofeng Zoology and Forestry Development Co., Limited ("Guofeng") at a consideration of USD833,913. The consideration was paid in full in March 2008 and the change of ownership was approved by the Chinese Government on January 28, 2008.

The Company owns 100% equity interest of Guofeng. The Company and its subsidiary are collectively referred to as the "Group".

The Company's ultimate holding company is China Greenscape Co., Limited ("China Greenscape"). China Greenscape was incorporated in the British Virgin Islands on February 5, 2007.

The Group is principally engaged in tree plantation and management, manufacture and distribution of forestry products on a project basis particularly for new housing estates and Government environmental improvement projects.

2.	Basis of Presentation

The Group's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors. In the opinion of management, such statements include all adjustments, which are considered necessary for a fair presentation of the financial position of the Group at June 30, 2008, and the results of its operations and cash flows for the periods ended June 30, 2008 and 2007. The results of operations for the periods ended June 30, 2008 and 2007 are not necessarily indicative of the operating results for the full year.

The acquisition of Guofeng was accounted for using the purchase method of accounting. The accompanying consolidated financial statements include the results of operations of Guofeng from the respective dates of acquisition.

The Group's functional currency is the Chinese Renminbi ("RMB"). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Translation of amounts from RMB into U.S. dollar have been made at the following exchange rates for the respective periods:

Period from February 5, 2007 to June 30, 2007

Balance sheet	RMB7.6120 to US$1.00
Statement of income and comprehensive income	RMB7.6874 to US$1.00

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

2.	Basis of Presentation (…/Cont'd)

Three Months Period Ended June 30, 2007

Statement of income and comprehensive income	RMB7.6575 to US$1.00

Six Months Period Ended June 30, 2008

Balance sheet	RMB6.8591 to US$1.00
Statement of income and comprehensive income	RMB7.0152 to US$1.00

Three Months Period Ended June 30, 2008

Statement of income and comprehensive income	RMB6.9287 to US$1.00

The translation rates represent the noon buying rate by the Federal Reserve Bank of New York. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate or at any particular average monthly ended rates for any of the periods presented, at June 30, 2008 or at any other date. All translation differences between RMB and U.S. dollar are recorded in the consolidated statement of income as other comprehensive income - translation adjustments, and reflected in the consolidated statement of owner's equity.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiary, Guofeng. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consist of cash on hand and in banks.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic conditions. (Note 5)

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (…/Cont'd)

(d)	Inventories

Inventories are stated at the lower of cost or market value. Cost of agricultural material are determined using the weighted average cost method. Cost of plant and forestry products comprises direct material and direct production costs.

Provisions are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made during the periods ended June 30, 2008 and 2007.

Inventories are principally comprised of products available for sale and include trees and plants self-grown and produced and those outsourced from vendors. Inventories that are self-grown and produced include large quantities of small shrubs and plants and include trees and plants produced through cloning and grafting techniques. Outsourced inventories include seedlings and valuable trees acquired from agricultural vendors. Such inventories may be acquired together with land lease rights upon which the trees are grown. The seedlings and trees acquired may be sold directly to our customers, moved to other Company lands or remain on the vendors sites for resale.

(e)	Property, Plant, and Equipment, net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the assets as follows:

Years
Buildings	10-20
Production equipment	5-10
Furniture, fixtures and office equipment	5-10
Motor vehicles	10

(f)	Intangible assets, net

Intangible assets which are capable of being recognized separately and measured reliably are capitalized at fair value on acquisition. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with a finite life are amortized on a straight line basis over their useful lives. Intangible assets with an indefinite life are not amortized but reviewed annually for impairment.

The principal annual rates used for amortization are as follows:

Years

Land use rights	5-10
Prepaid lease	5-10

(g)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (…/Cont'd)

(g)	Impairment of Long-Lived Assets (…/Cont'd)

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet wherever applicable.

No impairment was recognized during the periods ended June 30, 2008 and 2007.

(h)	Revenue Recognition

Revenue is generated principally from the sale of our products to both retail customers as well as to larger developers and PRC local governments for use in large scale public infrastructure projects. Revenues under the public infrastructure projects are generated pursuant to long-term contractual arrangements with the developers. The contractual arrangements provide for the type and timing of delivery of the products. In all instances, revenues are recognized upon acceptance of the products by our customers, the price is fixed or determinable and collectability is reasonably assured.

Depending upon the nature of the grant, government grants are recognized as either "other income", as an offset to costs of fixed assets or as an offset to operating expenses. Government grants consist of general grants as well as specific grants for environmental projects.

General grants are recognized as the other income upon receipt. Such grants are a type of reward due to JSZF's outstanding enterprise status or other kind of good will. Government grants which are directly related to operating expenses of JSZF are offset against the related expense.
The receipt of government grants relating to government subsidized environment projects are initially deferred as liabilities. Expenses directly related to the subsidized projects are also initially deferred. Upon the completion and acceptance of the government subsidized project, costs incurred relating to fixed assets are capitalized as fixed assets with depreciation to be calculated over the asset’s useful life. Non-capital items are recorded as operating expenses to the statement of operations in the period. Concurrently, grant income is recorded as an offset against the related operating expenses or costs of the fixed assets.

(i)	Income Taxes

Pursuant to the circular No.171 issued by the National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes until further notice.

(j)	Pension and postretirement benefit plans

Contributions to retirement plans (which are defined contribution plans) are charged to statements of operations as and when the related employee service is provided.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (…/Cont'd)

(k)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

(l)	Research and development costs

The research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for research and development staffs and costs for materials used in research and development. The Company incurred USD9,567 for the period from January 1, 2008 to June 30, 2008.

(m)	Advertising expenses

The cost of advertising is charged to expense as incurred. No advertising expense has been incurred during the period from January 1, 2008 to June 30, 2008.

(n)	Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim, no contingent liabilities has been recorded for the periods ended June 30, 2008 and 2007.

(o)	Recently Issued Accounting Standards

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

3.	Summary of Significant Accounting Policies (……/Cont'd)

(o)	Recently Issued Accounting Standards (……/Cont'd)

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of owners' equity.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

4.	Cash

Cash represents cash in bank and cash on hand, without collateral.

All of the Company's net sales and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in exchange rate of Renminbi to the U.S. dollar will affect the Company's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

5.	Accounts Receivable

The Company performs ongoing credit evaluations of its customers' financial conditions. The recoverability of the trade receivable are reviewed by management based on the receivables' aging characteristics, management evaluation of the current creditworthiness and past collection history of each customer. A provision for doubtful accounts of USD 566,483 has been provided as of June 30, 2008.

The Company's business is affected by a number of economic factors, including the level of economic activity in the markets in which the Company operates and the level of interest rates. A decline in economic activity or an increase in interest rates in PRC China could materially affect the Company's financial condition and results of operations. In the Company's business, a decline in economic activity, as a result of cyclical or other factors, typically results in a decline in purchases of the Company's products, which would result in a decrease in the Company's sales volume and profitability.

6.	Prepayments and Other Receivables

	June 30,	December 31,
	2008	2007
	USD	USD

Prepayments to suppliers	51,555,357	530,872
Other receivables	55,963	19,289
	51,611,320	550,161

(a)	Prepayments represent cash deposits paid to suppliers in connection with the purchases of trees and forestry products.

7.	Inventories

Inventories consist of the following:

	June 30,	December 31,
	2008	2007
	USD	USD

Work-in-progress	2,816,674	2,610,738
Agricultural products	326,666	285,714
Cloned trees, shrubs and plants	617,574	464,460
Acquired trees, shrubs and plants	61,400,927	56,952,687
	65,161,841	60,313,599

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

8.	Property, Plant and Equipment

	June 30,	December 31,
	2008	2007
	USD	USD

Buildings	2,269,600	2,134,101
Production equipment	2,960,911	2,413,984
Furniture, fixtures and office equipment	128,149	116,397
Motor vehicles	79,166	-
	5,437,826	4,664,482
Accumulated depreciation	(1,356,265)	(1,059,131)
	4,081,561	3,605,351

Depreciation expense for period from January 1, 2008 to June 30, 2008 was USD229,903.

9.	Intangible Assets

	June 30,	December 31,
	2008	2007
	USD	USD

Land use rights	380,917	-
Prepaid lease	23,206	-
	404,123	-
Accumulated amortization	(30,483)	-
	373,640	-

Amortization expense for the period from January 1, 2008 to June 30, 2008 was USD30,483.

10.	Deferred Expenses

Deferred expenses represents the amounts paid for the P.R.C. Government subsidized environmental projects. When such projects are completed and approved by the P.R.C. Government, costs will be capitalized as property, plant and equipment (Note 12).

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

11.	Related Party Transactions

(a)	Summary of significant related party transactions

The significant related party transactions of the Company are summarized as follows:

	Six months period ended
	June 30,
	2008	2007
	USD	USD

Nanjin Jianhui Realty Development Co., Ltd.	-	2,980,153
Wuxi Sunshine Realty Co., Ltd.	-	1,999,234
Jiangyin Lichang Realty Co., Ltd.	-	3,177,241
	-	8,156,628.00

(b)	Amount due from/to related parties

Amount due from a related party:

	June 30,	December 31,
	2008	2007
	USD	USD

Weilan Realty (Zhejiang) Co., Ltd.	-	414,812

Amount due to a related party :

	June 30,	December 31,
	2008	2007
	USD	USD

China Greenscape Co., Limited	14	-

(i)	Amounts due from / to a related party is unsecured, non-interest bearing and without fixed repayment terms.

12.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables consist of the following:

	June 30,	December 31,
	2008	2007
	USD	USD

Accrued wages	102,844	34,733
Receipts in advance (a)	153,373	230,307
Other payables (b)	2,403,912	2,234,448
	2,660,129	2,499,488

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

12.	Accrued Liabilities and Other Payables (…/Cont'd)

(a)	Receipts in advance represent cash deposits received from customers in connection with the sales of products.

(b)
Other payables include USD1, 887, 264 represent amounts received for government grants which will be recognized as an offset to fixed asset costs and operating expenses when the relevant projects are completed and approved by the relevant government bodies.

13.	Short Term Loans

	June 30,	December 31,
	2008	2007
	USD	USD

Balance at beginning of period	10,967,017	10,967,017
Change in exchange rate	696,321	-
Loans raised	52,485,020	32,901,050
Loans repaid	(36,447,931)	(32,901,050)
Balance at end of period	27,700,427	10,967,017

The short-term bank loans are secured by the guarantee of a third party. Interest is charged at current bank rates ranging from 6% to 7.5% per annum. The loans mature at various dates from January 2009 to February 2009.

14.	Unsecured Loans

	June 30,	December 31,
	2008	2007
	USD	USD
Unsecured loans are as follows:

Jiangsu Sunshine Group Co., Ltd.	22,743,509	21,385,682
Jiangyin Sunshine Investment Co., Ltd.	3,499,001	3,290,105
Jiangyin Hengfeng Investment Co., Ltd.	3,499,001	3,290,105
Jiangyin Jinye Investment Co., Ltd.	3,499,001	3,290,105
Jiangyin Saite Technology Co., Ltd.	1,749,501	1,645,053
	34,990,013	32,901,050

The above unsecured loans from previous shareholders under contract are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

15.	Owners' Equity

(a)	Registered capital

The Company is a limited liability company without shares established in Jiangyin, Jiangsu, China in July 2002 with a registered capital of USD1,208,182. During the year ended December 31, 2004, pursuant to resolutions passed on June 23, 2004 and September 9, 2004, the registered capital increased to USD12,082,314 by the injection of additional capital of USD2,416,474 and USD8,457,658 respectively.

During the year ended December 31, 2005, pursuant to a resolution passed on February 15, 2005, the Company changed to a limited liability company with shares. According to PRC Company Law No.99, the net assets of the Company at December 31, 2004 was capitalized as share capital. The registered capital was increased to USD14,804,093 by the transfer of USD99,346 from capital reserve fund, USD376,933 from general reserve fund and USD2,245,500 from retained earnings to paid up capital as bonus shares issue.

During the year ended December 31, 2006, pursuant to resolutions passed on May 22, 2006 and November 2, 2006, the Company issued ordinary shares as bonus shares to the shareholders amounting to USD11,004,026 and USD7,547,914 respectively. The registered capital of the Company was thus increased to USD33,356,033.

During the year ended December 31, 2007, pursuant to resolutions passed on March 18, 2007, the registered share capital of the Company was reduced from USD33,356,033 to USD2,287,267. The reduction of the share capital is repayable to the shareholders in accordance with unsecured loans agreements. The unsecured loan agreements are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

In August 2007, the Company issued capital to shareholders in the amount of USD19,815,537.

(b)	Retained earnings

(i)	Retained earnings include the following:

Retained earnings for the period ended June 30, 2008 and year ended December 31 2007 include a General Reserve Fund amounted USD3,667,040.

(ii)	General reserve fund includes statutory surplus reserve and statutory public welfare reserve of the Company.

Statutory surplus reserve

In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

15.	Owners' Equity (……/Cont'd)

(b)	Retained earnings (…/Cont'd)

In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31, 2005. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

(c)	Dividend

During the year ended December 31, 2007, pursuant to resolutions passed on March 18, 2007 and June 8, 2007, the Company declared dividends in the amount of USD10,197,103.

16.	Revenues

Revenues for the periods ended June 30, 2008 and 2007 consist of the following:

	Three months period ended		Six months period ended
	June 30,		June 30,
	2008	2007	2008	2007
	USD	USD	USD	USD

Sales of forestry products	14,978,927	9,588,765	23,649,074	16,238,573

17.	Income Taxes

All of the Group's income is generated in the PRC.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes, same as similar entities in the industry. Further notice or future tax changes are unknown, and their impact on the Company's financial statements can not be estimated.

18.	Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions of USD11,987 for the period from January 1, 2008 to June 30, 2008 to the retirement plans at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated statements of income on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

19.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the years presented. The Group does not hedge risk exposures or speculate using derivative instruments.

20.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

21.	Significant Concentrations

All the Group's customers are located in the PRC. The following are the customers that individually comprised 10% or more of revenue for the period from January 1, 2008 to June 30, 2008 :

	USD	%
Jingjiang Binjiang New City Investment & Development Co., Ltd	7,206,327	28%

Jiangyin Shunfeng Zoology & Gardens Co., Ltd.	6,576,223	26%

Nanjin Qinglong Mountain Forest	3,029,870	12%

The balance of trade accounts receivable related to above customers as of June 30, 2008 is set out as below:

	USD	%
Jingjiang Binjiang New City Investment & Development Co., Ltd	5,009,322	35%

Jiangyin Shunfeng Zoology & Gardens Co., Ltd.	2,461,704	17%

22.	Operating Lease Commitment

Rental expense for obligations under operating leases was approximately USD216,074 for the period from January 1, 2008 to June 30, 2008. As of June 30, 2008, the total future minimum lease payments under non-cancellable operating leases in respect of leased land are payable as follows:

USD
Leasehold land
Repayable in:-
2008	214,285
2009	428,571
2010	428,571
2011	428,571
2012	428,571
Thereafter	7,230,099
9,158,668

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

24.	Acquisition of the Subsidiary, Guofeng

On January 21, 2008, the Company entered into an agreement for purchase of 100% equity interest of Guofeng. The results of Guofeng's operations have been included in the consolidated financial statements since January 28, 2008 which is the date the change of ownership was approved by the Chinese Government. Guofeng is principally engaged in tree plantation and management, manufacture and distribution of forestry products in China.

The purchase consideration was USD833,913. The consideration was paid in full in March 2008. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At January 28, 2008
USD

Current assets	4,826,823
Property, plant and equipment	441,921
Intangible assets	364,409
Goodwill	(1,672)
Total assets acquired	5,631,481
Current liabilities	(4,797,568)
Net assets acquired	833,913

The negative goodwill was allocated to the property, plant and equipment on a pro rata basis to reduce the value of the assets acquired.

25.	Capital Commitments

(a)
JSZF has entered into an agreement with Jiangyin Chengfeng Eco-park Co., Limited ("Jiangyin Chengfeng") on November 17, 2007, a supplementary agreement was signed on March 1, 2008, to purchase inventory amounting to USD10,460,820. By the end of June 30, 2008, JSZF has paid USD9,957,777 to Jiangyin Chengfeng for the purchase of inventory.

(b)
On December 20, 2007, JSZF has entered into an agreement with Jiangyin Chengfeng to purchase inventory amounting to USD49,625,751. Total deposits of USD35,642,804 were paid during the period from January 2008 to March 2008. By the end of June 30, 2008, JSZF has paid USD38,221,942, including the deposit paid during the period from January 2008 to March 2008, to Jiangyin Chengfeng for the purchase of inventory.

SHINE MEDIA ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

Page

Reports of Independent Registered Public Accounting Firms	F-80 - F-81

Balance Sheets as of December 31, 2007 and 2006	F-82

Statement of Operations for the years ended December 31, 2007, 2006 and 2005 and for the period from inception to December 31, 2007	F-83

Statement of Cash Flows for the years ended December 31, 2007, 2006 and 2005 and for the period from inception to December 31, 2007	F-84

Statement of Stockholders’ Equity from inception to December 31, 2007	F-86

Notes to Financial Statements as of December 31, 2007	F-87 - F-96

Balance Sheets as of September 30, 2008	F-97

Statements of Operations for the three and nine months ended September 30, 2008 and 2007 and for the period from June 24, 2005 (Inception) to September 30, 2008.	F-98

Statement of Stockholders’ Equity from inception to September 30, 2008	F-99

Statements of Cash Flow for the nine months ended September 30, 2008 and 2007 and for the period from June 24, 2005 (Inception) to September 30, 2008	F-100

Notes to Unaudited Financial Statements as of September 30, 2008	F-101 - F-112

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Shine Media Acquisition Corp.

We have audited the accompanying balance sheet of Shine Media Inc. (a Delaware corporation) as of December 31, 2007, and the related consolidated statements of income, stockholders' deficit, and cash flows for the year ended December 31, 2007 and for the period from inception (June 24, 2005) till December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shine Media Inc. as of December 31, 2007, and the results of their operations, stockholders' equity and their cash flows for the year ended December 31, 2007 and for the period from inception (June 24, 2005) till December 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s fourth amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. The Public Offering was consummated on December 27, 2006. The Company has not consummated a business combination through the date of this report.

As discussed in Note 13, the financial statements for the year ended December 31, 2007 have been restated.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
March 01, 2008, except for Note 13, which is as of October 22, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Shine Media Acquisition Corp.

We have audited the accompanying balance sheet of Shine Media Acquisition Corp. (a corporation in the development stage), as of December 31, 2006, and the related statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006, and for the period from June 24, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shine Media Acquisition Corp. as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006, and for the period from June 24, 2005 (inception) to December 31, 2005, in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP
Goldstein Golub Kessler LLP
New York, New York
April 12, 2007

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
BALANCE SHEET

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash & cash equivalents	550,487	773,484
Cash in trust, restricted	$40,334,785	$33,931,152
Prepaid	47,867	-
Other receivable	2,952	-
Total assets	$40,936,091	$34,704,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$630,363	$138,647
Accrued offering costs	1,087,229	1,040,500
Due to stockholders	-	54,460
Total current liabilities	$1,717,592	$1,233,607

Common stock subject to possible redemption-1,379,310 shares at redemption value-restated	8,062,924	6,600,198

Total liabilities	$9,780,516	$7,833,805

Stockholders’ equity
Preferred stock, $.0001 par value, authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value, authorized 89,000,000 shares; issued and outstanding- 7,633,333 shares as at December 31, 2006, and 8,758,333 shares as at December 31,2007	876	763
Paid-in capital in excess of par-restated	30,629,855	27,012,868
Comprehensive gain	19,390	-
Retained earnings/(Accumulated deficit) during the development stage	505,454	(142,800)
Total stockholders’ equity-restated	31,155,575	26,870,831
Total liabilities and stockholders’ equity	$40,936,091	$34,704,636

See accompanying notes to financial statements

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF OPERATIONS

	For the Year ended December 31, 2007	For the Year ended December 31, 2006	For the Period from June 24, 2005 (Inception) to December 31, 2005	For the Period from June 24, 2005 (Inception) to December 31, 2007
Operating costs

Professional fees	$(68,099)	$(34,500)	$-	$(102,599)

Franchise Tax	(63,164)	(102,500)	-	(165,664)

Other operating costs	(365,264)	(6,845)	(3,455)	(375,564)

Total operating costs	$(496,527)	$(143,845)	$(3,455)	$(643,827)

Interest Income	1,734,516	14,182	765	1,749,463

Interest Expense	-	(7,243)	(3,204)	(10,447)

Net income (loss)	$1,237,989	$(136,906)	$(5,894)	$1095,189

Provision for income tax	589,735	-	-	589,735

Net income(loss) after tax	$648,254	$(136,906)	$(5,894)	$505,454

Weighted average shares outstanding
Basic	8,675,114	1,567,215	1,500,000
Diluted	22,341,963	1,567,215	1,500,000

Net income (loss) per share
Basic	$0.07	$(0.09)	$(0.00)
Diluted	$0.03	$(0.09)	$(0.00)

See accompanying notes to financial statements

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF CASH FLOWS

	For the Year ended December 31, 2007	For the Year ended December 31, 2006	For the period from June 24, 2005 (Inception) to December 31, 2005	For the period from June 24, 2005 (Inception) to December 31, 2007
Cash flows from operating activities
Net income (loss)	$648,254	$(136,906)	$(5,894)	$505,454

Adjustments to reconcile net loss to net cash provided by operating activities:
Interest earned on funds held in trust	(1,173,244)	(13,652)	-	(1,186,896)
Increase in:
Accrued offering expenses	(88,272)	-	-	(88,272)
Other receivable	(1,631)	-	-	(1,631)
Deferred expenses	35,000	-	-	35,000
Accrued expenses- restated	493,364	144,243	3,204	640,811
Prepaid	(81,236)	-	-	(81,236)
Net cash used in operating activities-restated	(167,765)	(6,315)	(2,690)	(176,770)

Cash flows from investing activities
Payment to trust account	(5,211,000)	(33,917,500)	-	(39,128,500)
Net cash used in investing activities	(5,211,000)	(33,917,500)	-	(39,128,500)

Cash flows from financing activities
Proceeds from:
Notes payable, stockholders	-	40,000	170,000	210,000
Initial sale of common stock	-	-	25,000	25,000
Private placement	-	800,000	-	800,000
Public offering	-	36,000,000	-	36,000,000
Underwriter’s option	-	100	-	100
Underwriter’s overallotment	5,400,000		-	5,400,000
Management option	3,825		-	3,825
Increase/(Decrease) in due to stockholder	(57,410)	54,460	-	(2,950)
Payment of notes payable, stockholders	-	(210,000)	-	(210,000)
Payment of interest on notes payable, stockholders- restated	(1,647)	(8,800)	-	(10,447)
Payment of offering costs	(189,000)	(2,043,637)	(127,134)	(2,359,771)
Net cash provided by financing activities-restated	5,155,768	34,632,123	67,866	39,855,757

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF CASH FLOWS
(Continued)

	For the Year ended December 31, 2007	For the Year ended December 31, 2006	For the period from June 24, 2005 (Inception) to December 31, 2005	For the period from June 24, 2005 (Inception) to December 31, 2007
Net increase in cash & cash equivalents	(222,997)	708,308	65,176	550,487
Cash & cash equivalents, beginning of period	773,484	65,176	-	-
Cash & cash equivalents, end of period	$550,487	$773,484	$65,176	$550,487

Supplemental disclosures:
Interest paid-restated	$1,647	$8,800	$-	$10,447
Income tax paid	$63,164	$102,000	$-	$165,664

Supplemental disclosure of non-cash financing activity
Increase in accrued offering costs	$(135,000)	$777,932	$262,568	$905,500

See accompanying notes to financial statements

STATEMENT OF STOCKHOLDERS’ EQUITY
(a development stage company)
SHINE MEDIA ACQUISITION CORP.

	For the Period from June 24, 2005 (Inception) to December 31, 2007
					Deficit
			Additional		Accumulated
	Common Stock		Paid-In	Comprehensive	During the	Stockholders'
	Shares	Amount	Capital	Gain/loss	Development Stage	Equity

Balance at June 24, 2005 (Inception)
Common shares issued at July 12,2005 at $0.02 per share	1,500,000	$150	$24,850	-	$-	$25,000
Net loss	-	-	-	-	(5,894)	(5,894)
Balance at December 31, 2005	1,500,000	150	24,850	-	(5,894)	19,106
Shares issued in private placement	133,333	13	799,985	-	-	800,000
Shares issued in public offering, net of offering costs	6,000,000	600	32,788,232	-	-	32,788,829
Shares reclassified to "common stock subject to possible redemption"	-	-	(6,600,198)	-	-	(6,600,198)
Net loss	-	-	-	-	(136,906)	(136,906)
Balance at December 31, 2006	7,633,333	$763	$27,012,869	-	$(142,800)	$26,870,831
Shares issued for underwriter's overallotment	900,000	90	5,210,910	-	-	5,211,000
Shares issued for management option	225,000	23	3,803	-	-	3,826
Shares reclassified to "common stock (179,910) subject to possible redemption"- restated	-	-	(1,462,726)	-	-	(1,462,726)
Deferred underwriter’s commission	-	-	(135,000)	-	-	(135,000)
Comprehensive Gain	-	-	-	19,390	-	19,390
Net income	-	-	-	-	648,254	648,254
Balance at December 31, 2007-restated	8,758,333	876	30,629,855	19,390	505,454	31,155,575

See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS

1. Organization, proposed business operations and summary of significant accounting policies

Nature of operations

Shine Media Acquisition Corp. (the “Company”) was incorporated in Delaware on June 24, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset or stock acquisition or other business combination, an operating company in the media and advertising industry in China.

At December 31, 2007, the Company had not yet commenced any operations. All activity through December 31, 2007 relates to the Company’s search process to acquire one or more operating businesses in the media and advertising industry with their principal operations and business in China. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s Public Offering was declared effective on December 20, 2006. The Company completed the Private Placement on that date and received net proceeds of $800,000. The Company consummated the Public Offering on December 27, 2006.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Private Placement, although substantially all of the net proceeds of the Offering and Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses. As used herein, a “target business” means an operating business in the media and advertising industry in China and a “business combination” shall mean the direct or indirect acquisition by the Company of the ownership or control of such a target business or businesses. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

On December 27, 2006, the closing date of the Public Offering, $33,917,500, which amount is approximately 94.2% of the gross proceeds of the Public Offering in the event of the Company’s liquidation (or $5.65 per unit for each of the public stockholders), was placed in a trust account (“Trust Account”) at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and invested until the earlier of (i) the consummation of the Company’s first business combination; or (ii) the liquidation of the Company. This amount includes $900,000 of underwriting compensation to be paid to the underwriters, if and only if, a business combination is consummated. The liability for this $900,000 is included on the Company's balance sheet under accrued offering costs. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. The remaining $600,000 of net proceeds not held in the trust account and up to $600,000 of the interest earned on the trust account (net of taxes payable on such interest) may be used to fund our operations for the next 12 months and to consummate a business combination.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the Company’s common stock sold in the Public Offering (which excludes, for this purpose, those persons who were stockholders prior to the Public Offering,) vote against the business combination and exercise of their conversion rights, the business combination will not be consummated. All of the Company’s stockholders prior to the Public Offering, including all of the officers and directors of the Company (“Existing Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock, the 133,333 shares comprising the units in the Private Placement and any shares of common stock acquired by them in the aftermarket in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any business combination.

After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the trust account (“Trust Account”) as of two business days prior to the date the proposed business combination is to be consummated (net of taxes payable), divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. If 20% or more of the Public Stockholders elect to convert their shares into cash, then the Company will not be permitted to go forward with the business combination. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares sold in the Public Offering may convert their shares in the event of a business combination.

The Company’s fourth amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, and the certificate of incorporation cannot be amended without the affirmative vote of 95% of the shares sold in the Public Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Public Offering discussed in Note 2.)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has adopted SFAS 123R and related FASB Staff Positions (“FSPs”) as of January 1, 2006 and will recognize stock-based compensation expense using the modified prospective method.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings (Loss) Per Share

Earnings (loss) per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net income (loss) per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic and diluted income per share was $0.07 and $0.03, respectively for the year ended December 31, 2007. Basic and diluted income per share was $(0.09) for the year ended December 31, 2006.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recently issued accounting pronouncements

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on the financial statements.

 In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1. A brief description of the provisions of this Statement
2. The date that adoption is required
3. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on the financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements. The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. Management is currently evaluating the effect of this pronouncement on the financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

2. Offering and Private Placement

On December 20, 2006, the Company’s officers and directors purchased, individually or through entities controlled by them, an aggregate of 133,333 units in the Private Placement at $6.00 per unit for an aggregate of $800,000.

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or December 20, 2007 and expiring December 20, 2010. An additional 900,000 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. After the Warrants become exercisable, the Warrants will be redeemable by the Company at a price of $.01 per Warrant upon 30 days notice, but only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day before the Company sends the notice of redemption.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The units were sold at an offering price of $6.00 per unit, generating aggregate gross proceeds of $5,400,000. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the trust account, which includes $135,000 of deferred underwriting compensation that will be paid to underwriters if a business combination is consummated.

All of the Company’s stockholders prior to the Public Offering waived their right to liquidation distributions with respect to the shares of common stock owned by them prior to the Public Offering, including the shares of common stock included in the units sold in the private placement. Accordingly, in the event of a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

3. Cash in trust

On December 20 and December 27, 2006, the Company consummated the Private Placement and Public Offering of 133,333 units and 6,000,000 units, respectively. The net proceeds to us from the Public Offering and the Private Placement were $33,617,500, in addition, we obtained $900,000 of deferred underwriting compensation that will be paid to underwriters if a business combination is consummated . Of this amount, $600,000 was released to us to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses, and the remaining balance of $33,917,500 was deposited into a Trust Account.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise by the underwriters of the over-allotment option the Company granted to the underwriters in the Company’s Public Offering. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the Trust Account.

On December 28, 2006, the Company purchased $34,766,000 of a US Treasury Bill (T-Bill) which was due on June 28, 2007 which paid interest at an annualized interest rate of 4.83%. The total cost was $33,917,089. On January 25, 2007, $5,211,000 was used to purchase the same US T-Bill which paid interest at an annualized interest rate of 4.91%. On June 28, 2007, the balance of trust account was $40,089,063 which includes interest income from the US T-Bills that matured on June 28, 2007. On June 28, 2007, the Company withdrew $600,000 from the trust account for business, legal and accounting due diligence expenses on prospective business combinations and continuing operating expenses. After deducting $600,000 for working capital, $39,488,432 was reinvested for 3 months US T-Bill at an annualized interest rate of 4.60%. On September 28, 2007, the Company reinvested $39,953,218 to purchase 3 months US T-Bill at an annualized interest rate of 3.67%. On December 28, 2007, the Company reinvested $40,314,411.17 to purchase 3 months US T-Bill at an annualized interest rate of 3.22%.

As of December 31, 2007, there was $40,334,785 in the trust account.

4. Prepaid

In January 2007, the Company signed a Directors and Officers liability insurance contract which covers 18 months from December 20, 2006 to June 20, 2008. The total value of the contract is $105,000 and was paid in full in January 2007. This expense must be amortized within 18 months. As of December 31, 2007, the net balance is $35,000.

The Company prepaid $10,000 to its printer to cover the costs of SEC fillings and printing expenses related to the SEC fillings. As of December 31, 2007, the balance is $7,703.

The Company also prepaid $5,164 to the CEO and president as traveling and accommodation expenses.

5. Notes Payable, Stockholders

On July 12, 2005, the Company issued unsecured promissory notes to a member of its board of directors and an entity wholly-owned by another member of its board of directors, and totaling $170,000. On August 9, 2006, the Company issued unsecured promissory notes to members of its board of directors and its management team totaling $40,000. Each of the notes had an interest rate of 4% per annum. The notes were fully repaid with the proceeds of the Offering and Private Placement. The accrued interest payable as at December 20, 2006, was $10,447, of which $8,800 was paid to holders of the notes. The outstanding balance of interest of $1,647 was paid on March. There were no outstanding promissory notes at December 31, 2007.

6. Accrued expenses

As of December 31, 2007, accrued expenses included audit fees of $8,532, legal fees of $19,060, traveling expense of $9,147 stock agent fee of $3,890 and provision for income tax of $589,735.

7. Due to Stockholders

On and before December 31, 2006, the board of directors and its management team advanced the Company $54,460 to fund the costs of the Public Offering. These advances bear no interest and have no definitive repayment terms. The company paid off all amounts due as of December 31, 2007.

8. Stockholders’ Equity

In connection with the Public Offering, the Company paid an underwriting discount of 3.5% of the gross offering proceeds and a nonaccountable expense allowance of 1.0% the gross offering proceeds, to the underwriters at the closing of the Public Offering. The underwriters have agreed to defer additional underwriting fees (inclusive of interest, net of taxes payable) equal to 2.5% of the gross proceeds of the offering, or approximately $900,000 (assuming no exercise of the over-allotment option), until the consummation of the initial business combination. On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The underwriters also agreed to deposit $135,000 of deferred underwriting compensation into the trust account. Upon the consummation of the initial business combination, the Company will pay such deferred fees held in trust at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and that amount will not be available for use to acquire an operating business. In the event that a business combination is not consummated within the required time period, that amount will be included in the distribution to the public stockholders of the proceeds held in trust.

On December 27, 2006, the Company sold to Merriman Curhan Ford & Co., the representative of the underwriters, for $100, a previously granted option to purchase up to a total of 360,000 units. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of our prospectus and expiring 4 years from the date of our prospectus. This option also contains a cashless exercise feature that allows the holder or holders of the option to receive units on a net exercise basis. The units issuable upon exercise of this option are identical to those offered by our prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The option and the 360,000 units, the 360,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to lock-up under Rule 2710(g)(1) of the NASD Conduct Rules, pursuant to which the option may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of our prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The Company accounts for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the offering resulting in a charge directly to stockholders’ equity and a credit to paid-in capital, and, accordingly, there will be no net impact on its financial position or results of operations, except for recording the receipt of the $100 payment at the time of the sale of the option. The Company estimates that the fair value of this option is $452,921 using the Black-Scholes option-pricing model. The fair value of the option is estimated using the following assumptions: (1) expected volatility of 28.0% (2) a risk-free interest rate of 4.92%, and (3) a contractual life of four years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was derived by analyzing the volatility over a four-year period for the stock prices of selected companies listed in the USX China Index, a modified market capitalization average index comprised of U.S. exchange listed securities of companies which derive a majority of their revenues within China and taking the simple average of such volatilities. The selected companies used to calculate volatility are China Finance Online Co. Ltd. (JTJC), Hurray! Holding Co. Ltd. (HRAY), Kongzhong Corporation (KONG), Linktone Ltd. (LTON) and Ninetowns DigitalWorld Trade Holdings (NINE). The entire USX China Index was not used because many of the companies included in this index have market capitalizations much larger than that of a target business that we would acquire, and are therefore not accurate examples for purposes of estimating volatility. The assumption of a contractual life of four years is based on the maximum term during which the option may be exercisable, and during which the option may be sold, assigned, pledged or hypothecated, other than to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although an expected life of four years was used in the calculation of the fair value of the option, if the Company does not consummate a business combination within the prescribed time period and we liquidate, the option will become worthless.

On April 27, 2006 the Company granted options to its founding shareholders and directors to maintain their ownership of 20% of our outstanding shares (including the shares purchased in the private placement) after the Public Offering in the event that the underwriter exercised their over allotment option. Such options had an exercise price of $0.017 per share and vested upon the exercise of the over-allotment options given to the underwriter in the Public Offering. On January 25, 2007, the over-allotment option was fully exercised by the underwriters. Thereafter, our Pre-IPO Stockholders elected to fully exercise their options. The Company issued 225,000 shares of our common stock to those Pre-IPO Stockholders and received net proceeds of $3,825.

As of December 31, 2007, the Company authorized 89,000,000 shares of common stock, par value $0.0001 per share. Number of shares issued and outstanding was 8,758,333. Number of warrants issued and outstanding was 9,619,091.

9. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

10. Commitments

Subsequent to December 20, 2006, effective day of our initial public offering, the Company has agreed to pay to Shine Media Group Limited, an affiliate of the Company’s Chief Executive Officer and President, an aggregate of $10,000 a month for 24 months for office space in Shanghai as well as certain administrative, technology and secretarial services expenses.

11. Common stock reserved for issuance

At December 31, 2007, 15,146,666 shares of common stock were reserved for issuance upon exercise of options and warrants.

12. Income taxes

The Company is governed by the Income Tax Laws of the PRC. Interest income in the United States of America is subject to the Federal & State tax laws of the country for income tax purposes.

Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (“EIT”) is at a statutory rate of 33%, which is comprises of 30% national income tax and 3% local income tax. However, since the Company has no revenues and only expenses, it has net operating losses in PRC. The Company has not recorded any deferred tax asset as it believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future.

The following is a reconciliation of income tax expense:

12/31/2007	U.S.	State	International	Total
Current	$589,735	$0	$0	$589,735
Deferred	-	-	-	-
Total	$589,735	$0	$0	$589,735

12/31/2006	U.S.	State	International	Total
Current	$0	$0	$0	$0
Deferred	-	-	-	-
Total	$0	$0	$0	$0

Reconciliation of the differences between the statutory U.S. Federal income tax rate and the effective rate is as follows:

	12/31/2007	12/31/2006

US statutory tax rate	34%	34%
PRC income tax	0%	0%

Effective rate	34%	34%

13. Restatement

Subsequent to the issuance of the Company's financial statements for the year ended December 31, 2007, the Company determined that certain transactions and presentation in the financial statements had not been accounted for properly in the Company's financial statements. Specifically, the common stock subject to possible redemption was not accounted properly. The Company decided to restate the financial statements for the year ended December 31, 2007 to give effect to the changes.

The effect of the restatements is as follows:

CONSOLIDATED BALANCE SHEET
	Reported	Restated
	2007	2007

Common stock subject to possible redemption-1,379,310 shares at redemption value	$6,182,624	$8,062,924

Paid-in capital in excess of par	32,510,155	30,629,855
Total stockholders’ equity	$33,035,875	$31,155,575

CONSOLIDATED STATEMENTS OF CASH FLOW
	Reported	Restated
	2007	2007

Accrued expenses	$491,717	$493,364
Net cash used in operating activities	(169,412)	(167,765)

Payment of interest on notes payable, stockholders	-	(1,647)
Net cash provided by financing activities	5,157,415	5,155,768

Supplemental disclosures:
Interest paid	-	1,647

CONSOLIDATED STATEMENTS OF CASH FLOW
	Reported	Restated
	2006	2006

Supplemental disclosures:
Interest paid	7,243	8,800

CONSOLIDATED STATEMENTS OF CASH FLOW	Reported	Restated
	For the	For the
	Period from June 24, 2005 (Inception) to December 31, 2005	Period from June 24, 2005 (Inception) to December 31, 2005

Supplemental disclosures:
Interest paid	3,204	-

CONSOLIDATED STATEMENTS OF CASH FLOW	Reported	Reported
	For the	For the
	Period from June 24, 2005 (Inception) to December 31, 2007	Period from June 24, 2005 (Inception) to December 31, 2007

Accrued expenses	$639,164	$640,811
Net cash used in operating activities	(178,417)	(176,770)

Payment of interest on notes payable, stockholders	(8,800)	(10,447)
Net cash provided by financing activities	39,857,404	39,855,757

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
BALANCE SHEETS

	September 30, 2008	December 31, 2007
	( Unaudited)	(Audited)
ASSETS

Current assets:
Cash & cash equivalents	$163,919	$550,487
Cash in trust	40,263,643	40,334,785
Prepaid	21,301	47,867
Due from stockholders	-	2,952
Total Assets	$40,448,863	$40,936,091

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses & other payable	$871,621	$630,363
Accrued offering costs	1,087,229	1,087,229
Notes payable- related parties	80,000	-
Total Current Liabilities	2,038,850	1,717,592

Common stock subject to possible redemption - 1,379,310 shares at redemption value-- restated as of December 31, 2007	8,048,702	8,062,924
Total Liabilities	10,087,552	9,780,516

Commitments	-	-

Stockholders' equity:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued and outstanding	-	-
Common Stock, $0.0001 par value, authorized 89,000,000; issued and outstanding - 8,758,333 shares as at September 30, 2008 and December 31, 2007	876	876
Paid-in capital in excess of par- restated as of December 31, 2007	30,644,076	30,629,855
Comprehensive gain (loss)	(46,410)	19,390
Retained earnings/(accumulated deficit) during the development stage	(237,231)	505,454
Total stockholders' equity	30,361,311	31,155,575
Total liabilities and stockholders' equity	$40,448,863	$40,936,091

See accompanying notes to these unaudited condensed financial statements.

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
STATEMENT OF OPERATIONS
(Unaudited)

	Three Month Periods ended		Nine Month Periods ended		For the Period from June 24, 2005 (Inception) to Sep 30, 2008
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Operating Costs

Professional fees	$(363,252)	$(11,404)	$(701,479)	$(42,178)	$(804,078)

Franchise tax	(56,993)	(20,500)	(164,901)	(63,164)	(330,565)

Other operating costs	(294,781)	(96,552)	(478,576)	(237,635)	(854,140)

Total operating costs	(715,026)	(128,456)	(1,344,956)	(342,977)	(1,988,783)

Interest income, net	276,995	464,845	602,272	1,413,019	2,341,288

Net income (loss) before income tax	(438,031)	336,389	(742,684)	1,070,042	352,505

Provision for income tax	-	158,047	-	407,489	589,735

Net income(loss)	$(438,031)	$178,342	$(742,684)	$662,553	$(237,230)

** Weighted average shares outstanding (basic and diluted)	8,758,333	8,758,333	8,758,333	8,659,068

Net income (loss) per share (basic and diluted)	$(0.05)	$0.02	$(0.08)	$0.08

** Basic and diluted weighted average number of shares outstanding are equivalent because the effect of dilutive securities is anti-dilutive.

See accompanying notes to these unaudited condensed financial statements.

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
For the period from June 24, 2005 (Inception) to September 30, 2008
(Unaudited)

					Retained Earnings/ (Accumulated Deficit)
	Common		Additional		During the
	Stock		Paid-In	Comprehensive	Development	Stockholders'
	Shares	Amount	Capital	Gain/loss	Stage	Equity

Balance at June 24, 2005 (Inception)
Common shares issued at July 12,2005 at US$0.01 per share	1,500,000	$150	$24,850	$-	$-	$25,000
Net loss	-	-	-		(5,894)	(5,894)
Balance at December 31, 2005	1,500,000	150	24,850		(5,894)	19,106

Shares issued in private placement	133,333	13	799,985	-	-	800,000
Shares issued in public offering	6,000,000	600	32,788,232	-	-	32,788,829
Shares reclassified to "common stock (1,199,400) subject to possible redemption"	-	-	(6,600,198)	-	-	(6,600,198)
Net loss	-	-	-		(136,906)	(136,906)
Balance at December 31, 2006	7,633,333	763	27,012,869	-	(142,800)	26,870,831

Shares issued for underwriter's overallotment	900,000	90	5,210,910	-	-	5,211,000
Shares issued for management option	225,000	23	3,803	-	-	3,825
Shares reclassified to "common stock (179,910) subject to possible redemption - restated"	-	-	(1,462,726)	-	-	(1,462,726)
Deferred underwriter’s commission	-	-	(135,000)	-	-	(135,000)
Comprehensive Gain	-	-	-	19,390	-	19,390
Net Income	-	-	-	-	648,254	648,254
Balance at December 31,2007 - restated	8,758,333	876	30,629,855	19,390	505,454	31,155,575

Comprehensive Gain	-	-	-	(65,800)	-	(65,800)
Reclassification for "common stock subject to possible redemption"			14,221			14,221
Net Loss for the nine month period ended September 30, 2008	-	-	-	-	(742,684)	(742,684)
Balance at September 30, 2008	8,758,333	$876	$30,644,076	$(46,410)	(237,231)	$30,361,311

See accompanying notes to these unaudited condensed financial statements.

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
STATEMENT OF CASHFLOWS
(Unaudited)

	Nine Month Periods ended
	September 30, 2008	September 30, 2007	For the Period from June 24, 2005 (Inception) to September 30, 2008
Cash flow from operating activities
Net income/(loss)	$(742,684)	662,553	$(237,230)

Adjustments to reconcile net income (loss) to net cash (used in)/
operating expenses:
Interest earned on funds held in trust	5,342	(811,458)	(1,181,554)
Amortisation of prepaid insurance cost	35,000	-	70,000
Changes in Assets & Liabilities:
Increase in accrued offering expenses	-	(170,672)	(88,272)
Decrease in other receivable	3,587	(4,229)	1,956
Increase in Prepaid expenses	(12,020)	(63,736)	(93,256)
Increase in Accrued expenses	241,253	313,740	880,421
Net cash (used in) by operating activities	(469,520)	(73,802)	(647,935)

Cash flow from investing activities
Payment to trust account	-	(5,211,000)	(39,128,500)

Cash flows from financing activities
Proceeds from:
Initial sale of common stock	-	-	25,000
Private placement	-	-	800,000
Public offering	-	-	36,000,000
Underwriter's option	-	-	100
Underwriter's overallotment	-	5,400,000	5,400,000
Management option	-	3,825	3,825
Receipts/(payments) from/to stockholder	82,952	(57,410)	80,000
Payment of offering costs	-	(189,000)	(2,359,771)
Payment of interest on notes payable, stockholders		-	(8,800)
Net cash provided by financing activities	82,952	5,157,415	39,940,354

Net increase/(decrease) in cash & cash equivalents	(386,568)	(127,387)	163,919

Cash & cash equivalents, beginning balance	550,487	773,484	-
Cash& cash equivalents, ending balance	$163,919	$646,097	$163,919

Supplemental disclosures:
Interest paid	$-	$-	$10,447
Income tax paid	$-	$-	$-
Supplemental disclosures of non-cash financing activity:
Increase in accrued offering cost	$-	$-	$1,004,829

See accompanying notes to these unaudited condensed financial statements.

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PROPOSED BUSINESS OPERATIONS

Nature of Operations

Shine Media Acquisition Corporation (“we”, “us”, “our” or the “Company”) is a blank check company organized under the laws of the State of Delaware on June 24, 2005. We were formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China.

The company has not acquired an entity as of September 30, 2008. The Company has selected December 31 as its fiscal year end. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The balance sheet at September 30, 2008, statement of operations for the three month periods and nine month periods ended September 30, 2008 and 2007 and for the period from inception to September 30, 2008, and statement of cash flows for the nine month periods ended September 30, 2008 and 2007 and for the period from inception to September 30, 2008 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2008, the results of its operation for the three and nine month periods ended September 30, 2008 and 2007 and for the period from inception to September 30, 2008, the statement of cash flows for the nine month periods ended September 30, 2008 and 2007 and for the period from inception to September 30, 2008.

Operating results for the interim period presented are not necessarily indicative of the results to be expected for the full year ended December 31, 2008. The condensed balance sheet at December 31, 2007 has been derived from the audited financial statements.

The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The results of the nine month period ended September 30, 2008 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2008.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on December 20, 2006.

On December 20, 2006, the Company’s officers and directors purchased, individually or through entities controlled by them, an aggregate of 133,333 units in a private placement (the “Private Placement”) at $6.00 per unit for an aggregate amount of $800,000.

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. $33,917,500, which amount is approximately 94.2% of the gross proceeds of the Public Offering (or $5.65 per unit for each of the public stockholders), was placed in a Trust Account (“Trust Account”) at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and invested until the earlier of (i) the consummation of the Company’s first business combination; or (ii) the liquidation of the Company. This amount includes $900,000 of underwriting compensation to be paid to the underwriters, if and only if, a business combination is consummated. The liability for this $900,000 is included on the Company's balance sheet under accrued offering costs. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and Private Placement, although substantially all of the net proceeds of the Public Offering and Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses. As used herein, a “target business” means an operating business in China and a “business combination” shall mean the direct or indirect acquisition by the Company of the ownership or control of such a target business or businesses. There is no assurance that the Company will be able to successfully effect a business combination.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the Company’s common stock sold in the Public Offering (which excludes, for this purpose, those persons who were stockholders prior to the Public Offering) vote against the business combination and exercise of their conversion rights, the business combination will not be consummated. All of the Company’s stockholders prior to the Public Offering, including all of the officers and directors of the Company (“Pre-IPO Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock, the 133,333 shares included the units in the Private Placement and any shares of common stock acquired by them in the aftermarket in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination that is approved and consummated, any Public Stockholder who votes against the business combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the Trust Account as of two business days prior to the date the proposed business combination is to be consummated (net of taxes payable), divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. If 20% or more of the Public Stockholders elect to convert their shares into cash, then the Company will not be permitted to go forward with the business combination. Accordingly, Public Stockholders holding approximately19.99% of the aggregate number of shares sold in the Public Offering may convert their shares in the event of a business combination.

The Company’s fourth amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, and the certificate of incorporation cannot be amended without the affirmative vote of 95% of the shares sold in the Public Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial Public Offering price per share in the Public Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Public Offering discussed in Note 4).

On May 8, 2008, the Company entered into a Stock Purchase Agreement (“Agreement”) under which it will acquire all the ordinary shares of China Greenscape Co., Ltd. (“Greenscape”), a company formed under the laws of the British Virgin Islands. The principal subsidiary of Greenscape is Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”), a company organized and existing under the laws of the Peoples Republic of China (“PRC” or “China”), and wholly owned by Greenscape.

As of September 30, 2008, the acquisition described above has not been consummated.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company’s planned principal operations have not commenced, and, accordingly, no revenue has been derived during this period.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement
2.	The date that adoption is required
3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements. The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. Management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on the financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

In March, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important. Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In May of 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The company does not believe this pronouncement will impact its financial statements.

In May of 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The company does not believe this pronouncement will impact its financial statements.

NOTE 4 — OFFERING AND PRIVATE PLACEMENT

On December 20, 2006, the Company’s officers and directors purchased, individually or through entities controlled by them, an aggregate of 133,333 units in the Private Placement at $6.00 per unit for an aggregate amount of $800,000.

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or December 20, 2007 and expiring December 20, 2010. An additional 900,000 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. After the Warrants become exercisable, the Warrants will be redeemable by the Company at a price of $.01 per Warrant upon 30 days notice, but only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day before the Company sends the notice of redemption.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The units were sold at an offering price of $6.00 per unit, generating aggregate gross proceeds of $5,400,000. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the trust account, which includes $135,000 of deferred underwriting compensation that will be paid to underwriters if a business combination is consummated.

All of the Company’s stockholders prior to the Public Offering waived their right to liquidation distributions with respect to the shares of common stock owned by them prior to the Public Offering, including the shares of common stock included in the units sold in the private placement. Accordingly, in the event of liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

NOTE 5 - CASH IN TRUST

On December 20 and December 27, 2006, the Company consummated the Private Placement and Public Offering of 133,333 units and 6,000,000 units, respectively. The net proceeds to us from the Public Offering and the Private Placement were $33,617,500. Of this amount, $600,000 was released to us to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses, and the remaining balance of $33,017,500 was deposited into a Trust Account.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise by the underwriters of the over-allotment option the Company granted to the underwriters in the Company’s Public Offering. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the Trust Account.

On December 28, 2006, the Company purchased $34,766,000 of a US Treasury Bill (T-Bill) which was due on June 28, 2007 which paid interest at an annualized interest rate of 4.83%. The total cost was $33,917,089. On January 25, 2007, $5,211,000 was used to purchase the same US T-Bill which paid interest at an annualized interest rate of 4.91%. On June 28, 2007, the balance of the Trust Account was $40,089,063 which included interest income from the US T-Bill that matured on June 28, 2007. On June 28, 2007, the Company withdrew $600,000 from the Trust Account for business, legal and accounting due diligence expenses on prospective business combinations and continuing operating expenses. After deducting $600,000 for working capital, $39,488,432 was reinvested for 3 months in a US T-Bill at an annualized interest rate of 4.60%. On September 28, 2007, the Company reinvested $39,953,218 to purchase a 3 month US T-Bill at an annualized interest rate of 3.67%. On December 28, 2007, the Company reinvested $40,314,411 to purchase a 3 month US T-Bill at an annualized interest rate of 3.22%. On March 27, 2008, the Company reinvested $40,919,000 to purchase a 6 month US T-Bill at an annualized interest rate of 1.378%. On August 15, 2008, the Company paid federal income tax on interest income earned from the Trust Account amounting to $607,595. This payment was paid from funds released from the Trust Account. On September 25, 2008, the Company reinvested $40,309,422, to purchase a 2 month US T-Bill at an annualized interest rate of 0.053%.

As of September 30, 2008, the balance of Trust Account was $40,263,643.

NOTE 6 — PREPAID

In January 2007, the Company signed a Directors and Officers liability insurance contract which covers 18 months from December 20, 2006 to June 20, 2008. The total value of the contract is $105,000 and was paid in full in January 2007. This expense must be amortized within 18 months. As of September 30, 2008, the entire expense has been amortized and the net balance was zero.

The Company prepaid $10,000 to its printer to cover the costs of SEC fillings and printing expenses related to the SEC filings. As of September 30, 2008, the balance was $7,703.

The Company also prepaid $7,718 to directors and officers as traveling and accommodation expenses.

NOTE 7 - NOTE PAYABLE- RELATED PARTY

On August 15, 2008, the Company signed promissory note liability contracts of $20,000 each with five stockholders. The principal amount together with accrued interest at rate of 8.5% annually will be repayable on the date which the Company consummates an acquisition that permits the release of the Trust Fund. As of Spetember 30, 2008, the Company had received $80,000 in total. The Company recorded $567 as interest on the above notes for the three and nine month periods ended September 30, 2008.

NOTE 8 - ACCRUED EXPENSES & OTHER PAYABLE

As of September 30, 2008, accrued expenses comprised of the following:.

Legal & professional	$605,069
Accrued administrative expenses	30,000
Accrued consulting fee	30,601
Accrued tax	147,042
Accrued interest	567
Other payable	58,342
Balance as of September 30, 2008	871,621

NOTE 9 — STOCKHOLDERS’ EQUITY

In connection with the Public Offering, the Company paid an underwriting discount of 3.5% of the gross offering proceeds and a nonaccountable expense allowance of 1.0% of the gross offering proceeds, to the underwriters at the closing of the Public Offering. The underwriters have agreed to defer additional underwriting fees (inclusive of interest, net of taxes payable) equal to 2.5% of the gross proceeds of the offering, or approximately $900,000 (assuming no exercise of the over-allotment option), until the consummation of the initial business combination. On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The underwriters also agreed to deposit $135,000 of deferred underwriting compensation into the trust account. Upon the consummation of the initial business combination, the Company will pay such deferred fees held in trust at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and that amount will not be available for use to acquire an operating business. In the event that a business combination is not consummated within the required time period, that amount will be included in the distribution to the public stockholders of the proceeds held in trust.

On December 27, 2006, the Company sold to Merriman Curhan Ford & Co., the representative of the underwriters, for $100, a previously granted option to purchase up to a total of 360,000 units. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of our prospectus and expiring 4 years from the date of our prospectus. This option also contains a cashless exercise feature that allows the holder or holders of the option to receive units on a net exercise basis. The units issuable upon exercise of this option are identical to those issued in our public offering except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The option and the 360,000 units, the 360,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to lock-up under Rule 2710(g)(1) of the NASD Conduct Rules, pursuant to which the option may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of our prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The Company accounts for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the offering resulting in a charge directly to stockholders’ equity and a credit to paid-in capital, and, accordingly, there will be no net impact on its financial position or results of operations, except for recording the receipt of the $100 payment at the time of the sale of the option. The Company estimated that the fair value of this option is $452,921 using the Black-Scholes option-pricing model. The fair value of the option is estimated using the following assumptions: (1) expected volatility of 28.0%, (2) a risk-free interest rate of 4.92%, and (3) a contractual life of four years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was derived by analyzing the volatility over a four-year period for the stock prices of selected companies listed in the USX China Index, a modified market capitalization average index comprised of U.S. exchange listed securities of companies which derive a majority of their revenues within China and taking the simple average of such volatilities. The assumption of a contractual life of four years is based on the maximum term during which the option may be exercisable, and during which the option may be sold, assigned, pledged or hypothecated, other than to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although an expected life of four years was used in the calculation of the fair value of the option, if the Company does not consummate a business combination within the prescribed time period and we liquidate, the option will become worthless.

On April 27, 2006 the Company granted options to its founding shareholders and directors to maintain their ownership of 20% of the outstanding shares (including the shares purchased in the private placement) after the Public Offering in the event that the underwriters exercised their over allotment option. Such options had an exercise price of $0.017 per share and vested upon the exercise of the over-allotment options given to the underwriters in the Public Offering. On January 25, 2007, the over-allotment option was fully exercised by the underwriters. Thereafter, the Pre-IPO Stockholders elected to fully exercise their options. The Company issued 225,000 shares of common stock to those Pre-IPO Stockholders and received net proceeds of $3,825.

As of September 30, 2008, the Company had authorized 89,000,000 shares of common stock, par value $0.0001 per share. Number of shares issued and outstanding was 8,758,333. Number of warrants issued and outstanding was 12,066,026.

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding December 31, 2007	11,158,358	$5.00	$5,244,429
Issued during the period	-	-	-
Units converted during the period	907,668	5.00
Expired	-	-	-
Exercised	-	-	-
Outstanding September 30, 2008	12,066,026	$5.00	$6,636,314

Following is a summary of the status of warrants outstanding at September 30, 2008:

Exercise Price	Total Warrants Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price of Exercisable Warrants
$5.00	12,066,026	2.22	$5.00	12,066,026	$5.00

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. Each ‘Unit’ comprises of 1 share of common stock and two warrants. During the quarter ended September 30, 2008, 907,668 warrants were converted and the balance outstanding is 12,066,026.

NOTE 10 — COMMON STOCK RESERVED FOR ISSUANCE

At September 30, 2008, 15,146,666 shares of common stock were reserved for issuance upon exercise of options and warrants.

NOTE 11 — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

NOTE 12 — COMMITMENTS

Subsequent to December 20, 2006, the effective day of our Public Offering, the Company agreed to pay to Shine Media Group Limited, an affiliate of David Y. Chen, the Company’s Chief Executive Officer and President, an aggregate of $10,000 a month for 24 months for office space in Shanghai as well as certain administrative, technology and secretarial services and expenses.

NOTE 13 -— INCOME TAXES

The Company utilizes SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The following is the detail of income tax expense:

09/30/ 2008	U.S.	State	Total
Current	$(252,510)	$-	$(252,510)
Deferred	252,510	-	252,510
Total	$-	$-	$-

09/30/2007	U.S.	State	Total
Current	$407,489	$0	$407,489
Deferred	-	-	-
Total	$407,489	$0	$407,489

Reconciliation of the differences between the statutory U.S. Federal income tax rate and the effective rate is as follows:

	09/30/2008	09/30/2007
US statutory tax rate	(34)%	34%
Temporary differences	34	4
Effective rate	0%	38%

The following table summarizes the significant components of our deferred tax asset at September 30, 2008 and December 31 2007:

	September 30, 2008	Dec 31, 2007
Deferred tax asset
Deferred tax carry forward	$80,659	$-
Valuation allowance	$(80,659)	$-
Net deferred tax asset	$-	$-

We recorded an allowance of 100% for its net operating loss carry forward due to the uncertainty of its realization.

NOTE 14 -— STOCK PURCHASE AGREEMENT

On May 8, 2008, the Company entered into a Stock Purchase Agreement (“Agreement”) under which it will acquire all the ordinary shares of China Greenscape Co., Ltd. (“Greenscape”), a company formed under the laws of the British Virgin Islands. The principal subsidiary of Greenscape is Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”), a company organized and existing under the laws of the Peoples Republic of China (“PRC” or “China”), and wholly owned by Greenscape.

For the acquisition of Greenscape to be completed, the Company will reincorporate and move its domicile from Delaware to the British Virgin Islands, via a redomestication merger with and into its wholly owned subsidiary, Green China Resources, Inc. (“Resources”), a company formed under the laws of the British Virgin Islands. Resources was formed for the purpose of the redomestication merger and immediate subsequent acquisition of Greenscape. Immediately following the closing of the transactions described herein, Resources will take steps to acquire all the outstanding equity of Greenscape in exchange for equity and debt securities of Resources. The outstanding warrants of Shine will be assumed by Resources. Resources will continue as a publicly traded company.

In addition to the ordinary common shares of Greenscape which are outstanding, Greenscape has outstanding two classes of preferred stock issued to investors in two private placements from which it raised approximately US$31,000,000 in working capital in 2007 and early 2008. Resources plans to take steps to acquire these outstanding shares after consummation of the acquisition of Greenscape (“Business Combination”).

Under the terms of the Agreement, immediately after the closing date, Shine will merge with and into Resources, with Resources being the surviving and continuing company, under British Virgin Islands law. Each outstanding share of common stock of Shine will be exchanged for one ordinary share of Resources, each outstanding warrant to purchase shares of common stock of Shine will be assumed by Resources by operation of law, and will be exercisable on the same terms for one ordinary share of Resources. Resources will acquire all the outstanding ordinary shares of Greenscape (“Share Transfer”), and the outstanding Class B and Class D preferred will be contributed to capital and cancelled, and any outstanding options and warrants will be terminated and Resources, when permitted by securities laws, will seek to acquire all the outstanding Class A and Class C preferred stock of Greenscape.

Immediately after the transaction, all the ordinary shares of Resources will be held by the former stockholders of Shine and the former shareholders of Greenscape, Resources will be a publicly reporting company, registered under the United States federal securities laws.

For accounting purposes, this transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former shareholders of China Greenscape will acquire majority of the outstanding shares of the Company. The historical financial statements will be those of China Greenscape.

As of September 30, 2008, the acquisition described above has not been consummated.

NOTE 15- RESTATEMENT

Subsequent to the issuance of the Company's financial statements for the year ended December 31, 2007, the Company determined that certain transactions and presentation in the financial statements had not been accounted for properly in the Company's financial statements. Specifically, the common stock subject to possible redemption was not accounted properly. The Company decided to restate the financial statements for the year ended December 31, 2007 to give effect to the changes.

The effect of the restatements is as follows:

CONSOLIDATED BALANCE SHEET
	Reported	Restated
	2007	2007

Common stock subject to possible redemption-1,379,310 shares at redemption value	$6,182,624	$8,062,924

Paid-in capital in excess of par	32,510,155	30,629,855
Total stockholders’ equity	$33,035,875	$31,155,575

Annex A

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of May 8, 2008, by and among Shine Media Acquisition Corporation, a Delaware corporation (“Shine”), Green China Resources, Inc., a company incorporated under the laws of British Virgin Islands (“Buyer”), China Greenscape Co. Ltd. (“Greenscape”), a limited liability company incorporated under the laws of the British Virgin Islands, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (the “Company”), a company organized and existing under the laws of the People’s Republic of China (“PRC”), and those persons listed on Exhibit A hereof (each a “Shareholder” and collectively the “Shareholders”). Greenscape, the Company and the Shareholders are collectively referred to as the “Sellers.” Shine, Buyer, Greenscape, the Company and the Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Shine is a corporation, listed in the United States under the symbol SHNDU.OB, formed for the purpose of acquiring, direct or indirect ownership of one or more operating businesses located in the PRC; and

WHEREAS, Buyer is a wholly-owned subsidiary of Shine; and

WHEREAS, Greenscape owns one hundred percent (100%) of the issued and outstanding ownership interest of the Company; and

WHEREAS, Greenscape, through the Company, is in the business of providing commercial nursery stock and forest products; and

WHEREAS, Shareholders are the registered owners of one hundred percent (100%) of the common shares of Greenscape and those persons listed on Schedule 1 to Exhibit B are the registered owners of one hundred percent (100%) of the shares of Greenscape Series A and Series C Preferred Stock (each a “Preferred Shareholder” and collectively as the “Preferred Shareholders”); ands

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing (as defined below), Buyer shall acquire all of the common shares of Greenscape held by the Shareholders (the “Shares”), and will be the registered owner of one hundred percent (100%) of the common shares of Greenscape, and the Shareholders, in exchange, shall receive 30,800,000 newly issued shares of ordinary shares of the Buyer (“Buyer’s Stock”); and

WHEREAS, the Parties wish to provide for the opportunity for Company to acquire all of the issued and outstanding preference shares of Greenscape; and in order to accomplish that objective, in addition to the purchase of the Shares, the Buyer intends, following the Closing, to make an offer to the Preferred Shareholders to acquire all of the Series A and Series C Preferred Shares of Greenscape (the “Preferred Shares”) held by the Preferred Shareholders for a combination of Buyer’s ordinary shares and cash, all as more fully described in Exhibit B attached hereto (the “Exchange Offer”), and subject to the acceptance of the Exchange Offer, Buyer will be the registered owner of one hundred percent (100%) of the Greenscape Preferred Shares.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of the Shares. Upon the terms and conditions hereof, at the Closing, the Shareholders shall sell, transfer and convey to Buyer, and Buyer shall purchase from Shareholders, all of the Shares. At the Closing, each Shareholder shall sell, convey, transfer and deliver all of its right, title and interest in and to the number of shares of Greenscape listed on Exhibit A opposite such Shareholder’s name, free and clear from any mortgage, pledge, lien, charge, transfer restrictions and/or security interest, as provided for, recognized and/or enforceable under the Laws of the United States, British Virgin Islands, Hong Kong or the PRC.

(a) Consideration. Subject to Section 11(d), in consideration for the Shares, Buyer shall issue to the Shareholders 30,800,000 shares of Buyer’s Stock (the “Consideration”). The number of Buyer’s ordinary shares to be received by each of the Shareholder is listed opposite such Shareholder’s name on Exhibit A attached to this Agreement.

(b)  Incentive Payments. Based on the Buyer’s consolidated post-Closing after-tax net operating profits (“Net Income”) for its fiscal years 2008 through 2012, Shareholders shall be entitled to incentive payments in the form of shares of Buyer Stock as set forth below. All Incentive Payments are intended to be and shall be deemed to be additional Purchase Consideration for all purposes. Under no circumstances shall such payments be deemed employment or consulting compensation. Such Incentive payments are subject to adjustment pursuant to Section 1(d) hereof.

(i) The 2008 Incentive Payment. If Buyer achieves Fiscal Year 2008 Net Income of twenty four million two hundred and thirty thousand dollars (US$24,230,000), based upon an audit of the books and records using generally accepted accounting principals consistently applied in the United States (“US GAAP”), Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2008 Incentive Payment”).

(ii) The 2009 Incentive Payment. If Buyer achieves Fiscal Year 2009 Net Income of thirty three million three hundred and seventeen thousand dollars (US$33,317,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2009 Incentive Payment”).

(iii) The 2010 Incentive Payment. If Buyer achieves Fiscal Year 2010 Net Income of forty one million one hundred and twenty nine thousand dollars (US$41,129,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2010 Incentive Payment”).

(iv) The 2011 Incentive Payment. If Buyer achieves Fiscal Year 2011 Net Income of fifty three million three hundred and eleven thousand dollars (US$53,311,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2011 Incentive Payment”).

(v) The 2012 Incentive Payment. If Buyer achieves Fiscal Year 2012 Net Income of sixty five million dollars (US$65,000,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2012 Incentive Payment”).

The 2008 Incentive Payment, 2009 Incentive Payment, 2010 Incentive Payment, 2011 Incentive Payment, and 2012 Incentive Payment are collectively referred to as the “Incentive Payments.” The Incentive Payments shall be earned on an all-or-none basis each year. The number of shares of Buyer Stock to be received by each of the Shareholder is listed opposite such Shareholder’s name on Exhibit A attached to this Agreement. Notwithstanding anything to the contrary, for purposes of determining the right of the Shareholders to receive Incentive Payments, an Incentive Payment for any year shall not be applied, whether in the year such payment is made or in any subsequent year, to reduce Buyer’s Net Income.

The number of shares to be issued in connection with any Incentive Payment shall be subject to adjustment as the result of the Company’s declaring any stock splits, stock dividends or other recapitalizations. In any transaction in which the Company acquires, is acquired by, merges with or otherwise combines with another business, provision shall be made in the documents governing such transaction to preserve for the Shareholders the benefits afforded them under this Paragraph (c).

(c)	Timing and Manner of Incentive Payments.

(i) Earnings Report. As promptly as possible following the end of each of the applicable time periods as described in Sections 1(b)(i)-(v), but in no event later than seventy-two (72) hours after the completion of the audit of the books and records of Buyer each year, Buyer’s auditor shall determine whether the Company has reached the applicable milestones as defined within Sections 1(b)(i)-(v) (“Earnings Report”).

(ii) Notice of Disagreement. The Shareholders shall have thirty (30) days after receipt of the Earnings Report to assert any disagreements with such items by written notice to Buyer (“Notice of Disagreement”). If such notice is not given within such thirty (30) days, the amounts reflected in the Earnings Report shall be final and binding on Buyer and the Shareholders. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the forty-five (45) day period following the delivery of any Notice of Disagreement, the parties shall attempt in good faith to amicably resolve their differences specified in the Notice of Disagreement. If, at the end of such forty-five (45) day period the parties have not reached agreement on such matters, either Buyer or the Shareholders shall submit the matters that remain in dispute for arbitration by an agreed upon accounting firm (“Arbitrating Accountants”) whose determination shall be (i) in writing, (ii) furnished to Buyer and the Shareholders as soon as practicable (and in no event later than thirty (30) days after submission of the dispute to the Arbitrating Accountants); (iii) made in accordance with the preparation of the Earnings Report; and (iv) nonappealable and incontestable by Buyer and the Shareholders and not subject to collateral attack for any reason other than manifest error or fraud. The fees and expenses of the Arbitrating Accountants shall be split 50/50 between Buyer and the Shareholders. Buyer and the Shareholders shall use its respective commercially reasonable efforts to cooperate with the Arbitrating Accountants and to cause the Arbitrating Accountants to resolve any dispute no later than thirty (30) days after submission of the dispute to the Arbitrating Accountants in accordance with this Agreement.

(d)	Minimum Balance Sheet Requirements.

(i) At the Closing or as of September 30, 2008, whichever is earlier, (the “Test Date”), Greenscape and the Company shall have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the Greenscape and the Company’s consolidated balance sheet as of March 31, 2008 reviewed by its auditor (“First Quarter Balance Sheet”).

(ii) In addition, Greenscape and the Company’s Total Debt as of the Test Date shall not exceed an amount equal to 128.8% of the Total Debt indicated on the First Quarter Balance Sheet. For purposes of this Section, Total Debt shall mean an amount equal to the sum of (A) loans extended to Greenscape or Company by any prior or existing shareholders; (B) long-term loans; (C) short-term loans; and (D) any other interest-bearing instruments.

(iii) From the date hereof to the Test Date, Greenscape and the Company shall not increase the Total Debt without Buyer’s written consent., unless for the purpose of acquiring any additional Inventory or making Inventory related Prepayments (as such term is defined under US GAAP). Should Greenscape and the Company increase Total Debt beyond the 128.8% indicated in the paragraph above, even if for the purposes of additional Inventory, it will also obtain prior written consent from Buyer.

(iv)  On the Test Date, Greenscape shall deliver a balance sheet reviewed and certified by its auditor as of such date (the “Closing Balance Sheet”). The Closing Balance Sheet shall set forth, among other things, the amount of cash and accounts receivable as of the Test Date. To the extent that the Closing Balance shows (A) cash and accounts receivable less than as required by this Section 1(d)(i), or (B) the Total Debt more than as required by this Section 1(d)(ii), (collectively the “Shortfall”), the Incentive Payments shall be reduced on a dollar for dollar basis, with each $5.28 of the Shortfall reducing the Incentive Payments by one (1) share. The reduction in Incentive Payment shall be applied against each Incentive Payment in full, as earned, until the adjustment as to the entire Shortfall shall have been achieved. Notwithstanding the above, there is nothing in this paragraph which would limit the Buyer’s ability to terminate the contract should the Total Debt exceed 128.8% (unless prior written consent has been given) as noted in the Closing Conditions below.

(e) Lockup Period. All Shareholders owning five percent (5%) or more of the outstanding ordinary shares of Buyer after the Closing shall execute a lock-up agreement, in the form and containing the substance of Exhibit C-1 hereto and incorporated herein by reference providing that such persons shall not sell or otherwise dispose of any of Buyer’s Stock until after December 20, 2009 (the “Lock-up Agreement with Ordinary Shareholders [I]”). All Shareholders owning more than one percent (1%) but less than five percent (5%) shall execute a lock-up agreement, in the form and containing the substance of Exhibit C-2 hereto and incorporated herein by reference (the “Lock-up Agreement with Ordinary Shareholders [II]”, together with Exhibit C-1 “Lock-up Agreement”).

2. The Closing or the Closing Date. The transactions set forth herein shall close within one week of the approval by Buyer’s shareholders of the transactions contemplated herein at the offices of Nixon Peabody LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306, or at such other place and time as the parties may mutually agree (the “Closing” or the “Closing Date”). The transactions contemplated herein may be closed by delivering the executed signature pages via facsimile or electronic PDF file to the other Parties followed by original signature pages sent promptly by overnight courier.

(a) Documents Delivered by the Sellers. Subject to the terms and conditions hereof, on the Closing, Sellers shall deliver to Buyer the following documents and instruments:

(i)  this Agreement executed by the Sellers;

(ii) stock certificates evidencing the Shares, with the assignments endorsed thereon or with an executed assignment separate from the certificate;

(iii)  one (1) copy resolution of the Board of Directors of Greenscape approving this Agreement, any ancillary documents to this Agreement and the transactions contemplated herein;

(iv)  certificates in compliance with Section 7(c) below;

(v)  an opinion of the Company’s PRC legal counsel in the form and substance satisfactory to Buyer’s counsel (“PRC Legal Opinion”) as set forth in Exhibit D attached hereto and incorporated hereby reference;

(vi)  an opinion of the legal counsel (“BVI Legal Opinion”) of Greenscape in form and substance as set forth in Exhibit E ;

(vii)  a letter from the Company’s certified public accountant in form and substance satisfactory to Buyer that the Financial Statements (as defined below) are substantially in accordance with the Company’s books and records, complete and accurate in all material respects and prepared in accordance with US GAAP and fairly present the financial condition of and operating results of the Company during the period indicated therein;

(viii) employment agreements (“Employment Agreements”) executed by Zhu Zhenghong, Shirley Lee, and Zhan Yousheng (collectively “Management Team”) respectively in form attached hereto as Exhibit F and incorporated hereby reference;

(ix) the appropriate Lock-up Agreements executed by each Shareholder;

(x) Disclosure Schedule of Sellers;

(xi) Officer’s Certificate;

(xii) Seller’s Certificate; and

(xiii) any approvals required by the Ministry of Commerce of the People’s Republic China (“MOFCOM”) or other PRC governmental agencies.

(b) Documents Delivered by Buyer. Subject to the terms and conditions hereof on the Closing, Buyer shall deliver the following documents and instruments:

(i)  a copy of this Agreement executed by Buyer and Shine;

(ii)  resolutions of the Board of Directors of Shine and Buyer approving this Agreement and any ancillary documents to this Agreement and the transactions contemplated herein, and the appointment of the new officers providing that such appointments to take effect upon the Closing;

(iii)  resolutions of stockholders of Shine approving this Agreement and the transactions set forth herein;

(iv) evidence of the appointment of members to the Board of Directors of Buyer, as set forth in Section 9(b)(iv) hereof, as required by law of British Virgin Islands or its memorandum and articles of association.

(v) certificates representing the new shares of Buyer’s Stock issued to each Shareholder as set forth on Exhibit A; and

(vi) Disclosure Schedule of Shine and Buyer;

(v) evidence of down payment to Shine’s investment bankers of $25,000 and $150,000 for the balance due upon delivery of the fairness opinion.

3. The Company’s Representations and Warranties. Except as set forth in the Disclosure Schedule delivered in connection herewith, the Company, Greenscape and Shareholders hereby jointly and severally represent and warrant to Buyer and Shine as of the date hereof and at and as of the Closing as follows:

(a) Capitalization of Company. Greenscape is the owner of one hundred percent (100%) of the issued and outstanding equity securities of the Company and there are no outstanding warrants, options, conversion privileges, preemptive rights, voting agreements or similar arrangements, or other rights or agreements to purchase or otherwise acquire or issue any capital stock or other equity interests of the Company.

(b) Binding Obligation. This Agreement, and all related agreements, constitute the legal, binding and valid obligations of the Company, enforceable in accordance with their respective terms.

(c) Corporate Organization and Authority. The Company: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC; (ii) is authorized to exercise all of its powers, rights and privileges and is in good standing in PRC; (iii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iv) is qualified to do business in all jurisdictions in which such qualification is required.

(d) Subsidiaries; Transactions with Affiliates. Schedule 3(d) lists the Company’s subsidiaries, associations, other business entities and any joint ventures or partnerships that the Company is directly or indirectly involved. No director, officer, key employee of the Company, spouse, parent, sibling, child or other relative or family member of any such director or key employee, and no entity controlled by any of the foregoing, has (i) any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans to, or to extend or guarantee credit from, the Company other than in the ordinary course of business; or (ii) any direct or indirect ownership interest in any Affiliate of the Company or in any firm or corporation that competes with the Company. For the purpose of this Agreement, “Affiliate” means, in respect of an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof (“Person”) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company.

(e) No Conflict With Other Instruments. Except as set forth in Schedule 3(e), the execution, delivery and performance of this Agreement and related agreements delivered in connection herewith will not result in any material violation of, be in conflict with, or constitute a breach or default under, with or without the passage of time or the giving of notice: (i) any provision of the Company’s organizational documents, including the Articles of Association; (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which the Company is a party or by which they (or any of its properties or assets) are subject or bound; (iii) any material contract, obligation or commitment to which the Company is a party or by which either of them is bound; (iv) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of the Company; (v) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which the Company is a party; or (vi) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to the Company.

(f) Changes. Since December 31, 2007, there has not been:

(i) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(ii) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

(iii) Any waiver or compromise by the Company of a valuable right or of any debt owed to it;

(iv) Any loans made by the Company to its employees, officers or directors, other than travel or like advances made in the ordinary course of business not in excess of $1,000;

(v) Any declaration or payment of any dividend or other distribution by the Company or any repurchase or redemption of the Company’s capital stock;

(vi) Any cancellation of any material purchase order or contract or any write-off as uncollectible of $10,000 or greater; or

(vii) Any material deterioration or any other event or condition of any character which has materially and adversely affected the Company’s business or prospects.

(g) Material Contracts and Obligations. Other than as disclosed in the Financial Statements of Greenscape, the Company has provided to Shine and Buyer or to counsel for such parties, and has listed on Disclosure Schedule, all contracts and agreements pertaining to the Company (1) with expected receipts or expenditures in excess of US$100,000, (2) involving a license or grant of rights to or from the Company involving patents, trademarks, copyrights or other proprietary information applicable to the business of the Company, (3) providing for indemnification by the Company with respect to infringement of proprietary rights, (4) between the Company and any officers, director or stockholder, other than agreements entered into the ordinary course of business, or (5) involving any loans or advances by the Company which are outstanding as of the date of the Closing. All such contracts and agreements are legally binding, valid and in full force and effect in all material aspects. Notwithstanding the foregoing, except as set forth in Schedule 3(g):

(i) There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.

(ii) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (1) future obligations (contingent or otherwise) of, or payments to, Company in excess of US$25,000 (other than obligations of, or payments to, Company arising from agreements with customers and vendors entered into in the ordinary course of business), (2) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from Company (other than licenses by Company of “off the shelf” or other standard products, and non-exclusive licenses to customers in the ordinary course of business), or (3) indemnification by Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(iii) Company has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements of Greenscape) individually in excess of US$25,000 or, in the case of indebtedness and/or liabilities individually less than US$25,000, in excess of US$50,000 in the aggregate, (3) made any loans or advances to any person, other than ordinary advances for travel expenses or in connection with employment relocation, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iv) For the purposes of subsections (ii) and (iii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(h) Litigation. Except as set forth on Schedule 3(h), as of the Closing, there is no claim, action, lawsuit, proceeding or investigation pending or threatened against the Company (or to the knowledge of the Company, against any of its officers or directors or the Management Team) or any basis therefor known to the Company or the Management Team, including, without limitation, any action that questions the validity of this Agreement or the right of the Company to enter into this Agreement. There is no judgment, decree or order of any court or tribunal or any arbitration or governmental authority in effect against the Company or any of its properties and assets, and the Company is not in default with respect to any such judgment, decree or order to which the Company is a party or by which it is bound. There is no action, suit, proceeding or investigation by the Company currently pending or threatened or which the Company presently intends to initiate.

(i) Title to and condition of the Assets. Schedule 3(i) is a true and correct list of all of the assets, by category, currently owned by the Company (the “Assets”). The Company has good and marketable title to the Assets, which Assets are properly reflected in the Financial Statements of Greenscape. The Assets are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, option license, encumbrance or charge. The Company owns or leases all tangible assets necessary for the conduct of its business as currently conducted. The Assets are currently in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used. All current inventory of the Company is of merchantable quality and saleable in the ordinary course of the Company’s business.

(j)  Intellectual Property Rights. Schedule 3(j) contains an accurate and complete list and description of all Intellectual Property used by the Company in connection with its business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the governmental authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number. Complete and accurate copies of all registered or pending Intellectual Property relating to the Company has been provided to Buyer. The Company: (i) it has sufficient title and ownership of all Intellectual Property, including all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, and as proposed to be conducted; and (ii) the use thereof does not, and will not, conflict with or constitute an infringement of the rights of others. Each former and current employee, officer and consultant of each group company has executed a form of agreement which provides that all Intellectual Property Rights which arise during the course or scope of their employment or engagement by the Company is owned by the Company. Any third parties have validly and irrevocably assigned all of their Intellectual Property rights to the Company or is duly and validly licensed to use all other Intellectual Property used in connection with the Company, free and clear of royalties. The Company has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Company.

(k) Taxes, Tax Returns and Audits. The Company has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities): (i) all returns and reports pertaining to all taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects; (ii) all taxes that are due from or may be asserted against the Company (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of the Company or are being contested in good faith by appropriate proceedings; (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to the Company; (iv) the Company has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of taxes; and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of the Company are in force as of the date hereof.

(l) Insurance. Schedule 3(l) sets forth a complete list and a complete accurate description of all insurance policies maintained by the Company. The Company is not aware of any pending or threatened claims against it for personal injuries, product liability or property damages.

(m) Employees; Employee Plans; Labor Matters.

(i) Employees. Schedule 3(m)(i) contains an accurate and complete list of all current managerial employees of the Company including all employees with supervisory responsibility employed by the Company as of the Closing, and the name, title and compensation of each such person. As of the Closing, the Company believes its relations with its employees are satisfactory. The Company’s employees are not represented by any labor unions nor, to the Company’s knowledge, is any union organization campaign in progress. The Company is not aware that any of its officers intends to terminate employment.

(ii) Employee Plans. Schedule 3(m)(ii) contains a description of all employee benefits, including, without limitation, pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which the Company is obligated to pay, including amounts and recipients of such payments. Except as disclosed on Schedule 3(m)(ii), the Company has complied with all applicable laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits.

(iii) Labor Matters. All contributions or payments required to be made by the Company with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Financial Statements of Greenscape: (i) all such contributions and payments required to be made by any employees of the Company with respect to the employee benefits have been fully deducted and paid to the relevant governmental authorities on or before their due dates, and no such deductions have been challenged or disallowed by any governmental authority or any employee of the Company; (ii) no liability has been incurred by the Company for breach of any contract of service, contract for services, payments under any applicable laws or for any other obligations resulting from or accruing after the termination of any contract of employment or for services; and (iii) the Company has not made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependant of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(n) Accounts Receivable; Product Warranty. All accounts receivable of the Company reflected on the Financial Statements of Greenscape are valid receivables subject to no material setoffs or counterclaims and are current and collectible in the ordinary course of business, net of the applicable reserve for bad debts reflected in the Financial Statements of Greenscape. To the Company’s knowledge, all accounts receivable reflected in the financial or accounting records of it that have arisen since December 31, 2007, are valid receivables subject to no material setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve reflected in the Financial Statements of Greenscape. No product sold, leased or delivered by the Company prior to the Closing is subject to any guaranty, warranty, right of return or other such indemnity beyond the manufacturer’s warranty. The Company has no liability for product liability or product warranty claims with respect to sales of products or services prior to the Closing (other than product warranty claims in the ordinary course of business) that would have a material adverse effect on the Company or its financial condition.

(o) No Undisclosed Material Liabilities.    Except as set forth on Schedule 3(o) or as reflected in the Financial Statements of Greenscape, the Company does not have any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise.

     (p) Real Property.    Schedule 3(p) contains an accurate and complete list and description of all real estate owned by the Company (or the equivalent in the jurisdiction(s) in which the Company operates) or to which the Company has rights, as well as any other real estate that is in the possession of or leased by the Company and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases under which any such Real Property is possessed or occupied by the Company or its Affiliates (the “Real Estate Leases”). The Company is not in default under any of the Real Estate Leases, and is not aware of any default by any of the lessors thereunder.

(q)Licenses and Permits.    The Company possesses or will possess prior to the Closing all material franchises, permits, licenses and any similar governmental authority necessary for the conduct of its business as now being conducted (“Licenses and Permits”) necessary to own and operate its business, which necessary Licenses and Permits are described or are as set forth on Schedule 3(q) hereto. Each of the Licenses and Permits is in full force and effect. The Company is not in default in any respect under any of its Licenses and Permits and has not received any notice relating to the suspension, revocation or modification of any such Licenses and Permits and has no knowledge of any event or occurrence or act or omission on the part of the Company for the period from the date of this Agreement until the date of the Closing that would or should serve as sufficient notice to the Company, or that would or should serve as sufficient grounds, for the suspension, revocation or modification of any such Licenses and Permits. The execution of this Agreement and the execution and implementation of the transactions contemplated herein do not adversely affect the Licenses and Permits held by the Company.

(r) Legal Compliance. The conduct and operations of the Company is in compliance with each law (including rules and regulations thereunder) of any national, provincial, territorial, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby; or (ii) is applicable to the Company or its business.

(s) Books and Records. As of Closing, the books of account, minute books, stock certificate books and stock transfer ledger of the Company are complete and correct in all material respects, and there have been no material transactions involving the Company which are required to be set forth therein and which have not been so set forth. Such books and records accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

   (t) Customers and Suppliers. No material supplier of the Company has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no material customer of the Company has indicated within the past year that it will stop or materially decrease the rate of buying materials, products or services from it.

(u) Governmental and Third Party Consents. Except as set forth on Schedule 3(u), the Company has secured or will secure as of the Closing, all approvals, orders, or authorizations of, or has made or will make all registrations, qualifications, designations, declarations, or filings with, any governmental authority on the part of the Company required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, except any such items which may or must be obtained or filed subsequent to the Closing.

(v) Environmental Regulations. To the Company’s knowledge, it has substantially met, and will continue through the Closing to meet substantially, all applicable national, provincial, territorial, local and foreign environmental regulations and has disposed of its waste products and effluent and/or has caused others to dispose of such waste products and effluent, in accordance with all applicable environmental regulations and in such a manner that no harm has resulted or will result to any of its employees or properties or to any other person or entities or their properties.

(w) Foreign Corrupt Practices. The Company is in full compliance with and will continue to comply with the United States Foreign Corrupt Practices Act (“FCPA”).

(x) Full Disclosure. The Company has provided Buyer with all the information that Buyer has requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other related agreements, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.
(y) Foreign Exchange Matters. The Company will complete all foreign exchange matters in connection with the remittance, conversion and use of the proceeds from the transactions contemplated herein in accordance with then applicable PRC foreign exchange regulations, if applicable.

(z) Prior Share Transfer. All previous transfers of shares of capital stock or ownership interest in the Company have fully complied with all applicable laws, regulations, ordinances, and other restrictions, including but not limited to, those of the PRC and the transferors and transferees, as appropriate, have obtained the necessary governmental approvals for such transfers.

4. Representations and Warranties of Greenscape. Except as set forth in the Disclosure Schedule delivered in connection herewith, Greenscape and Ng Sau Lai, one of the Shareholders, hereby jointly and severally represent and warrant to Buyer and Shine as of the date hereof and at and as of the Closing as follows:

(a) Corporate Organization and Authority. Greenscape is duly organized, validly existing, authorized to exercise all of its powers, rights and privileges and is in good standing in the British Virgin Islands; (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which such qualification is required.

(b) Binding Obligation. This Agreement, and all related agreements, constitute the legal, binding and valid obligations of Greenscape, enforceable in accordance with their respective terms.

    (c) Subsidiaries; Ownership of Shares. The Disclosure Schedule lists all of Greenscape’s subsidiaries and their jurisdiction of organization. As of the date of this Agreement, Greenscape is the legal owner and holder, free and clear of all liens and encumbrances of one hundred percent (100%) of the equity interests of the Company. All the outstanding equity interests of the Company have been validly issued and are fully paid and nonassessable. Except for its interest in the Subsidiary, Greenscape does not, as of the date of this Agreement, and will not, as of the date of the Closing, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity other than the Company.

(d) Capital Structure. The authorized capital of Greenscape consists of 35,000,000 shares of common shares, par value $0.01 per share and 4,000,000 shares of preferred share, par value $0.01 per share. As of the date hereof, (i) 13,000,000 shares of common share are issued and outstanding, (ii) no shares of common share are reserved for issuance upon the exercise of outstanding options and warrants to purchase Greenscape’s ordinary shares, and (iii) 400,000 shares of  Series A Preferred Shares (convertible into 4,000,000 common shares), 5 shares of Series B Preferred Share, 161,890 shares of Series C Preferred Share (convertible into 1,618,900 common shares) and 5 shares of Series D Preferred Share are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Greenscape were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Greenscape are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right or any similar right under any provision of the BVI International Business Companies Act or the Memorandum and Articles of Association, and other charter document of Greenscape. Except as set forth in this section 4 and in the Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of Greenscape or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of Greenscape or the common shares of any Subsidiary may vote (“Voting Greenscape Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Greenscape is a party or by which any of them is bound (i) obligating Greenscape to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Greenscape or the Company or any Voting Greenscape Debt, (ii) obligating Greenscape to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Greenscape. Except as set forth in the Disclosure Schedule, as of the date of this Agreement there are not any outstanding contractual obligations of Greenscape to repurchase, redeem or otherwise acquire any shares of capital stock of Shine or Buyer.

(e) Financial Statements. Prior to the execution of this Agreement, Greenscape has delivered to Buyer consolidated balance sheets dated as of December 31, 2005, 2006 and 2007, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2005, 2006 and 2007 of the Company and/or Greenscape audited by the accountants, and the notes, comments, schedules, and supplemental data therein (the “Greenscape Financial Statements”). The Greenscape Financial Statements have been prepared in accordance with U.S. GAAP throughout the periods indicated and fairly present the consolidated financial condition of Greenscape at their respective dates and the consolidated results of the operations of the Company for the periods covered thereby in accordance with U.S. GAAP. The Greenscape Financial Statements are included in Schedule 4(e) to this Agreement and are substantially in accordance with its books and records, complete and accurate in all material respects and to the Company’s knowledge prepared in accordance with generally accepted accounting principles and fairly present the financial condition of and operating results of the Greenscape during the period indicated therein.

(f) No Conflict With Other Instruments. Except as set forth in Schedule 4(f), the execution, delivery and performance of this Agreement and related agreements delivered in connection herewith will not result in any material violation of, be in conflict with, or constitute a breach or default under, with or without the passage of time or the giving of notice: (i) any provision of Greenscape’s organizational documents, including the Articles of Association; (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which the Greenscape is a party or by which they (or any of its properties or assets) are subject or bound; (iii) any material contract, obligation or commitment to which the Greenscape is a party or by which either of them is bound; (iv) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of the Greenscape; (v) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Greenscape is a party; or (vi) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Greenscape.

(g) Changes. Except for the sale of shares of Series C Preferred Stock on January 18, 2008 by Greenscape, Since December 31, 2007, there has not been:

(i) Any change in the assets, liabilities, financial condition, or operations of Greenscape except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(ii) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Greenscape;

(iii) Any waiver or compromise by Greenscape of a valuable right or of any debt owed to it;

(iv) Any loans made by Greenscape to its employees, officers or directors, other than travel or like advances made in the ordinary course of business not in excess of $1,000;

(v) Any declaration or payment of any dividend or other distribution by the Greenscape or any repurchase or redemption of Greenscape’s capital stock;

(vi) Any cancellation of any material purchase order or contract or any write-off as uncollectible of $10,000 or greater; or

(vii) Any material deterioration or any other event or condition of any character which has materially and adversely affected Greenscape’s business or prospects.

(h) Material Contracts and Obligations. Other than as disclosed in the Greenscape Financial Statements, Greenscape has provided to Shine and Buyer or to counsel for such parties, and has listed on Disclosure Schedule, all contracts and agreements pertaining to Greenscape (1) with expected receipts or expenditures in excess of US$100,000, or (2) between Greenscape and any officers, director or stockholder, other than agreements entered into the ordinary course of business, or (5) involving any loans or advances by Greenscape which are outstanding as of the date of the Closing. All such contracts and agreements are legally binding, valid and in full force and effect in all material aspects. Notwithstanding the foregoing, except as set forth in Schedule 4(h):

(i) There are no agreements, understandings or proposed transactions between Greenscape and any of its officers, directors, employees, affiliates or any affiliate thereof.

(ii) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Greenscape is a party or to its knowledge by which it is bound which may involve future obligations (contingent or otherwise) of, or payments to, Greenscape in excess of US$25,000 (other than obligations of, or payments to, Greenscape arising from agreements with customers and vendors entered into in the ordinary course of business).

(iii) Greenscape has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Greenscape Financial Statements) individually in excess of US$25,000 or, in the case of indebtedness and/or liabilities individually less than US$25,000, in excess of US$50,000 in the aggregate, (3) made any loans or advances to any person, other than ordinary advances for travel expenses or in connection with employment relocation, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iv) For the purposes of subsections (ii) and (iii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Greenscape has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(i) Litigation. Except as set forth on Schedule 4(i), there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal or government body or arbitrator pending or to the best of Greenscape’s knowledge, threatened against Greenscape which challenges, would challenge or interferes with the actions required to be taken pursuant to this Agreement.

(j) Taxes, Tax Returns and Audits. Greenscape has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities): (i) all returns and reports pertaining to all taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects; (ii) all taxes that are due from or may be asserted against Greenscape (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Greenscape or are being contested in good faith by appropriate proceedings; (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to Greenscape; (iv) Greenscape has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of taxes; and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Greenscape are in force as of the date hereof.

(k) Licenses and Permits.    Greenscape possesses or will possess prior to the Closing all material franchises, permits, licenses and any similar governmental authority necessary for the conduct of its business as now being conducted (“Licenses and Permits”) necessary to own and operate its business, which necessary Licenses and Permits are described or are as set forth on Schedule 4(k) hereto. Each of the Licenses and Permits is in full force and effect. Greenscape is not in default in any respect under any of its Licenses and Permits and has not received any notice relating to the suspension, revocation or modification of any such Licenses and Permits and has no knowledge of any event or occurrence or act or omission on the part of Greenscape for the period from the date of this Agreement until the date of the Closing that would or should serve as sufficient notice to Greenscape, or that would or should serve as sufficient grounds, for the suspension, revocation or modification of any such Licenses and Permits. The execution of this Agreement and the execution and implementation of the transactions contemplated herein do not adversely affect the Licenses and Permits held by Greenscape.

(l) Legal Compliance. The conduct and operations of Greenscape is in compliance with each law (including rules and regulations thereunder) of any national, provincial, territorial, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby; or (ii) is applicable to Greenscape or its business.

(m) Governmental and Third Party Consents. Except as set forth on Schedule 4(m), Greenscape has secured or will secure as of the Closing, all approvals, orders, or authorizations of, or has made or will make all registrations, qualifications, designations, declarations, or filings with, any governmental authority on the part of Greenscape required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, except any such items which may or must be obtained or filed subsequent to the Closing.

(n) Full Disclosure. Greenscape has provided Buyer with all the information that Buyer has requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other related agreements, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

(o) Foreign Corrupt Practices. Greenscape is in full compliance with, and will continue to comply with, the FCPA.

5. Representations and Warranties of the Shareholders. Except as set forth in the Disclosure Schedule delivered in connection herewith, each Shareholder, individually, and not jointly and severally, hereby represents and warrants to Buyer as of the date hereof and at and as of the Closing as follows:

(a) Ownership of Shares. Shareholder is the legal owner and holder of that number of shares of Greenscape’s Stock set forth next to its name on Exhibit A, which in the aggregate constitute one hundred percent (100%) of Greenscape’s issued and outstanding common shares. Upon registering of Buyer as the new owner of the Shares of Greenscape in Greenscape’s register of members, Buyer will have good title to such Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

(b) Power and Authority. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

(c) Litigation. Except as set forth on Schedule 5(c), there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal or government body or arbitrator pending or to the best of the Shareholder’s knowledge, threatened against the Shareholder which challenges, would challenge or interferes with the actions required to be taken pursuant to this Agreement.

(d) Buyer’s Stock.

(i)  Each Shareholder acknowledges that Buyer’s Stock are speculative and involve a high degree of risk, including among many other risks that the Buyer’s Stock will be restricted as elsewhere described in this Agreement and will not be transferable unless first registered under the Securities Act, or pursuant to an exemption from the Act’s registration requirements.

(ii) Each Shareholder acknowledges and agrees that they have had an opportunity to ask questions of and receive answers from Buyer regarding its history, structure, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of Buyer’s Stock.

(iii) Each Shareholder, acting with the assistance of counsel and other professional advisers, possess such knowledge and experience in financial, tax and business matters as to enable them to utilize the information made available by Buyer, to evaluate the merits and risks of acquiring Buyer’s Stock and to make an informed investment decision with respect thereto.

(iv) The Shareholder was not solicited by Buyer or anyone on Buyer’s behalf to enter into any transaction whatever, by any form of general solicitation or general advertising, as those terms are defined in Regulation D.

   (e) Restricted Securities. Each of the Shareholder understands that it will acquire securities under this Agreement that are characterized as “restricted securities” under the United States federal securities laws and with limitations imposed by Regulation D. Therefore, each of the Shareholder understands that sales of such securities may only be sold in the United States, either privately or publicly, pursuant to applicable securities laws and rules and regulations thereunder, including without limitation or exemptions from registration, or pursuant to an effective registration statement.

   (f) Legends. It is understood that the certificates evidencing the Buyer’s Stock may bear the legend set forth below in this section. Each of the Shareholder hereby consents to the inclusion of such legend on certificates of securities they receive hereunder and for the placement of stop orders against the transfer of such securities, which may be enforced by each of the Shareholder by instruction to its transfer agent or recourse to appropriate judicial authorities to prevent the registration of any transfer not in accordance with the provisions of this Agreement and the legend set forth below.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE MORTGAGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(e) Accredited Investors. Each of the Shareholders is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(f) Foreign Corrupt Practices. To the extent applicable, each of the Shareholders is in full compliance with and will continue to comply with the FCPA.

(g) Legal Compliance. The Shareholders are in compliance with each law (including rules and regulations thereunder) of any national, provincial, territorial, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or to the transactions contemplated hereby; (ii) is applicable to the ownership of the Shares or (iii) will be applicable to the Buyer’s Stock.

6. Representations and Warranties of Shine and Buyer. Except as set forth in the reports, schedules, forms, statements and other documents filed by Shine with the SEC and publicly available prior to the date of this Agreement (the “Filed Shine SEC Documents”) or in Buyer’s Disclosure Schedule delivered in connection herewith, Shine and Buyer hereby jointly and severally represent and warrant to Greenscape, the Shareholders and the Company as of the date hereof and at and as of the Closing as follows:

(a) Corporate Organization, Authority and Capital Structure.

(i)  Shine (i) is a corporation duly organized, validly existing, authorized to exercise all of its powers, rights and privileges, and is in good standing in Delaware; (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which such qualification is required.

(ii)  Buyer (i) is a company duly organized, validly existing, authorized to exercise all of its powers, rights and privileges, and is in good standing in the British Virgin Islands; (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which such qualification is required.

(b) Corporate Capital Structure.

(i) The authorized capital stock of Shine consists of 89,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, (i) 8,758,333 shares of common stock are issued and outstanding, and (ii) 15,146,666 shares of common stock are reserved for issuance upon the exercise of outstanding options and warrants to purchase Shine’s common stock. No shares of preferred stock are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Shine were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Shine are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right or any similar right under any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation, bylaw and other charter document of Shine.

(ii) The authorized capital stock of Buyer consists of 150,000,000 common shares, with no par value. One (1) common shares are issued and outstanding. All outstanding shares of the capital stock of Buyer are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right or any similar right under any provision of the BVI International Business Companies Act, or the Memorandum and Articles of Association.

(c) Transactions with Affiliates. No director, key employee of Shine and Buyer, spouse, parent, sibling, child or other relative or family member of any such director or key employee, and no entity controlled by any of the foregoing, has (i) any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from Buyer other than in the ordinary course of business; or (ii) any direct or indirect ownership interest in any Affiliate of Buyer or in any firm or corporation that competes with Buyer or with Greenscape or Company.

(d) No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and related agreements will not result in any material violation of, be in conflict with, or constitute a breach or default under, with or without the passage of time or the giving of notice: (i) any provision of Shine’s or Buyer’s organizational documents; (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Shine or Buyer is a party or by which it (or any of its properties or assets) is subject or bound; (iii) any material contract, obligation or commitment to which Shine or Buyer is a party or by which either of them is bound; (iv) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the Assets; (vi) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Shine or Buyer is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Buyer.

(e) Changes. Since the date of the Shine Financial Statements as defined in Section 6(k) and prior to Closing, there has not been and will not have been:

(i) Any change in the assets, liabilities, financial condition, or operations of Buyer, except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(ii) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Buyer;

(iii) Any waiver or compromise by the Company of a valuable right or of any debt owed to it;

(iv) Any loans made by Shine or Buyer to their employees, officers or directors other than travel or like advances made in the ordinary course of business not in excess of $2,000;

(v) Any declaration or payment of any dividend or other distribution by Shine or Buyer or any repurchase or redemption of Shine’s or Buyer’s capital stock;

(vi) Any cancellation of any material purchase order or contract or any write-off as uncollectible of $2,500 or greater; or

(vii) Any material deterioration or any other event or condition of any character which has materially and adversely affected Shine’s or Buyer’s business or prospects.

(f) No Undisclosed Material Liabilities.    Neither Shine nor Buyer has any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, other than are reflected on the Shine Financial Statements.

   (g) Litigation. As of the Closing, there is no claim, action, lawsuit, proceeding or investigation pending or threatened in writing against Shine and Buyer (or to the knowledge of Shine and Buyer, against any of its officers) or any basis therefor known to Shine or Buyer, including, without limitation, that questions the validity of this Agreement or the right of Shine and Buyer to enter into this Agreement. There is no judgment, decree or order of any court or tribunal or any arbitration or governmental authority in effect against Shine or Buyer or any of its properties and Assets, and neither Shine nor Buyer is in default with respect to any such judgment, decree or order to which Shine or Buyer is a party or by which either of them is bound. There is no action, suit, proceeding or investigation by Shine or the Buyer currently pending or threatened or which Shine or Buyer presently intends to initiate.

(h) Taxes, Tax Returns and Audits. Shine and Buyer have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities): (i) all returns and reports pertaining to all taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects; (ii) all taxes that are due from or may be asserted against Shine or Buyer (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Shine or Buyer or are being contested in good faith by appropriate proceedings; (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to Shine or Buyer; (iv) neither Shine nor Buyer has given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of taxes; and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Shine or Buyer are in force as of the date hereof or will be at and as of the date of the Closing.

(i) Legal Compliance. Except as otherwise set forth in the Disclosure Schedule, to Shine’s and Buyer’s knowledge, the conduct and operations of their respective businesses has been and will be in substantial compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby; or (ii) is applicable to Shine and Buyer or their respective businesses, except for any violation of or default under a law referred to in clause (ii) above which reasonably may be expected not to have a material adverse effect on the assets, business financial condition or results of operations of Shine or Buyer.

(j) Full Disclosure. Shine and Buyer have provided the Company with all the information that the Sellers have requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other related agreements, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

        (k) Shine Financial Statements.    The audited consolidated financial statements for the periods ended December 31, 2006 and 2007, of Shine included in Shine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as applicable, fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of Shine as of the dates thereof and Shine’s results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statement, to normal, recurring year-end adjustments which were not or are not expected to be material in amount) and the balance sheet of Shine as at December 31, 2007, that is included in such financial statements is referred to herein as the “Shine Financial Statements.”

        (l) SEC Reports.

(i) Shine has delivered to the Sellers, or there have been available by public means, (a) the Shine Financial Statements, (b) Shine’s S-1 Registration Statement (the “Registration Statement”), filed with the SEC as of September 20, 2005, Registration No. 333-127093 relating to its initial public offering of securities and (c) all other reports filed by Shine under the Securities and Exchange Act (the “Exchange Act”) (all of such reports, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(ii) As of its filing date or, if applicable, its effective date, the Shine Financial Statements, Registration Statement and each SEC Report complied in all material respects with the requirements of the laws applicable to Shine, including the Securities Act and the Exchange Act.

(iii) The Registration Statement and each SEC Report, as of its respective filing dates and as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Shine has filed all reports under the Exchange Act that were required to be filed as of the date hereof, and Shine and, to the extent applicable, Buyer, will have filed all such reports required to have been filed under the Exchange Act through the Closing, and Shine has otherwise materially complied with, and Shine and Buyer will comply and maintain compliance with all requirements of the Securities Act and the Exchange Act up to the date of the Closing.

(m) Maintenance of OTCBB Listing. At all times prior to the Closing and listing of Buyer’s shares of stock on the Nasdaq Stock Exchange, Shine shall maintain its listing on the OTCBB and comply with all applicable requirements of such exchange.

(n) Deposit of Warrant Proceeds. Buyer shall either deposit, or instruct the holders of the Warrants to deposit, the proceeds of the exercise of the Warrants into an account held by, or in the name of, Continental Stock Transfer & Trust Company.

     7. Buyer’s Conditions Precedent to Closing. All of the obligations of Buyer under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company and Sellers contained herein shall be true and correct on and as of the Closing with the same effect as if made on and as of the Closing.

(b) Performance. The Company and Sellers shall have performed or fulfilled all of their respective agreements, obligations and conditions contained herein, including, but not limited to, the execution of the documents set forth in Section 2(a) of this Agreement and the transfer of one hundred percent (100%) of the Shares and shall have obtained all consents, waivers and approvals necessary to transfer the Shares and for Buyer to operate the business.

(c) Compliance Certificate. Greenscape shall have delivered to Buyer a certificate dated as of the Closing signed by the Company certifying that the conditions set forth in Sections 7(a), 7(b) and 7(n) have been satisfied.

(d) Employment Agreements. As of the Closing, Greenscape shall have entered into Employment Agreements with each member of the Management Team.

(e) Buyer’s Investigation. Buyer’s satisfaction with the results of Buyer’s due diligence investigation including the business of Seller, the financial statements and financial books and records and assets of the Company and the Company’s employees.

(f) Approvals with the MOFCOM and Other Agencies. To the extent required by the laws of the PRC, sufficient and complete application for the registration of the transactions contemplated herein shall be submitted with the MOFCOM and any other governmental agency prior to the Closing.

(g)  Approvals and Consents. The approval of Buyer and Buyer’s professional advisors of all contracts, instruments and other documents arising out of or delivered pursuant to this Agreement and any agreement pending or continuing as of the Closing between the Company and third parties.

(h) Good Standing Certificate. Greenscape shall have delivered to Buyer or its legal counsel at or before the Closing a certified copy of a good standing certificate of Greenscape issued by the authorities of the British Virgin Islands dated not more than one week prior to the Closing.

(i) Legal Opinions. The Company and Greenscape shall have delivered to Buyer the BVI Legal Opinion and PRC Legal Opinion.

(j) Continuation of Key Agreements. The Buyer shall have determined, to its reasonable satisfaction, that all exclusive dealerships, distributorships, representation agreements, lease agreements and other material agreements of the Company currently in effect, including any to which the Company is not a party but which are for the benefit of the Company, will continue in effect following the Closing on substantially the same terms as are presently extended to the Company.

(k) Real Property Leases. The Company shall have maintained in good standing the terms of Real Property Leases.

(l) No Material Deterioration. There shall have been no material deterioration in the business, financial condition or operating results of Greenscape or the Company.

(m) No Pending Litigation. Except as set forth in the Disclosure Schedule, no action, suit or proceeding shall be instituted, pending or threatened which relates to this Agreement or the transactions contemplated hereby that, if decided unfavorably, would adversely affect either the right of Buyer to own and operate Greenscape and the Company or the value of Greenscape and the Company. Any action, suit or proceeding with an actual or potential claim of $100,000 or more or an estimated cost to defend of $100,000 or more shall be deemed to be “material.”

(n) Business Licenses. The Company shall have received and maintained all business licenses, permits and governmental approvals necessary to operate the business of the Company after the Closing.

(o) Completion of Redemption. Greenscape shall have completed the redemption of one hundred percent (100%) of its outstanding Series B and D Preferred Stock.

(p) Post-Closing Capitalization. At and immediately after the Closing, the authorized capitalization and the number of issued and outstanding shares of the capital stock of the Company and Greenscape on a fully-diluted basis, shall be as set forth in Disclosure Schedules.

(q) Stockholders Approval. Shine shall have received the approval of its stockholders, as required by its Fourth Amended and Restated Certificate of Incorporation, Article Fifth of Exhibit A attached thereto, Memorandum and Articles of Association, and Bylaws, of this Agreement, the ancillary documents and the transactions contemplated herein.

(r) No Conversion. Less than twenty percent (20%) of the shares of Shine held by public shareholders shall exercise their right to convert such shares into cash, as provided in its Fourth Amended and Restated Certificate of Incorporation, Article Fifth of Exhibit A attached thereto.

(s)  Appointment of Directors. Buyer and Greenscape shall have agreed upon nominees to the Board of Directors of Buyer acceptable to Buyer and such nominees shall have been appointed to the Board of Directors of Buyer effective upon the Closing.

(t) Limitation on Total Debt. Greenscape and the Company’s Total Debt as of the Test Date shall not exceed an amount equal to 128.8% of the Total Debt indicated on the First Quarter Balance Sheet except with the express prior written consent of Buyer as set out in Paragraph 1(d) above.

8. Conditions Precedent to Closing of Sellers. The obligations of the Sellers under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Shine and Buyer contained in this Agreement shall be true and correct on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

(b) Approval of Contracts. The approval of Sellers’ professional advisors of all contracts, instruments and other documents arising out of or delivered pursuant to this Agreement.

(c) Performance. Shine and Buyer shall have performed or fulfilled all agreements, obligations and conditions contained herein and shall have obtained all consents, waivers and approvals necessary to transfer the Stock Consideration to Buyer.

(d)  No Material Deterioration. There shall have been no material deterioration in the business or financial condition of Shine or Buyer.

(e) SEC Reports/Proxy Statement. Shine shall have timely filed all reports and other documents required to be filed by Shine under the U.S. federal securities laws through the Closing Date, including filing the proxy statement/registration statement required to solicit the approval of Shine’s stockholders for this Agreement and the transactions contemplated hereby. Provided, however, Greenscape and the Company will use reasonable commercial efforts to provide any information in their possession which in the opinion of Buyer or its legal counsel is required to be included in the Proxy/Registration Statement.

(f) OTCBB Quotation. Shine or its successor shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board, and no reason shall exist as to why such status shall not continue immediately following the Closing, except that Shine shall have made reasonable commercial efforts to obtain approval for a listing on the Nasdaq stock market to take effect immediately or as soon as practicable following the Closing.

(g)  Redomestication Merger. Shine shall have completed the merger with and into Buyer with Buyer as the survivor under the laws of the British Virgin Islands, and Buyer will be a company registered under the Exchange Act (“Redomestication Merger”).

9.	Covenants for the Period Preceding Closing.

(a) Covenants of Greenscape and the Company

(i) Business Operation.  Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by this Agreement or with the written consent of Shine, Buyer or the appropriate government officials in the PRC, as the case may be, from the date of this Agreement and at all times up to and including the Closing Date, Greenscape and the Company shall comply with, the following restrictions and requirements:

A.  carry on its business prudently in the usual and ordinary course consistent with past practice and, subject to the compliance with applicable laws, use its best efforts to preserve its relationships with customers, suppliers and other third parties having business dealings Greenscape or the Company;

B.  not amend, alter or repeal, whether by merger, reclassification or otherwise, any provision of its memorandum or articles of association, and other by-laws or equivalent constitutional documents, in a manner that is inconsistent with the provisions and intentions of this Agreement;

C. not increase, reduce, consolidate, sub-divide or cancel its authorized capital or total investment or issued capital or registered capital, except as contemplated in this Agreement;

D. not change its name or the name under which it carries on business;

E. not change its jurisdiction of incorporation;

F. not pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

G. not change its nature or scope (including the geographical scope) of the business or not commence or carry on any type of business not ancillary or deviating from its existing business; not consolidate or merge with any other business, which is not part of its existing business of as at the date of this Agreement;

H. not offer, sell or issue, or enter into any agreement to issue, any instrument providing for the offer, sale or issuance (contingent or otherwise) of any shares or convertible securities, or any equity securities of Greenscape or the Company;

I. subject to Section 1(d), not increase the number of shares available for grant or issuance under any share option plan or other share incentive plan or arrangement or make any amendment to or terminate any such plan or arrangement;

J. not make any investment or incur any commitment other than in the ordinary course of business;

K.  not sell, dispose of or transfer any of its assets, business or shares;

L.  Subject to Section 1(d), not borrow any monies or create any encumbrance (other than a lien arising by operation of law) over the whole or any part of its undertaking, property or assets;

M.  not enter into any contract or expenditure the value of which exceeds US$150,000 without the prior written consent of Buyer other than in the ordinary course of business and on arm’s length terms;

N.  not make any loan or advance or give any credit (except trade credit to customers in the ordinary course of business); not give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person, except that Greenscape may do so for the Company;

O.  not amend, alter, terminate any material contract; and

P. not agree in writing or otherwise to take any of the foregoing actions.

(ii) Full Access. Prior to the Closing, the Company and Greenscape shall permit Shine and the Buyer and their representatives to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company. Shine, Buyer and their representatives (i) shall treat and hold as confidential any Confidential Information (as defined below); (ii) shall not use any of the Confidential Information except in connection with this Agreement; and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company the Confidential Information (and all copies) thereof which are in its possession. For purposes of this Agreement, “Confidential Information” means any information of Greenscape or the Company that is furnished to Shine or the Buyer by Greenscape or the Company in connection with this Agreement; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly; (ii) which, after disclosure to Shine or Buyer, becomes available publicly through no fault of Shine or the Buyer; or (iii) which Shine or the Buyer knew prior to disclosure.

(iii) Exclusivity. Unless the transaction has been terminated by mutual agreement of the Parties hereto, from and after the date hereof until Closing or August 31, 2008, the Company shall not directly or indirectly (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than Buyer) concerning any merger, consolidation, sale of material assets, or other business combination involving the Company or any division of the Company, or to sell the Shares; or (ii) provide any non-public information to any prospective acquirers (other than Buyer).

(iv) Interim Financial Information.    From the date of this Agreement until the Closing, Greenscape and the Company shall provide to Shine a copy of the monthly internal management reports of financial operations of the Company. The above interim financial information shall be delivered to Shine no later than twenty-five (25) days after the end of each calendar month. The Company shall prepare such financial information in good faith.

(v) Proxy Information.    As a condition to Shine’s calling and holding the Stockholder Meeting, the Company will furnish to Shine such information as is reasonably required by Shine for the preparation of the Proxy Statement/Registration Statement in accordance with the requirements of SEC, including full and accurate descriptions of the Company’s business, material agreements affecting the Company and Greenscape, and the Greenscape Financial Statements, including any interim statements that are required under SEC rules to be included in such materials. (collectively, “Proxy Information”). The Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Information not misleading at the time of distribution by Shine and at the Closing, and the Company agrees to notify Shine promptly of any material changes to Proxy Information previously provided to Shine.

(vi)  Employment Agreement. The members of the Management Team shall sign Employment Agreements in the form attached hereto as Exhibit F.

(vii) Regulatory Approvals of the PRC.    Greenscape and the Company shall use their best efforts to accomplish as soon as possible the following: (i) submit applications for approval of this Agreement to the applicable government authority of the PRC whose approval is required, if any; (ii) obtain the appropriate licenses and permits, if any; (iii) deliver the Amended and Restated Articles of Association of the Company reflecting the transfer of the Shares within reasonable time; and (iv) any application and registration of the Company trademarks with competent government authority.

(viii) Redemption of Stock. Prior to the Closing, Greenscape will redeem all outstanding Series B and Series D preferred stock at a price of one dollar (US$1) per share.

(b) Covenants of Shine and Buyer.

(i) Stockholder Meeting.    Shine shall cause a meeting of its stockholders (the ”Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement, as required by Shine’s certificate of incorporation. The directors of Shine shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with such meeting, Shine (i) will file with the SEC as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting; (ii) upon receipt of approval from SEC, will mail to its stockholders the Proxy Statement and other proxy materials; (iii) will use its best efforts to obtain the necessary approvals by its stockholders as set forth in Section 7(q) and 7(r); and (iv) will otherwise comply with all legal requirements applicable to such meeting.

(ii) Trust Fund.    On or before the Closing, Shine shall procure the liquidation of the Trust Account pursuant to the Trust Agreement. The Company, Greenscape and Sellers each hereby waive all claims of any nature whatsoever against this trust account prior to the Closing.

(iii)  Redomestication Merger. Prior to the Closing, subject to its stockholders’ approval, Shine shall merge with and into Buyer and buyer will become the reporting company under the Exchange Act.

(iv) Board Matters. As promptly as possible following the date hereof, Shine shall take all actions necessary to ensure that the board of directors of Buyer following Closing (the “Board”) shall consist of seven (7) directors. Sellers may appoint up to four (4) members, at least two of whom shall comply with the requirements for an independent director as specified by the Nasdaq rules and regulations. Shine may appoint one member, and Shine and Chardan Capital, LLC shall jointly appoint two (2) members to the Board, at least two of which three shall comply with the requirement for an independent director as specified by the Nasdaq rules and regulations. In the event that fewer than seven (7) directors are appointed, there will, in all cases, be a majority of independent directors (“Independent Directors”). For a period of three (3) years from the Closing, Buyer shall not, without first obtaining the approval of at least a majority of the Independent Directors:

A. consummate a sale, transfer or other disposition of all or substantially all of Buyer’s assets;

B. consummate a merger or consolidation of Buyer with or into another entity (except a merger or consolidation in which the holders of capital stock of Buyer immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Buyer or the surviving or acquiring entity in relatively the same proportions);

C. transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Buyer’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Buyer;

D. a liquidation, dissolution, or winding up of Buyer;

E.  authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for value under the fair market value of such securities as set by the stock exchange listing the company’s securities;

F. redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Buyer for value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or

G. incur indebtedness in excess of two hundred and fifty thousand dollars ($250,000) which is outside the normal course of Buyer’s business.

(v)  NASDAQ Listing Application. The Buyer shall, as soon as practicable after filing the initial prospectus/proxy materials, submit and use reasonable commercial efforts to prosecute an application for listing of its stock and warrants on the Nasdaq Stock Market, with the intention, subject to meeting the minimum requirement of 300 shareholders, of having a listing approval prior to the Closing.

(vi) Stock Option Plan. The Buyer shall adopt a 2008 employee stock option plan (the “Plan”) and reserve 5,500,000 (five million and five hundred thousand) common shares for issuance under the Plan.

(c) Covenants of the Parties.

(i) Best Efforts. Each of the parties shall use its best efforts, to the extent commercially reasonable, to take all action and to do all things necessary, proper or advisable including but not limited to obtaining all such waivers, permits, consents, approvals or other authorizations from third parties and governmental entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

(ii) Fulfillment of Conditions.    From the date hereof to the Closing Date, each of Shine, Buyer, Greenscape and the Company shall use its best efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (i) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby; and (ii) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of Greenscape, the Company, Shine or Buyer in such manner that on the Closing Date the representations and warranties of Greenscape, the Company, Shine and Buyer contained herein shall be accurate as though then made).

           (iii) Disclosure of Certain Matters. From the date hereof through the Closing Date, Greenscape, the Company, Shine and Buyer shall give each other prompt written notice of any event or development that occurs that (i) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement; (ii) would cause any of the representations and warranties of Greenscape, the Company, Shine or Buyer contained herein to be inaccurate or otherwise misleading; (iii) gives Greenscape, the Company, Shine or Buyer any reason to believe that any of the conditions set forth in this Agreement will not be satisfied; (iv) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Greenscape, the Company, Shine or Buyer; or (v) would require any amendment or supplement to the Proxy Statement.

(iv) Public Announcements.    From the date of this Agreement until Closing or termination, Shine, Buyer, Greenscape and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Shine, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

10.	Covenants for the Period Post-Closing.

(a) Post-Closing Assurances.   The Company, Greenscape and Buyer, from time to time after the Closing, at the request of either party will take such other actions and execute and deliver such other documents, certifications and further assurances as the Company may reasonably require in order to manage and operate the Company including, but not limited to executing such certificates as may be reasonably requested by accountants in connection with any audit of the Shine Financial Statements through the Closing Date.

(b)  Injunctive Relief.    If the Company breaches, or threatens to breach, any of the provisions of this Agreement, Buyer shall have the right and remedy to have the provisions of this Section 10 specifically enforced by any governmental authority, it being acknowledged and agreed by the Company that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy.

(c) Licenses and Permits. The Company shall use its best efforts to procure the renewal and/or continuation of proper licenses, permits and any similar governmental approvals necessary for the lawful conduct of its business as now being conducted.

11.	Indemnification.

(a) Indemnification by the Company, Shareholders and Greenscape. Sellers shall, jointly and severally, indemnify Shine and Buyer in respect of, and hold Shine and Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Shine and Buyer, arising out of or in connection with:

(i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company, Greenscape or Shareholders, or any of them, contained in this Agreement; and

(ii) any liability of any nature whatsoever, including any unpaid taxes, which is not reflected in the Financial Statements or the Disclosure Schedule.

(b) Indemnification by Shine and Buyer. Shine and Buyer shall Indemnify Sellers in respect of, and hold them harmless against, any and all debts, obligations or other liabilities, monetary damages, fines, fees or penalty interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Sellers arising out of:

(i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Shine or Buyer, or either of them, contained in this Agreement; and

(ii) any liability of any nature whatsoever, including any unpaid taxes, which is not reflected in the Shine Financial Statements or the Disclosure.

Notwithstanding anything to the contrary herein, no indemnification shall be required to the extent that aggregate liability of Shine and Buyer exceeds $250,000.

(c) Survival. The representations, warranties, covenants and agreements of Shine, Buyer, the Company, Greenscape and the Shareholders as set forth in this Agreement shall survive the closing and consummation of the transactions contemplated hereby for a period of three (3) years from the Closing Date, except with respect to indemnification for tax liability which shall survive for the applicable statute of limitations and shall not be affected by any examination made for or on behalf of the Company or the knowledge of the Company. If a notice is given before expiration of such periods, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claims.

     (d) Adjustment to Purchase Consideration; Setoff.     Any indemnification payments made pursuant to this Section 11 shall be deemed to be an adjustment to the Consideration. To the extent that the Company, Greenscape and Shareholders are obligated to indemnify Shine or Buyer under the provisions of this Section 11 for damages reduced to a monetary amount, Shine or Buyer shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Company, Greenscape or Shareholder, whether under this Agreement or any other agreement between any of the Sellers and any of Shine or Buyer’s affiliates, subsidiaries or controlled persons or entities. To the extent that Shine or Buyer is obligated to indemnify the Company, Greenscape and the Shareholders after Closing under the provisions of this Section 11 for damages reduced to a monetary amount, the Company, Greenscape and Shareholders after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with Shine or Buyer, whether under this Agreement or any other agreement between any of the Sellers and any of Shine or Buyer’s affiliates, subsidiaries or controlled persons or entities

12.	Miscellaneous.

(a)      Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement between the Parties relative to the subject matter hereof. Any previous agreements between the parties are superseded by this Agreement. Subject to any exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

(b)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)  Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

(e)  Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon (i) personal delivery, or (ii) three (3) days after deposit with a reputable overnight mail carrier such as DHL World wide or Federal Express, postage prepaid, addressed as set forth on the signature page or at such other address as the Parties may designate by ten (10) days’ advance written notice to the applicable Party; or (iii) the next day if sent via electronic mail to the address last designated by the recipient.

(f)       Amendment of Agreement. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. No amendment to this Agreement after the Closing shall be effective unless in addition to the requirements set forth in this Section, the parties obtain the written consent of the director(s) currently serving Buyer who continue to serve after the Closing.

(g)  Expenses. Each party hereto shall bear its own expenses in connection with the transactions contemplated by this Agreement.

(h)      Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(i) Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

(j) No Claim Against Trust Fund.    It is understood by Sellers that in the event of any breach of this Agreement by Shine or Buyer, that they will not make any claim against the amount of the funds held in Shine’s trust fund established at the time of Shine’s initial public offering.

(k) Force Majeure.

(i) “Force Majeure” shall mean any event or condition not within the reasonable control of a Party, which prevents in whole or in material part the performance by such Party of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

(ii)  Upon giving notice to the other Party, a Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall be made via cable or telex or fax and shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event.

(iii)  Should the period of Force Majeure continue for more than six (6) consecutive months, either Party may terminate this Agreement without liability to the other Party, except for payments due to such date, upon giving written notice to the other Party.

        (l) Language.    This official language of this Agreement shall be English and a version in any other language shall not be used in the interpretation hereof.

(m) Confidentiality. The terms of this Agreement shall not be disclosed to any third party without the prior written consent of Parties to this Agreement, unless required by appropriate court or agency order.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SHINE:

SHINE MEDIA ACQUISITION CORP.,
a Delaware corporation

By:	/s/ David Chen

Name:	DAVID YU CHEN

Its:	CEO

BUYER:

GREEN CHINA RESOURCES, INC.,
a company incorporated under the laws of the British Virgin Islands

By:	/s/ David Chen

Name:	DAVID YU CHEN

Its:	DIRECTOR

Address:
381 Huai Hai Zhong Road
Level 29, Central Plaza
Shanghai 200020
People’s Republic of China

GREENSCAPE:

CHINA GREENSCAPE CO. LTD.

a company incorporated under the laws of the British Virgin Islands

By:	/s/ Ng Sau Lai

Name:	NG SAU LAI

Its:	DIRECTOR

Address:
Sunshine Science & Technology Building
Xinqiao Town, Jiangyin City
Jiangsu 214426
People’s Republic of China

COMPANY:

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
a limited liability company organized under the laws of the PRC

By:	/s/ Zhu Zhenghong

Name:	ZHU ZHENGHONG

Title:	GENERAL MANAGER

Address:
Sunshine Science & Technology Building
Xinqiao Town, Jiangyin City
Jiangsu 214426
People’s Republic of China

SHAREHOLDERS:

LUCMINTON CO., LTD

By:	/s/ Ng Sau Lai

Name:	NG SAU LAI

Title:	DIRECTOR

Address:

KELELL INC.

By:	/s/ Luk Hiu Ming
Name:	LUK HIU MING
Title:	DIRECTOR

Address:

COWAY ASIA PACIFIC LIMITED

By:	/s/ Sung Choi Ha
Name:	SUNG CHOI HA
Title:	DIRECTOR

Address:

MAX SEA GROUP LIMITED

By:	/s/ Cheung Pui Veronica
Name:	CHEUNG PUI VERONICA
Title:	DIRECTOR

Address:

LIPING HE

By:	/s/ Liping He
Name:	LIPING HE
Title:

Address:

TIFFANY HE

By:	/s/ Tiffany He
Name:	TIFFANY HE
Title:	DIRECTOR

Address:

EXHIBITS TO STOCK PURCHASE AGREEMENT

SHAREHOLDER LIST OF CHINA GREENSCAPE

LIST OF PREFERRED SHAREHOLDERS

FORM OF LOCK UP AGREEMENT WITH PREFERRED SHAREHOLDERS

FORM OF LOCK-UP AGREEMENT WITH ORDINARY SHAREHOLDERS [I]

FORM OF LOCK-UP AGREEMENT WITH ORDINARY SHAREHOLDERS [II]

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT A

SHAREHOLDERS

Name	Number of Greenscape Stock Sold (Post Split)	Number of Buyer Stock Received	Percentage of Incentive Payments
Lucminton Co., Ltd	23,500,000	23,500,000	76.30%
Kelell Inc.	2,200,000	2,200,000	7.14%
Coway Asia Pacific Limited	2,100,000	2,100,000	6.82%
Max Sea Group Limited	2,000,000	2,000,000	6.49%
Liping He	600,000	600,000	1.95%
Tiffany He	400,000	400,000	1.30%
Total	30,8000,000	30,800,000	100%

LIST OF PREFERRED SHAREHOLDERS

Name	Number of Greenscape Preferred Stock Hold (Pre-Split)
Chardan China Investments, LLC	400,000 shares of Series A Preferred
Ancora Greater China Fund, LP	7,280 shares of Series C Preferred
GB Global Private Balanced Fund I	43,681 shares of Series C Preferred
China Private Equity Partners Co., Limited	11,648 shares of Series C Preferred
Jeff Feinberg Family Trust	1,456 shares of Series C Preferred
Jeff Feinberg	2184 shares of Series C Preferred
MidSouth Investor Fund LP	7,280 shares of Series C Preferred
Renaissance US Growth and Income Trust, PLC	36,401 shares of Series C Preferred
Premier Renn US Emerging Growth Fund Limited	14,560 shares of Series C Preferred
US Special Opportunities Trust PLC	21, 840 shares of Series C Preferred
Egatniv, LLC	1,000 shares of Series C Preferred
Orion KF Partners	11,648 shares of Series C Preferred
Nicole Kubin	2,912 shares of Series C Preferred

Total

FORM OF LOCK UP AGREEMENT WITH PREFERRED SHAREHOLDERS

THIS AGREEMENT (the "Agreement"), is made and entered into by the undersigned (each a “Preferred Shareholder” and collectively “Preferred Shareholders” ), and Green China Resources, Inc., a company established under the laws of British Virgin Islands (“Buyer”) as of the ____ day of ________, 2008 (the “Effective Date”). Buyer and Preferred Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise herein defined shall have the meanings set forth for such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer has acquired 100% of the issued and outstanding ordinary shares of China Greenscape Co. Ltd. (“Greenscape”), pursuant to that certain stock purchase agreement (the “Stock Purchase Agreement”); and

WHEREAS, Buyer is offering to the Preferred Shareholders the opportunity to exchange their preferred shares of Greenscape for ordinary shares of Greenscape Acquisition Group plus a certain amount of cash (the “Exchange Offer”); and

WHEREAS, the Exchange Offer is extended on the condition that each participating Preferred Shareholder will enter into and be subject to the terms of this Agreement.

AGREEMENT

 NOW, THEREFORE, in consideration of the transactions contemplated by the Exchange Offer and the mutual promises and covenants contained herein, each of the undersigned Preferred Shareholders agrees as follows:

 1.  Restriction on Transfer of Shares. Without a waiver given upon an affirmative vote of the independent members of the Board of Directors of Buyer, during the term of this Agreement, each of the undersigned Preferred Shareholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Buyer’s ordinary shares held, or to be held or entitled to be received by such Preferred Shareholder, subject to the ability to transfer Buyer’s ordinary shares in the following amounts and during the following periods:

   (a)  an initial ten percent (10%) on the Effective Date;

(b)   an additional twenty five percent (25%) beginning three (3) months after the Closing Date (as such term is defined in the Stock Purchase Agreement);

(c)  the remaining sixty five percent (65%) at any time beginning six (6) months after the Closing Date.

2.  Notation of Shares. Each undersigned Preferred Shareholder understands that the transfer agent of Buyer may be given notice that Buyer’s ordinary shares held by Preferred Shareholders are subject to the terms of this Agreement, and such Buyer’s ordinary shares shall not be transferred except in accordance with the terms hereof.

 3.  Remedies. The undersigned acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

4.  Term. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earliest of: (i) the expiration or termination of the Stock Purchase Agreement; or (ii) with respect to a Preferred Shareholder who is in the Management Team (“Management Preferred Shareholder”), upon the termination of employment of the Management Preferred Shareholder by Shine, Buyer, Greenscape or a Subsidiary of Greenscape without cause or as a result of a breach by Shine, Buyer, Greenscape or a Subsidiary of Greenscape of any employment agreement with such Management Preferred Shareholder.

5.  Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that any Preferred Shareholder may agree to in writing, to the extent that such additional restrictions may be more restrictive.

6.  Successor and Assigns. This Agreement shall be binding upon each of the undersigned Preferred Shareholders and each of his or her respective heirs and assigns.

7.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8.  Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Preferred Shareholders as of the day and year first above written.

BUYER:

GREEN CHINA RESOURCES, INC.,
a company established under the laws of the British Virgin Islands

By:
Name:
Its:

Address:

PREFERRED SHAREHOLDERS:

By:
Name:

Address:

By:
Name:

Address:

FORM OF LOCK UP AGREEMENT WITH ORDINARY SHAREHOLDERS [I]

THIS AGREEMENT (the "Agreement"), is made and entered into by the undersigned (each a “Shareholder” and collectively “Shareholders” ), and Green China Resources, Inc., a company established under the laws of British Virgin Islands (“Buyer”) as of the ____ day of ________, 2008. Buyer and Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise herein defined shall have the meanings set forth for such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Shareholders, who among them own more than 5% of the issued and outstanding ordinary shares of China Greenscape Co. Ltd. (“Greenscape”), a limited liability company organized under the laws of the British Virgin Islands, among others, have entered into that certain Stock Purchase Agreement of even date herewith (“Stock Purchase Agreement”); and

WHEREAS, in connection with and pursuant to the terms of the Stock Purchase Agreement, each Shareholder shall hold or be entitled to receive ordinary shares of Buyer; and

WHEREAS, each Shareholder is entering into this Agreement to set forth certain terms and conditions governing its actions for a period of time following the Closing of the transactions contemplated in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the transactions contemplated by the Stock Purchase Agreement and the mutual promises and covenants contained herein, each of the undersigned Shareholders agrees as follows:

1.  Restriction on Transfer of Shares. Without a waiver given upon an affirmative vote of the independent members of the Board of Directors of Buyer, during the term of this Agreement, each of the undersigned Shareholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Buyer’s ordinary shares held, or to be held or entitled to be received by such Shareholder.

2.  Notation of Shares. Each undersigned Shareholder understands that the transfer agent of Buyer may be given notice that Buyer’s ordinary shares held by Shareholders are subject to the terms of this Agreement and such Buyer’s ordinary shares shall not be transferred except in accordance with the terms hereof.

3.  Remedies. The undersigned acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

 4.  Term. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earliest of: (i) the expiration or termination of the Stock Purchase Agreement; (ii) December 20, 2009; or (iii) with respect to a Shareholder who is in the Management Team (“Management Shareholder”), upon the termination of employment of the Management Shareholder by Shine, Buyer, Greenscape or a Subsidiary of Greenscape without cause or as a result of a breach by Shine, Buyer, Greenscape or a Subsidiary of Greenscape of any employment agreement with such Management Shareholder.

5.  Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that any Shareholder may agree to, to the extent that such additional restrictions may be more restrictive.

6.  Successor and Assigns. This Agreement shall be binding upon each of the undersigned Shareholders and each of his or her respective heirs and assigns.

7.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8.  Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Shareholders as of the day and year first above written.

BUYER:

GREEN CHINA RESOURCES, INC.,
a company established under the laws of the British Virgin Islands

By:
Name:
Its:

Address:

SHAREHOLDERS:

By:
Name:

Address:

By:
Name:

Address:

FORM OF LOCK-UP AGREEMENT WITH ORDINARY SHAREHOLDERS [II]

THIS AGREEMENT (the "Agreement"), is made and entered into by the undersigned (each a “Shareholder” and collectively “Shareholders” ) and Green China Resources, Inc., a company established under the laws of British Virgin Islands (“Buyer”) as of the ____ day of ________, 2008. Buyer and Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise herein defined shall have the meanings set forth for such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Shareholders, who among them own more than 1% but less than 5% of the issued and outstanding ordinary shares of China Greenscape Co. Ltd. (“Greenscape”), a limited liability company organized under the laws of the British Virgin Islands, among others, have entered into that certain Stock Purchase Agreement of even date herewith (“Stock Purchase Agreement”); and

WHEREAS, in connection with and pursuant to the terms of the Stock Purchase Agreement, each Shareholder shall hold or be entitled to receive ordinary shares of Buyer; and

WHEREAS, each Shareholder is entering into this Agreement to set forth certain terms and conditions governing its actions for a period of time following the Closing of the transactions contemplated in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the transactions contemplated by the Stock Purchase Agreement and the mutual promises and covenants contained herein, each of the undersigned Shareholders agrees as follows:

1.  Restriction on Transfer of Shares. Without a waiver given upon an affirmative vote of the independent members of the Board of Directors of Buyer, during the term of this Agreement, each of the undersigned Shareholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Buyer’s ordinary shares held, or to be held or entitled to be received by such Shareholder, subject to the ability to transfer Buyer’s ordinary shares in the following amounts and during the following periods:

(a)  an initial ten percent (10%) on the Effective Date;

(b) an additional twenty five percent (25%) beginning three (3) months after the Closing Date;

(c)  the remaining sixty five percent (65%) at any time beginning six (6) months after the Closing Date.

2.  Notation of Shares. Each undersigned Shareholder understands that the transfer agent of Buyer may be given notice that shares Buyer’s ordinary shares held by Shareholders are subject to the terms of this Agreement and such shares of Buyer’s ordinary shares shall not be transferred except in accordance with the terms hereof.

3.  Remedies. The undersigned acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

4.  Term. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earliest of: (i) the expiration or termination of the Stock Purchase Agreement; or (ii) with respect to a Shareholder who is in the Management Team (“Management Shareholder”), upon the termination of employment of the Management Shareholder by Shine, Buyer, Greenscape or a Subsidiary of Greenscape without cause or as a result of a breach by Shine, Buyer, Greenscape or a Subsidiary of Greenscape of any employment agreement with such Management Shareholder.

5.  Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that any Shareholder may agree to, to the extent that such additional restrictions may be more restrictive.

6.  Successor and Assigns. This Agreement shall be binding upon each of the undersigned Shareholders and each of his or her respective heirs and assigns.

7.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8. Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

9.  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Shareholders as of the day and year first above written.

BUYER:

GREEN CHINA RESOURCES, INC.,
a company established under the laws of the British Virgin Islands

By:
Name:
Its:

Address:

SHAREHOLDERS:

By:
Name:

Address:

By:
Name:

Address:

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ______________, 200_ between _____________________, residing at ____________________________ (“Executive”), and _______________. a British Virgin Islands corporation having its principal office at _____________________ (the “Company”).

WHEREAS, the Company believes that Executive provides unique management services for the Company and wishes to retain the continued services of Executive as its _____________________________; and

WHEREAS, the Company and Executive have reached an understanding with respect to the extension of Executive’s employment with the Company for a three (3) year period commencing as of ______________, 200_ and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby aJgree as follows:

1.Employment, Duties and Acceptance.

1.1 Effective as of ______________, 200_ the Company hereby agrees to the continued employment of Executive as its ___________________, and Executive hereby accepts such continued employment on the terms and conditions contained in the Agreement. During the term of this Agreement, Executive shall make himself available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (the “Board” or “Board of Directors”).

1.2 The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as __________________ of the Company (“____”) and would otherwise be consistent in stature and prestige with the responsibilities of a ______.

Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties; provided, however, that Executive may continue to be actively involved in educational and civic activities to the extent that such activities do not materially detract from the reasonable performance of his duties (such material detraction to be evidenced by a resolution approved by the majority of the Board and a written notice to Executive, in which event Executive shall have one hundred and twenty (120) days to reduce the level of such activities in a reasonable manner). The Company recognizes the value to it of Executive’s continued involvement in these activities and will reimburse Executive for reasonable expenses incurred by him in connection with such activities. Any such expense in excess of $1000 shall be pre-approved. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest) and (ii) serving on the Board of Directors of not more than three corporations involved primarily in “for profit” business activities; provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof and are promptly disclosed to the Board of Directors of the Company.

2.Compensation and Benefits.

2.1 The Company shall pay to Executive a salary at an annual base rate of not less than $_______ for the first ___-year period during the term hereof . During Executive’s employment, salary will be paid every one calendar month or according to Company policy in effect from time to time.. Executive’s annual base rate will be reviewed one month prior to the commencement of the third year for purposes of determining what the new base salary will be.

2.2 The Company shall also pay to Executive such bonuses as may be determined from time to time by the Compensation Committee of the Board of Directors. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Committee of the Board of Directors; provided, however, that the total bonus shall not exceed 50% of Executive’s annual base rate under Section 2.1 as of the date the bonus is awarded. In determining the annual bonus to be paid to Executive, the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, Executive’s contribution to the following:

(a) growth in the Company’s per share value;

(b) achievement by the Company of specific identified targets selected by the Committee from time to time;

(c) the attraction and retention of key executive personnel by the Company;

(d) satisfaction of the Company’s capital requirements;

(e) the establishment of strategic direction and significant Company goals; and

(f) such other criteria as the Compensation Committee deems to be relevant.

2.3 Executive shall be entitled to such insurance and other benefits which are applicable in Executive’s work location, including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions which may be generally applicable.

2.4 Executive shall be entitled to ____ weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

2.5 Executive shall be entitled, at his option, to maintain a suitable automobile for business use. The Company shall reimburse Executive for the costs of leasing such automobile and for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance.

2.6 The Company will pay or reimburse executive according to the Company policy for all transportation, hotel and other expenses incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses.

3.Term and Termination.

3.1 The term of this Agreement commences as of ______________, 200_ and shall continue until ______________, 200_ unless sooner terminated as herein provided.

3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive’s estate the base salary due Executive pursuant to Section 2.1 hereof through the first anniversary of Executive’s death (or the scheduled expiration under Section 3.1, if earlier than the first anniversary date) as well as a pro rata allocation of bonus payments under Section 2.2 based on the days of service during the year of death, and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.3 If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 180 consecutive days during any consecutive twelve (12) month period, then the Company, at its option, may terminate this Agreement by written notice to Executive (the “Disability Notice”) delivered prior to the date Executive resumes the rendering of services hereunder; provided, however, if requested by Executive (or a representative thereof) such termination shall not occur until after examination of Executive by a medical doctor (retained by the Company with the consent of Executive which consent shall not be unreasonably withheld) who certifies in a written report to the Board with a copy of such report delivered simultaneously to Executive that Executive is and shall be incapable of performing his duties for in excess of two (2) additional months because of the continuing existence of such incapacitating illness or disability. Notwithstanding such termination, the Company (a) shall make a payment to Executive of a pro rata allocation of payments under Section 2.2 based on the days of service during the year in which the Disability Notice is delivered and (b) shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the second anniversary of the date of such notice (the “Disability Period”), less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.4 The Company, by notice to Executive, may terminate this Agreement for Cause. As used herein, “Cause” means (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in his relations with the Company (“dishonest” for these purposes shall mean Executive’s knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive. Notwithstanding the foregoing, no Cause for termination shall be deemed to exist with respect to Executive’s acts described in clause (a) or (b) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present his views with respect to the existence of Cause), specifying the Cause with particularity and , within twenty (20) business days after such notice, Executive shall not have disputed the Board’s determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such Cause, provided, however, that a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company. Subject to Section 3.6 hereof, the Company may at any time, terminate the employment of Executive for any reason or no reason.

3.5 Executive, by notice to the Company, may terminate this Agreement if a Good Reason exists. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without Executive’s prior express written consent: (a) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is being contested by the Company, in good faith; (d) a liquidation, bankruptcy or receivership of the Company; or (e) if Executive is at any time not a member of the Board of Directors of the Company and a member of the Executive Committee thereof (if such a committee exists), unless he voluntarily resigns therefrom; or (f) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or his affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company’s securities then outstanding.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.
3.6 In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates this Agreement without Cause, as defined in paragraph 3.4, the Company shall continue to pay to Executive (or in the case of his death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under paragraph 2 hereof through the earlier of (y) two (2) years from the date of termination or (z) through the term of this Agreement; provided, however, that Executive’s insurance coverage shall terminate upon Executive becoming covered under a similar program by reason of employment elsewhere. If Executive’s employment is terminated for Good Reason or without Cause, Executive shall have no duty to mitigate awards paid or payable to him pursuant to this subsection, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this subsection 3.6.

4.Protection of Confidential Information; Non-Competition.

4.1 Executive acknowledges that:

(a) As a result of his current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the “Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and know-how, customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, in oral or written form, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder to someone who is has also signed a non-disclosure or similar agreement , (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control.

4.4 During the period commencing ______________, 200_ and terminating three (3) years after termination of employment, Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company’s business at the time of termination (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) solicit for employment or employ, or have or cause any other person or entity to solicit for employment or employ, any person who was employed by the Company within three (3) months prior to the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant); or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5% of any class of the publicly-traded equity securities of such Competitive Business; provided, however, that for a period commencing ______________, 200_ and terminating three years after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive shall refer to the Company for consideration (before any other party) any and all opportunities to acquire or purchase, or otherwise make equity or debt investments in, companies primarily involved in a Competitive Business if such opportunities becomes known to Executive while he is the _______________ of the Company. If the Company determines not to exploit any opportunity referred to in the foregoing sentence, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that all such compensation shall be paid to the Company. Notwithstanding the foregoing, in the event the Company terminates this Agreement without cause or if Executive terminates this Agreement for Good Reason under Section 3.5 hereof, Executive’s obligations under this Section 4.4 shall terminate one month following termination.

4.5 If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(a) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(b) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

4.6 If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

5. Miscellaneous Provisions.

5.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive: _______________
______________________
______________________
______________________

If to the Company: _________________
______________________

______________________
______________________
5.2 In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Section 3.4), Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys’ fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

5.3 The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, “Claims”) made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

5.4 The provision of Article 4, Sections 5.2 and 5.3 and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

5.5 This Agreement and the Stock Option Agreements executed simultaneously herewith set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement or the Stock Option Agreements may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.6 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

a) In the event of any controversy or claim arising out or relating to this Agreement, including those concerning its validity, interpretation, execution and rescission (the “Dispute”), the Parties shall first attempt to settle it amicably by negotiation between the Parties. If the negotiation is not successful, all disputes shall be submitted to arbitration as set forth below.
b) ) The language to be used in the arbitration proceedings shall be English. The Dispute shall be finally and exclusively settled by a single Arbitrator appointed under the auspices of the Hong Kong International Arbitration Center (“HKIAC”) in accordance with its arbitration rules. All proceedings before the arbitrator shall be held in Hong Kong.

5.7 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

[COMPANY NAME]	[EXECUTIVE NAME]

By:	By:
Title

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Agreement”) is dated as August 22, 2008 and made by and among Shine Media Acquisition Corporation, a Delaware corporation (“Shine”), Green China Resources, Inc., a company incorporated under the laws of British Virgin Islands (“Buyer”), China Greenscape Co. Ltd., a limited liability company incorporated under the laws of the British Virgin Islands (“Greenscape”), Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (the “Company”), and those persons listed on Schedule A hereof (each a “Shareholder” and collectively the “Shareholders”), on the one hand, and by and among and those persons listed on Schedule B hereof (each a “Preferred Shareholder” and collectively the “Preferred Shareholders”), on the other hand.

WHEREAS, Shine, Buyer, Greenscape, the Company and the Shareholders are parties to a Stock Purchase Agreement, dated May 8, 2008 (the “Stock Purchase Agreement”); and

WHEREAS, the Preferred Shareholders intend to become a party to the Stock Purchase Agreement and be included in the definition of “Sellers” as and to the limited extent set forth herein; and

WHEREAS, Shine, Buyer, Greenscape, the Company and the Shareholders wish to abandon the requirement of the Exchange Offer as set forth in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by this Agreement and the mutual promises and covenants contained herein, each of the undersigned parties agrees as follows:

Section 1. Joinder

1.1
Each Preferred Shareholder, by execution of this Agreement, does hereby acknowledge the terms of, and, except as expressly set forth in this Agreement, agrees to be bound as a Seller under the Stock Purchase Agreement.

1.2
Upon Closing, Buyer shall purchase from the Preferred Shareholders, and the Preferred Shareholders shall sell to Buyer, all of the outstanding shares of Class A and Class C Preferred Stock of Greenscape (the “Preferred Shares”) for a purchase price for each Preferred Share consisting of (i) 11.57 shares of Buyer’s ordinary shares (“Buyers Stock”) and (ii) a promissory note in the principal amount of $44.493. The form of Note is attached hereto as Exhibit A. Each Preferred Shareholder hereby acknowledges and agrees that Buyer’s obligation to purchase the Preferred Shares is subject to the complete and full satisfaction of all of the conditions to Closing set forth in Sections 2 and 7 of the Stock Purchase Agreement and this Agreement.

1.3	Each Preferred Shareholder, individually, and not jointly, hereby represents and warrants to Buyer as of the date hereof and at and as of the Closing as follows:

(i)
Each Preferred Shareholder is the legal owner and holder of that number and class of Preferred Shares set forth next to its name on Schedule B. Upon the acquisition of the Preferred Shares by Buyer, Buyer will obtain good title to such Preferred Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances. Each Preferred Shareholder has no knowledge of any impediment to the Buyer cancelling and retiring the Preferred Shares once purchased hereunder.

(ii)	This Agreement constitutes a legal, valid and binding obligation of the Preferred Shareholder, enforceable against such Preferred Shareholder in accordance with the terms hereof.

(iii)
Except as set forth in a separate disclosure letter from the Preferred Shareholder to the Buyer, there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal or government body or arbitrator pending or to the best of the Preferred Shareholder’s knowledge, threatened against the Preferred Shareholder which challenges, would challenge or interferes with the actions required to be taken pursuant to the Stock Purchase Agreement or this Agreement.

(iv)
Each Preferred Shareholder is in compliance with each law, including rules and regulations thereunder, of any jurisdiction applicable to it and the Preferred Stock, which affects or relates to the Stock Purchase Agreement and this Agreement or to the tranactions contemplated hereby, is applicable to the ownership of the shares, or will be applicable to the Buyers Stock.

(v)
Each Preferred Shareholder acknowledges and agrees that they have had an opportunity to ask questions of and receive answers from Buyer regarding its history, structure, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of Buyer’s Stock.

(vi)
Each Preferred Shareholder, acting with the assistance of counsel and other professional advisers, possess such knowledge and experience in financial, tax and business matters as to enable them to utilize the information made available by Buyer, to evaluate the merits and risks of acquiring Buyer’s Stock and to make an informed investment decision with respect thereto.

(vii)
Each Preferred Shareholder understands that it will acquire securities that are characterized as “restricted securities” under the United States federal securities laws and with limitations imposed by Regulation D. Therefore, each Preferred Shareholder understands that sales of such securities may only be sold in the United States, either privately or publicly, pursuant to applicable securities laws and rules and regulations thereunder, including without limitation or exemptions from registration, or pursuant to an effective registration statement.

(viii)
The Preferred Shareholder was not solicited by Buyer or anyone on Buyer’s behalf to enter into any transaction whatever, by any form of general solicitation or general advertising, as those terms are defined in Regulation D.

(ix)
Each Preferred Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and confirms that the responses provided in their respective investor questionnaire at the time of their purchase of the Preferred Shares continues to be accurate in all material respects, and to the extent not correct in material disclosures, the Preferred Shareholder has provided a corrective statement under separate cover.

(x)
It is understood that the certificates evidencing the Buyer’s Stock may bear the legend set forth below in this section. Each Preferred Shareholder hereby consents to the inclusion of such legend on certificates of securities they receive and for the placement of stop orders against the transfer of such securities, which may be enforced by each Preferred Shareholder by instruction to its transfer agent or recourse to appropriate judicial authorities to prevent the registration of any transfer not in accordance with the provisions of the Stock Purchase Agreement and the legend set forth below.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE MORTGAGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

1.4
As a condition to Closing, each Preferred Shareholder shall execute and deliver to Buyer a copy of the Lock Up Agreement attached hereto as Exhibit B which is in replacement of the lock up agreement set forth as Schedule 2 to Exhibit B to the Stock Purchase Agreement.

1.5
The Preferred Shareholders acknowledge and agree that they shall be bound by the terms and conditions of any such amendment, waiver or discharge made pursuant to Section 12(f) to the Stock Purchase Agreement.

Section 2. Exchange Offer

2.1 The Parties to the Stock Purchase Agreement hereby agree that the Exchange Offer is not a requirement to the completion of the acquisition of Greenscape or the Stock Purchase Agreement. The Parties to the Stock Purchase Agreement hereby further agree to amend the Stock Purchase Agreement by removing any and all references to the Exchange Offer from the Stock Purchase Agreement.

Section 3. Additional Closing Conditions and Deliverables.

3.1 The Parties to the Stock Purchase Agreement hereby agree that in addition to the delivery requirements set forth in Section 2 to the Stock Purchase Agreement, on the Closing, the Preferred Shareholders and the Buyer will enter into a Registration Rights Agreement in the form attached hereto as Exhibit C, which provides for the registration of securities issued to or to be issued to the Preferred Shareholders and those Shareholders holding less than 5% of the Shares distributed in the acquisition transaction contemplated by the Stock Purchase Agreement.

3.2 The Parties to the Stock Purchase Agreement hereby agree that in addition to the delivery requirements set forth in Section 2 and the obligations set forth in Section 7, that the Buyer, not later than one day after the filing of a Form 8-K reporting the consummation of the transactions contemplated by the Stock Purchase Agreement, it will file a registration statement pursuant to the Registration Rights Agreement.

Section 4. Miscellaneous

4.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

4.2 For purposes of clarity in respect of the Stock Purchase Agreement, (i) it is agreed that none of the Preferred Shareholders is participating in the making of any of the representations and warranties set forth in Sections 3 and 4 of the Stock Purchase Agreement, (ii) it is agreed that the Preferred Shareholders are entitled to rely on the represenations and warranties of Shine and Buyer set forth in Section 6 of the Stock Purchase Agreement, (iii) it is agreed that the obligation of Buyer to acquire the Preferred Stock is subject to the obligations of each of the Parties set forth in Sections 7 and 8 of the Stock Purchase Agreement, as supplemented herein, (iv) it is agreed that the Preferred Shareholders are beneficiaries of and subject to the covenants set forth in Sections 9 and 10 of the Stock Purchase Agreement, and (v) it is agreed that the Preferred Shareholders are not subject to the indemnification provisions of Section 11(a) of the Stock Purchase Agreement and shall be beneficiaries of the indemnification provisions of Sections 11(b), (c) and (d) of the Stock Purchase Agreement.

4.3 Each Preferred Shareholder acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by a Preferred Shareholder of the terms and conditions set forth in this Agreement or the Stock Purchase Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or the Stock Purchase Agreement and specifically to enforce the terms and provisions hereof and thereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

4.4 All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Stock Purchase Agreement.
4.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS whereof the undersigned have executed this Agreement as of the day and year first before written.

SHINE MEDIA ACQUISITION CORPORATION
By: /s/ David Chen

GREEN CHINA RESOURCES, INC.
By: /s/ David Chen

CHINA GREENSCAPE CO. LTD.
By: /s/ Ng Sau Laui

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
By: /s/ Zhu Zhenghong

SHAREHOLDERS
/s/ Ng Sau Lai for Lucminton Co., Ltd.
/s/ Luk Hiu Ming for Kelell Inc.
/s/ Sung Choi Ha for Conway Asia Pacific Limited
/s/ Cheung Pui Veronica for Max Sea Group Limited
/s/ Liping He
/s/ Tiffany He
/s/Dr. Richard Propper for Chardan China Investments, LLC
/s/ Edward James Hahn for GB Global Private Balanced Fund 1
/s/ Edward James Hahn for China Private Equity Partners, Co., Ltd.
/s/ Teresa K. Ankner, Trustee, for Jeff Feinberg Family Trust
/s/ Jeff Feinberg
/s/ Lyman Heidtke, General Partner, for MidSouth Investor Fund, LP.
/s/Russell Cleveland, Director, for Renaissance US Growth & Investment Trust, PLC
/s/ Russell Cleveland, President, Premier RENN Capital, Inc. for Premier RENN US Emerging Growth Fund, Ltd.
/s/ Russell Cleveland, US Portfolio Manager, for Global Special Opportunities Trust, PLC
/s/ Shai Stern, for Egatniv, LLC
/s/ Daniel Kohl, Managing Member of KF Capital Management LLC, General Partner of Orion KF Partners
/s/ Nicole Kubin

AMENDMENT NO 2 TO STOCK PURCHASE AGREEMENT
AND AMENDMENT NO 1 TO JOINDER AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT AND JOINDER AGREEMENT (“Agreement”) is dated as of November 7, 2008, and made by and among Shine Media Acquisition Corporation, a Delaware corporation (“Shine”), Green China Resources, Inc., a company incorporated under the laws of British Virgin Islands (“Buyer”), China Greenscape Co. Ltd., a limited liability company incorporated under the laws of the British Virgin Islands (“Greenscape”), Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (the “Company”), those persons listed on Schedule A hereof (each an “Common Shareholder”), and those persons listed on Schedule B hereof (each a “Preferred Shareholder” and together with the Common Shareholders, the “Shareholders”).

WHEREAS, Shine, Buyer, Greenscape, the Company and the Common Shareholders are parties to that Stock Purchase Agreement, dated May 8, 2008 (the “Stock Purchase Agreement”); and

WHEREAS, the Preferred Shareholders became parties to the Stock Purchase Agreement under the terms of that Joinder Agreement, dated as of August 22, 2008, by and among Shine, Buyer, Greenscape, the Company, the Common Shareholders and the Preferred Shareholders (the “Joinder Agreement”); and

WHEREAS, certain provisions of the Stock Purchase Agreement were amended pursuant to the Joinder Agreement; and

WHEREAS, Shine, Buyer, Greenscape, the Company and the Shareholders wish to further amend the Stock Purchase Agreement and to amend the Joinder Agreement, all as set forth herein.

NOW, THEREFORE, in consideration of the transactions contemplated by this Agreement and the mutual promises and covenants contained herein, each of the undersigned parties agrees as follows:

Section 1. Consideration

1.1 The Parties hereby agree that the number “30,800,000” in Section 1(a) of the Stock Purchase Agreement is hereby deleted and replaced with the number “20,020,000.” The Parties further agree that Exhibit A to the Stock Purchase Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

1.2 The Parties hereby agree that the number “11.57” in Section 1.2 of the Joinder Agreement is hereby deleted and replaced with the number “13.00.” The Parties further agree that any and all references to the promissory note referred to in Section 1.2 of the Joinder Agreement are hereby deleted from the Joinder Agreement, including, but not limited to, the deletion of Exhibit A from the Joinder Agreement.

Section 2. Incentive Payments

2.1 The Parties hereby agree that the phrase “twenty four million two hundred and thirty thousand dollars (US$24,230,000)” in Section 1(b)(i) of the Stock Purchase Agreement is hereby deleted and replaced with the phrase “27,000,000.” The Parties further agree that phrase “four million and two hundred thousand (4,200,000)” in Section 1(b)(i) of the Stock Purchase Agreement is hereby replaced with the phrase “two million six hundred thirty six thousand eight hundred (2,636,800).”

2.2 The Parties hereby agree that the phrase “thirty three million three hundred and seventeen thousand dollars (US$33,317,000)” in Section 1(b)(ii) of the Stock Purchase Agreement is hereby deleted and replaced with the phrase “37,000,000.” The Parties further agree that phrase “four million and two hundred thousand (4,200,000)” in Section 1(b)(ii) of the Stock Purchase Agreement is hereby replaced with the phrase “two million six hundred thirty six thousand eight hundred (2,636,800).”

2.3 The Parties hereby agree that the phrase “forty one million one hundred and twenty nine thousand dollars (US$41,129,000)” in Section 1(b)(iii) of the Stock Purchase Agreement is hereby deleted and replaced with the phrase “48,000,000.” The Parties further agree that phrase “four million and two hundred thousand (4,200,000)” in Section 1(b)(iii) of the Stock Purchase Agreement is hereby replaced with the phrase “two million six hundred thirty six thousand eight hundred (2,636,800).”

2.4 The Parties hereby agree that the phrase “fifty three million three hundred and eleven thousand dollars (US$53,311,000)” in Section 1(b)(iv) of the Stock Purchase Agreement is hereby deleted and replaced with the phrase “60,000,000.” The Parties further agree that phrase “four million and two hundred thousand (4,200,000)” in Section 1(b)(i) of the Stock Purchase Agreement is hereby replaced with the phrase “two million six hundred thirty six thousand eight hundred (2,636,800).”

2.5 The Parties hereby agree that the phrase “sixty five million dollars (US$65,000,000)” in Section 1(b)(v) of the Stock Purchase Agreement is hereby deleted and replaced with the phrase “75,000,000.” The Parties further agree that phrase “four million and two hundred thousand (4,200,000)” in Section 1(b)(v) of the Stock Purchase Agreement is hereby replaced with the phrase “two million six hundred thirty six thousand eight hundred (2,636,800).”

Section 3. Buyer’s Conditions Precedent to Closing

3.1 The Parties hereby agree that the following shall be additional condition precedents to Closing under Section 7 of the Stock Purchase Agreement, which may be waived in writing by Buyer:

(i)
Contribution to Capital. The shareholders of Shine who were shareholders of Shine before the initial public offering of Shine, shall, on or prior to Closing, have contributed an aggregate of 603,750 common shares to the capital of Greenscape.

(ii)
Company or Buyer shall be permitted to negotiate and establish a credit line or capital infusion on or prior to Closing in an amount of $30,000,000, which may be increased by $5,000,000 at the discretion of Company or Buyer for the purpose of enabling Buyer to purchase up to 5,525,000 shares of common stock Shine. The loan may bear interest and may be payable upon demand and contain such other provisions as may be typical for a loan of like amount and maturity.

Section 4. Covenants of Shine and Buyer

4.1 The Parties hereby agree that Section 9(b)(iv) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) Board Matters. As promptly as possible following the date hereof, each of Shine Chardan Capital, LLC and the Selling Stockholders shall take all actions necessary to ensure that the board of directors of Buyer following Closing (the “Board”) shall consist of a number of directors that they agree upon, and select such persons to be the initial Board following the Closing as they agree. For a period of three (3) years from the Closing, Buyer shall not, without first obtaining the approval of at least a majority of the independent directors, i.e. those directors meeting the requirements as specified by the Nasdaq rules and regulations (“Independent Directors”), on the Board, or in the event there is no majority of Independent Directors on the Board, then Buyer shall not, without first obtaining the approval of at least three-fourths (75%) of the directors on the Board:

A. consummate a sale, transfer or other disposition of all or substantially all of Buyer’s assets;

B. consummate a merger or consolidation of Buyer with or into another entity (except a merger or consolidation in which the holders of capital stock of Buyer immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Buyer or the surviving or acquiring entity in relatively the same proportions);

C. transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Buyer’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Buyer;

D. a liquidation, dissolution, or winding up of Buyer;

E. authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for value under the fair market value of such securities as set by the stock exchange listing the company’s securities;

F. redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Buyer for value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or

G. incur indebtedness in excess of two hundred and fifty thousand dollars ($250,000) which is outside the normal course of Buyer’s business.”

4.2 The Parties hereby agree that Section 9(b)( v) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(v) NASDAQ Listing Application. The Buyer may, in its sole discretion, after the Closing, submit and use reasonable commercial efforts to prosecute an application for listing of its stock and warrants on the Nasdaq Stock Market.

4.3 The Parties agree that the Buyer is permitted to declare and pay a cash dividend of up to $1.00 per ordinary share (“Dividend”), within one month after the Closing, the exact timing to be at the discretion of the board of directors of Buyer, and in connection with the Dividend, each of the Shareholders agree to waive their right to receive the Dividend. In addition, in connection with the Dividend, each of the shareholders of Shine immediately before the initial public offering of Shine, as a condition to the Dividend, will have waived their right to receive the Dividend.

4.4 The Parties agree that Shine and/or Buyer may arrange for the repurchase of up to 5,520,001 of the shares of Shine or the ordinary shares of Buyer, which shares only are those issued in the initial public offering of Shine.

4.5 The Parties agree that Shine and/or Buyer may enter into agreements with the security holders of Shine for the reduction and contribution to capital of outstanding securities of Shine or termination of the rights under outstanding securities of Shine as the officers of Shine and Buyer are able to negotiate, on such terms as the boards of directors of each such company authorize, as they determine in their sole discretion to be in the best interests of Shine and Buyer. In addition, the Parties agree that Shine may enter into a modification agreement to the underwriting agreement to reduce the contingent underwriters compensation payable to the underwriters of the initial public offering of Shine, on such terms as the board of directors of Shine determine in their sole discretion to be in the best interests of Shine.

Section 5. Miscellaneous

5.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.2 Except has otherwise amended by the Agreement, the Stock Purchase Agreement and the Joinder Agreement shall remain in full force and effect.

5.3 All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

5.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS whereof the undersigned have executed this Agreement as of the day and year first before written.

SHINE MEDIA ACQUISITION CORPORATION
By:	/s/ David Chen

GREEN CHINA RESOURCES, INC.
By:	/s/ David Chen

CHINA GREENSCAPE CO. LTD.
By:	/s/ Ng Sau Laui

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
By:	/s/ Zhu Zhenghong

SHAREHOLDERS
/s/ Ng Sau Lai for Lucminton Co., Ltd.
/s/ Luk Hiu Ming for Kelell Inc.
/s/ Sung Choi Ha for Conway Asia Pacific Limited
/s/ Cheung Pui Veronica for Max Sea Group Limited
/s/ Liping He
/s/ Tiffany He
/s/Dr. Richard Propper for Chardan China Investments, LLC
/s/ Edward James Hahn for GB Global Private Balanced Fund 1
/s/ Edward James Hahn for China Private Equity Partners, Co., Ltd.
/s/ Teresa K. Ankner, Trustee, for Jeff Feinberg Family Trust
/s/ Jeff Feinberg
/s/ Lyman Heidtke, General Partner, for MidSouth Investor Fund, LP.
/s/Russell Cleveland, Director, for Renaissance US Growth & Investment Trust, PLC
/s/ Russell Cleveland, President, Premier RENN Capital, Inc. for Premier RENN US Emerging Growth Fund, Ltd.
/s/ Russell Cleveland, US Portfolio Manager, for Global Special Opportunities Trust, PLC
/s/ Shai Stern, for Egatniv, LLC
/s/ Daniel Kohl, Managing Member of KF Capital Management LLC, General Partner of Orion KF Partners
/s/ Nicole Kubin

Exhibit A
SHAREHOLDERS

Name	Number of Greenscape Stock Sold (Post Split)	Number of Buyer Stock Received	Percentage of Incentive Payments
Lucminton Co., Ltd	23,500,000	15,275,000	76.30%
Kelell Inc.	2,200,000	1,430,000	7.14%
Coway Asia Pacific Limited	2,100,000	1,365,000	6.82%
Max Sea Group Limited	2,000,000	1,300,000	6.49%
Liping He	600,000	390,000	1.95%
Tiffany He	400,000	260,000	1.30%
Total	30,8000,000	20,020,000	100%

Schedule A

List of Shareholders

Lucminton Co., Ltd	15,275,000
Kelell Inc.	1,430,000
Coway Asia Pacific Limited	1,365,000
Max Sea Group Limited	1,300,000
Liping He	390,000
Tiffany He	260,000
Total	20,020,000

Schedule B

List of Preferred Shareholders

Chardan China Investments, LLC	400,000 shares of Series A Preferred
Ancora Greater China Fund, LP	7,280 shares of Series C Preferred
GB Global Private Balanced Fund	I43,681 shares of Series C Preferred
China Private Equity Partners Co., Limited	11,648 shares of Series C Preferred
Jeff Feinberg Family Trust	1,456 shares of Series C Preferred
Jeff Feinber	2,184 shares of Series C Preferred
MidSouth Investor Fund LP	7,280 shares of Series C Preferred
Renaissance US Growth and Income Trust, PLC	36,401 shares of Series C Preferred
Premier Renn US Emerging Growth Fund Limited	14,560 shares of Series C Preferred
US Special Opportunities Trust PLC	21, 840 shares of Series C Preferred
Egatniv, LLC	1,000 shares of Series C Preferred
Orion KF Partners	11,648 shares of Series C Preferred
Nicole Kubin	2,912 shares of Series C Preferred
Total	561,890

Annex B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004
(the "ACT")

(adopted by a resolution of the members dated April 23, 2008)

NAME

1. (a) The name of the Company is Green China Resources, Inc (中国绿源有限公司).

   (b) The English name shall prevail in the event of any inconsistency.

STATUS

2. The Company is a company limited by shares.

REGISTERED OFFICE

3. The first Registered Office of the Company will be located at the offices of SHRM Trustees (BVI) Limited of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The Registered Office may be changed by resolution of the directors or the members.

REGISTERED AGENT

4. The first Registered Agent of the Company will be SHRM Trustees (BVI) Limited of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The Registered Agent may be changed by resolution of the directors or the members.

GENERAL OBJECTS AND POWERS

5. (1) The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

   (2) The Company may not:

      (a) carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996;

      (b) own an interest in real property situated in the British Virgin Islands, other than a lease referred to in paragraph (e) of sub clause (3);

(c) carry on banking or trust business unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(d) carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

(e) carry on the business of company management, unless it is licensed under the Company Management Act, 1990;

(f) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

(3) The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

CURRENCY

AUTHORIZED SHARES

7. The Company is authorized to issue a maximum of 150,000,000 shares.

CLASS, NUMBER AND PAR VALUE, ETC. OF SHARES

8. The Company is authorized to issue 150,000,000 shares of no par value

(a) All the shares shall (i) have one vote each; (ii) be subject to redemption, purchase or acquisition by the Company in accordance with the Act and the Articles of Association, (iii) have the right to an equal share in any distribution paid by the Company in accordance with the Act; and (iv) have the right to an equal share in the distribution of the surplus assets of the Company.

(b) The Company, through action of the board of directors, shall be authorized to create out of the authorized shares one or more classes of preferred stock, which may be divided into series, with such rights, powers, preferences and other designations as they determine in accordance with the Act and the constituent documents of the Company.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

9. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking *pari passu* therewith.

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REGISTERED SHARES

10. Shares in the Company may only be issued as registered shares as provided in the Articles of Association. The Company is not authorized to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

11. The Company may only amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

DEFINITIONS

12. The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

We, SHRM Trustees (BVI) Limited of Trinity Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 20th day of March, 2008.

Incorporator

Aliza Tyson / Margaret Pringle
Authorised Signatories
SHRM Trustees (BVI) Limited

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Annex C

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Green China Resources, Inc
中国绿源有限公司

(Adopted by a resolution of the members dated April 23, 2008)

INTERPRETATION

1. In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meaning
Person	An individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.
resolution of directors	(a) a resolution approved at a duly convened directors and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or (b) a resolution consented to in writing by a simple majority of the directors or of a simple majority of the members of the committee of directors, as the case may be. (c) The foregoing resolutions or consents may include the actions of director alternates.

Words	Meaning
resolution of members	A resolution approved at a duly convened and constituted meeting of the members of the Company by the affirmative vote of (a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or (b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain.
Securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.
the Act	The BVI Business Companies Act, 2004 including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder.
the Memorandum	The Memorandum of Association of the Company as originally framed or as from time to time amended.
the Seal	Any common seal which has been duly adopted as the seal of the Company.
these Articles	These Articles of Association as originally framed or as from time to time amended.

2. "Written" or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

3. Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4. Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

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5. A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6. A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum, currently United States dollars.

REGISTERED SHARES

7. Every member holding registered shares in the Company shall be entitled to a certificate signed by a director or officer of the Company or under the Seal of the Company. The certificate shall specify the share or shares held by the member and shall

   (a) be signed by any directors of the Company and the signature of the director may be facsimile; or

   (b) be under the Seal of the company, with or without the signature of any director or officer of the company and the signature of the director(s) or officer(s) and/or the Seal may be facsimiles.

8. If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES AND VARIATION OF RIGHTS

9. Subject to the provisions of these Articles and any resolution of members, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

10. Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

11. If at any time the Company is authorised to issue shares of more than one class (or more than one series within a class) the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

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12. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

13. Shares in the Company may be issued for consideration in any form, including money, services rendered or a contract for future services, personal property, real property, a promissory note or other written obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

14. Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.

15. A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

16. Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

17. The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

18. Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

19. The Company may redeem any share issued by the Company at a premium.

20. Subject to the provisions of the Act in this regard, the Company may purchase, redeem or otherwise acquire any of the Company's own shares for such consideration as they consider fit. Shares may be purchased, redeemed or otherwise acquired in exchange for newly issued shares in the Company.

21. Subject to provisions to the contrary in

(a) the Memorandum or these Articles;

(b) the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

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(c) the subscription agreement for the issue of the shares,

the Company may not purchase, redeem or otherwise acquire its own shares without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

22. Where a purchase, redemption or other acquisition by the Company of its own shares is or is deemed to be a distribution to a member pursuant to the Act, such purchase, redemption or acquisition shall not be made unless the directors determine, and state in the resolution of directors authorising the repurchase, redemption or acquisition, that immediately after the distribution (i) the value of the Company's assets will exceed its liabilities and (ii) the Company will be able to pay its debts as they fall due.

23. A purchase, redemption or other acquisition by the Company of its own shares is deemed not to be a distribution, and the determination by the directors under the preceding Article is not required, where shares are purchased, redeemed or otherwise acquired

(a) where the share is redeemable, and has been redeemed, at the option of the member or where the share is redeemable on a specified date and in either case the provisions of Section 62 of the Act have been complied with;

(b) pursuant to a right of a member to have his shares redeemed or to have his shares exchanged for money or other property of the Company;

(c) by virtue of the provisions of Section 179 of the Act.

24. Shares that the Company purchases, redeems or otherwise acquires pursuant to these Articles may be cancelled or held as treasury shares except to the extent that such shares when aggregated with shares of the same class already held by the Company as treasury shares, are in excess of 50 percent of the shares of that class previously issued by the Company excluding shares that have been cancelled in which case they shall be cancelled but they shall be available for reissue.

25. Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the votes in the election of directors of the other company, such shares of the Company are not entitled to vote or to have dividends paid thereon and shall not be treated as outstanding for any purpose.

26. Subject to the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued, shares do not have pre-emptive rights.

MORTGAGES AND CHARGES OF REGISTERED SHARES

27. Members may pledge, hypothecate, mortgage or charge their registered shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid pledge, hypothecation, mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

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28. In the case of the pledge, hypothecation, mortgage or charge of registered shares there may be entered in the register of members of the Company at the request of the registered holder of such shares

(a) a statement that the shares are pledged, hypothecated, mortgaged or charged;

(b) the name of the pledgee, mortgagee or chargee; and

(c) the date on which the aforesaid particulars are entered in the register of members.

29. Where particulars of a pledge, hypothecation, mortgage or charge are registered, such particulars shall be cancelled

(a) with the consent of the named pledgee, mortgagee or chargee or anyone authorized to act on his behalf; or

(b) upon evidence satisfactory to the directors of the discharge of the liability secured by the pledge, hypothecation, mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

30. Whilst particulars of a pledge, hypothecation, mortgage or charge are registered, no transfer of any share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf.

FORFEITURE

31. When shares are not fully paid for on issue the following provisions shall apply.

32. Written notice specifying a date for payment to be made and the shares in respect of which payment is to be made shall be served on the member who defaults in making payment in respect of the shares.

33. The written notice specifying a date for payment shall

(a) name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which payment required by the notice is to be made; and

(b) contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

34. Where a written notice has been issued and the requirements have not been complied with within the prescribed time, the directors may at any time before tender of payment forfeit and cancel the shares to which the notice relates.

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35. The Company is under no obligation to refund any moneys to the member whose shares have been forfeited and cancelled pursuant to these provisions. Upon forfeiture and cancellation of the shares the member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

LIENS

36. The Company shall have a first and paramount lien on every share which is not fully paid for, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company's lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

37. The Company may sell, in such manner as the directors may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

38. The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the amount payable on the shares in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to t he sale.

TRANSFER OF SHARES

39. Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. In order to comply with the listing requirements of an exchange in the United States, the shares in the Company may be registered through the transfer agent of the Company or through the broker-dealer selected by a share holder as a book-entry position on the books and records of the Company and may be electronically transferred between the transfer agent of the Company and the broker-

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dealer chosen by the shareholder, through a facility currently administered by The Depository Trust Company.

40. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee's name has been entered in the share register.

TRANSMISSION OF SHARES

41. Subject to sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three Articles.

42. The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

43. Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

44. Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

45. What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

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MEETINGS AND CONSENTS OF MEMBERS

46. Any action required or permitted to be taken by the members must be effected at a duly called meeting (as described in these Articles) of the members entitled to vote on such action and may not be effected by written resolution.

47. Meetings of members shall be held at such places as may be fixed from time to time by the directors.

48. An annual meeting of members for election of directors and for such other business as may come before the meeting shall be held each year at such date and time as may be determined by the directors.

49. Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding at least 30 percent of the voting rights in respect of the matter for which the meeting is requested.

50. Written notice of all meetings of members, stating the time, place and purposes thereof, shall be given not fewer than seven days before the date of the proposed meeting to those persons whose names appear as members in the share register of the Company on the date of the notice and are entitled to vote at the meeting.

51. The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

52. A meeting of members may be called on short notice if members holding not less than a 90 percent majority of the total voting rights on all matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

53. The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

54. A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

55. The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

56. An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy:

(Name of Company)

I/We ____

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being a member of the above Company with.______________________________ shares
HEREBY APPOINT____
of____
or failing him. ____
of____to be
my/our proxy to vote for me/us at the meeting of members to be held on the.___________ day
of.____ and at any adjournment thereof.

[Any restrictions on voting to be inserted here]

Signed this.________________ day of.______________________________

____
Member

57. The following shall apply in respect of joint ownership of shares:

(a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c) if two or more of the joint owners are present in person or by proxy they must vote as one.

58. A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

59. A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy members entitled to exercise not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

60. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares

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entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

61. At any meeting of members, only such business shall be conducted as shall have been brought before such meeting:

(a) by or at the direction of the Chairman of the Board of Directors; or

(b) by any member who is a holder of record at the time of the giving of the notice provided for in Article 50 who is entitled to vote at the meeting and who complies with the procedures set out in Article 50.

62. For business to be properly brought to the annual meeting of members by a member, the member must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the "Secretary") at the principal executive offices of the Company. To be timely, a member's notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Article 62, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member's notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members:

(i) a brief description of the business desired to be brought before the meeting;

(ii) the name and address of record of the member proposing such business;

(iii) the class and number of shares of the Company which are beneficially owned by such member;

(iv) any material interest of such member in such business; and

(v) if the member intends to solicit proxies in support of such member's proposal, a representation to that effect

(b) Notwithstanding the aforegoing, nothing in this Article 62 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of members shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in

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accordance with the provisions of this Article 62 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. However, the notice requirements set out in this Article 62 shall be deemed satisfied by a member if the member has notified the Company of his intention to present a proposal at a meeting of members and such member's proposal has been included in a proxy statement that has been distributed by, at the direction of, or on behalf of, the directors to solicit proxies for such meeting; provided that, if such member does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company.

63. At every meeting of members, the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the chief executive officer shall be the chairman. In the absence of the chief executive officer, such person as shall be selected by the Board of Directors shall act as chairman of the meeting.

64. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

65. At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

66. Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

67. Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on

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behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

68. The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

69. Directors of the Company may attend and speak with members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

70. No business of the Company shall be conducted at a meeting of members except in accordance with the provisions of these Articles 46 to 69.

DIRECTORS

71. The initial number of directors shall be one until such time as the Company merger with its parent corporation when the number of directors shall be increased to ______. Subject to the requirements of the Memorandum, the directors may by a resolution of directors, amend this Article 71 to change the number of directors.

72. Subject to Article 71 to change the number of directors, the continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy.

73. The shareholding qualification for directors may be fixed, and from time to time varied, by a resolution of members and unless and until so fixed no qualification shall be required. A director must be an individual.

74. The directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

APPOINTMENT AND RETIREMENT OF DIRECTORS

75. The first directors of the Company shall be appointed by the first registered agent of the Company, and thereafter, directors shall hold office until the next annual meeting of shareholders or until such director's earlier resignation, removal from office, death or incapacity.

76. Any vacancy on the Board of Directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members shall be filled only by the affirmative vote of a majority of all the directors then in office (even if less than a quorum).

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77. (a) Nominations of persons for election to the Board of Directors shall be made only at a meeting of members and only

(i) by or at the direction of the directors; or

(ii) by a member entitled to vote for the election of directors who complies with the notice procedures set out below.

(b) Such nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a members' notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, notice by the member to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Regulation, any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Each such notice shall set out

(i) the name and address of the member who intends to make the nomination and of the persons to be nominated;

(ii) a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by a proxy at the meeting to nominate the persons specified in the notice;

(iii) a description of all arrangements or understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;

(iv) such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

(v) the consent of each nominee to serve as a director of the Company if so elected; and

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(vi) if the member intends to solicit proxies in support of such member's nominees, a representation to that effect.

78. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the aforegoing procedure detailed in Article 76. Only such persons as are nominated in accordance with the procedures set out in Article 76 shall be eligible to serve as directors of the Company. If at any meeting of members at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of members in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

79. The appointment of a director shall take effect upon compliance with the requirements of the Act.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

80. Subject to the provisions of the Act, a director shall cease to hold office as such only:

(a) if he becomes of unsound mind; or

(b) if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; or

(c) if he is absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; or

(d) if he dies; or

(e) one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; or

(f) if he shall, pursuant to the provisions of the Act, be disqualified or cease to hold office or be prohibited from acting as director; or

(g) if he is removed from office by a resolution signed by all the other directors; or

(h) if he is removed from office for cause by a resolution of members. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or

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(i) if he is removed from office without cause by a resolution of the majority of the members of the Company, being for the purposes of this Regulation 80(i) only, an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

REGISTER OF DIRECTORS

81. The Company may determine by resolution of directors to keep a register of directors containing:

(a) the names and addresses of the persons who are directors of the Company;

(b) the date on which each person whose name is entered in the register was appointed as director of the Company; and

(c) the date on which each person named as a director ceased to be a director of the Company.

MANAGING DIRECTORS

82. The directors may from time to time and by resolution of directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment and appoint another or others in his or their place or places.

83. A director appointed in terms of the provisions of Article 82 to the office of managing director of the Company may be paid, in addition to the remuneration payable in terms of Article 74, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a disinterested quorum of the directors.

84. The directors may from time to time, by resolution of directors, entrust and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a resolution of directors under the Act.

POWERS OF DIRECTORS

85. The business and affairs of the Company shall be managed by the directors who may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

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86. The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

87. Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Act.

88. The directors may authorize the payment of such donations by the Company to such religious, charitable, public or other bodies, clubs, funds or associations or persons as may seem to them advisable in the interests of the Company.

89. The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

90. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

91. The Company shall maintain at its registered office or at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each charge

(a) if the charge is a charge created by the Company, the date of its creation or, if the charge is a charge existing on property acquired by the Company, the date on which the property was acquired;

(b) a short description of the liability secured by the charge;

(c) a short description of the property charged;;

(d) the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e) unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f) details of any prohibition or restriction, if any, contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

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PROCEEDINGS OF DIRECTORS

92. The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

93. A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

94. A director shall be given not less than 3 days notice of meetings of directors, but a meeting of directors held without 3 days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

95. A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum shall be 2.

96. At every meeting of the directors the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice-Chairman of the Board of Directors shall preside. If there is no Vice-Chairman of the Board of Directors or if the Vice-Chairman of the Board of Directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

97. An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by three quarters of the directors or three quarters of the members of the committee as the case may be, provided that a copy of the proposed resolution will have been sent to all of the directors or the members of the committee, for their consent. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

COMPANY RECORDS

98. The Company shall keep records that:

(a) are sufficient to show and explain the Company's transactions; and

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(b) will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

99. The Company shall keep:

(a) minutes of all meetings of directors, members, committees of directors, and committees of members

(b) copies of all resolutions consented to by directors, members, committees of directors, and committees of members;

(c) an imprint of the common seal at the registered office of the Company.

100. The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a) minutes of meetings and resolutions of members and of classes of members maintained in accordance with Article 99; and

(b) minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Article 99.

101. The Company shall keep the following documents at the office of its registered agent:

(a) the Memorandum of Association and Articles of the Company;

(b) the register of members maintained in accordance with Article 103 or a copy of the register of members;

(c) the register of directors maintained in accordance with Article 81 or a copy of the register of directors;

(d) copies of all notices and other documents filed by the Company in the previous ten years; and

(e) a copy of the register of charges kept by the Company pursuant to section 162(1) of the Act.

102. (a) Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall

(i) within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

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(ii) provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b) Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

103. The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

104. The records, documents and registers required by kept by the Company shall be open to the inspection of the directors at all times.

105. The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

COMMITTEES

106. The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

107. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

108. The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

109. The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chief Executive Officer or one or more Joint Chief Executive Officers, a Chairman of the Board of Directors or Joint Chairmen of the Board of Directors, a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a President or one or more Joint

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Presidents, a Chief Operating Officer, a Chief Financial Officer and one or more Vice-Presidents, Secretaries and Treasurers and such other holders of any other executive office in the Company or officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

110. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of a Chairman of the Board of Directors to preside at meetings of directors and members, the Vice-Chairman to act in the absence of the Chairman, the Chief Executive Officer or President to manage the day to day affairs of the Company, the Vice-Presidents to act in order of seniority in the absence of the Chief Executive Officer and/or President but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer or President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Chief Operating Officer and/or Treasurer to be responsible for the financial affairs of the Company.

111. The emoluments of all officers shall be fixed by resolution of directors.

112. The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

113. No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

114. A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

INDEMNIFICATION

115. To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its members for or with respect to any acts or omissions in the performance of his or her

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duties as a director of the Company. Any repeal or modification of this Article 115 by a resolution of members shall not adversely affect the right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

118. The decision of the directors as to whether the person acted honestly and in good faith in what he believed to be in the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

120. If a person to be indemnified has been successful in defence of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

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SEAL

122. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the office of the registered agent of the Company. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

123. Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in section 56 of the Act.

124. No distribution shall be paid on those shares which are held by the Company as treasury shares at the date of declaration of the distribution.

125. The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

126. If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

127. Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

128. No distribution shall bear interest against the Company.

ACCOUNTS AND AUDIT

129. The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and

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loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

130. The Company may by resolution of members call for the accounts to be examined by auditors.

131. The first auditors of the Company and subsequent auditors shall be appointed by resolution of directors.

132. The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

133. The remuneration of the auditors of the Company

(a) in the case of auditors appointed by the directors, may be fixed by resolution of directors; and

(b) subject to the foregoing, shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.

134. The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a) in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b) all the information and explanations required by the auditors have been obtained.

135. The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

136. Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

137. The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company's profit and loss account and balance sheet are to be presented.

NOTICES

138. Any notice, information or written statement to be given by the Company to members may be served in the case of members holding registered shares in any way by which it

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can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

139. Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

140. Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUNDS

141. The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension allowance or emolument.

VOLUNTARY WINDING UP AND DISSOLUTION

142. The Company may voluntarily commence to wind up and dissolve by a resolution of members but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of director.

CONTINUATION

143. The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

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We, SHRM Trustees (BVI) Limited of Trinity Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 20th day of March, 2008.

Incorporator

Aliza Tyson / Margaret Pringle
Authorised Signatories
SHRM Trustees (BVI) Limited

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Annex D

Approved by Board of Directors on June 18, 2008
Approved by Stockholders on ______, 2008

SHINE MEDIA ACQUSITION CORP.

2008 Performance Equity Plan

Section 1. Purpose; Definitions.

1.1 Purpose. The purpose of the Shine Media Acquisition Corp. (“Company”) 2008 Performance Equity Plan is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Agreement” means the agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the termination of employment of a Holder by the Company for a reason defined by the Committee as being for cause for purposes of this Plan. Notwithstanding the forgoing, if a Holder is a party to a written agreement embodying the material terms of his employment by the Company or a Subsidiary and “cause” has been defined thereunder, the definition of “cause” contained in such written agreement shall control. Otherwise, cause shall mean (i) an unauthorized use or disclosure of the Company's or a Subsidiary’s confidential information or trade secrets by a Holder, which use or disclosure causes material harm to the Company of the Subsidiary, (ii) a material breach of any agreement between the Company or a Subsidiary and the Holder that relates to or was entered into in connection with the Holder’s employment by, or consultancy with, the Company or a Subsidiary (“Employment/Consulting Agreement”), (iii) a material failure to comply with the written policies or rules of the Company or a Subsidiary, (iv) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (v) a continued failure to perform assigned duties, consistent with any Employment/Consulting Agreement, after receiving written notification of such failure from the Board, (vi) repeated acts of insubordination, or (vii) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of the Company

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and the regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to “Committee” shall mean the Board.

(f) “Common Stock” means the Common Stock of the Company, $0.001 par value per share.

(g) “Company” means Shine Media Acquisition Corp., a corporation organized under the laws of the State of Delaware.

(h) “Deferred Stock” means Common Stock to be received under an award made pursuant to Section 8, below, at the end of a specified deferral period.

(i) “Disability” means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan. Notwithstanding the forgoing, if a Holder is a party to a written agreement embodying the material terms of his employment by the Company or a Subsidiary and “disability” has been defined thereunder, the definition of “disability” contained in such written agreement shall control.

(j) “Effective Date” means the date set forth in Section 12.1 below.

(k) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq Market LLC or the NASD OTC Bulletin Board, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange, Nasdaq or the NASD, as the case may be, or if no sale was reported on that date, then on the last preceding date on which such sale took place; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market or the NASD OTC Bulletin Board, but is traded in the residual over-the-counter market, the last sale price of the Common Stock on such date, as reported by Pinksheets, LLC or similar publisher of such information, or if no sale was reported on that date, then on the last preceding date on which such sale took place; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith. Notwithstanding the foregoing, the Committee may use any other definition of Fair Market Value consistent with applicable tax, accounting and other rules.

(l) “Holder” means a person who has received an award under the Plan.

(m) “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(n) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(o) “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as “retirement age” for any particular Holder. If no age is designated, it shall be 62.

(p) “Other Stock-Based Award” means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(q) “Parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

(r) “Plan” means the Shine Media Acquisition Corp. 2008 Performance Equity Plan, as hereinafter amended from time to time.

(s) “Repurchase Value” shall mean the Fair Market Value in the event the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) in the event the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(t) “Restricted Stock” means Common Stock received under an award made pursuant to Section 7, below, that is subject to restrictions under said Section 7.

(u) “SAR Value” means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

(v) “Stock Appreciation Right” means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

(w) “Stock Option” or “Option” means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

(x) “Stock Reload Option” means any option granted under Section 5.3 of the Plan.

(y) “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

(z) “Vest” means to become exercisable or to otherwise obtain ownership rights in an award.

Section 2. Administration.

2.1 Committee Membership. The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. If the Common Stock is registered under Section 12 of the Exchange Act, then the Committee members, to the extent possible and deemed to be appropriate by the Board, shall be “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Code.

2.2 Powers of Committee. The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

(a) to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Reload Stock Options and/or Other Stock-Based Awards may from time to time be awarded hereunder.

(b) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

(c) to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d) to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

(e) to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

(f) to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an award hereunder shall be deferred that may be either automatic or at the election of the Holder;

(g) to substitute (i) new Stock Options for previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new awards of any other type for previously granted awards of the same type, which previously granted awards are upon less favorable terms; and

(h) to make payments and distributions with respect to awards (i.e., to “settle” awards) through cash payments in an amount equal to the Repurchase Value.

Notwithstanding anything contained herein to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 500,000 shares in the aggregate.

2.3 Interpretation of Plan.

(a) Committee Authority. Subject to Section 11, below, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all Agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, below, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

(b) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Reload Options or Stock Appreciation rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

Section 3. Stock Subject to Plan.

3.1 Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 5,500,000 shares. Shares of Common Stock under the Plan (“Shares”) may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Reload Stock Option or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the Plan shall be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

3.2 Adjustment Upon Changes in Capitalization, Etc. In the event of any merger, reorganization, consolidation, common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

Section 4. Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services.

Section 5. Stock Options.

5.1 Grant and Exercise. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The maximum number of Shares that may be issuable upon the exercise of Incentive Stock Options awarded under the Plan shall be 5,500,000. The Committee shall have the authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Nonqualified Stock Option.

5.2 Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a) Option Term. The term of each Stock Option shall be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (“10% Stockholder”).

(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder shall not be less than 110% of the Fair Market Value on the date of grant.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10, below. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

(d) Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law, including, but not limited to, permitting payment by surrender of a portion of the Stock Option that has a “value” equal to the difference between the purchase price of the Common Stock issuable upon exercise of the Option and the Fair Market Value on the date prior to exercise, multiplied by the number of Shares underlying the portion of the Stock Option being surrendered, all as may be set forth in the Agreement representing such Stock Option. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). Payments in the form of Common Stock shall be valued at the Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Subject to the terms of the Agreement, the Committee may, in its sole discretion, at the request of the Holder, deliver upon the exercise of a Nonqualified Stock Option a combination of shares of Deferred Stock and Common Stock; provided, however, that, notwithstanding the provisions of Section 8 of the Plan, such Deferred Stock shall be fully vested and not subject to forfeiture. A Holder shall have none of the rights of a Stockholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(e) Transferability. Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(f) Termination by Reason of Death. If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g) Termination by Reason of Disability. If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h) Other Termination. Subject to the provisions of Section 13.3, below, and unless otherwise determined by the Committee and set forth in the Agreement, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary (i) without cause the vested portion of the Stock Option on the date of termination may be exercised for the lesser of 30 days after termination of employment or the balance of such Stock Option’s term (ii) due to Normal Retirement, then the vested portion of the Stock Option on the date of termination may be exercised for the lesser of six months after termination of employment or the balance of such Stock Option’s term.

(i) Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

(j) Buyout and Settlement Provisions. The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

5.3 Stock Reload Option. If a Holder tenders shares of Common Stock to pay the exercise price of a Stock Option (“Underlying Option”) and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, then the Holder may receive, at the discretion of the Committee, a new Stock Reload Option to purchase that number of shares of Common Stock equal to the number of shares tendered to pay the exercise price and the withholding taxes (but only if such tendered shares were held by the Holder for at least six months). Stock Reload Options may be any type of option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Such Stock Reload Option shall have an exercise price equal to the Fair Market Value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and shall expire on the date of expiration of the Underlying Option to which the Reload Option is related.

Section 6. Stock Appreciation Rights.

6.1 Grant and Exercise. The Committee may grant Stock Appreciation Rights to participants who have been or are being granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Nonqualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Nonqualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to the following terms and conditions:

(a) Exercisability. Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b) Termination. A Stock Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option.

(c) Method of Exercise. Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised.

(d) Shares Affected Upon Plan. The granting of a Stock Appreciation Right shall not affect the number of shares of Common Stock available under for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

Section 7. Restricted Stock.

7.1 Grant. Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2 Terms and Conditions. Each Restricted Stock award shall be subject to the following terms and conditions:

(a) Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b) Rights of Holder. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c) Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 10, below. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

Section 8. Deferred Stock.

8.1 Grant. Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (“Deferral Period”) during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

8.2 Terms and Conditions. Each Deferred Stock award shall be subject to the following terms and conditions:

(a) Certificates. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2(d) below, where applicable), share certificates shall be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Stock award.

(b) Rights of Holder. A person entitled to receive Deferred Stock shall not have any rights of a Stockholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Common Stock. The shares of Common Stock issuable upon expiration of the Deferral Period shall not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Common Stock to the Holder.

(c) Vesting; Forfeiture. Upon the expiration of the Deferral Period with respect to each award of Deferred Stock and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below. Any such Deferred Stock that does not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Deferred Stock.

(d) Additional Deferral Period. A Holder may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified event (“Additional Deferral Period”). Subject to any exceptions adopted by the Committee, such request must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

Section 9. Other Stock-Based Awards.

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

Section 10. Accelerated Vesting and Exercisability.

(a) Non-Approved Transactions. If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (“Exchange Act”)), is or becomes the “beneficial owner” (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Stock Options and other awards granted and outstanding under the Plan shall be accelerated and all such Stock Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and awards.

(b) Approved Transactions. The Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 65% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, and (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award.

Section 11. Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent, except as set forth in this Plan.

Section 12. Term of Plan.

12.1 Effective Date. The Plan shall be effective as of June 18, 2008 (“Effective Date”), provided, however, that if the Plan is not approved by the Company’s stockholders within one year after the Effective Date, any Incentive Stock Options awarded under the Plan prior to the one year anniversary shall no longer be deemed Incentive Stock Options, but shall otherwise remain in full force and effect.

12.2 Termination Date. Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten year period following the Effective Date.

Section 13. General Provisions.

13.1 Written Agreements. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

13.2 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

13.3 Employees.

(a) Termination for Cause. The Committee may, if a Holder’s employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(b) No Right of Employment. Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

13.4 Investment Representations; Company Policy. The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.5 Additional Incentive Arrangements. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

13.6 Withholding Taxes. Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

13.7 Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions); provided, however, that all matters relating to or involving corporate law shall be governed by the laws of the State of Delaware.

13.8 Other Benefit Plans. Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

13.9 Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

13.10 Applicable Laws. The obligations of the Company with respect to all Stock Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the “Securities Act”), as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

13.11 Conflicts. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

13.12 Non-Registered Stock. The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the Nasdaq National Market and Nasdaq SmallCap Market.

Annex E

Green China Resources, Inc.

Business Ethics and Conduct

The Board of Directors of Inc. (hereafter referred to as "Company" in this policy) has adopted this code of ethics (the "Code"), which is applicable to all directors, officers and employees, to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by or on behalf of the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Deter wrongdoing; and

•	Require prompt internal reporting of breaches of, and accountability for/adherence to, this Code.

This Code may be amended only by resolution of the Company's Board of Directors.

Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company never should be subordinated to personal gain and advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company's information where required or in the Company's interests.

•	Observe all applicable governmental laws, rules and regulations.

•
Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in the maintenance of a high standard of accuracy and completeness in the Company's financial records and other business-related information and data.

•	Adhere to a high standard of business ethics and not seek advantage through unlawful or unethical business practices.

Annex E

•	Deal fairly with the Company's customers, suppliers, competitors and employees.

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

•	Protect the assets of the Company and ensure their proper use.

•
Refrain from taking for themselves opportunities outside the scope of employment with the Company that are discovered through the use of corporate assets or using corporate assets, information or position.

•
Avoid conflicts of interest wherever possible. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

-	Any significant ownership interest in any supplier, customer or competitor;

-	Any consulting or employment relationship with any customer, supplier or competitor;

-	Any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

-	The receipt of any money, non-nominal gifts or excessive entertainment from any company or person with which the Company has current or prospective business dealings;

-	Selling anything to the Company or buying anything from the Company, except on reasonable commercial terms for Company employees.

Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission (the "SEC") and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	In relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

Annex E

In addition to the foregoing, the Chief Executive Officer, the Chief Financial Officer, and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Audit Committee of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

Compliance

It is the Company's obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Reporting and Accountability

The Audit Committee of the Board of Directors of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

•	Notify the Chairman of the Audit Committee promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Audit Committee will take all appropriate action to investigate any breaches reported to it.

•	If the Audit Committee determines that a breach has occurred, it will inform the Board of Directors.

•
Upon being notified that a breach has occurred, the Board of Directors will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Annex E

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company's filings with the SEC

A "waiver" means the approval by the Company's Board of Directors of a material departure from a provision of the Code. An "implicit waiver" means the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An "amendment" means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor at the Company, the Human Resources Department at the Company, or any other member of the management team at the Company.

Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Chairman of the Audit Committee of the Board of Directors of the Company.

Compliance with this policy of business ethics and conduct is the responsibility of every Company employee. Disregarding or failing to comply with this standard of business ethics and conduct could lead to disciplinary action, up to and including possible termination of employment.

Annex F

Section 262 of the Delaware General Corporation Law

262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex G

April 28, 2008

Board of Directors
Shine Media Acquisition Corporation
Level 29 Central Plaza 381 Huai Hai Zhong Road
Shanghai, Shanghai Province, 200020, China
Members of the Board of Directors:

We understand that Shine Media Acquisition Corporation, a Delaware corporation (“Shine” or “Parent”), Green China Resources, Inc., a company established under the laws of the British Virgin Islands (“Buyer”), Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Jiangsu”), China Greenscape Limited (“Greenscape” or the “Company”), a limited liability company organized under the laws of the British Virgin Islands and parent to wholly owned subsidiary Jiangsu, and the shareholders of the Company (the “Shareholders”) intend to enter into a stock purchase agreement, expected to be dated as of May 8 , 2008 (the “Agreement”), pursuant to which the Parent, through its wholly-owned subsidiary, the “Buyer”, would acquire all of the outstanding shares of Greenscape (the “Transaction”).

Under the terms of the Agreement , Buyer shall acquire all of the ordinary shares of Greenscape held by the Shareholders (the “Company Common Stock”), and will be the registered owner of one hundred percent (100%) of the Company Common Stock, and the Shareholders, in exchange, shall receive 30,800,000 newly issued ordinary shares of Shine (the “Common Stock Consideration”). In addition, the Buyer will make an exchange offer (the “Exchange Offer”) to acquire all of the Series A and Series C preferred shares of the Company (the “Preferred Shares”) for $25,000,000 in cash (the “Cash Consideration”) and 6,500,000 shares of the ordinary shares of Shine (the “Exchange Offer Stock”). The Preferred Shares and Company Common Stock are collectively referred to as the “Shares.” In addition, based on the Buyer’s consolidated post-closing after-tax net operating profits for the years 2008 through 2012, the Company shall be entitled to additional consideration (the “Incentive Payments” or “Deferred Consideration”) in the amount of 21,000,000 ordinary shares of Shine ratably over the next five years. Finally, we understand that the Buyer will be assuming approximately $68.6M of debt (the “Assumed Debt”). The Common Stock Consideration, the Cash Consideration, the Exchange Offer Stock, and the Assumed Debt are collectively referred to as the “Initial Consideration.”

You have requested the opinion of JMP Securities LLC (“JMP”) as to the fairness, from a financial point of view, to Parent of the Initial Consideration to be paid in connection with the Transaction. In addition, you have requested our opinion as to the fair market value of the Shares being acquired in the Transaction is equal to or at least 80% of Shine’s net tangible assets at the time of the Agreement.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

(i)	a draft of the Agreement dated as of April 23, 2008;

(ii)	the Parent’s public offering prospectus on Form 424(b)(3) filed on December 21, 2006;

(iii)	the Parent’s annual reports on Form 10K for the years ending December 31, 2006 and 2007;

(iv)	Jiangsu’s audited financial statements for the years ending December 31, 2004 through 2007;

Suite 1100	tel	415.869.4400
San Francisco, CA 94111	fax	415.835.8910

Board of Directors
Shine Media Acquisition Corporation
April 28, 2008

(v)	the Company’s audited financial statements for the period from February 5, 2007 to December 31, 2007;

(vi)	the Company’s pro forma financial statements for the years ending December 31, 2004 through 2007 as reviewed by the Company’s independent public accountants;

(vii)	the Company’s financial results, including a balance sheet and income statement, for the quarter ending March 31, 2008;

(viii)	a schedule of the Company’s shares, options and warrants outstanding prepared by the Company’s management as of April 23, 2008;

(ix)	financial projections for the Company prepared by the Parent and the Company’s management for the years ending December 31, 2008 through 2012;

(x)	public information with respect to certain other companies in lines of business that we deemed relevant;

(xi)	the financial terms of certain business combinations involving companies in lines of business that we deemed relevant;

(xii)
discussions with certain senior officers and other representatives of the Parent and the Company relating to the aforementioned and any other matters which we deemed relevant to our inquiry, including Parent’s opinion regarding the Company’s tax status; and

(xiii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In rendering our opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have further relied upon the assurances of the management of the Parent that all such information is complete and accurate in all material respects and that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect.  With respect to financial forecasts, projections and other forward-looking information and data provided to or otherwise discussed with us, we have been advised by the management of the Parent that such forecasts and other information and data were prepared in good faith on reasonable basis reflecting the best currently available estimates and judgments of the management of the Parent and Greenscape as to the future financial performance of Greenscape, as well as to the strategic implications and operational benefits and integration costs anticipated to result from the Transaction. Our opinion is based substantially on the financial forecasts, projections and other forward-looking information and data described above and we have further relied upon the assurance of the management of Parent that the business of Jiangsu (as reflected in its audited financial statements, as provided) is the same business as the business of the Company after the acquisition of Jiangsu by the Company. We express no view with respect to such forecasts, projections and other information and data or the assumptions on which they were based, and have assumed, with your consent, that the forecasted financial results will be realized in the amounts and at the times projected. Further, without limiting the foregoing, we have, with your consent, assumed, without independent verification, that the historical and projected financial information provided to us by the Parent accurately reflects the historical and projected operations of Greenscape, and that there has been no material change in the assets, financial condition, business or prospects of Greenscape since the respective dates of the most recent financial statements made available to us.

Suite 1100	tel	415.869.4400
San Francisco, CA 94111	fax	415.835.8910

Board of Directors
Shine Media Acquisition Corporation
April 28, 2008

We have not made or been provided with, and have not been requested to make or obtain, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Greenscape nor have we made any physical inspection of the properties or assets of Greenscape. In addition, we have not been requested to make and have not made an independent evaluation or appraisal of Greenscape, and accordingly express no opinion as to the future prospects, plans or viability of Greenscape.

Our opinion is based upon information available to us and market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We are not legal, tax, accounting or regulatory advisors and our opinion does not address any such matters.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final forms of the Agreement will not vary materially from the last drafts reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We also have assumed that the final form of the Agreement and all related documents reviewed by us will not vary in any regard that is material to our analysis from the drafts most recently provided to us, including the draft of the Agreement dated as of April 23, 2008.

This letter does not constitute a recommendation to the Board of Directors of Shine or any other person with respect to the Transaction, and does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Shine or the effect of any other transaction in which Shine might engage. We express no opinion as to the underlying business decision of Shine to effect the Transaction, the structure or accounting treatment or taxation consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. Further, our opinion does not address the non-financial terms of the Agreement, nor does it address the terms of any of the related agreements to be entered into by the parties. In addition, this letter does not address the Deferred Consideration and we express no opinion with respect thereto. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Initial Consideration or the Deferred Consideration. This letter addresses only the fairness, from a financial point of view, to Parent of the Initial Consideration to be issued by the Parent in connection with the Transaction. This letter does not address the fairness of the Transaction or of any specific portion of the Transaction, other than the Initial Consideration.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Shine in its consideration of the Transaction and may not, in whole or in part, be used for any other purpose or reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that Shine is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by law; provided, that any description of or reference to this opinion or to JMP in such filing is in a form acceptable to us. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of JMP to Shine, the Board of Directors of Shine or any other party.

Suite 1100	tel	415.869.4400
San Francisco, CA 94111	fax	415.835.8910

Board of Directors
Shine Media Acquisition Corporation
April 28, 2008

JMP is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. JMP is acting as financial advisor to the Company in connection with the Transaction and will receive a customary fee from the Company payable upon the delivery of this opinion, and a fee for our services, which is contingent upon the consummation of the Transaction. Any fees paid for providing this opinion, shall not be creditable against any contingent fees payable pursuant to the engagement agreement. In addition, Shine has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, JMP may trade in the securities of Shine for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. JMP may maintain other relationships with, and provide advisory and other services to Shine, Greenscape and their respective affiliates, and may receive fees for the rendering of such services. This opinion has been approved by JMP’s fairness opinion committee.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the i) Initial Consideration is fair, from a financial point of view, to the Parent; and ii) the fair market value of the Shares being acquired in the Transaction is equal to at least 80% of Shine’s net tangible assets.

Very truly yours, JMP SECURITIES LLC

Suite 1100	tel	415.869.4400
San Francisco, CA 94111	fax	415.835.8910

[Outside Back Cover of Prospectus]

Until [                        25 days after effective date] , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Shine Media Acquisition Corp.
29 Level, Central Plaza
81 Huai Hai Zhong Road
Shanghai 200020, China

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SHINE MEDIA ACQUISITION CORP.

The undersigned appoints ________ and ___________, as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Shine Media held of record by the undersigned on ________, 2008 at the Special Meeting of Stockholders to be held on _____________, 2008.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE SECURITIES PURCHASE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 & 3. THE SHINE MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 & 3. THE SHINE MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.
1.

To adopt the securities purchase agreement, dated as of May 8, 2008, as amended, among Shine Media, China Greenscape and its stockholders, and the transactions contemplated by the securities purchase agreement
		FOR ☐	AGAINST ☐	ABSTAIN ☐

If you voted "AGAINST" Proposal Number 1 and you hold shares of Shine Media common stock issued in the Shine Media initial public offering, you may exercise your conversion rights and demand that Shine Media convert your shares of common stock onto a pro rata portion of the trust account by marking the "Exercise Conversion Rights" box below. If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the stock purchase is completed and you continue to hold these shares through the effective time of the stock purchase and the tender of your stock certificate to the combined company.

☐ Exercise Conversion Rights
2.	To approve the reincorporation merger for redomestication purposes by Shine Media's merger into Green China Resources, Inc., incorporated under British Virgin Islands law	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve the Shine Media 2008 Performance Equity Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature

Signature

Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act (“BCA”) generally provides for indemnification and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of China Greenscape Co., Ltd..

The following is a statement of Section 132 of the BCA, as amended by Section 67 of the BCA Amendment Act:

  Indemnification.

(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A) For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a) the company’s holding company; or

(b) a stockholder or stockholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be;

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A) Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company; and

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.

The following is a statement of Section 133 of the BCA, as amended by Section 68 of the BCA Amendment Act:

  Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

  Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description
2.1
Securities Purchase Agreement among Registrant, Green China Resources, Inc., China Greenscape Co., Ltd. and the Selling Stockholders, dated May 8, 2008, as amended on August 22, 2008, and as of November 7, 2008 (Included in Annex A of the proxy statement/prospectus)**

3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus)**
3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus)**
4.1	Specimen Common Stock Certificate of Registrant**
4.2	Specimen Warrant Certificate of Registrant**
4.3	Form of Unit Purchase Option (Incorporated by reference from Registration Statement 3333-127093 dated November 10, 2004, Exhibit 4.2)*
4.4

Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Shine Media Acquisition Corp. (Incorporated by reference from Registration Statement 333-127093, dated November 10, 2004, Item 4.5)*

5.1	Opinion of Maples & Calder*
5.2	Opinion of Golenbock Eiseman Assor Bell & Peskoe, LLP*
8.1	Tax Opinion of Golenbock Eiseman Assor Bell & Peskoe, LLP *
10.1	Shine Media/Green China Resources 2008 Performance Equity Plan (Included in Annex D of the proxy statement/prospectus)*
10.2

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and David Y. Chen. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.1)*

10.3

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Richard L. Chen. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.2)*

10.4

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Jean Chalopin. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.3)*

10.5

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Richard L Chang. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.4)*

10.6

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Robert Hersov. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.5)*

10.7	Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Carl Meyer. (Incorporated by reference from Registration Statement 333-11739, dated December 20, 2006, Item 10.6)*
10.8

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Thomas Doctoroff. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.7)*

10.9

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Steven Chang. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.8)*

10.10	Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Lisa Tseng. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.9)*
10.11

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Hoe Seong Ooi (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.10)*

10.12

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Estelle Lau (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.11)*

10.13

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Hock S. Ong (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.12)*

10.14

Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Shine Media Acquisition Corp. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.13)*

10.15
Form of Stock Escrow Agreement between Shine Media Acquisition Corp., Continental Stock Transfer & Trust Company and the initial stockholders of Shine Media Acquisition Corp. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.14)*

10.16	Form of Letter Agreement between Shine Media Acquisition Corp. and Shine Media Group (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.15)*
10.17

Form of Registration Rights Agreement among Shine Media Acquisition Corp. and the initial stockholders of Shine Media Acquisition Corp. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.16)*

10.18	List of Schedules to Securities Purchase Agreement*
10.19	Agreement to provide or file Schedules, Supplements and Exhibits to Securities Purchase Agreement*
10.20	Form of Employment Agreement between JSZF and each of Zhenghong Zhu, Shirley Lee and Yousheng Zhan (Incorporated by reference from Current Report, as amended, dated May 8, 2008, Exhibit 10.4)*

10.21	[Reserved]
10.22	Form of JSZF Purchase - Services Order*
10.23	Form of JSZF Tree Supply Agreement*
10.24	Form of 5% Lock Up Agreement for China Greenscape Co., Ltd. (Incorporated by reference from Current Report, as amended, dated May 8, 2008, Exhibit 10.2)*
10.25	Form of 1-5% Lock Up Agreement for China Greenscape Co., Ltd. (Incorporated by reference from Current Report, as amended, dated May 8, 2008, Exhibit 10.3)*

10.26	Form of Registration Rights Agreement of Green China Resources, Inc. relating to certain shares issued to Former Class A and C Preferred Holders*

10.27	[Reserved]

10.28	Form of Promissory Note entered into by Directors and Officers of Shine Media, dated as of August 15, 2008, with attached schedule of note payees*

10.29	Agreement with Morrow & Co. LLC*

10.30	Contribution to Capital Agreements and Dividend Waiver Letter of certain shareholders**

10.31	Modification to Underwriting Agreement and Reduction of UPO Agreement with Merrriman Curhan Ford & Co.**

14.1	Code of Ethics (Included in Annex E of the proxy statement/prospectus)**

23.1	Consent of Kabani & Company, Inc.**

23.2	Consent of Goldstein Golub Kessler LLP**

23.3	Consent of UHY Vocation HK CPA Limited in respect of China Greenscape and JSZF**
23.4	Consent of JMP Securities LLC **
23.5	Consent of Maples & Calder (included in Exhibit 5.1)*
23.6	Consent of Golenbock Eiseman Assor Bell & Peskoe, LLP (included in Exhibit 5.2)*
23.7	Consent of Golenbock Eiseman Assor Bell & Peskoe, LLP (included in Exhibit 8.1)*
24.1	Power of Attorney for directors of Shine Media Acquisition Corp. (Included on Signature Page of Shine Media Acquisition Corp.)*

*	Previously filed
**	Filed herewith.
***	To be filed by amendment.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) [inapplicable]

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

GREEN CHINA RESOURCES INC.

SIGNATURES

Pursuant to the requirements of the Section 13 or 15 or 15(d) of the Securities Exchange Act of 1934, Green China Resources, Inc. has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized on the 17th day of November, 2008.

GREEN CHINA RESOURCES INC.

By:	/s/David Y. Chen
David Y. Chen, President

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/David Y. Chen	Director, President, Secretary and Treasurer	November 17 , 2008
David Y. Chen	(Principal Executive Officer and Chief Financial Officer) (Authorized Representative in the United States)

SHINE MEDIA ACQUISITION CORP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Share Media Acquisition Corp. certifies that it has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, PRC on November 17, 2008.

Shine Media Acquisition Corp.

By:	/s/ David Y. Chen
David Y. Chen
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Richard L. Chang	Non-Executive Chairman and	November 17, 2008
By Hock ONG, as Attorney in Fact for Richard L. Chang	Director

/s/ David Y. Chen	Chief Executive Officer, President and	November 17, 2008
David Y. Chen	Director (principal executive officer)

/s/ Hock S. Ong	Chief Financial Officer	November 17, 2008
Hock S. Ong	(Principal financial and accounting officer)

/s/ Jean Chalopin	Director	November 17, 2008
By Hock ONG, as Attorney in Fact for Jean Chalopin

/s/ Robert B. Hersov	Director	November 17, 2008
By Hock ONG, as Attorney in Fact for Robert B. Hersov